    As Filed with the Securities and Exchange Commission on November  , 1999
                           DEFINITIVE PROXY MATERIAL

                                  SCHEDULE 14A
                                 (Rule 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                      1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement           [_] Confidential, for Use of the
                                          Commission Only
                                             (as permitted by Rule 14a-
                                             6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            OPENROUTE NETWORKS, INC.
________________________________________________________________________________
                (Name of Registrant as Specified in Its Charter)

________________________________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  1) Title of each class of securities to which transaction applies:

  2) Aggregate number of securities to which transaction applies:

  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

  4) Proposed maximum aggregate value of transaction:

  5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

  1) Amount previously paid:

  2) Form, Schedule or Registration Statement No.:

  3)Filing Party:

  4) Date Filed:

                        JOINT PROXY STATEMENT/PROSPECTUS

[NETRIX Logo]                                             [OPENROUTE Logo]

              Your Vote on Our Proposed Merger is Very Important!

To the Stockholders of Netrix and OpenROUTE:

  Netrix and OpenROUTE have agreed to combine in a merger. This merger will create a stronger competitor in the rapidly changing networking industry. Accordingly, we believe that this merger will benefit the stockholders of both companies, and we ask for your support in voting for the merger proposals at our meetings.

  When the merger is completed, Netrix will issue approximately 15.9 million shares of its common stock to OpenROUTE stockholders based on the number of outstanding OpenROUTE shares on September 30, 1999 at an exchange ratio of one Netrix share for every OpenROUTE share. These shares will represent approximately 55% of the outstanding shares of Netrix common stock after the merger assuming no OpenROUTE stock options are exercised in connection with the merger. Netrix shares held by Netrix stockholders will represent approximately 45% of the outstanding Netrix shares after the merger, assuming no Netrix warrants or stock options are exercised in connection with the merger. Netrix and OpenROUTE common stock are listed on the Nasdaq National Market under the symbols "NTRX" and "OPEN," respectively.

  Information about the merger and the other items to be voted on at your company's meeting is contained in this joint proxy statement and prospectus and in the merger agreement attached as Annex A. We urge you to read this material, including the section entitled "Risk Factors" beginning on page 9.

  The boards of directors of both Netrix and OpenROUTE believe the merger is advisable, fair and in the best interests of their respective stockholders, have approved the merger and recommend that their respective stockholders vote FOR the merger proposal as described in the attached materials. We cannot complete the merger unless the stockholders of both companies approve the respective proposals relating to the merger.

  Your vote is important, regardless of the number of shares you own. Please vote as soon as possible to make sure that your shares are represented at your company's special meeting. To grant your proxy to vote your shares, complete and return the enclosed proxy card. You may also cast your vote in person at the meeting. If you do not vote, it will have the same effect as voting against the merger.

Very truly yours,

/s/ Steven T. Francesco               /s/ Bryan R. Holley
Steven T. Francesco                  Bryan R. Holley
Chief Executive Officer              Chief Executive Officer
Netrix Corporation                   OpenROUTE Networks, Inc.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

  This joint proxy statement/prospectus is dated November 19, 1999, and is first being mailed to stockholders on or about November 22, 1999.

                               NETRIX CORPORATION

                         13595 DULLES TECHNOLOGY DRIVE
                            HERNDON, VIRGINIA 20171

                               ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON DECEMBER 22, 1999

                               ----------------

To the stockholders of Netrix Corporation:

  NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of Netrix Corporation will be held on Wednesday, December 22, 1999 at the Yale Club, 50 Vanderbilt Avenue, New York, New York, at 9:30 a.m., local time, for the following purposes:

    1. To consider and vote upon a proposal to approve the merger agreement between Netrix and OpenROUTE. Pursuant to the merger agreement, Netrix will be the surviving corporation. In the merger, Netrix will issue one share of common stock for each share of OpenROUTE stock. The merger agreement includes an amendment to our certificate of incorporation to increase the number of authorized shares of common stock from 29 million to 55 million.

    2. To transact such other business as may properly be presented at the meeting and at any adjournments or postponements thereof.

  The board of directors of Netrix has fixed the close of business on November 16, 1999 as the record date for the purpose of determining stockholders who are entitled to notice of and to vote at the meeting and any adjournments or postponements thereof. Only holders of Netrix common stock on that date will be entitled to vote on the merger proposal. A list of such stockholders will be available during regular business hours at the law offices of Kelley Drye & Warren LLP, 101 Park Avenue, New York, New York 10178, during the ten days prior to the meeting, for inspection by any stockholder for any purpose germane to the special meeting. Holders of 8% Series A convertible preferred stock do not have the right to vote on the merger proposal.

                                          By order of the Netrix Board of
                                           Directors,

                                          /s/ Peter J. Kendrick
                                          Peter J. Kendrick
                                          Secretary

Herndon, Virginia
November 19, 1999

  The board of directors of Netrix recommends that stockholders vote FOR approval and adoption of the merger agreement.

  Please complete, date and sign the enclosed proxy and return it promptly in the envelope provided, whether or not you plan to attend the special meeting. If you attend the meeting, you may vote your shares in person if you wish, even if you previously returned or granted your proxy.

                           OPENROUTE NETWORKS, INC.
                             Nine Technology Drive
                       Westborough, Massachusetts 01581

                               ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON DECEMBER 22, 1999

                               ----------------

To the stockholders of OpenROUTE Networks, Inc.:

  NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of OpenROUTE Networks, Inc. will be held on Wednesday, December 22, 1999 at the Yale Club, 50 Vanderbilt Avenue, New York, New York, at 11:00 a.m., local time, for the following purposes:

  1. To vote upon a proposal to approve the merger agreement between OpenROUTE and Netrix Corporation. Pursuant to the merger agreement, Netrix will be the surviving corporation. In the merger, Netrix will issue one share of common stock for each share of OpenROUTE common stock.

  2. To transact such other business as may properly be presented at the meeting and at any adjournments or postponements thereof.

  The board of directors of OpenROUTE has fixed the close of business on November 16, 1999 as the record date for the purpose of determining stockholders who are entitled to notice of and to vote at the special meeting and any adjournments or postponements thereof.

  Approval of the merger agreement (Item 1 above) requires the affirmative vote of the holders of a majority of the outstanding shares of OpenROUTE common stock. As of the record date, there were 15,527,189 shares of OpenROUTE common stock outstanding, each of which is entitled to one vote in person or by proxy with respect to each matter to be voted on by holders of OpenROUTE common stock at the special meeting.

  At least a majority of the issued and outstanding shares of OpenROUTE common stock must be represented in person or by proxy at the special meeting to constitute a quorum at the special meeting.

  If the merger is approved by the stockholders at the special meeting and completed by OpenROUTE, stockholders may exercise their right to an appraisal of their shares if they: (1) file with OpenROUTE before the taking of the vote on the approval of the merger agreement a written objection to the proposed merger stating that they intend to demand payment for their shares if the merger is completed; and (2) do not vote in favor of the merger agreement. These stockholders then have the right to demand from Netrix, within 20 days after the date of mailing to the stockholder of written notice that the merger has become effective, payment for the shares and an appraisal of the value of their shares. Netrix and any such stockholder shall in such cases have the rights and duties and shall follow the procedure set forth in sections 88 to 98, inclusive, of the Massachusetts Business Corporation Law. A copy of those sections are attached as Annex D to the attached proxy statement.

  The attached proxy statement provides you with detailed information about the proposal to approve the merger agreement. Whether or not you plan to attend the meeting, please take the time to vote by proxy.

                                          By order of the Board of Directors,
                                          /s/ HENRY BARBER
                                          Henry Barber
                                          Clerk

Westborough, Massachusetts
November 19, 1999

  Your vote is important. Whether or not you plan to attend the meeting, please promptly complete, date and return your proxy card in the enclosed envelope. Should you have any questions regarding the special meeting or the attached proxy statement, please call Henry Barber at (508) 898-2800.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
I.THE MERGER

  Questions and Answers About the Merger..................................   1

  Summary.................................................................   4

  Risk Factors............................................................   9

  The Netrix Special Meeting..............................................  15

  The OpenROUTE Special Meeting...........................................  17

  The Merger..............................................................  19
    Background of the Merger..............................................  19
    Netrix's Reasons for the Merger; Recommendation of the Netrix Board of
     Directors............................................................  21
    OpenROUTE's Reasons for the Merger; Recommendation of the OpenROUTE
     Board of Directors...................................................  23
    Opinion of Financial Advisor to Netrix................................  24
    Opinion of Financial Advisor to OpenROUTE.............................  29
    Material Federal Income Tax Consequences of the Merger................  35
    Credit Facilities.....................................................  36
    Appraisal Rights......................................................  36
    Federal Securities Laws Consequences; Stock Transfer Restriction
     Agreements...........................................................  38
    Accounting Treatment..................................................  38

  Interests of Officers and Directors in the Merger.......................  39
    Netrix................................................................  39
    OpenROUTE.............................................................  39
    Indemnification; Directors' and Officers' Insurance...................  40

  The Merger Agreement....................................................  42
    The Merger............................................................  42
    Timing of Closing.....................................................  42
    Conversion of OpenROUTE Common Stock..................................  42
    Conversion of OpenROUTE Stock Options.................................  43
    Representation on the Netrix Board....................................  43
    Representations and Warranties........................................  43
    Certain Covenants.....................................................  44
    Conditions to the Completion of the Merger............................  47
    Termination of the Merger Agreement...................................  48
    Other Expenses........................................................  50
    Amendments and Waivers................................................  50
    Voting Agreements.....................................................  50

II.FINANCIAL INFORMATION

  Comparative Per Share Market Price and Dividend Information.............  51

  Netrix Selected Financial Data..........................................  52

  OpenROUTE Selected Financial Data.......................................  53

  Netrix Management's Discussion and Analysis of Financial Condition and
   Results of Operations..................................................  54

                                                                           Page
                                                                           ----

  OpenROUTE Management's Discussion and Analysis of Financial Condition
   and Results of Operations..............................................   61

  Comparative Per Share Data..............................................   68

  Netrix Unaudited Pro Forma Condensed Combined Financial Information.....   71

  Netrix Business.........................................................   76

  Netrix Management.......................................................   81

  OpenROUTE Business......................................................   87

  OpenROUTE Management....................................................   92

III.CERTAIN LEGAL INFORMATION

  Comparison of OpenROUTE-Netrix Stockholder Rights
    Summary of Material Differences Between Current Rights of OpenROUTE
     and Netrix Stockholders and Those Rights OpenROUTE Stockholders Will
     Have as Netrix Stockholders Following the Merger.....................  102

  Description of Netrix Capital Stock.....................................  105

  Description of OpenROUTE Capital Stock..................................  107

  Information Regarding Forward-Looking Statements........................  109

  Legal Matters...........................................................  109

  Experts.................................................................  109

IV.ADDITIONAL INFORMATION FOR STOCKHOLDERS

  Future Stockholder Proposals............................................  110
    Netrix................................................................  110
    OpenROUTE.............................................................  110

  Where You Can Find More Information.....................................  111
  Index to Netrix Financial Statements.................................... FN-1
  Index to OpenROUTE Financial Statements................................. FO-1

  Annexes
    Annex A Agreement and Plan of Merger of Netrix Corporation and
            OpenROUTE  Networks, Inc. ....................................  A-1
    Annex B Fairness Opinion of Kaufman Bros., L.P. ......................  B-1
    Annex C Fairness Opinion of Tucker Anthony Cleary Gull................  C-1
    Annex D Sections 85 through 98 of the Massachusetts Business
            Corporation Law...............................................  D-1

                                 I. THE MERGER

                    QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: Why are Netrix and OpenROUTE proposing to merge?

A: The boards of Netrix and OpenROUTE believe that combining the two companies' complementary businesses will result in a stronger and more competitive company capable of achieving greater financial strength, operational efficiencies, earnings power and growth potential than either company would have on its own.

Q: Do the companies recommend voting in favor of the merger agreement?

A: Yes. The board of directors of Netrix recommends that its stockholders vote in favor of the merger agreement. The board of directors of OpenROUTE likewise recommends that its stockholders vote in favor of the merger agreement.

Q: How will the merger be accomplished?

A: OpenROUTE will merge with and into Netrix, and Netrix will be the surviving corporation in the merger.

Q: What will stockholders receive when the merger is completed?

A: For each share of OpenROUTE common stock you own, you will receive one share of Netrix common stock. Once the merger is completed, shares of OpenROUTE common stock will be de-listed and will no longer trade on the Nasdaq National Market. If you own Netrix stock, your shares will remain outstanding after the merger.

Q: When will the merger be completed?

A: Netrix and OpenROUTE are working to complete the merger by the end of 1999.
   Because completion is subject to stockholder approval, however, we cannot predict the exact time of completion.

Q: Why am I receiving this joint proxy statement/prospectus?

A: If you hold Netrix common stock, you are receiving this joint proxy statement/prospectus because it describes a proposal to adopt the merger agreement at a special meeting of Netrix stockholders. By adopting the merger agreement, Netrix stockholders will also be approving an amendment to the certificate of incorporation of Netrix to increase the number of authorized shares of Netrix common stock from 29 million to 55 million.

   If you hold OpenROUTE common stock, you are receiving this joint proxy statement/prospectus because it describes a proposal to adopt the merger agreement at a special meeting of stockholders of OpenROUTE.

   Holders of OpenROUTE common stock are also receiving this joint proxy statement/prospectus because they are entitled to appraisal rights in connection with the merger. This joint proxy statement/prospectus constitutes the notice required by Massachusetts law regarding their appraisal rights.

   This joint proxy statement/prospectus also gives stockholders information on Netrix and OpenROUTE and other background information so that they can make an informed decision with respect to the merger.

Q: What are the tax consequences of the merger for OpenROUTE stockholders?

A: The exchange of OpenROUTE common stock for Netrix common stock generally will be a tax free event for U.S. holders.

Q: What are the Netrix and OpenROUTE special meetings and what is their purpose?

A: The Netrix special meeting will be held at 9:30 a.m. local time, on December 22, at the Yale Club, 50 Vanderbilt Avenue, New York, New York. At the Netrix special meeting, record holders of Netrix common stock will be asked to consider and vote upon a proposal to adopt the merger agreement and to increase the authorized common stock of Netrix from 29 million to 55 million shares.

   The OpenROUTE special meeting will be held at 11:00 a.m. local time, on December 22, at the Yale Club, 50 Vanderbilt Avenue, New York, New York. At the OpenROUTE special meeting, record holders of OpenROUTE common stock will be asked to consider and vote upon a proposal to adopt the merger agreement.

Q: Who can vote?

A: All record holders of Netrix common stock at the close of business on November 16, 1999 are entitled to vote at the Netrix special meeting. Holders of Netrix preferred stock are not entitled to vote at the Netrix special meeting.

   All record holders of OpenROUTE common stock at the close of business on November 16, 1999 are entitled to vote at the OpenROUTE special meeting.

Q: How do I vote?

A: You may cast your vote by mail or in person at the special meeting. To cast your vote by mail, complete, date, sign and mail the enclosed proxy card in the enclosed, postage pre-paid envelope. Votes cast by mail must be received prior to the special meeting in order to be counted. When you cast your vote using the proxy card, you also appoint members of your company's management as your representatives, or proxies, at the special meeting. They will vote your shares at the special meeting in accordance with your instructions.

   You may also vote in person at the special meeting. If you hold your shares in street name, however, you must contact your stockbroker or other nominee and request a legal proxy in order to vote in person at the special meeting.

Q: What happens if I do not indicate my preference for or against adoption of the merger agreement?

A: If you submit a proxy without specifying the manner in which you would like your shares to be voted, your shares will be voted for adoption of the merger agreement and, in the case of Netrix stockholders, the proposed amendment to the Netrix certificate of incorporation.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: If you do not provide your broker with instructions on how to vote your "street name" shares, your broker will not be permitted to vote them on your merger proposal. Therefore, you should be sure to provide your broker with instructions on how to vote your shares.

   If you do not give voting instructions to your broker, you will, in effect, be voting against your merger proposal unless you appear in person at your stockholders meeting and vote in favor of the merger.

Q: What is I vote and then change my mind?

A: You can revoke your proxy by writing to your company, by submitting a new proxy with a later date by mail or by attending the meeting and casting your vote in person. Your last vote will be the vote that is counted.

Q: How many votes do you need to hold the meeting?

A: Your shares will be counted as present at your special meeting if you are a record holder of the shares and you either:

    (1) are present and vote in person at the special meeting, or

    (2) have properly voted by submitting a proxy by mail.

   Shares representing at least a majority of the issued and outstanding shares of common stock entitled to vote must be present at your company's special meeting, either in person or by proxy, in order to conduct business. This is called a quorum.

Q: What is the vote necessary to adopt the merger agreement?

A: In order for the Netrix stockholders to adopt the merger agreement, holders of a majority of the outstanding Netrix common stock must vote in favor of the proposal.

   In order for the OpenROUTE stockholders to adopt the merger agreement, holders of a majority of the outstanding OpenROUTE common stock must vote in favor of the proposal.

Q: What does it mean if I get more than one proxy card?

A: It means you have multiple accounts at the transfer agent and/or with stockbrokers. Please sign and return all the proxy cards that you receive in order to ensure that all of your shares are voted.

Q: Should stock certificates be sent in with the enclosed voting form?

A: No. If the merger is completed, OpenROUTE stockholders will be sent instructions for exchanging their OpenROUTE stock certificates for Netrix stock certificates.

Q: Who can help answer other questions?

A: If you have additional questions about the merger, you should contact:

  Netrix stockholders:                  OpenROUTE stockholders:

  Peter J. Kendrick, Chief Financial    Henry Barber, Chief Financial Officer
  Officer                               OpenROUTE Networks, inc.
  Netrix Corporation                    Nine Technology Drive
  13595 Dulles Technology Drive         Westborough, Massachusetts 01581
  Herndon, Virginia 20171               (508) 898-2800
  (703) 742-6000

                                    SUMMARY

  This Summary highlights selected information from this joint proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read this document carefully as well as the documents to which we refer you. See "Where You Can Find More Information" on page 111. We have indicated page references parenthetically to direct you to a more complete description of the topics in this summary.

The Companies

  Netrix Corporation
  13595 Dulles Technology Drive
  Herndon, Virginia 20171
  (703) 742-6000

  Netrix is a worldwide provider of voice and data networking products. Netrix products are designed to deliver multi-service networks for the transport of voice and data that enable Netrix customers to provide a wide variety of voice and data services. Netrix combines patented, switched, compressed voice technology and advanced networking capabilities to provide networking solutions that improve network performance and deliver an array of tangible network services. Netrix was incorporated in Virginia in 1985 and reincorporated in Delaware in 1987.

  OpenROUTE Networks, Inc.
  Nine Technology Drive
  Westborough, MA 01581
  (508) 898-2800

  OpenROUTE has distinguished itself as a pioneer in the data communications industry and as a leader in networking and in networking connectivity solutions that focus exclusively on the Internet's edge. OpenROUTE provides network connectivity products and solutions that are designed to meet the needs of Internet service providers and corporate enterprises. OpenROUTE's data networking products and services combine cost effectiveness with ease of operation, interoperability, network security, reliability and performance. OpenROUTE provides solutions that complement and optimize the edge of a business' network--the point at which the business connects to its telephone company or Internet service provider. OpenROUTE is committed to providing solutions that make the Internet a more cost-effective, secure and comfortable place to grow a business. Its customers include Global 1000 multinational corporations, ISPs and other enterprises looking to the Internet to grow their businesses. Historically, OpenROUTE's local area networking products have provided connectivity solutions in more than 70% of the Fortune 100 companies. OpenROUTE was incorporated in Massachusetts in 1974 as Proteon Associates, Inc. and changed its name to Proteon, Inc. in 1983 and to OpenROUTE Networks, Inc. in 1998.

Recommendations of the Netrix board and the OpenROUTE board

  The Netrix board believes that the merger is advisable, fair and in the best interests of Netrix stockholders and recommends that Netrix stockholders vote FOR adoption of the merger agreement and the merger and the amendment to the Certificate of Incorporation of Netrix to increase its authorized capital stock.

  The OpenROUTE board believes that the merger is advisable, fair and in the best interests of OpenROUTE stockholders and recommends that OpenROUTE stockholders vote FOR adoption of the merger agreement.

The Merger (see page 19)

  The merger agreement provides that OpenROUTE will merge with and into Netrix, and the separate corporate existence of OpenROUTE will cease. As a result of the merger, Netrix will issue one share of Netrix common stock for every share of OpenROUTE common stock.

  The full text of the merger agreement is attached as Annex A to this joint proxy statement/prospectus. We encourage you to read the merger agreement as it is the legal document that governs the merger.

Opinions of Financial Advisors (see pages 24 and 29)

 Advisor to Netrix

  Kaufman Bros., L.P. acted as financial advisor to Netrix and has delivered to the Netrix board of directors a written opinion to the effect that, as of September 30, 1999, the one-for-one exchange ratio was fair from a financial point of view to Netrix. The full text of the written opinion of Kaufman Bros. is attached as Annex B. The opinion describes important exceptions, assumptions and limitations and should be read carefully and in its entirety. Kaufman Bros.'s opinion is directed to the board of directors of Netrix and is not a recommendation as to how Netrix stockholders should vote on the merger.

 Advisor to OpenROUTE

  Tucker Anthony Cleary Gull ("Tucker Anthony") acted as financial advisor to OpenROUTE and has delivered to the OpenROUTE board of directors a written opinion to the effect that, as of September 30, 1999, the one-for-one exchange ratio was fair from a financial point of view to OpenROUTE. The full text of the written opinion of Tucker Anthony Cleary Gull is attached as Annex C. The opinion describes important exceptions, assumptions and limitations and should be read carefully and in its entirety. Tucker Anthony's opinion is directed to the board of directors of OpenROUTE and is not a recommendation as to how OpenROUTE stockholders should vote on the merger.

Interests of Officers and Directors in the Merger (see page 39)

  When you consider our boards' recommendations that you vote in favor of the merger, you should be aware that a number of our officers and directors have interests in the merger that are in addition to the interests of stockholders. The executive officers and directors of both Netrix and OpenROUTE will benefit from the accelerated vesting of their stock options as a result of the merger and some of the executive officers of both Netrix and OpenROUTE have change of control provisions in their employment contracts that will be triggered by the merger. Also, some of OpenROUTE's executive officers and directors will become executive officers and directors of Netrix after the merger.

Conversion of OpenROUTE Stock Options (see page 43)

  Stock options to acquire OpenROUTE stock will be automatically converted into stock options to purchase Netrix common stock. Because the share exchange ratio in the merger is one-for-one, no adjustment will be made to the number of shares subject to these options or the exercise price.

Conditions to the Completion of the Merger (see page 47)

  Netrix and OpenROUTE will not complete the merger unless a number of conditions are satisfied or waived by them. These include:

  .  approvals by the Netrix and OpenROUTE stockholders,

  .  absence of any law or court order prohibiting the merger,

  . exercise of appraisal rights by holders of not more than $2.5 million in value of OpenROUTE common stock, and

  . receipt of opinions of counsel to Netrix and OpenROUTE that the merger will qualify as a tax-free reorganization.

Termination of the Merger Agreement (see page 48)

  The merger agreement may be terminated by mutual written consent of Netrix and OpenROUTE. The merger agreement may also be terminated by either Netrix or OpenROUTE if:

  . the merger has not become effective by February 29, 2000, and the failure to complete the merger by that date is not due to the action or failure to act of the party seeking to terminate;

  . a governmental authority takes a final and nonappealable action that prohibits the merger or results in a condition to the closing obligations of the terminating party becoming incapable of being satisfied by February 29, 2000;

  . a closing condition of the terminating party is not satisfied due to a breach of any representation, warranty or covenant of the other party and the breach is not cured within 30 days after notice is delivered by the terminating party, except neither party may terminate the merger on this basis if it is in material breach of any of its own representations, warranties or covenants in the merger agreement;

  . the Netrix stockholders or the OpenROUTE stockholders fail to give the necessary approval of the merger or related transactions; or

  . OpenROUTE stockholders exercise their appraisal rights with respect to more than $2.5 million in value of OpenROUTE common stock.

  The merger agreement may also be terminated by Netrix if:

  . the OpenROUTE board enters into or publicly announces its intention to enter into an alternative acquisition proposal;

  . the OpenROUTE board withdraws its recommendations of the approval of the merger; or

  . the OpenROUTE board, after receiving an alternative acquisition proposal, fails to confirm publicly its recommendation of the merger within ten days after Netrix requests that a public confirmation be made; or

  . OpenROUTE or its representatives, except as explicitly permitted in the merger agreement, solicit, negotiate or enter into an alternative acquisition proposal.

  The merger agreement may also be terminated by OpenROUTE if:

  . the Netrix board enters into or publicly announces its intention to enter into an acquisition transaction that is inconsistent with the merger;

  . the Netrix board withdraws its recommendations of the merger agreement or the amendment to the Netrix certificate of incorporation to authorize additional shares of common stock in connection with the merger;

  . the Netrix board, after receiving an alternative acquisition proposal, fails to confirm publicly its recommendation of the merger within ten days after OpenROUTE requests that a public confirmation be made; or

  . Netrix or its representatives, except as explicitly permitted in the merger agreement, solicit, negotiate or enter into an acquisition transaction that is inconsistent with the merger.

  The boards of directors of Netrix and OpenROUTE each may withdraw its recommendation of the merger in response to a superior acquisition proposal if either board determines in good faith that the failure to withdraw the recommendation would violate the board's fiduciary duty to its stockholders, however, neither Netrix nor OpenROUTE is permitted to terminate the merger agreement to accept a superior acquisition proposal made by a third party. Accordingly, it is expected that the Netrix and OpenROUTE special meetings will be held even if Netrix or OpenROUTE receives a superior acquisition proposal from a third party.

Termination Fees (see page 49)

  OpenROUTE has agreed to pay Netrix a termination fee of $1.0 million in cash if:

  .  Netrix terminates the merger agreement because the OpenROUTE board:

    --enters into or publicly announces its intention to enter into an alternative acquisition proposal;

    --withdraws its recommendation of the approval of the merger; or

    -- after receiving an alternative acquisition proposal, fails to confirm publicly its recommendation of the merger within ten days after Netrix requests that a public confirmation be made;

  . Netrix terminates the merger agreement because OpenROUTE or its representatives solicit, negotiate or enter into an alternative acquisition proposal that is inconsistent with the merger agreement; or

  . any person proposes an acquisition transaction that is inconsistent with the merger and remains in effect on December 31, 1999, and the OpenROUTE stockholders do not approve the merger prior to termination of the merger agreement as a result of the failure to complete the merger by February 29, 2000.

  Netrix has agreed to pay OpenROUTE a termination fee of $1.0 million in cash if:

  .  OpenROUTE terminates the merger agreement because the Netrix board:

    -- enters into or publicly announces its intention to enter into an acquisition transaction that is inconsistent with the merger,

    --withdraws its recommendation of the approval of the merger, or

    -- after receiving an alternative acquisition proposal, fails to confirm publicly its recommendation of the merger within ten days after OpenROUTE requests that a public confirmation be made.

  . OpenROUTE terminates the merger agreement because Netrix or its representatives solicit, negotiate or enter into an acquisition transaction that is inconsistent with the merger agreement, or

  . any person proposes an acquisition transaction that is inconsistent with the merger and remains in effect on December 31, 1999, and the Netrix stockholders do not approve the merger prior to termination of the merger agreement as a result of the failure to complete the merger by February 29, 2000.

Material Federal Income Tax Consequences of the Merger (see page 35)

  An OpenROUTE stockholder's receipt of Netrix common stock in the merger generally will be tax-free for United States federal income tax purposes. This tax treatment may not apply to all OpenROUTE stockholders. You should consult your own tax advisor for a full understanding of the tax consequences of the merger.

Voting Agreements (see page 50)

  Netrix has entered into a voting agreement with its Chairman of the Board of Directors and Chief Executive Officer, Steven T. Francesco. Pursuant to the agreement, Mr. Francesco has agreed to vote his shares of Netrix common stock in favor of the merger and related transactions and against any proposal made in opposition to consummation of the merger. Mr. Francesco has granted to Netrix an irrevocable proxy to vote his shares in such manner. As of November 16, 1999 Mr. Francesco owned immediately exercisable options to acquire 400,000 shares of Netrix common stock, but he did not own any shares directly.

  OpenROUTE has entered into voting agreements with its Chairman of the Board of Directors, Howard Salwen, and its Chief Executive Officer, Bryan R. Holley. Pursuant to their respective agreements, Mr. Salwen and Mr. Holley each have agreed to vote their shares of OpenROUTE common stock, and any additional shares they may acquire prior to the merger, in favor of the merger agreement, the merger and related transactions and against any proposal made in opposition to consummation of the merger. Each has granted to OpenROUTE an irrevocable proxy to vote his shares in such manner. Mr. Salwen owns 1,001,264 shares of OpenROUTE common stock and Mr. Holley owns 6,000 shares of OpenROUTE common stock.

Comparative Per Share Market Price Information (see page 51)

  Netrix common stock and OpenROUTE common stock are quoted on the Nasdaq National Market. On August 26, 1999, the last full trading day before Netrix and OpenROUTE first announced their intention to merge, Netrix common stock closed at $4 1/8 and OpenROUTE common stock closed at $3 1/8. On September 29, 1999, the last full trading day before Netrix and OpenROUTE publicly announced the signing of the merger agreement, Netrix common stock closed at $2 1/2 and OpenROUTE common stock closed at $2 7/8. On November 17, 1999, the most recent practicable date before the date of this joint proxy statement/prospectus, Netrix common stock closed at $6 5/16 and OpenROUTE common stock closed at $6 1/8.

Listing of Netrix Common Stock

  The shares of Netrix common stock to be issued in the merger will be quoted on the Nasdaq National Market under the ticker symbol "NTRX."

Ownership of Netrix After the Merger

  Netrix will issue approximately 15.9 million shares of its common stock to OpenROUTE stockholders in the merger, based on the number of shares of OpenROUTE common stock outstanding on September 30, 1999. These shares will represent approximately 55% of the outstanding Netrix common stock after the merger. This information is based on the number of Netrix and OpenROUTE shares outstanding on November 16, 1999 plus one million shares of restricted stock that will vest upon closing of the merger and does not take into account any other warrants, stock options or other equity-based awards or other transactions involving the issuance of stock, including conversion of Netrix's 8% Series A convertible preferred stock or acquisitions that may be consummated after the date of this joint proxy statement/prospectus.

Stockholder Votes Required

  A majority of the issued and outstanding shares of Netrix common stock must vote in favor of the merger agreement in order for it to be adopted.

  A majority of the issued and outstanding shares of OpenROUTE common stock must vote in favor of the merger agreement in order for it to be adopted.

Appraisal Rights (see page 36)

  Under Delaware law, the holders of Netrix common stock and preferred stock are not entitled to exercise appraisal rights with respect to the merger.

  Under Massachusetts law, holders of OpenROUTE common stock who do not vote in favor of the merger and who fully comply with the requirements of Massachusetts law will have the right to an appraisal of their OpenROUTE common stock and to receive a cash payment for their shares instead of receiving Netrix common stock.

Accounting Treatment (see page 38)

  The merger will be accounted for using the purchase method of accounting.

                                  RISK FACTORS

  Stockholders of Netrix and OpenROUTE should carefully consider the following risks, which are not listed in order of priority, in addition to the other information contained in this joint proxy statement/prospectus.

The exchange ratio will not be adjusted for changes in stock prices

  Each share of OpenROUTE common stock will be converted in the merger into one share of Netrix common stock. The market value of Netrix common stock and/or OpenROUTE common stock at the effective time of the merger may vary significantly from the price as of the date the merger agreement was executed, the date of this joint proxy statement/prospectus or the dates on which Netrix and OpenROUTE stockholders vote on the merger. These changes may result from a number of factors, including:

  . market perception of the synergies expected to be achieved by the merger,

  .  changes in the business, operations or prospects of Netrix or OpenROUTE,

  . market assessments of the likelihood that the merger will be completed and the timing of the merger, and

  .  general market and economic conditions.

  Because the exchange ratio will not be adjusted to reflect changes in the market value of Netrix common stock or OpenROUTE common stock, the market value of the Netrix common stock issued in the merger, and the market value of the OpenROUTE common stock surrendered in the merger, may be higher or lower than the value of these shares at the time the merger was approved by the Netrix board and the OpenROUTE board. Neither Netrix nor OpenROUTE is permitted to terminate the merger agreement or resolicit the vote of its stockholders solely because of changes in the market price of Netrix common stock or OpenROUTE common stock.

Netrix and OpenROUTE may encounter difficulties in combining operations and realizing synergies

  Netrix and OpenROUTE have entered into the merger agreement with the expectation that the merger will result in certain benefits including operating efficiencies, cost savings, synergies and other benefits. Achieving the benefits of the merger will depend in part upon the integration of the businesses of Netrix and OpenROUTE in an efficient manner, which Netrix believes will require considerable effort. In addition, the consolidation of operations will require substantial attention from management. The diversion of management attention and any difficulties encountered in the transition and integration process could have a material adverse effect on the combined company. We cannot assure you that Netrix and OpenROUTE will succeed in integrating their operations in a timely manner or that the expected efficiencies, cost savings and synergies of the merger will be realized.

Failure to complete, or delays in completing, the merger could hurt Netrix's and OpenROUTE's stock prices and future operations

  If the merger is not completed for any reason, Netrix and OpenROUTE may be subject to a number of material risks, including the following:

  . Netrix and OpenROUTE may be required to pay the other a termination fee, and

  . the price of Netrix or OpenROUTE common stock may decline to the extent that the current market price of the companies' common stock reflects a market assumption that the merger will be completed.

  In addition, in response to the announcement of the merger, Netrix's or OpenROUTE's customers may delay or defer purchasing decisions. Any delay or deferral of purchasing decisions by customers could have a material adverse effect on the business of Netrix and OpenROUTE, regardless of whether the merger is ultimately completed. Similarly, current and prospective employees of Netrix and OpenROUTE may experience uncertainty about their future role with the companies until after the merger is completed or if the merger is not completed. This may adversely affect the ability of Netrix and OpenROUTE to attract and retain key management, sales, marketing and technical personnel.

The combined company will incur significant merger-related charges

  We estimate that, as a result of the merger, the combined company will incur integration costs associated with:

  .  consolidating corporate headquarters and other administrative functions;

  . terminating certain leases and severance and facility closing costs associated with consolidating certain product lines; and

  . merger-related costs such as financial advisory, legal and accounting fees and financial printing and other related charges.

Officers and directors of Netrix and OpenROUTE may have potential conflicts of interest

  Certain directors and officers of both Netrix and OpenROUTE have interests in the merger that are in addition to the interests of Netrix and OpenROUTE stockholders. In particular, the vesting of stock options to purchase shares of Netrix and OpenROUTE common stock held by certain directors and officers of each company will be accelerated upon the closing of the merger. In addition, certain officers of Netrix and OpenROUTE have employment agreements that provide them with benefits in the event of a change of control which will be triggered by the merger if it is completed. Furthermore, following the merger Bryan R. Holley and three other OpenROUTE directors will become members of the Netrix board of directors and it is expected that certain executive officers of OpenROUTE will become executive officers of Netrix. See "Interests of Officers and Directors in the Merger" beginning on page 39.

The merger may not be treated as a tax free reorganization

  The merger is intended to be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and generally tax free to the stockholders of OpenROUTE. It is a condition to the obligation of OpenROUTE to consummate the merger that it receives an opinion from its counsel that the merger will be treated as a tax-free reorganization. In rendering its opinion, counsel to OpenROUTE will rely upon certain representations of OpenROUTE and Netrix, made as of the closing date of the merger. If such representations are untrue, incorrect or incomplete, the merger may not be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and the receipt in the merger by OpenROUTE stockholders of Netrix common stock may be taxable.

Netrix and OpenROUTE must obtain consents and waivers under the terms of their credit facilities

  Netrix has a credit facility with Coast Business Credit, under which Netrix had borrowed approximately $1.2 million as of September 30, 1999. OpenROUTE has a credit facility with Silicon Valley Bank, under which OpenROUTE had no borrowings as of September 30, 1999. Under each of these credit facilities, the lender's consent is required to any change of control transaction or the borrowed amounts must be repaid. The merger will be deemed a change in control of each of Netrix and OpenROUTE for this purpose, and, therefore, before the merger is completed each of Netrix and OpenROUTE will be required to obtain a waiver from its lender or prepay the outstanding amounts owed together with prepayment penalties. Neither Netrix nor OpenROUTE can provide any assurance that its lender will grant a waiver. If the lender does not grant a waiver and Netrix or OpenROUTE, as the case may be, does not prepay the amount owed, then the credit facility could be accelerated and all amounts owed to the lender as of that date would be due immediately.

To date, Netrix and OpenROUTE have incurred substantial net losses, and if this continues the combined company will be unable to meet its working capital requirements

  For the years ended December 31, 1998 and 1997, respectively, Netrix incurred net losses of approximately $6.3 million and $8.6 million and, on a pro forma basis, after giving effect to the merger with

OpenROUTE, Netrix would have a net loss of approximately $32.9 million for the year ended December 31, 1998. Through September 30, 1999, Netrix has incurred additional losses of approximately $5.9 and, on a pro forma basis, after giving effect to the merger with OpenROUTE, Netrix would have had a net loss of approximately $21.1 million in this period. These losses present a significant risk to stockholders of the combined company. The combined company expects to recognize efficiencies in the future and to benefit from better marketing opportunities and product offerings as a result of the merger, however, we cannot assure you that after the merger Netrix will achieve or sustain profitability or positive cash flows from operating activities. If Netrix cannot achieve profitability or positive cash flows from operating activities, it may be unable to meet its working capital and future debt service requirements, which would have a material adverse effect on its business, financial condition and results of operation and the price of its common stock. In addition, if Netrix cannot return to sustained profitability it will be forced to sell all or part of its business, liquidate or seek to reorganize.

Netrix may require additional capital to fully implement its business plan, and Netrix cannot be certain that the necessary funds will be available

  Netrix's ability to return to profitability is largely dependent upon its ability to introduce new products and technologies and expand its sales efforts in new geographic and product markets. These activities require substantial capital, and if Netrix does not have access to sufficient funds, either from its own operations or through third party financing, its ability to make these necessary expenditures will be limited. As described in the preceding paragraph, there can be no assurance that Netrix will be able to obtain these necessary funds from its own operations. If Netrix is required to seek third party financing, Netrix cannot assure you that it will be able to obtain financing on terms favorable to it, or at all. If Netrix obtains additional funds by selling any of its equity securities, the percentage ownership of Netrix stockholders will be reduced, stockholders may experience additional dilution, or the equity securities may have rights, preferences or privileges senior to the common stock. If adequate funds are not available to Netrix or available to it on satisfactory terms, it may be required to limit its product development activities or other operations, or otherwise modify its business strategy. These actions, if taken, could increase the difficulties Netrix faces in returning to sustained profitability.

The combined company's cash flow may not be sufficient to permit repayment of its indebtedness when due

  The combined company's ability to make payments on and to refinance its indebtedness will depend on its ability to generate cash in the future. There can be no assurance that the combined company's business will generate sufficient cash flow from operations to meet its debt service requirements. The combined company's cash flow from operations may be insufficient to repay its indebtedness at scheduled maturity and some or all of such indebtedness may have to be refinanced. If the combined company is unable to refinance its debt or if additional financing is not available on acceptable terms, the combined company could be forced to dispose of assets under circumstances that might not be favorable to realizing the highest price for the assets or to default on its obligations with respect to its indebtedness, either of which could have a material adverse effect on the price of Netrix common stock after the merger.

The combined company's ability to use Netrix and OpenROUTE's net operating loss carryforwards may be limited

  As of December 31, 1998, Netrix had federal income tax net operating loss carryforwards of $38.1 million which begin to expire in 2002. The combined company's ability to use Netrix's net operating loss carryforwards to reduce its future tax payments would be limited if, within three years of incurring such loss, an ownership change of more than 50% were to occur. As a result of the merger, Netrix's net operating loss carryforwards from before the date of the merger will be subject to this limitation. In addition, as of December 31, 1998, OpenROUTE had federal income tax net operating loss carryforwards of approximately $33.0 million that begin to expire in 2010. A tax asset related to this loss carryforward does not appear on OpenROUTE's balance sheet because it is unclear if OpenROUTE will generate taxable income prior to the expiration of the net operating loss carryforwards. The extent to which the combined company may use OpenROUTE's net operating loss carryforwards to reduce the combined company's future tax liability may be limited. As a result of these limitations, the future tax liability of the combined company may be greater than the combined tax liabilities of Netrix and OpenROUTE in the absence of the merger.

Netrix relies to a large extent on independent distribution channels and the loss of a significant number of distributors could adversely effect Netrix

  Netrix relies on reseller channels, including distributors and systems integrators, for a significant portion of Netrix revenues. In particular, in foreign markets Netrix often has one distributor designated for an entire country, and that distributor provides local support and service for Netrix products. The loss of one or more significant resellers could adversely affect Netrix's business in terms of:

  .  lost revenues;

  .  lost market presence; and

  . the difficulties Netrix would encounter in servicing customers introduced to it by Netrix resellers if Netrix does not have other resellers in that geographic area.

Netrix is exposed to potential delays in product shipments because it contracts out product manufacturing and some components for Netrix products are available only from a single supplier or a limited number of suppliers

  It is not economically feasible for Netrix to develop its own product manufacturing capacity in the foreseeable future. Netrix relies on others to manufacture its products and product components and this dependence exposes Netrix to potential interruptions or delays in product delivery. An interruption could have a short term effect on Netrix's revenues and a longer term effect on its ability to market its products. Currently, Netrix relies on a single contract manufacturer to assemble and test most of its products. Also, some of the components Netrix uses in its products are available from only one source or a limited number of suppliers. Although Netrix has been able to obtain its products and these components to date, its inability to develop alternative sources if and as required in the future, or to obtain sufficient sole source or limited source components as required, could result in delays or reductions in product shipments.

The combined company's business will suffer if it loses certain key personnel or fails to attract and retain other qualified personnel

  The success of the combined company's business will be dependent, to a significant extent, upon the abilities and continued efforts of its management, marketing, engineering and technical personnel, many of whom would be difficult to replace. Netrix does not have employment contracts with all of its key employees and it does not have "key man" life insurance on any of its officers or directors.

  The success of the combined company's business will also depend on its ability to attract, retain and motivate qualified management, marketing, technical and sales executives and other personnel who are in high demand and who often have multiple employment options. In addition, as a result of the changes to Netrix and OpenROUTE resulting from the merger, many employees that Netrix would like to retain may decide to pursue other opportunities or Netrix may be forced to increase their compensation to retain them. The loss of the services of key personnel, or the inability to attract, retain and motivate qualified personnel, could have a material adverse effect on the combined company's business, financial condition, results of operations and the price of Netrix common stock.

The combined company could experience system failures and service disruptions as a result of the year 2000 issue

  The combined company faces certain risks arising from the year 2000 issue which could have a material adverse affect on the combined company's business, financial condition, results of operations and the price of its common stock. See "Netrix Management's Discussion and Analysis of Financial Condition and Results of

Operations-year 2000" and "OpenROUTE Management's Discussion and Analysis of Financial Condition and Results of Operations-year 2000."

Netrix's intellectual property rights are an important protection for its products, and Netrix could be adversely affected if its rights are challenged or circumvented by competitors

  Netrix's ability to compete successfully within its industry is dependent in part upon:

  .  patents and nondisclosure agreements that Netrix has obtained;

  . technical measures that Netrix takes to protect confidential information; and

  . trade secret, copyright and trademark laws that Netrix relies on to establish and protect its proprietary rights.

  If any of Netrix's proprietary rights are successfully challenged or circumvented by competitors, or if other companies are able to market functionally similar products, systems or processes without infringing Netrix's proprietary rights, then Netrix's results of operations and the value of its common stock could be materially and adversely affected.

The market price of Netrix's common stock is volatile

  The market price of Netrix's common stock has been and can be expected to be significantly affected by factors such as:

  .  quarterly variations in its results of operations;

  . the announcement of new services or service enhancements by Netrix or its competitors;

  .  technological innovations by Netrix or its competitors;

  .  changes in earnings estimates or buy/sell recommendations by analysts;

  .  the operating and stock price performance of other comparable companies;
     and

  . general market conditions or market conditions specific to particular industries.

  In particular, the stock prices for many companies in the telecommunications equipment sector have experienced wide fluctuations that have often been unrelated to the operating performance of such companies. Netrix has been, and is likely to continue to be, subject to such fluctuations.

Netrix's certificate of incorporation and by-laws contain provisions that could delay or prevent a change in control

  Provisions of Netrix's certificate of incorporation and by-laws may have the effect of discouraging, delaying or preventing a take-over attempt that could be in the best interests of Netrix stockholders. These include provisions that:

  .  separate the Netrix board into three classes;

  . limit the ability of Netrix's stockholders to call special stockholder meetings;

  . require advance notice of nominations for directors and stockholder proposals to be considered at stockholder meetings; and

  . require a vote greater than two-thirds to remove directors from office or amend many of the provisions of Netrix's certificate of incorporation and by-laws.

  Netrix's board also has the right, without further action of the stockholders, to issue and fix the terms of preferred stock, which could have rights senior to the common stock. Netrix is also subject to the "business combination" provisions of the Delaware General Corporate Law, which impose procedures impeding business combinations with "interested stockholders" that are not approved of by Netrix's board.

Rapidly changing technology may make products of the combined company obsolete or unmarketable

  Netrix and OpenROUTE have focused their products on the edge of the Internet and telephony. The markets for products in this market is characterized by rapid technological change, frequent new product introduction and evolving industry standards. The introduction of products embodying new technologies by competitors of Netrix and OpenROUTE and the emergence of new industry standards could render existing products of Netrix and OpenROUTE obsolete and could cause new products to be unmarketable. Under these circumstances, the revenue of Netrix and OpenROUTE would be adversely effected.

  The success of the combined company will depend on the ability to address the increasingly sophisticated needs of customers, to enhance existing products and to develop and introduce, on a timely basis, new competitive products that keep pace with technological development and emerging industry standards. If the combined company cannot successfully identify, manage, develop manufacture or market products enhancements or new products, its business will be materially and adversely effected.

A portion of the combined company's revenues are derived from international sales, which are subject to foreign regulatory standards and currency exchange rate fluctuations

  Netrix's international sales accounted for 53%, 62% and 63% of its total revenues in 1998, 1997 and 1996, respectively. OpenROUTE's international sales accounted for 30.9%, 35.4% and 38.3% of its total revenues in 1998, 1997 and 1996, respectively.

  The conduct of international operations will subject the combined company to certain risks. Netrix and OpenROUTE each expects that international sales will continue to be a significant portion of its business. Foreign regulatory bodies continue to establish standards different from those in the United States, and the products of Netrix and OpenROUTE are designed generally to meet those standards. The inability of the combined company to design products in compliance with such foreign standards could have an adverse effect on its operating results. Also, the combined company's international business may be affected by changes in demand resulting from fluctuation in currency exchange rates and tariffs and difficulties in obtaining export licenses. The combined company does not expect that it will hedge against fluctuations in currency exchange rates.

                           THE NETRIX SPECIAL MEETING

Date, Time and Place

  The Netrix special meeting will be held on Wednesday, December 22, 1999, at 9:30 a.m. local time, at the Yale Club, 50 Vanderbilt Avenue, New York, New York.

Purpose of the Netrix Special Meeting

  At the Netrix special meeting, Netrix stockholders will be asked to adopt the merger agreement and to approve an increase in the number of authorized shares of common stock of Netrix from 29 million shares to 55 million shares in connection with the merger. The Netrix board has determined that the merger and the increased authorized common stock is advisable, fair to and in the best interests of Netrix stockholders, has unanimously approved the merger agreement, the merger and the increase in the authorized capital stock, and unanimously recommends that Netrix stockholders vote FOR adoption of the merger proposal and the increase in the authorized capital stock.

Record Date; Stock Entitled to Vote; Quorum

  Only holders of record of Netrix common stock at the close of business on November 16, 1999, the record date, are entitled to notice of and to vote at the Netrix special meeting. Holders of Netrix preferred stock are not entitled to vote at the special meeting. On the record date, 11,976,821 shares of Netrix stock were issued and outstanding held by 252 holders of record and approximately 5,000 beneficial owners. A majority of the shares of Netrix stock issued and outstanding and entitled to vote on the record date must be represented in person or by proxy at the Netrix special meeting in order for a quorum to be present for purposes of voting upon the proposal to adopt the merger agreement and to increase the authorized common stock of Netrix. Abstentions and broker "non-votes" count as present for establishing a quorum. Holders of record of Netrix stock on the record date are entitled to one vote per share held at the Netrix special meeting.

Votes Required

  Approval of the merger agreement and the increase in Netrix's authorized common stock requires the affirmative vote of a majority of the Netrix common stock outstanding on the record date. If a Netrix stockholder abstains from voting or does not vote (either in person or by proxy), it will have the same effect as if that Netrix stockholder had voted against adoption of the merger agreement and the increase in the authorized capital stock.

Voting by Netrix Directors and Executive Officers

  Steven T. Francesco, the Chairman and Chief Executive Officer of Netrix, entered into a voting agreement to vote any shares he acquires in favor of the merger. On November 16, 1999, Mr. Francesco owned immediately exercisable options to acquire 400,000 shares of Netrix common stock, but he did not own any shares directly. At the close of business on the record date, directors and executive officers of Netrix and their affiliates did not own any shares of Netrix stock.

Voting of Proxies

  All shares of Netrix stock represented by properly executed proxies received in time for the Netrix special meeting will be voted at the Netrix special meeting in the manner specified in the proxies. Properly executed proxies that do not contain voting instructions will be voted for adoption of the merger agreement and in favor of the increase in the authorized common stock of Netrix.

  For voting purposes at the Netrix special meeting, only shares affirmatively voted for adoption of the merger agreement and the increase in the authorized common stock of Netrix (including properly executed proxies that do not contain voting instructions) will be counted as favorable votes for those proposals. If a Netrix stockholder abstains from voting or does not vote (either in person or by proxy), it will have the same effect as if that Netrix stockholder had voted against adoption of the merger agreement and the increase in the authorized common stock of Netrix. Under the applicable rules of the Nasdaq National Market, brokers who hold shares of Netrix stock in street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote those customers' shares with respect to the Netrix proposals in the absence of specific instructions from those customers. These non-voted shares are referred to as "broker non-votes" and have the same effect as votes against the proposals.

  Netrix does not expect that any matter other than the proposals to adopt the merger agreement and increase the authorized common stock will be brought before the Netrix special meeting. If, however, the Netrix board properly presents other matters, the persons named as proxies will vote in accordance with their judgment.

  Adjournments may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of shares representing a majority of the votes present in person or by proxy at the meeting, whether or not a quorum exists, without further notice other than by an announcement made at the meeting. Netrix does not currently intend to seek an adjournment of the meeting.

How to Vote by Proxy

  Complete, sign, date and return the enclosed proxy card in the enclosed envelope. Proxies must be received by Netrix prior to the date of the special meeting.

Revocability of Proxies

  The grant of a proxy on the enclosed proxy card does not preclude a stockholder from voting in person at the Netrix special meeting. A stockholder may revoke a proxy at any time prior to the special meeting by filing with the Secretary of Netrix a duly executed revocation of proxy, by submitting a new duly executed proxy by mail or by appearing at the Netrix special meeting and voting in person. Attendance at the Netrix special meeting will not, in and of itself, constitute revocation of a proxy. A Netrix stockholder whose shares are held in the name of its broker, bank, or other nominee must bring a legal proxy from its broker, bank or other nominee to the meeting in order to vote in person.

Deadline for Voting by Proxy

  Votes cast by mail must be received prior to the special meeting in order to be counted. Revocations must be received prior to the special meeting to be effective.

Solicitation of Proxies

  Netrix will bear the cost of the solicitation of proxies from its stockholders. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of stock held of record by such persons, and Netrix will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

  Corporate Investor Communications, Inc. will assist in the solicitation of proxies by Netrix. Netrix will pay Corporate Investor Communications a fee of $6,500 plus reimbursement of certain out-of-pocket expenses and will indemnify Corporate Investor Communications against any losses arising out of its proxy soliciting services on behalf of Netrix.

                         THE OPENROUTE SPECIAL MEETING

Date, Time and Place

  The OpenROUTE special meeting will be held on Wednesday, December 22, 1999, at 11:00 a.m., at the Yale Club, 50 Vanderbilt Avenue, New York, New York.

Purpose of the OpenROUTE Special Meeting

  At the OpenROUTE special meeting, OpenROUTE stockholders will be asked to adopt the merger agreement. The OpenROUTE board has determined that the merger is advisable, fair to and in the best interests of OpenROUTE stockholders, has unanimously approved the merger agreement and unanimously recommends that OpenROUTE stockholders vote FOR adoption of the merger agreement.

Record Date; Stock Entitled to Vote; Quorum

  Only holders of record of OpenROUTE common stock at the close of business on November 16, 1999, the record date, are entitled to notice of and to vote at the OpenROUTE special meeting. On the record date, 15,527,189 shares of OpenROUTE common stock were issued and outstanding and were held by 393 holders of record and approximately 9,000 beneficial owners. A majority of the shares of OpenROUTE common stock issued and outstanding and entitled to vote on the record date must be represented in person or by proxy at the OpenROUTE special meeting in order for a quorum to be present for purposes of voting upon the proposal to adopt the merger agreement. Abstentions and broker "non-votes" count as present for establishing a quorum. Holders of record of OpenROUTE common stock on the record date are entitled to one vote per share at the OpenROUTE special meeting.

Votes Required

  Adoption of the merger agreement requires the affirmative vote of a majority of the OpenROUTE common stock outstanding on the record date. If an OpenROUTE stockholder abstains from voting or does not vote (either in person or by proxy), it will have the same effect as if that OpenROUTE stockholder had voted against adoption of the merger agreement.

Voting by OpenROUTE Directors and Executive Officers

  At the close of business on the record date, directors and executive officers of OpenROUTE and their affiliates owned and were entitled to vote 1,141,611 shares of OpenROUTE common stock, which represented approximately 7.4% of the shares of OpenROUTE stock outstanding on that date. Bryan R. Holley, OpenROUTE's Chief Executive Officer and holder of 6,000 shares of OpenROUTE common stock, and Howard C. Salwen, OpenROUTE's Chairman of the Board and holder of 1,001,264 shares of OpenROUTE common stock, have signed agreements to vote their shares in favor of adoption of the merger agreement, the merger and any matter that could reasonably be expected to facilitate the merger, and to vote their shares against any proposal made in opposition to consummation of the merger. Every director and executive officer of OpenROUTE has indicated his present intention to vote, or cause to be voted, their shares in favor of adoption of the merger agreement.

Voting of Proxies

  All shares of OpenROUTE stock represented by properly executed proxies received in time for the OpenROUTE special meeting will be voted at the OpenROUTE special meeting in the manner specified in the proxies. Properly executed proxies that do not contain voting instructions will be voted:

  .  for adoption of the merger agreement; and

  . for giving discretion to the proxies to vote upon such other business as may properly come before the meeting, including any adjournment or postponement thereof.

  For voting purposes at the OpenROUTE special meeting, only shares affirmatively voted for adoption of the merger agreement (including properly executed proxies that do not contain voting instructions) will be counted as favorable votes. If an OpenROUTE stockholder abstains from voting or does not vote (either in person or by proxy), it will have the same effect as if that OpenROUTE stockholder had voted against adoption of the merger agreement. Under the applicable rules of the Nasdaq National Market, brokers who hold shares of OpenROUTE stock in street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote those customers' shares with respect to the merger proposal in the absence of specific instructions from those customers. These non-voted shares are referred to as "broker non-votes" and have the same effect as votes against the proposals.

  OpenROUTE does not expect that any matter other than the proposal to adopt the merger agreement will be brought before the OpenROUTE special meeting. If, however, the OpenROUTE board properly presents other matters, the persons named as proxies will vote in accordance with their judgment.

  Adjournments may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of shares representing a majority of the votes present in person or by proxy at the meeting, whether or not a quorum exists, without further notice other than by an announcement made at the meeting. OpenROUTE does not currently intend to seek an adjournment of the meeting.

How to Vote by Proxy

  Complete, sign, date and return the enclosed proxy card in the enclosed envelope. Proxies must be received by OpenROUTE prior to the date of the special meeting.

Revocability of Proxies

  The grant of a proxy on the enclosed form of proxy does not preclude a stockholder from voting in person at the OpenROUTE special meeting. A stockholder may revoke a proxy at any time prior to its exercise by filing with the Clerk of OpenROUTE a duly executed revocation of proxy, by submitting a new duly executed proxy by mail or by appearing at the OpenROUTE special meeting and voting in person. Attendance at the OpenROUTE special meeting will not, in and of itself, constitute revocation of a proxy. An OpenROUTE stockholder whose shares are held in the name of its broker, bank or other nominee must bring a legal proxy from its broker, bank or other nominee to the meeting in order to vote in person.

Solicitation of Proxies

  OpenROUTE will bear the cost of the solicitation of proxies from its stockholders. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of stock held of record by such persons, and OpenROUTE will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

  Corporate Investor Communications, Inc. will assist in the solicitation of proxies by OpenROUTE. OpenROUTE will pay Corporate Investor Communications a fee of $5,500 plus reimbursement of certain out-of-pocket expenses and will indemnify Corporate Investor Communications against any losses arising out of its proxy soliciting services on behalf of OpenROUTE.

                                   THE MERGER

Background of the Merger

  From time to time Netrix has considered strategic alternatives in order to obtain sufficient incremental growth to achieve sustained profitability. In the course of evaluating one potential arrangement in early 1998, Lynn Chapman, the Chief Operating Officer of Netrix, was introduced to James Norrod, who was then Chief Executive Officer of ITK International, Inc. Subsequently, Mr. Norrod and Bryan R. Holley, who was then Chief Executive Officer of ITK Telecommunications, Inc., left ITK to join OpenROUTE.

  On July 6, 1998, Bryan R. Holley was appointed President and Chief Executive Officer of OpenROUTE. Prior to the appointment of Mr. Holley, the strategy developed by senior management of OpenROUTE did not include the consideration of opportunities for mergers or acquisitions. After gaining the agreement of OpenROUTE's board and hiring a new senior management staff, Mr. Holley began regularly to consider opportunities for acquisitions, joint ventures and other strategic alliances in order to enhance stockholder value and access new markets. Specifically, the new market Mr. Holley wanted to access was the convergence market--the bringing together of voice, data and video over the Internet.

  In August 1998, Mr. Norrod introduced Lynn Chapman to Bryan Holley, and they discussed informally the potential for a business combination between Netrix and OpenROUTE. For reasons unrelated to the merits of a proposed transaction, the discussions did not proceed.

  On February 2, 1999, OpenROUTE hired the investment banking firm of Dain Rauscher Wessels to evaluate opportunities that could result in technology relationships involving OpenROUTE and other companies. Dain Rauscher Wessels brought a number of companies to the attention of Mr. Holley. Based upon further evaluation, OpenROUTE deemed the opportunities proposed by Dain Rauscher Wessels for technology partnerships to be unsatisfactory.

  On May 5, 1999, Netrix retained the investment banking firm of Kaufman Bros., L.P. to help identify and evaluate potential opportunities for business combinations and capital raising.

  From time to time, acting independently of their investment banks, each of Mr. Holley and Mr. Chapman would receive or initiate requests to explore opportunities with companies having complementary businesses or technologies.

  On May 24, 1999, Mr. Chapman telephoned Mr. Holley requesting that Mr. Holley telephone Steven T. Francesco, the Chairman and Chief Executive Officer of Netrix, to explore a relationship between the two companies.

  On May 25, 1999, Mr. Holley called Mr. Francesco and arranged a meeting to begin to explore this opportunity.

  On May 27, 1999, Mr. Holley, Mr. Francesco, Mr. Chapman and Mr. Norrod, who had become a director of OpenROUTE, met in Boston. At this meeting, both companies expressed an interest in pursuing merger discussions. Mr. Holley presented an overview of OpenROUTE's products and business strategy to facilitate Netrix's evaluation of a relationship with OpenROUTE. Over the course of the next several weeks, Mr. Chapman and Mr. Holley exchanged messages and spoke briefly in an attempt to arrange further meetings between technical, marketing and management representatives of the two companies.

  During July 1999, a series of meetings and discussions were held in person and by telephone between the technical staffs of the two companies.

  On July 27, 1999, at an informal meeting related to Netrix's annual meeting of stockholders, Mr. Francesco apprised the Netrix board of his discussions with OpenROUTE and discussed with them certain aspects of the proposed OpenROUTE acquisition.

  On August 4, 1999, Mr. Holley, Mr. Norrod, Robert Koch, OpenROUTE's Vice President of Engineering, Richard Sterry, OpenROUTE's Vice President of Marketing, Bruce MacAloney, OpenROUTE's Vice President of Sales and Thomas Aucella, OpenROUTE's Vice President of Asia Pacific Operations, visited Netrix to meet with Mr. Francesco, Mr. Chapman and Peter J. Kendrick, Netrix's Chief Financial Officer. At this meeting, the attendees discussed the technology relationship between the two companies, including the value of entering the convergence market as one company. The management teams of both companies discussed the possibility of combining OpenROUTE's data technology with Netrix's voice over Internet protocol technology in order to bring to market a new business solution. The new business solution would make it possible for people to make secure, toll quality telephone calls over less expensive data lines. Within the industry, this new convergence product would be referred to as secure VoIP (Voice Over Internet Protocol) through the use of VPNs (Virtual Private Networks).

  Based upon this meeting, the parties entered into a mutual nondisclosure agreement on August 11, 1999 to allow them to conduct detailed investigations of each other which, if satisfactory to both companies, would lead to further negotiations.

  On August 12, 1999, at a meeting of OpenROUTE's board, Mr. Holley presented the potential of a business combination with Netrix. At the meeting, the OpenROUTE board asked questions and discussed the transaction and the implications of the proposed transaction on OpenROUTE's stockholder value. Following a lengthy discussion and review, OpenROUTE's board authorized management to continue its discussions regarding the proposed strategic combination with Netrix.

  On August 13, 1999, OpenROUTE met with Tucker Anthony to discuss retaining it as its advisor in connection with the proposed relationship with Netrix.

  On August 24, 1999, Tucker Anthony distributed to Netrix and its legal and financial advisors a draft memorandum of understanding with respect to the merger. Between August 24 and August 26, 1999, the attorneys and financial advisors to Netrix and OpenROUTE discussed and negotiated the terms of the memorandum of understanding.

  On August 26, 1999, Netrix's board met to discuss the memorandum of understanding and the proposed merger. The Netrix board unanimously approved the memorandum of understanding and authorized Mr. Francesco to proceed with negotiation of the merger terms.

  On August 26, 1999, OpenROUTE's board met by teleconference to discuss the memorandum of understanding regarding OpenROUTE's proposed relationship with Netrix. The OpenROUTE board approved the memorandum of understanding.

  On August 27, 1999, OpenROUTE and Netrix signed the memorandum of understanding.

  On August 27, 1999, OpenROUTE and Netrix announced that they signed a letter of intent to merge. Under the terms of the letter of intent, Netrix stockholders were to retain their shares and each share of OpenROUTE common stock was to be exchanged for one share of Netrix common stock. OpenROUTE and Netrix announced that they expected the merger to be consummated by year-end, subject to certain conditions including the approval of each company's stockholders and the fulfillment of other customary conditions.

  On September 2, 1999, the first draft of the merger agreement was distributed by Kelley Drye & Warren LLP, legal counsel to Netrix, to OpenROUTE and its legal and financial advisors.

  On September 2, 1999, Richard Sterry and Robert A. Koch of OpenROUTE met at Netrix with Anthony Morris, Vice President of Marketing, to discuss how the companies would work together towards a joint technology partnership. Subsequent to this meeting, the parties held frequent discussions and status meetings between their respective engineering and marketing organizations to focus on the development of the objectives of the secure VoIP product.

  On September 9, 1999, Netrix's engineering staff met with members of OpenROUTE's engineering staff at the offices of OpenROUTE to discuss the timeline and other issues related to the development of the secure VoIP product. Peter J. Kendrick also met with Henry Barber, OpenROUTE's Chief Financial Officer, to discuss all financial issues related to the pending merger and to begin due diligence.

  Between September 9, 1999 and September 20, 1999 the attorneys for Netrix and OpenROUTE negotiated the terms of the Merger Agreement.

  On September 21, the executive management of Netrix and OpenROUTE convened a meeting by telephone conference, together with their respective legal and financial advisors to address business issues arising from negotiations of the merger agreement by the companies' respective legal counsel.

  On September 24, 1999, a meeting was convened by telephone conference to address certain accounting issues related to the merger. The executive officers of Netrix and OpenROUTE and their respective legal and financial advisors all participated in this discussion.

  Between September 27, 1999 and September 30, 1999, final negotiations were conducted among the parties with respect to the merger agreement.

  On September 30, 1999, the Netrix board met to consider approval of the merger with OpenROUTE. In addition to the full board, Mr. Kendrick and representatives of Kaufman, Kelley Drye and Arthur Andersen, LLP, Netrix's independent public accountants, participated in the meeting. At the meeting, Mr. Francesco and Mr. Kendrick provided an overview of the terms of the merger, the anticipated impact on Netrix, and the results of their business due diligence of OpenROUTE. Kelley Drye advised the board regarding the exercise of fiduciary duties in connection with transactions such as the proposed merger and also provided a summary of the legal due diligence review of OpenROUTE. Kaufman advised the board as to the scope of its review, its financial analysis of the merger and its opinion with respect to the fairness of the merger to Netrix stockholders from a financial point of view. The board then discussed various aspects of the proposed transaction and asked questions of management and the other representatives. After a comprehensive discussion and the proposed acquisition, the board approved the merger agreement and authorized Mr. Francesco to execute the merger agreement. Steven Francesco executed the merger agreement on behalf of Netrix.

  On September 30, 1999, the OpenROUTE board met by teleconference to discuss the potential merger with Netrix. Bryan Holley, Henry Barber, representatives of Tucker Anthony, Swidler Berlin Shereff Friedman, LLP and representatives of BDO Seidman LLP, OpenROUTE's independent accountants, attended the meeting. At the meeting, representatives from OpenROUTE's management described the status of the proposed transaction with Netrix and reviewed written documentation containing analyses and related financial information that had been provided to the OpenROUTE board prior to the meeting. The board's fiduciary duties in pursuing an agreement with Netrix were discussed. OpenROUTE's board asked questions and discussed the strategy underlying the proposed transaction, the risks inherent in the proposed transaction and the implications of the proposed transaction on OpenROUTE stockholder value. Following a lengthy and comprehensive discussion and review of the potential merger, and the written opinion of Tucker Anthony that the merger consideration to be received by holders of OpenROUTE common stock would be fair, OpenROUTE's board of directors approved a definitive merger agreement with Netrix. The OpenROUTE board authorized Mr. Holley and Mr. Barber to execute the merger agreement on behalf of OpenROUTE. Following the approval by the board of directors, Mr. Holley and Mr. Barber executed the merger agreement on behalf of OpenROUTE.

  On November 9, 1999 Netrix and OpenROUTE amended the merger agreement to eliminate the obligation of each company to pay a $1.0 million break-up fee if the merger agreement is not approved by that company's stockholders, unless a competing transaction has been offered by a third party.

Netrix's Reasons for the Merger; Recommendations of Netrix's Board of Directors

  In reaching its decision to approve the merger agreement and the merger and to recommend adoption of the same to Netrix stockholders, the Netrix board consulted with its management team and advisors and independently considered a number of factors including the following:

  .  The minimal overlap in technology between Netrix and OpenROUTE;

  . The complementary nature of the two companies' product lines and the potential for new marketing and sales opportunities resulting from the ability to offer a solution for customer premise equipment in the CLEC/ISP environment;

  . The ability to combine Netrix's new expanded sales force with OpenROUTE's product capabilities to win significant market share;

  . The fact that Netrix's stockholders will have the opportunity to participate in the potential for diversified and enhanced growth after the merger;

  . The operational and administrative cost savings that would result from the merger with OpenROUTE;

  . The fact that the merger will bring together the complementary assets, resources and expertise of the two companies enabling the consolidated company to effectively compete in the rapidly changing telecommunications equipment markets;

  . The strategic and financial alternatives available to OpenROUTE, including remaining an independent public company;

  . The written opinion of Kaufman Bros., L.P., dated September 30, 1999, a copy of which is attached as Annex C to this joint proxy statement/prospectus, that, subject to the assumptions and limitations contained in that opinion, as of that date, the exchange ratio was fair, from a financial point of view, to Netrix, and the financial presentation made by Kaufman to the Netrix board in connection with delivering that opinion;

  . The terms and conditions of the merger agreement, including termination fees and closing conditions;

  . The qualification of the merger as a tax-free transaction for U.S. federal income tax purposes (except for tax resulting from any cash received by dissenting OpenROUTE stockholders).

  In the course of its deliberations, the Netrix board reviewed with senior management and outside legal and financial advisors a number of additional factors relevant to the merger, including:

  . Historical information concerning Netrix's and OpenROUTE's respective businesses, financial performance and condition, operations, technology, management and competitive position;

  . Netrix's view as to the financial condition, results of operations and businesses of Netrix and OpenROUTE before and after giving effect to the merger based on management due diligence and publicly available information;

  . Reports from management and legal advisors as to the results of their due diligence investigation of OpenROUTE and its operations; and

  . Current financial market conditions and historical market prices and trading information with regard to Netrix's common stock and OpenROUTE's common stock.

  The Netrix board also identified and considered the following potentially negative factors in its deliberations concerning the merger:

  . The risk that key benefits of each company's products cannot be integrated into a unified product line delivering all the capabilities of both companies;

  . The risk that the integration of the two companies' respective operations and employees might not occur in a timely manner and that the operations of the two companies might not be successfully integrated;

  . The risk that, despite the efforts of the combined company, key technical and management personnel might not remain employed by the combined company;

  . The substantial charges to be incurred in connection with the merger, including costs of integrating the businesses and transaction expenses arising from the merger;

  . The risk that potential benefits sought in the merger might not be fully realized; and

  . The other risks described under the caption "Risk Factors" presented earlier in this joint proxy statement/prospectus.

  The foregoing discussion of the information and factors considered by the Netrix board is not intended to be exhaustive but includes all material factors considered by the Netrix board. In view of the variety of factors considered in connection with its evaluation of the merger agreement and the merger, the Netrix board did not find it practicable to and did not quantify or otherwise assign relative weight to the specific factors considered in reaching its determination. In addition, individual members of the Netrix board may have given different weight to different factors.

  After careful consideration, the Netrix board unanimously determined that the terms of the merger agreement are fair to and in the best interests of Netrix and its stockholders and has approved the merger agreement and the merger. The Netrix board unanimously recommends that the stockholders of Netrix vote FOR the adoption of the merger agreement.

OpenROUTE's Reasons for the Merger; Recommendations of OpenROUTE's Board of Directors

  In reaching its decision to approve the merger agreement and the merger and to recommend adoption of the merger agreement to OpenROUTE stockholders, the OpenROUTE board consulted with its management team and advisors and independently considered the proposed merger agreement and the transactions contemplated thereby. The following positive factors were considered by the OpenROUTE board in making its decision:

  . Economies of scale. Similarities in the manufacturing, administration and product development functions of the two companies would allow economies of scale and opportunities for consolidation.

  . Management strength. The combined company would have a strong and deep management team, at both the operating and corporate levels.

  . Facilitate capital raising. The merger would facilitate the capital raising activities of the combined company, which capital could be used to fund the new company's launch, marketing and sales expansion and cover consolidation expenses.

  . Increased competitiveness. The combined company would have increased ability to compete for world-class projects.

  .  Product Synergies:

    -- The product lines of OpenROUTE and Netrix complement each other.
       Netrix has strength in the telephony/voice networking market. OpenROUTE has strength in the data networking market. Together, by developing and implementing a combined strategy, a combined company could compete much more effectively with the larger and better established companies in the industry.

    -- A combined product line provides a more complete range of products.
       Netrix products are closer to the core of the network. OpenROUTE's products are at the edge of the network. There is very little overlap among the products currently sold by the two companies.

  .  Potential Product Development Opportunities:

    -- Developing a VoIP module for OpenROUTE's GTX1000/1500 using Netrix voice over IP technology. This is something that has been requested by large ISPs and has been introduced by larger companies in this market space.

    -- Voice over VPN capabilities for the Netrix product line. OpenROUTE's products can provide secure IP networking to introduce the first secure VoIP capability.

    -- Netrix network management could be used to create a seamless management environment for a complete edge management solution.

    -- Integrating selected code into Netrix's product could create an extremely robust voice and data solution.

  .  Sales/Marketing Synergies:

    -- Leveraging existing ISP relationships.

    -- Cross selling opportunities. The enterprise business is large for both companies. OpenROUTE's enterprise customers are interested in voice solutions and Netrix's customers are interested in data solutions, creating significant cross selling opportunities.

    -- Stronger sales force. A combined and complementary sales force would strengthen the combined company's presence in Europe, where Netrix is stronger in Denmark and Italy and OpenROUTE is stronger in the United Kingdom and France.

  . Move from development to marketing orientation. Both companies have a development-oriented culture and history. Both companies believe that they should shift their focus to become a marketing and sales oriented company.

  . Ease of expansion. Netrix is a distributed corporate structure. Expanding to include one or two more locations will not be difficult.

  . Establishment of a new identity. Both companies need to reposition themselves by moving beyond identities forged with their legacy products.

  The OpenROUTE board also identified and considered the following potentially negative factors in its deliberations concerning the merger:

  . The potential benefits sought in the merger might not be realized fully, or within the time frame contemplated;

  . The possibility that the merger would not be consummated, and the potentially negative effect of the public announcement on OpenROUTE's sales and operating results;

  . The risk that, despite the efforts of OpenROUTE and Netrix, key technical, marketing and management personnel might choose not to remain employed by Netrix after the merger;

  . The substantial charges to be incurred in connection with the merger, including the costs of integrating the two companies' businesses and the transaction expenses arising from the merger; and

  . The other risk factors associated with Netrix's business and the merger described under "Risk Factors" herein.

  The OpenROUTE board believed that certain of these risks are unlikely to occur and that others may be avoided or mitigated by OpenROUTE and that, overall, these risks are outweighed by the potential benefits of the merger.

  The foregoing discussion of the information and factors considered by the OpenROUTE board is not intended to be exhaustive but includes all material factors considered by the OpenROUTE board. In view of the variety of factors considered in connection with its evaluation of the merger agreement and the merger, the OpenROUTE board did not find it practicable to and did not quantify or otherwise assign relative weight to the specific factors considered in reaching its determination. In addition, individual members of the OpenROUTE board may have given different weight to different factors.

  After careful consideration, the OpenROUTE board unanimously determined that the terms of the merger agreement are fair to and in the best interests of OpenROUTE and its stockholders and has approved the merger agreement and the merger. The OpenROUTE board unanimously recommends that the stockholders of OpenROUTE vote FOR the adoption of the merger agreement.

Opinion of Financial Advisor to Netrix

  On September 30, 1999, Kaufman Bros., L.P. delivered its oral opinion to the Netrix board of directors, that the exchange ratio of one share of Netrix common stock for each share of OpenROUTE common stock in the merger was fair, from a financial point of view, to the stockholders of Netrix. This opinion was subsequently confirmed in a written opinion dated September 30, 1999. The Kaufman opinion is qualified by a number of assumptions, matters considered and limits of review.

  The following summary of the Kaufman opinion may not contain all of the information important to you. A copy of the full text of the written opinion of Kaufman, dated September 30, 1999, is attached to this joint proxy statement/prospectus as Annex C. We urge you to read the Kaufman opinion for a complete statement of the assumptions made by Kaufman, the matters considered by Kaufman and the limitations on the review undertaken by Kaufman. The engagement of Kaufman and its opinion are for the benefit of the Netrix board of directors, and its opinion was rendered to the Netrix board of directors in connection with its consideration of the merger. The Kaufman opinion is directed only to the fairness of the exchange ratio of one Netrix share for each OpenROUTE share in the merger from a financial point of view to holders of Netrix common stock and does not address any other aspects of the merger. The opinion is not intended to constitute, and does not constitute, a recommendation to any holder of Netrix or OpenROUTE common stock with respect to the merger.

  No limitations were imposed by the Netrix board on the scope of Kaufmann's investigation or the procedures to be followed by Kaufman in rendering its opinion. In arriving at its opinion, Kaufman reviewed, among other things, the following:

  . a draft of the Agreement and Plan of Merger dated September 29, 1999, by and between Netrix and OpenROUTE;

  .  certain documents and reports filed by Netrix with the SEC;

  . certain internal information and documents relating to Netrix and OpenROUTE provided to it by the respective managements of Netrix and OpenROUTE, including historical financial information and financial forecasts;

  . the reported prices and trading activity of Netrix's and OpenROUTE's common stock;

  . the financial and business prospects for the merged entity and the industry in which it competes;

  . certain publicly available information concerning certain other companies engaged in businesses which Kaufman believed to be reasonably comparable to Netrix and OpenROUTE and the trading markets for such other companies' securities; and

  . information concerning certain other business transactions which Kaufman believed to be reasonably comparable to the Merger.

  Kaufman also performed various analyses, as Kaufman deemed appropriate, using generally accepted analytical methodologies, including:

  . the application to the financial results of Netrix and OpenROUTE of the public trading multiples of companies which Kaufman deemed to be reasonably comparable to Netrix and OpenROUTE;

  .  discounting the projected cash flows of OpenROUTE operations;

  . the application to the financial results of Netrix and OpenROUTE of the multiples reflected in recent merger and acquisition transactions involving businesses which Kaufman deemed reasonably comparable to the financial results of Netrix and OpenROUTE; and

  . an analysis of premiums paid in public merger and acquisition transactions.

  Kaufman also held discussions with members of senior management of Netrix and OpenROUTE to discuss the information reviewed by Kaufman including the business, operations and prospects of the respective companies. Kaufman also considered other information, financial studies, analyses, investigations and financial, economic and market criteria it deemed relevant, including Kaufman's assessment of general economic, monetary and market conditions.

  In preparing its opinion, Kaufman assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to Kaufman or otherwise publicly available, and did not independently verify any such information. With respect to the financial forecast information made available to Kaufman by Netrix and OpenROUTE, Kaufman assumed that the forecasts had been reasonably prepared and reflected the best currently available estimates and judgments of Netrix and OpenROUTE management as to the expected future financial performance of Netrix and OpenROUTE. Kaufman expresses no opinion with respect to such forecasts or the assumptions upon which they are based.

  The matters considered by Kaufman in arriving at its opinion are necessarily based upon financial, economic, market and other conditions as they existed and could be evaluated by Kaufman on, and the information made available to it, as of the date of its opinion. Kaufman has disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion that is brought to its attention after the date of its opinion. Although Kaufman evaluated the exchange ratio from a financial point of view, Kaufman was not asked to and did not recommend the specific consideration payable in the merger, which was determined through negotiations between Netrix and OpenROUTE and was approved by Netrix's board of directors.

  In preparing its opinion, Kaufman performed a variety of financial and comparative analyses, including those described below. The summary of such analyses does not purport to be a complete description of the analyses underlying Kaufman's opinion or of the presentation by Kaufman to Netrix's board of directors. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Kaufman did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Kaufman believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying the preparation of its opinion. In its analyses, Kaufman made numerous assumptions with respect to Netrix and OpenROUTE, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Netrix and OpenROUTE. The estimates contained in such analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Kaufman's opinion and analyses was only one of many factors considered by the Netrix board in its evaluation of the merger and should not be viewed as determinative of the view of the Netrix board or management of Netrix with respect to the exchange ratio or the merger.

  The following is a summary of certain financial and comparative analyses performed by Kaufman in connection with its opinion.

  Analysis of Comparable Publicly Traded Companies. Using publicly available information, Kaufman compared selected historical and projected financial data and selected stock market data of Netrix and OpenROUTE to the corresponding data of the following eighteen publicly-traded companies that Kaufman deemed to be reasonably comparable to Netrix and OpenROUTE (collectively the "Comparable Companies"):

  .  ACT Networks, Inc.

  .  Arel Communication & Software, Ltd.

  .  Ariel Corporation

  .  Applied Innovation, Inc.

  .  Clarent Corporation

  .  DIGI International, Inc.

  .  Digital Link Corporation

  .  Eltrax Systems, Inc.

  .  E-Net, Inc.

  .  Emulex Corporation

  .  Equinox Systems, Inc.

  .  Franklin Telecommunications

  .  Interphase Corporation

  .  Inter-Tel, Inc.

  .  LarsCom, Inc.

  .  NetSpeak Corporation

  .  Performance Technologies

  .  VocalTec Communications

  Kaufman does not consider any of the Comparable Companies to be directly comparable to Netrix or OpenROUTE.

  Kaufman reviewed and analyzed (1) historical stock prices, (2) historical price/earnings ratios, (3) historical annual growth in earnings per share, (4) historical gross margins, (5) historical cash flows, (6) return on equity, (7) return on assets, (8) market capitalization (defined as share price times total shares outstanding), (9) enterprise values (defined as market capitalization plus total debt, preferred stock and minority interest and capitalized leases, less cash and cash equivalents), (10) enterprise values to latest twelve months ("LTM") revenues multiples, (11) enterprise values to book value multiples, and
(12) market capitalization to LTM revenues multiples for each of Netrix, OpenROUTE and the selected Comparable Companies.

  Based upon these analyses, Kaufman derived the median value of market capitalization to LTM revenues, enterprise value to LTM revenues and enterprise value to book value for all the Comparable Companies as of September 29, 1999 and compared them to multiples for OpenROUTE implied by the exchange ratio with the following results:

                                                                 Median of
   Multiples                                      OpenROUTE Comparable Companies
   ---------                                      --------- --------------------
   Market Capitalization/LTM Revenues............   2.5x            3.2x
   Enterprise Value/LTM Revenues.................   2.2x            4.3x
   Enterprise Value/Book Value...................   2.2x            3.1x

  Discounted Cash Flow ("DCF") Analysis. Kaufman performed a DCF analysis using financial forecasts supplied to Kaufman by management of OpenROUTE for the fiscal year December 31, 1997 and 1998, and six months ended June 30, 1999 in the context of OpenROUTE's historical operating performance. Kaufman used the projections and assumptions provided by management, projecting for the years ending December 31, 1999 through December 31, 2004. The DCF was calculated as the sum of the present values, using a range of discount rates from 15% to 25% of the projected free cash flows from fiscal years 1999-2004.

  Comparable Transaction Analysis. Using publicly available information, Kaufman analyzed certain financial and operating information relating to the following thirteen selected merger and acquisition transactions in the telecommunications equipment industry ("Comparable Transactions") each of which were consummated after March 30, 1997 (the purchaser is listed first and is followed by the acquired company):

 Fiscal Year 1999

  .  Intel Corporation/Shiva Corporation

  .  GEC/Fore Systems

  .  L-3 Communications/Audin Corporation

  .  InterVoice Inc./Brite Voice Systems

  .  ACT Manufacturing/CMC Industries

 Fiscal Year 1998

  .  Lucent Technologies/Yurie Systems

  .  Lucent Technologies/JNA Telecommunications

  .  Digital Microwave Corporation/Innova Corporation

  .  Cisco Systems/Summa Four Inc.

  .  Reltec Corporation/Positron Fiber Systems

  .  ECI Telecom Ltd./Tadrian Telecommunications

  .  ADC Telecommunications/Teledata Communications

 Fiscal Year 1997

  .  Ascend Communications/Cascade Communications

  Kaufman does not consider any of the Comparable Transactions to be directly comparable to the merger.

  With respect to each of the transactions analyzed, Kaufman obtained the acquisition value of each transaction from publicly available financial sources and then computed (where applicable) acquisition value to LTM revenues of the acquired target companies for period corresponding to the date the transaction was completed. Based upon this analysis, Kaufman determined that the average acquisition value of the Comparable Transactions was 3.3x LTM revenues, and that the acquisition value of the merger was 3.7x OpenROUTE's LTM revenues.

  Premium Analysis. For the Comparable Transactions, Kaufman analyzed the premiums paid over the stock price of the acquired companies, based on stock prices one day, one week, and four weeks prior to the announcement of the respective transaction. This analysis demonstrated that, on average, the acquired company received a 19.8%, 32.9% and 47.4% premium over its stock price one day, one week and four weeks prior to the announcement of the transaction, respectively. Kaufman noted that based on the announcement date of August 26, 1999, the value of Netrix shares to be paid to for each OpenROUTE share determined by multiplying the Netrix closing stock price one day, one week, and four weeks prior to the announcement of the Merger times the Exchange Ratio, represents premiums of approximately 32.0%, 34.7% and 8.2%, respectively, above the closing stock price of OpenROUTE on those days.

                                * * * * * * * *

  Kaufman was engaged by Netrix on May 5, 1999 to provide certain investment banking and financial advisory services. As part of that engagement, Netrix paid Kaufman $15,000 and agreed to issue to Kaufman warrants to purchase 100,000 shares of common stock of Netrix (the "warrants") at an exercise price equal to $3.00 per share. In addition, and pursuant to the terms of Kaufman's engagement, Netrix has agreed, among other things, to pay Kaufman for its services in connection with the merger a financial advisory fee of 2% of the value of the consideration paid to OpenROUTE, a substantial portion of which is contingent on consummation of the Merger. Kaufman was paid $100,000 of the advisory fee upon rendering its fairness opinion. Netrix has also agreed to reimburse Kaufman for reasonable out-of-pocket expenses incurred by Kaufman in performing its services, including the reasonable fees and expenses of its legal counsel, and to indemnify Kaufman and related persons against certain liabilities relating to or arising out of its engagement, including certain liabilities under the federal securities laws.

  Kaufman, as part of its investment banking business, is continually engaged in the valuation of businesses or their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Kaufman was selected to act as investment bankers to Netrix's board because of its expertise and its reputation in investment banking and mergers and acquisitions.

  Kaufman, in the normal course of its business, may trade in securities of Netrix or OpenROUTE for its own account and for the accounts of its customers and, accordingly, may hold a long or short position in such securities.

Opinion of Financial Advisor to OpenROUTE

  OpenROUTE retained Tucker Anthony in a letter agreement dated August 13, 1999 as its exclusive financial advisor in connection with a possible merger with Netrix. In addition, OpenROUTE requested that Tucker Anthony render its opinion as to the fairness, from a financial point of view, of the exchange ratio to be received by the stockholders of OpenROUTE through the exchange of shares of common stock of OpenROUTE for shares of common stock of Netrix in the merger.

  OpenROUTE selected Tucker Anthony for a number of reasons including its familiarity with OpenROUTE. OpenROUTE also considered Tucker Anthony's experience and reputation in the area of valuation and financial advisory work generally, and in relation to transactions of the size and nature of the proposed merger specifically. Tucker Anthony is a nationally recognized investment banking firm and is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, private placements and valuations for corporate and other purposes. From time to time, Tucker Anthony and its affiliates may hold long or short positions in OpenROUTE and/or Netrix common stock.

  Tucker Anthony rendered its opinion orally to OpenROUTE's board of directors on September 30, 1999 and subsequently confirmed in writing by an opinion dated September 30, 1999, to the effect that, based upon and subject to the considerations and limitations set forth in such opinion, as of September 30, 1999, the exchange ratio to be used with respect to the Netrix common stock in the merger is fair, from a financial point of view, to the holders of OpenROUTE common stock.

  The following summary of Tucker Anthony's opinion may not include all of the information important to you. The full text of the opinion letter delivered by Tucker Anthony to the OpenROUTE board dated September 30, 1999, which sets forth fully the assumptions made, general procedures followed, matters considered and limits on the scope of review undertaken, is included as Annex C to this prospectus/joint proxy statement. Holders of OpenROUTE common stock are urged to read the Tucker Anthony opinion carefully and in its entirety. The opinion is not intended to constitute, and does not constitute, a recommendation by Tucker Anthony to any holder of Netrix or OpenROUTE common stock with respect to the merger.

  In conducting its investigation and analysis and in arriving at its opinion, Tucker Anthony reviewed the information and took into account the financial and economic factors that it deemed relevant and material under the circumstances. The material actions Tucker Anthony undertook in its analysis were as follows:

  . Reviewed internal financial information concerning the business and operations of OpenROUTE and Netrix furnished to Tucker Anthony for purposes of its analysis, as well as publicly available information including but not limited to OpenROUTE's and Netrix's recent filings with the SEC;

  . Reviewed the merger agreement in the form presented to the OpenROUTE board;

  . Compared the historical market prices and trading activity of OpenROUTE common stock and Netrix common stock with those of other publicly traded companies that Tucker Anthony deemed relevant;

  . Compared the financial position and operating results of OpenROUTE and Netrix with those of other publicly traded companies Tucker Anthony deemed relevant;

  . Compared the proposed financial terms of the merger with the financial terms of other business combinations Tucker Anthony deemed relevant; and

  . Held discussions with members of OpenROUTE's and Netrix's respective senior management concerning OpenROUTE's and Netrix's historical and current financial condition and operating results, as well as the future prospects of OpenROUTE and Netrix.

  Tucker Anthony also considered such other information, financial studies, analyses, investigations and financial, economic, industry and market criteria that it deemed relevant. OpenROUTE did not place any limitation upon Tucker Anthony with respect to the procedures followed or factors considered by Tucker Anthony in rendering its opinion.

  In arriving at its opinion, Tucker Anthony assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it or publicly available or provided to Tucker Anthony by or on behalf of OpenROUTE and Netrix, and did not independently verify that information. Tucker Anthony assumed, with OpenROUTE's consent, that

  . All material assets and liabilities (contingent or otherwise, known or unknown) of OpenROUTE and Netrix are as set forth in their respective financial statements;

  . Obtaining all regulatory and other approvals and third party consents required for consummation of the merger would not have a material effect on the anticipated benefits of the merger; and

  . The merger would be consummated in accordance with the terms set forth in the merger agreement, without any amendment thereto and without waiver by OpenROUTE or Netrix of any of the conditions to their respective obligations thereunder.

  At OpenROUTE's and Netrix's direction, Tucker Anthony assumed that beginning in 2001, the combined company would save approximately $13.4 million in annual operating expenses resulting from the merger and the savings would grow to $28.1 million in 2004 compared to an aggregation of the individual companies projections on a standalone basis. Tucker Anthony also included estimated transaction costs of the merger in its financial analysis. Tucker Anthony also assumed that the financial forecasts examined by it were reasonably prepared based upon the best available estimates and good faith judgments of OpenROUTE's and Netrix's respective senior managements as to future performance of OpenROUTE and Netrix. In conducting its review, Tucker Anthony did not obtain an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of OpenROUTE or Netrix. However, all financial projections prepared by Netrix were reviewed by the senior management of OpenROUTE. Tucker Anthony's opinion did not predict or take into account any possible economic, monetary or other changes which may occur, or information which may become available, after the date of the opinion. Furthermore, Tucker Anthony expressed no opinion as to the price or trading range at which any of OpenROUTE's or Netrix's securities (including OpenROUTE common stock and Netrix common stock) will trade following the date of the opinion.

  The following is a summary of the material financial analyses performed by Tucker Anthony in connection with rendering its opinion.

  Analysis of OpenROUTE's Valuation Premiums. Tucker Anthony calculated the implied equity value per share reflected by the terms of the merger to be $4.13 for each share of OpenROUTE common stock reflecting the closing price per share of Netrix on August 26, 1999. Tucker Anthony compared the premium to holders of OpenROUTE common stock represented by the implied equity value per share of $4.13 to the closing prices for OpenROUTE common stock on the dates four weeks prior, one week prior and one day prior to the August 27, 1999 public announcement of the transaction. Tucker Anthony calculated that the implied equity value per share represented the following premiums or discounts to holders of OpenROUTE common stock:

  . a premium of 8.2% over the closing price of $3.81 for OpenROUTE common stock on July 30, 1999, four weeks prior to the announcement of the merger;

  . a premium of 34.7% over the closing price of $3.06 for OpenROUTE common stock on August 20, 1999, one week prior to the announcement of the merger; and

  . a premium of 32.0% over the closing price of $3.13 for OpenROUTE common stock on August 26, 1999, one day prior to the announcement of the merger.

  Analysis of OpenROUTE's Valuation Multiples. Tucker Anthony calculated the implied enterprise value of OpenROUTE as a result of the merger to be $71.9 million based on the closing stock price of Netrix on August 26, 1999. The implied enterprise value was obtained by multiplying the implied equity value per share by the total number of outstanding shares of OpenROUTE common stock on a fully diluted basis, adding OpenROUTE's outstanding total debt and subtracting OpenROUTE's cash and cash equivalents balances (at June 26, 1999, as set forth in the quarterly report on Form 10-Q that OpenROUTE filed with the
SEC). In performing its analysis, Tucker Anthony used, among other items, operating statistics for OpenROUTE's latest twelve months ended June 26, 1999 ("LTM") as reflected in OpenROUTE's SEC documents. Tucker Anthony calculated multiples of OpenROUTE's implied enterprise value to its LTM Sales, operating income before depreciation and amortization, interest and taxes ("EBITDA") and its operating income ("EBIT"). The calculations resulted in the following:

  . the multiple of OpenROUTE's implied enterprise value to its LTM Sales was 5.6x;

  . the multiple of OpenROUTE's implied enterprise value to its LTM EBITDA was a negative number due to the loss realized by OpenROUTE during the LTM period; and

  . the multiple of OpenROUTE's implied enterprise value to its LTM EBIT was a negative number due to the loss realized by OpenROUTE during the LTM period.

  Implied Historical Exchange Ratio Analysis. Tucker Anthony reviewed the daily closing prices of OpenROUTE common stock and Netrix common stock for the period from August 26, 1998 through August 26, 1999. The following chart presents these historical share prices:

                Historical Stock Prices of OpenROUTE and Netrix

[GRAPH]

  Tucker Anthony derived implied historical exchange ratios for the OpenROUTE common stock and the Netrix common stock by dividing the closing price per share of OpenROUTE common stock by the closing price per share of Netrix common stock for each trading day in the calendar period from August 26, 1998 through August 26, 1999. This analysis yielded an average implied historical exchange ratio of 0.86-to-1.00, which is below the proposed exchange ratio of 1.00-to-
1.00. The following chart presents these historical ratios:

                 Implied Historical Ratio of Daily Share Prices

[GRAPH]

  Analysis of Selected Publicly Traded Companies Comparable to OpenROUTE. Tucker Anthony reviewed publicly available financial information as of the most recently reported period and stock market information as of September 27, 1999 for nine publicly traded companies that Tucker Anthony deemed relevant. Tucker Anthony compared OpenROUTE to the following computer networking and data communication companies:

       1) Netopia Inc.              6) Interphase Corporation
       2) Efficient Networks, Inc.  7) Larscom Incorporated
       3) Digi International        8) Performance Technologies
       4) Digital Link Corporation  9) Ramp Networks, Inc.
       5) Equinox Systems Inc.

  For each comparable company, Tucker Anthony calculated multiples of enterprise value to LTM Sales, LTM EBITDA, LTM EBIT and book value based on closing prices as of September 27, 1999. Tucker Anthony then compared these multiples to the relevant OpenROUTE multiples based on the implied equity price per share on a fully diluted basis as of September 27, 1999, as set forth below:

  . The multiple of implied enterprise value to LTM Sales in this transaction is 4.3x. This compares to the median multiple for the comparable public companies of 1.9x;

  . The multiple of implied enterprise value to LTM EBITDA and to LTM EBIT is a negative number due to OpenROUTE's losses realized during this LTM period. The median multiples for the comparable public companies are 14.8x for LTM EBITDA and 16.2x for LTM EBIT;

  . The multiple of book value in this transaction is 4.2x. This compares to the median multiple for the comparable public companies of 1.7x.

  Analysis of Selected Comparable Acquisition Transactions. Tucker Anthony reviewed 32 selected acquisition transactions which it deemed relevant. The transactions were chosen based on a review of acquired companies that possessed general business, operating and financial characteristics representative of companies in the industry in which OpenROUTE operates. Tucker Anthony noted that none of the selected transactions reviewed was identical to the merger and that, accordingly, the analysis of comparable transactions necessarily involves complex consideration and judgments concerning differences in financial and operating characteristics of OpenROUTE and other factors that would affect the acquisition value of comparable transactions including, among others, the general market conditions prevailing in the equity capital markets at the time of such transactions.

  For each comparable transaction, Tucker Anthony calculated multiples of enterprise value to LTM Sales, LTM EBITDA and LTM EBIT. Tucker Anthony also calculated the premiums paid for the equity in these transactions over the public market value of the equity at various times prior to the announcement of such transactions. Tucker Anthony then compared those multiples and premiums to the relevant OpenROUTE multiples (based on the closing stock price as of September 27, 1999) and premiums.

  . The multiple of implied enterprise value to LTM Sales in this transaction is 4.3x. This compares to the median multiple for the comparable merger and acquisition transactions of 1.6x;

  . The multiples of implied enterprise value to LTM EBITDA and to LTM EBIT are both negative numbers due to OpenROUTE's losses realized during the LTM period. These median multiples for the comparable merger and acquisition transactions are 14.9x for LTM EBITDA and 15.6x for LTM EBIT;

  . On July 30, 1999, OpenROUTE's closing stock price was $3.81 per share. This date was four weeks prior to the public announcement of the merger. The implied equity value of $4.13 per share represents an 8.2% premium over this four-week-prior stock price. This compares to the median premium over the four-week prior stock price of 45.5% in the comparable merger and acquisition transactions with a high premium of 98.7% and a low premium of 4.7%;

  . On August 20, 1999, OpenROUTE's closing stock price was $3.06 per share. This date was one week prior the public announcement of the merger. The implied equity value of this transaction represents a 34.7% premium over the one-week-prior stock price. This compares to the median premium over the one-week prior stock price of 41.9% in the comparable merger and acquisition transactions with a high premium of 111.9% and a low premium of 3.0%; and

  . On August 26, 1999, OpenROUTE's closing stock price was $3.13 per share. The date was one day prior the public announcement. The one-day-prior premium of this transaction is 32.0%. This compares to the median premium over one day prior stock price of 31.7% in the comparable merger and acquisition transactions with a high premium of 83.8% and a low premium of 4.3%.

  As mentioned earlier, the average implied exchange ratio based on the daily closing prices per share of OpenROUTE common stock and Netrix common stock for the period from August 26, 1998 to August 26, 1999 was 0.86-to-1.00, compared to the proposed exchange ratio of 1.0-to-1.0.

  Contribution Analysis. Tucker Anthony analyzed OpenROUTE's and Netrix's relative contribution to the combined company with respect to certain measurements, including net sales and EBIT. As a result of the merger, holders of OpenROUTE's common stock will own approximately 50.7% of the pro forma fully diluted Netrix shares (including the 1 million shares to be issued at the time of the merger for executive compensation) on the basis of the exchange ratio of
1.00 to 1.00.

  . OpenROUTE is anticipated to contribute (based on information and projections provided to Tucker Anthony by OpenROUTE and Netrix) 32.9% of the combined sales in calendar 1999 and 28.3% in 2000. Netrix's contribution to combined sales in these periods would be 67.1% and 71.7%, respectively;

  . OpenROUTE will be contributing an EBIT loss of approximately ($4.3 million) in 1999 compared to Netrix's EBIT loss of ($2.4 million) for this period. It is anticipated that OpenROUTE would contribute approximately 20.8% of combined EBIT in calendar 2000, and Netrix would contribute approximately 79.2%.

  Discounted Cash Flow Analysis. Tucker Anthony performed a discounted cash flow analysis of OpenROUTE on a stand-alone basis using OpenROUTE management's projections through 2004. In such analysis, Tucker Anthony assumed terminal value multiples of 12.0x to 14.0x EBITDA in the year 2004 and discount rates of 28% to 34%. Selection of an appropriate discount rate is an inherently subjective process and is affected by numerous factors. The discount rates used by Tucker Anthony were selected based upon OpenROUTE's recent historical financial results, current financial condition and the risk associated with OpenROUTE achieving its financial projections. This range of discount rates also reflects an estimate of the cost of capital that OpenROUTE would incur based upon the achievement of its financial projections and the current valuation parameters for comparable public companies. Such analysis produced present values of OpenROUTE common stock ranging from $3.51 to $4.63 per share. Tucker Anthony compared the range of prices to the implied equity value per share of the proposed merger of $4.13 as of August 26, 1999 and $3.19 as of September 27, 1999.

  In order to assess the relative public market valuation of Netrix common stock to be used by Netrix in exchange for OpenROUTE common stock, Tucker Anthony performed a discounted cash flow analysis of Netrix, on a stand-alone basis based upon Netrix management's projections as adjusted and approved by OpenROUTE management through 2004. In such analysis, Tucker Anthony assumed terminal value multiples of 12.0x to 14.0x EBITDA in the year 2004 and discount rates of 23% to 27%. This analysis produced present values per share for Netrix common stock ranging from $10.06 to $13.19. Tucker Anthony then compared these values to the implied equity value per share of the proposed merger of $4.13 as of August 26, 1999 and $3.19 as of September 27, 1999.

  Tucker Anthony also performed a discounted cash flow analysis of Netrix on a pro forma combined basis with OpenROUTE and compared the resulting values to those of the OpenROUTE standalone case. Beginning in 2001, expected synergies in costs and operating expenses have been estimated by both OpenROUTE and Netrix to reflect the benefits of economies of scale and cost reductions. These synergies are reflected in the projections of the combined entity. In this analysis, Tucker Anthony assumed terminal value multiples of 12.0x to 14.0x combined EBITDA in year 2004 and discount rates of 23% to 27%. This analysis produced present values per share for Netrix common stock on a pro forma combined basis ranging from $10.24 to $13.41. In every case, based on the one-for-one ratio, the combined present value is greater than the present value of OpenROUTE on a standalone basis which ranged from $3.51 to $4.63. Furthermore, the combined present value is modestly greater than Netrix's present value on a standalone basis.

  Analysis of Combined Companies. Tucker Anthony prepared pro forma combined analyses of the financial impact of the merger. In conducting its analysis, Tucker Anthony relied upon the assumptions described above and based this analysis on projected earnings estimates for OpenROUTE (prepared by OpenROUTE management) and Netrix (prepared by Netrix management and adjusted and approved by OpenROUTE management). Tucker Anthony compared the earnings per share of OpenROUTE common stock on a stand-alone basis, to the earnings per share of the common stock of the combined company on a pro forma basis. The analysis indicated that the proposed transaction, assuming it was consummated on December 31, 1999, would be accredited to OpenROUTE's stockholders on the basis of earnings per share in the year 2000 and beyond.

  As of June 30, 1999, combined balance sheets (assuming no merger related adjustments), the combined company would have had approximately $8.1 million of cash and approximately 35.755 million common shares outstanding (including the 1 million shares to be issued at the time of the merger for executive compensation). On a pro forma basis, giving effect to the merger, as of June 30, 1999, the combined company would have had $4.1 million of preferred stock outstanding and $0.4 million of debt. Shareholders' equity would have been approximately $25.3 million, or $0.71 per fully diluted share, compared to OpenROUTE's book value of $13.0 million or $0.71 per fully diluted share as of June 26, 1999.

  As mentioned earlier, Tucker Anthony performed a discounted cash flow analysis of Netrix on a stand-alone basis and pro forma combined giving effect to the proposed merger with OpenROUTE. This analysis indicated that the present value per share for Netrix common stock would increase from a range of $10.06 to $13.19 to a range of $10.24 to $13.41 as a result of the proposed transaction.

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

  The foregoing summary does not purport to be a complete description of the analyses performed by Tucker Anthony. The preparation of a fairness opinion is a complex process and is not susceptible to partial analysis or summary description. Tucker Anthony believes that its analyses must be considered as a whole, and that selecting portions of such analyses without considering all analyses and factors, would create an incomplete view of the processes underlying its opinion. Tucker Anthony did not attempt to assign specific weights to particular analyses. However, there were no specific factors reviewed by Tucker Anthony that did not support its opinion. Any estimates contained in Tucker Anthony's analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth therein. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because such estimates are inherently subject to uncertainty, Tucker Anthony does not assume responsibility for their accuracy.

  Compensation. Pursuant to an engagement letter dated August 13, 1999 between OpenROUTE and Tucker Anthony, OpenROUTE agreed to pay Tucker Anthony a retainer fee of $25,000 and, upon the closing date, a transaction fee equal to the greater of 1.0% of the transaction amount or $500,000. In addition, for delivering its fairness opinion on September 30, 1999, Tucker Anthony received a fee of $125,000, payable upon delivery of its opinion, regardless of the conclusions reached by Tucker Anthony in such opinion. Tucker Anthony's aggregate fee is estimated to be approximately $1,000,000. OpenROUTE has also agreed to reimburse Tucker Anthony for its out-of-pocket expenses. OpenROUTE has also agreed to indemnify Tucker Anthony, its affiliates and their respective directors, officers, employees and agents and controlling persons against certain liabilities relating to or arising out of its engagement including liabilities under the federal securities laws. In the past, Tucker Anthony has not performed investment banking services for OpenROUTE other than as provided for in the engagement letter. During the past two years Tucker Anthony had no prior relationship with OpenROUTE and has not received any compensation from OpenROUTE.

Material Federal Income Tax Consequences of the Merger

  The following discussion summarizes the material United States federal income tax consequences of the merger. This discussion is based on the Internal Revenue Code of 1986, as amended, applicable United States Treasury Regulations, administrative interpretations and court decisions as in effect as of the date of this joint proxy statement/prospectus, all of which may change, possibly with retroactive effect.

  This discussion does not address all aspects of federal income taxation that may be important to an OpenROUTE stockholder in light of that stockholder's particular circumstances or to an OpenROUTE stockholder subject to special rules, such as:

  .  a stockholder who is a foreign person;

  .  a financial institution or insurance company;

  .  a tax-exempt organization;

  .  a dealer or broker in securities;

  . a stockholder that holds its OpenROUTE common stock as part of a hedge, appreciated financial position, straddle or conversion transaction;

  . a stockholder who acquired its OpenROUTE common stock pursuant to the exercise of employee stock options or otherwise as compensation; or

  . stockholders that exercise their appraisal rights in connection with the merger.

  In addition, no information is provided in this joint proxy statement/prospectus with respect to the tax consequences of the merger under any non-income tax or under any applicable foreign, state or local laws.

  OpenROUTE has received an opinion of Swidler Berlin Shereff Friedman, LLP, as special tax counsel, dated as of the date of this joint proxy statement/prospectus, that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that Netrix and OpenROUTE will each be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code. It is a condition to the obligation of OpenROUTE to complete the merger that tax counsel confirm its opinion as of the closing date. OpenROUTE does not intend to waive this condition.

  In delivering its opinion, Swidler Berlin Shereff Friedman, LLP has relied, and, in delivering its closing opinion, will rely, on (1) representations and covenants made by Netrix and OpenROUTE, including those contained in certificates of officers of Netrix and OpenROUTE, and (2) specified assumptions, including an assumption regarding the completion of the merger in the manner contemplated by the merger agreement. In addition, the opinion of Swidler Berlin Shereff Friedman, LLP has assumed, and Swidler Berlin Shereff Friedman, LLP's ability to provide the closing date opinion will depend on, the absence of changes in existing facts or in applicable law between the date of this joint proxy statement/prospectus and the closing date. If any of those representations, covenants or assumptions is inaccurate, Swidler Berlin Shereff Friedman, LLP may not be able to provide the required closing date opinion and/or the tax consequences of the merger could differ from those described in the opinion that Swidler Berlin Shereff Friedman, LLP has delivered. Swidler Berlin Shereff Friedman, LLP's opinion neither binds the Internal Revenue Service nor precludes it or the courts from adopting a contrary position. Netrix and OpenROUTE do not intend to obtain a ruling from the Internal Revenue Service on the tax consequences of the merger.

  Based upon the opinion of Swidler Berlin Shereff Friedman, LLP, the following will be the material United States federal income tax consequences of the merger:

  . no gain or loss will be recognized for federal income tax purposes by Netrix or OpenROUTE as a result of the merger;

  . a holder of OpenROUTE common stock will not recognize gain or loss on the exchange of shares of OpenROUTE common stock for Netrix common stock pursuant to the merger;

  . the aggregate tax basis of the Netrix common stock received by a holder will be the same as the aggregate tax basis of the OpenROUTE common stock exchanged therefor; and

  . the holding period of the Netrix common stock will include the holding period of the OpenROUTE common stock surrendered therefor, provided that the shares of OpenROUTE common stock are held as capital assets on the closing date of the merger.

  This discussion of material federal income tax consequences is intended to provide only a general summary, and is not a complete analysis or description of all potential federal income tax consequences of the merger. This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. Accordingly, we strongly urge each OpenROUTE stockholder to consult its own tax advisor to determine the particular United States federal, state or local or foreign income or other tax consequences to the stockholder of the merger.

Credit facilities

  Under Netrix's credit facility with Coast Business Credit, Netrix is required to either obtain Coast's consent prior to any change in control transaction or prepay the borrowed amounts outstanding. Since the merger would be considered a change in control, before completing the merger Netrix will be required to either (i) obtain a definitive waiver from Coast or (ii) prepay the outstanding amounts owed together with a prepayment penalty of not more than 3.0% of the amount outstanding. As of September 30, 1999 the amount outstanding under this credit facility was $1.2 million. Netrix expects to obtain such waiver on acceptable terms or refinance this obligation.

Appraisal Rights

  Holders of Netrix common stock and preferred stock do not have dissenters' appraisal rights under Delaware law in connection with the merger.

  If the merger becomes effective, a holder of OpenROUTE common stock who does not vote to adopt the merger agreement (if entitled to vote thereon) and who follows the procedures prescribed under the Massachusetts Business Corporation Law may require Netrix to pay the "fair value," determined as provided under the Massachusetts Business Corporation Law, for the shares held by such stockholder. The following is a summary of certain features of the relevant sections of the Massachusetts Business Corporation Law, the provisions of which are set forth in full in Annex D hereto. In order to exercise his statutory appraisal rights, an OpenROUTE stockholder must strictly adhere to the statutory provisions, and we urge each OpenROUTE stockholder who intends to exercise appraisal rights to read carefully the provisions of the Massachusetts Business Corporation Law set forth in Annex D.

  A holder of OpenROUTE common stock who desires to pursue appraisal rights must:

  .  file a written objection to the merger with OpenROUTE pursuant to
     Section 86 of the Massachusetts Business Corporation Law before the taking of the stockholder vote adopt the merger agreement. This objection must state the intention of such stockholder to demand payment for shares owned by such stockholder if the merger agreement is approved and adopted and the merger is consummated;

  .  not vote in favor of the merger agreement; and

  . make written demand to Netrix as the surviving corporation for payment for the holder's shares within 20 days after the date Netrix mails a notice to the holder that the merger has become effective. Netrix will send this notice within ten days of the effective time of the merger. A holder's written objection and written demand should be delivered to Netrix Corporation, 13595 Dulles Technology Drive, Herndon, Virginia 20171, Attention: Peter J. Kendrick, Secretary. It is recommended that the objection and demand be sent by registered or certified mail, return receipt requested.

  A stockholder who files the required written objection with OpenROUTE prior to the stockholder vote need not vote against the merger agreement. A holder of OpenROUTE common stock who votes in favor of the adoption of the merger agreement will be deemed to have waived the right to exercise appraisal rights. A vote against the merger agreement does not alone constitute a written objection.

  The value of the OpenROUTE common stock will be determined initially by Netrix as the surviving corporation and the dissenting stockholder. If, during the period of 30 days after the expiration of the period during which the demand may be made, Netrix and the stockholder fail to agree on the value of the Netrix common stock, either of them may file a bill in equity in the Superior Court Department of Worcester County, Massachusetts, asking the court to determine the value. The bill in equity must be filed within four months after the date of expiration of the foregoing 30-day period. If the bill in equity is timely filed, the court or an appointed special master will hold a hearing. After the hearing, the court will enter a decree determining the fair value of the OpenROUTE common stock and order Netrix to make payment of that value, with interest, if any, from the date of the vote approving the merger agreement to the stockholders entitled to said payment. This payment, however, will be conditioned on transfer by them to Netrix of the certificates representing their OpenROUTE common stock. The "fair value" of the OpenROUTE common stock determined in accordance with the procedures described above could be more than, the same as or less than the merger consideration.

  For appraisal proceeding purposes, "fair value" is determined as of the day before the approval of the merger agreement by stockholders, excluding any element of value arising from the expectation or accomplishment of the merger.

  The enforcement by a stockholder of his request to receive payment for shares of OpenROUTE common stock, as provided under the applicable statutory provisions, is an exclusive remedy except that such remedy does not exclude the right of a stockholder to bring or maintain an appropriate proceeding to obtain relief on the ground that said corporate action will be or is illegal or fraudulent as to said stockholder. In Coggins v. New England Patriots Football Club, Inc., 397 Mass. 525 (1986), however, the Massachusetts Supreme Judicial Court held that dissenting stockholders are not limited to the statutory remedy of judicial appraisal where violations of fiduciary duty exist.

  A final judgment by the court or a special master determining the fair value of the OpenROUTE common stock would be binding on and enforceable by holders of OpenROUTE common stock who have perfected their statutory appraisal rights. A stockholder who perfects his rights as a dissenting stockholder will not, after the effective time, be entitled to notices of meetings, to vote, or to receive dividends.

  Each share of OpenROUTE common stock held by stockholders who seek to exercise appraisal rights and, after the effective time, fail to perfect or lose any such right to appraisal, will be treated as a share that had been converted as of the effective time of the merger into the right to receive the merger consideration as provided in the merger agreement.

Federal Securities Laws Consequences; Stock Transfer Restriction Agreements

  This joint proxy statement/prospectus does not cover any resales of the Netrix common stock to be received by the stockholders of OpenROUTE upon completion of the merger, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any such resale.

  All shares of Netrix common stock received by OpenROUTE stockholders in the merger will be freely transferable, except that shares of Netrix common stock received by persons who are deemed to be "affiliates" of OpenROUTE under the Securities Act of 1933 at the time of the OpenROUTE meeting may be resold by them only in transactions permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of OpenROUTE for such purposes generally include individuals or entities that control, are controlled by or are under common control with OpenROUTE and include directors and executive officers of OpenROUTE. The merger agreement requires that OpenROUTE use reasonable efforts, prior to the merger, to cause each of such affiliates to execute a written agreement to the effect that such persons will not offer, sell or otherwise dispose of any of the shares of Netrix common stock issued to them in the merger in violation of the Securities Act or the related SEC rules.

Accounting Treatment

  Netrix will account for the merger under the purchase method of accounting, with Netrix being the acquiror for accounting purposes. Immediately following the merger, Netrix shares held by Netrix stockholders will represent approximately 45% of the outstanding shares of Netrix. The board of directors of the combined companies will consist of five former Netrix directors and four OpenROUTE directors with the Chief Executive Officer of Netrix, Steven T. Francesco, serving as Chairman of the Board of the combined companies' board of directors. Additionally, the members of the Nominating Committee of the Board of Directors will be Steven T. Francesco, Bryan R. Holley, Chief Executive Officer of OpenROUTE, and a current director of Netrix.

  Under the purchase method of accounting, the assets and liabilities of Netrix will be brought forward at their net book values, a new basis will be established for OpenROUTE's assets and liabilities and any excess of the consideration over the fair value of OpenROUTE's assets and liabilities will be accounted for as goodwill. The revenues and expenses of Netrix and OpenROUTE will be consolidated from the date of consummation of the merger.

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

               INTERESTS OF OFFICERS AND DIRECTORS IN THE MERGER

  In considering the recommendations of the Netrix board and the OpenROUTE board with respect to the merger, stockholders of Netrix and OpenROUTE should be aware that officers and directors of Netrix and OpenROUTE may have interests in the merger that are different from, or in addition to, their interests as stockholders of Netrix and OpenROUTE generally. The Netrix board and the OpenROUTE board were aware of such interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated by the merger agreement.

Netrix

  Steven T. Francesco, Netrix's Chairman and Chief Executive Officer, and Peter
J. Kendrick, Netrix's Chief Financial Officer, have employment agreements with Netrix that provide them with, among other things, benefits upon a change of control of Netrix. In addition, the stock options granted to Mr. Francesco and Mr. Kendrick have been granted under Netrix's 1999 Long Term Incentive Plan, which provides for accelerated vesting of all options upon a change of control. Mr. Francesco is a member of the Netrix board and voted in favor of the merger when the Netrix board considered it.

  Mr. Francesco, the Chairman and Chief Executive Officer of Netrix, entered into an employment agreement effective as of March 22, 1999. The term of Mr. Francesco's agreement is through March 21, 2002. Under the agreement, Mr. Francesco is paid a base salary of $160,000 per annum, and he is eligible for an annual bonus to be established in the sole discretion of the compensation committee of the Netrix board. In addition, Mr. Francesco has been issued options to purchase 1,600,000 shares of Netrix common stock. The first 400,000 options have an exercise price of $1.50 per share and vested upon grant. The remaining 1,200,000 options are exercisable at $2.75 per share, and 400,000 vest on each anniversary of the agreement, subject to acceleration if certain performance criteria are met. To date, no such criteria have been attained. Pursuant to the stock option plan under which the options were granted, all of Mr. Francesco's options vest immediately upon a change in control of Netrix. The merger will be a change of control for this purpose, and all 1,200,000 options will vest immediately upon consummation of the merger. Mr. Francesco's employment agreement also provides that, in the event of a change in control of Netrix, Mr. Francesco will be issued 1,000,000 shares of Netrix common stock.

  Mr. Kendrick, the Chief Financial Officer of Netrix, entered into an employment agreement effective as of August 2, 1999. The term of Mr. Kendrick's employment agreement extends until August 1, 2001. Under the agreement, Mr. Kendrick is paid a base salary of $100,000 per annum, and he is eligible to receive a bonus in an amount to be determined by the Netrix board. In addition, Mr. Kendrick has been granted options to purchase 100,000 shares of Netrix common stock at an exercise price of $2.50 per share. Half of these options will vest on December 31, 1999, and half will vest on August 3, 2000. Pursuant to the stock option plan under which the options were granted, all of Mr. Kendrick's options vest immediately upon a change of control of Netrix. The merger will be a change of control for this purpose, and all 100,000 options will vest immediately upon consummation of the merger.

OpenROUTE

  Board of Directors. In connection with their approval of the merger, the board of directors of OpenROUTE accelerated the vesting of all stock options held by OpenROUTE's directors effective as of the closing of the merger, and in addition modified such options so that they will be exercisable for a two-year period after their holder ceases to be a director or employee (provided that the foregoing changes do not apply to an option to purchase 5,000 shares held by Dr. Robert M. Glorioso). The vesting of options to purchase an aggregate of 150,625 shares of OpenROUTE common stock held by OpenROUTE's directors will be accelerated as a result of the merger. Such number excludes options to purchase 288,480 shares held by Mr. Holley, whose vesting also will be accelerated by virtue of previously existing contractual arrangements as described in the following paragraph.

  Interests of OpenROUTE Management. OpenROUTE previously entered into severance agreements with Bryan R. Holley, Thomas A. Aucella, Henry Barber, Robert A. Koch, Bruce MacAloney and Richard E. Sterry, all of whom are OpenROUTE executive officers. Pursuant to these agreements, upon a change of control of OpenROUTE, all options held by the subject executive officers will immediately vest in full, and upon the termination of their employment, each could be paid severance payments. The closing of the merger with Netrix will constitute a change of control for this purpose. Except for the identity of the executives and the dates, the agreements are identical in all material respects.

  Pursuant to such agreements, as a result of the merger, the vesting of options to purchase an aggregate of 766,980 shares of OpenROUTE common stock held by Messrs. Holley, Aucella, Barber, Koch, MacAloney and Sterry will be accelerated. In addition, upon the termination of the subject executive's employment following the merger, and subject to the fulfillment of certain conditions, each of the executives will receive a severance benefit equal to one year's salary. Each of the agreements has a term from the date of the agreement to the earliest to occur of:

  .  four years from the date of the agreement;

  .  termination of the executive's employment:

    -- by death or disability;

    --for cause;

    -- by the executive, unless justified under the terms of the agreement by actions of OpenROUTE subsequent to a change in control; or

  .  one year after the date of a change in control.

  Each of the agreements also contains a 12-month noncompete provision in the event severance payments are made pursuant to the agreements.

  Because the acceleration of the options held by OpenROUTE's directors and officers described above are modifications to the terms of the OpenROUTE stock option plan, a compensation charge of approximately $5.2 million will be incurred at the time of the merger (based on an assumed $7.00 per share market price).

  In December 1998, OpenROUTE loaned certain of its executive officers, including Messrs. Aucella, Holley, Koch and Sterry $22,000, $27,500, $22,000 and $22,000, respectively, under a Stay Put Bonus Agreement. Each executive was loaned the money for a period of one year at an annual percentage rate of 7%. The interest accrues on the unpaid balance beginning on January 1, 1999, until either forgiven or paid back. The loans will be forgiven at the rate of 1/12 of the original balance for each calendar month the executive remains employed by OpenROUTE. If the executive leaves OpenROUTE voluntarily and any balance of the loan and accrued interest is still outstanding then the executive is obligated to pay the balance of the loan and accrued interest back to the OpenROUTE. If 40% or more of the outstanding OpenROUTE common stock is acquired by an entity or if OpenROUTE enters into a pooling of interest transaction, the balance of the loan and accrued interest will be forgiven at the time of the respective transaction. Closing of the merger prior to January 1, 2000 will result in early forgiveness of the balance of these loans.

Indemnification; Directors' and Officers' Insurance

  The merger agreement provides that Netrix, as the surviving corporation, must purchase and maintain for a period of six years, directors' and officers' liability insurance no less favorable in coverage and amount than that maintained by OpenROUTE immediately prior to the merger. It also provides that Netrix must refrain from taking any action to alter or impair any exculpatory or indemnification provisions presently existing in the Netrix charter or by-laws or in any agreements entered into by Netrix. In addition, to the extent that the latter provisions fail to indemnify present or former directors and officers of OpenROUTE or any of its subsidiaries prior to the merger, the merger agreement obligates Netrix, as the surviving corporation, to indemnify such individuals with respect to events that occurred prior to the completion of the merger or in relation to the merger itself and the transactions related to it, with certain exceptions, for a period of six years following the completion of the merger. See "The Merger Agreement-- Indemnification; Directors' and Officers' Insurance."

  OpenROUTE entered into agreements with each director and executive officer of OpenROUTE whereby OpenROUTE agreed to:

  . indemnify, to the fullest extent permitted by law, the director or officer for liabilities the director or officer incurs as a result of him serving as a director, officer or employee of OpenROUTE; and

  . advance to the director or officer expenses, including attorneys fees, that the director or officer incurs in connection with defending or participating in any lawsuit or proceeding as a result of serving as a director, officer or employee of OpenROUTE.

  As the surviving corporation of the merger, Netrix will have the same obligations to indemnify and advance expenses to the directors and officers of OpenROUTE as OpenROUTE's obligations prior to the merger.

  Each agreement provides for indemnification to the fullest extent permitted by law. The agreements provide indemnification rights to the directors and officers that are in addition to, and not in lieu of, indemnification rights otherwise provided by law, in OpenROUTE's by-laws or in OpenROUTE's certificate of incorporation.

  Directors and officers are not entitled to indemnification or advancement of expenses for acts, omissions or transactions from which the director or officer may not be relieved under applicable law.

                              THE MERGER AGREEMENT

  This section is a summary of the material terms of the merger agreement, a copy of which is attached as Annex A to this document. The following description does not purport to be complete and is qualified by reference to the merger agreement. We encourage you should to read the full text of the merger agreement for details of the merger and the terms and conditions of the merger agreement.

The Merger

  When the merger occurs, OpenROUTE will be merged with and into Netrix in accordance with the Delaware General Corporation Law and the Massachusetts Business Corporation Law. Netrix will be the surviving corporation in the merger. Each share of OpenROUTE common stock outstanding immediately before the merger, other than shares owned or held by Netrix, OpenROUTE or any dissenting shareholder of OpenROUTE which will be canceled, will be converted into the right to receive one share of Netrix common stock. See "The Merger--What OpenROUTE Stockholders Will Receive in the Merger". Accordingly, at the effective time of the merger, Netrix will issue approximately 15.6 million shares of Netrix common stock to existing OpenROUTE stockholders in exchange for their shares of OpenROUTE common stock, and OpenROUTE will become a wholly owned subsidiary of Netrix. The shares of Netrix common stock issued to OpenROUTE stockholders in the merger will constitute approximately 55% of the outstanding Netrix common stock after the merger. Netrix common stock is described beginning on page 105.

  Under the terms of the merger agreement, at the effective time of the merger:

  . the certificate of incorporation of the constituent corporation, Netrix, will continue in effect as the certificate of incorporation of the surviving corporation until thereafter amended in accordance with its terms and applicable law, except that Article Fourth of the certificate of incorporation will be amended immediately at the effective time of the merger to provide that the total number of authorized shares of capital stock that the corporation has the authority to issue will be 56,000,000 shares, consisting of: (i) 55,000,000 shares of common stock, $0.05 par value per share; and (ii) 1,000,000 shares of preferred stock, $0.05 par value per share.

  . the by-laws of Netrix in effect immediately prior to the effective time of the merger will be the by-laws of the surviving corporation, Netrix, until thereafter amended in accordance with their terms and as provided by law; and

  . the officers of Netrix as of the effective time will be the officers of the surviving corporation and the directors of Netrix as of the effective time will be the directors of the surviving corporation.

Timing of Closing

  The merger will become effective on the date we file a certificate of merger with the Secretary of State of the State of Delaware or at such later time as we may agree and specify in the certificate of merger. We plan to file the certificate of merger as soon as practicable after the conditions set forth in the merger agreement have been satisfied or waived.

Conversion of OpenROUTE Common Stock

  At and as of the effective time of the merger, each outstanding share of OpenROUTE common stock will be converted into the right to receive one share of Netrix common stock. As of the effective time, OpenROUTE shares will be canceled and will cease to exist and a holder of such shares will cease to have any rights with respect to the shares except the right to receive an equivalent number of shares of Netrix common stock.

  Netrix will appoint an exchange agent to handle the exchange of OpenROUTE stock in the merger for Netrix stock. Soon after the effective time of the merger, the exchange agent will send to each holder of OpenROUTE common stock a letter of transmittal for use in the exchange and instructions explaining how to surrender OpenROUTE stock certificates to the exchange agent. Holders of certificates representing shares of

OpenROUTE common stock that surrender their certificates to the exchange agent, together with a properly completed letter of transmittal, will receive the appropriate number of shares of Netrix. Holders of unexchanged shares of OpenROUTE common stock will not be entitled to receive any dividends or other distributions payable by Netrix after the effective time of the merger until their certificates are surrendered or, with respect to uncertificated shares, until a properly completed letter of transmittal is delivered to the exchange agent.

Conversion of OpenROUTE Stock Options

  At the effective time of the merger, each outstanding option, warrant and other right granted by OpenROUTE to acquire shares of OpenROUTE common stock will be converted into an option, warrant or other right to acquire Netrix common stock with the same terms and conditions that the OpenROUTE stock option, warrant or right had before the effective time of the merger.

Representation on Netrix Board

  Prior to the completion of the merger, Netrix will cause the number of directors constituting its board of directors to be fixed at nine directors and will elect the CEO of OpenROUTE and three independent directors designated by OpenROUTE to the Netrix board. In addition, at the first annual meeting of the stockholders of Netrix held after the merger, Netrix shall use all commercially reasonable efforts to cause to be elected as a director:

  . the President and Chief Executive Officer of OpenROUTE, to serve until the annual meeting of the stockholders of Netrix in 2003;

  . two independent directors designated by OpenROUTE's board, to serve until the annual meeting of the stockholders of Netrix in 2002; and

  . one independent director designated by OpenROUTE's board, to serve until the annual meeting of the stockholders of Netrix in 2001.

Representations and Warranties

  The merger agreement contains essentially reciprocal representations and warranties made by each of Netrix and OpenROUTE to the other, including representations and warranties relating to:

  .  organization, standing and power,

  .  capitalization,

  .  subsidiaries and ownership of subsidiary stock,

  .  the absence of voting agreements affecting the merger,

  . power and authority to enter into and consummate the transactions under the merger agreement,

  . absence of conflicts between organizational documents, laws and agreements and the transactions under the merger agreement,

  .  filings with the Securities and Exchange Commission,

  . financial statements and incurrence of liabilities since January 1, 1999,

  .  conduct of business since January 1, 1999,

  .  compliance with applicable laws,

  .  brokers' and finders' fees with respect to the merger,

  .  litigation and liabilities,

  .  tax matters,

  .  receipt of fairness opinions,

  .  employee benefits,

  . board of directors approval for purposes of Section 110C-110F of the Massachusetts Business Corporation Law (OpenROUTE only),

  .  year 2000 compliance,

  .  environmental matters,

  .  intellectual property,

  .  insurance,

  .  material contracts, and

  . circumstances that would prevent the merger from qualifying as a tax free reorganization.

  All representations and warranties of Netrix and OpenROUTE expire at the effective time of the merger.

Certain Covenants

  Each of Netrix and OpenROUTE has undertaken certain covenants in the merger agreement. The following summarizes the more significant of these covenants.

  Cooperation Covenant. Netrix and OpenROUTE will cooperate with each other to take all actions and do all things necessary or advisable under the merger agreement and applicable laws to complete the merger and the other transactions contemplated by the merger agreement.

  Conduct of business of OpenROUTE pending the completion of the merger. OpenROUTE is required to conduct its business in the ordinary course consistent with past practice until the effective time of the merger. Without limiting the generality of this obligation, OpenROUTE has agreed that, until the completion of the merger, except as otherwise permitted by the merger agreement or if Netrix consents in writing, it and its subsidiaries will not:

  .  amend its organizational documents;

  . issue additional capital stock or securities convertible into or exercisable for, or any rights, warrants or options to acquire any capital stock, with specified permitted exceptions;

  . sell or otherwise dispose of or encumber any assets, which individually or in the aggregate are material to OpenROUTE and its subsidiaries taken as a whole other than equipment sales from inventory arising in the ordinary course of business consistent with past practice;

  . declare, set aside or pay any dividends on its capital stock, except that this does not apply to wholly owned subsidiaries;

  . split, combine or reclassify its capital stock or redeem, repurchase or otherwise acquire its capital stock;

  . make any acquisitions, other than of assets used in the operation of OpenROUTE's business acquired in the ordinary course of business consistent with past practice;

  . incur capital expenditures other than those incurred or committed to in the ordinary course of business consistent with past practice and which, together with all expenditures incurred or committed since January 1, 1999, are not in excess of previously budgeted amounts;

  .  except in the ordinary course of business consistent with past practice,
     (1) make any loans, advances, capital contributions or investments, (2) pay or discharge any claims or liabilities and (3) incur any indebtedness except under existing facilities or refinancings of existing facilities;

  . increase the compensation of its directors, officers and employees, except for (1) customary increases to employees who earn less than $120,000 in annual cash compensation, (2) customary bonuses and (3) immaterial changes to employee benefit plans;

  . change its methods of accounting or income tax elections, except as required by generally accepted accounting principles; or

  . take specified other actions that could reasonably be expected to prevent the satisfaction of any of the conditions to the merger.

  Conduct of business of Netrix pending completion of the merger. Netrix has agreed that, until the completion of the merger or as provided below, except as otherwise permitted by the merger agreement, it and its subsidiaries will not:

  . amend its organizational documents in a manner that would have an adverse effect on the merger and the transactions contemplated by the merger agreement,

  . issue additional capital stock or securities convertible into or exercisable for, or any rights, warrants or options to acquire any capital stock, with specified permitted exceptions,

  . sell or otherwise dispose of or encumber any assets, which, individually or in the aggregate, are material to Netrix and its subsidiaries taken as a whole, other than equipment sales from inventory arising in the ordinary course of business,

  . declare, set aside or pay any dividends on its capital stock, except this does not apply to wholly owned subsidiaries,

  . split, combine or reclassify its capital stock or redeem, repurchase or otherwise acquire its capital stock,

  . increase the compensation of its directors, officers and employees, except for (1) customary increases to employees who earn less than $120,000 in annual cash compensation, (2) customary bonuses and (3) immaterial changes to employee benefit plans,

  . without consulting OpenROUTE in advance, make any acquisitions, other than of assets used in the operation of Netrix's business acquired in the ordinary course of business consistent with past practice,

  . without consulting with OpenROUTE in advance, incur capital expenditures other than those incurred or committed to in the ordinary course of business consistent with past practice,

  . without consulting with OpenROUTE in advance, (1) make any investments except as contemplated by the preceding bullet point, (2) pay or discharge any claims or liabilities other than those incurred or committed to in the ordinary course of business consistent with past practice and (3) incur any indebtedness except in connection with actions under the preceding bullet point or under existing facilities or refinancings of existing facilities,

  . without consulting with OpenROUTE in advance, change its methods of accounting or income tax elections, except as required by generally accepted accounting principles, and

  . take specified other actions that could reasonably be expected to prevent the satisfaction of any of the conditions to the merger.

  No Solicitation of Alternative Transactions by OpenROUTE. OpenROUTE and its subsidiaries and their officers, directors, employees and advisors will not take action to solicit or encourage an offer for an alternative acquisition transaction involving OpenROUTE of a nature defined in the merger agreement.

  Restricted actions include engaging in any discussions with or furnishing any information to a potential bidder, or knowingly taking any other action designed to facilitate an alternative transaction. OpenROUTE is permitted to take these actions in response to an unsolicited offer, however, if the unsolicited offer is made prior to the time that the OpenROUTE stockholder approval is obtained and if prior to taking any of these actions:

  . the OpenROUTE board determines in good faith, based on the advice of a financial advisor of nationally recognized reputation, that taking any of these actions is reasonably likely to result in a superior proposal,

  . the OpenROUTE board determines in good faith, based on a written opinion of outside legal counsel, that not taking any of these actions would violate the OpenROUTE board's fiduciary duties to the OpenROUTE stockholders, and

  . OpenROUTE receives from such person an executed confidentiality agreement substantially similar to the existing confidentiality agreement between OpenROUTE and Netrix.

  OpenROUTE must provide Netrix with prior notice of any such action and must keep Netrix reasonably informed of the status and details of any offer.

  OpenROUTE Board's Covenant to Recommend. The OpenROUTE board has agreed to recommend the approval and adoption of the merger agreement to OpenROUTE's stockholders. However, the OpenROUTE board is permitted to withdraw or to modify this recommendation in a manner adverse to Netrix if, prior to the time OpenROUTE stockholder approval is obtained, (1) the OpenROUTE board determines in good faith, based on the advice of a nationally recognized financial advisor, that an unsolicited acquisition proposal is superior to the merger and
(2) the OpenROUTE board determines in good faith, based on a written opinion of outside legal counsel, that not taking any of these actions would violate the OpenROUTE board's fiduciary duties to the OpenROUTE stockholders.

  No Solicitation of Conflicting Acquisition Transactions by Netrix. Netrix and its subsidiaries and their officers, directors, employees and advisers will not take action to solicit or encourage an offer for an acquisition transaction involving Netrix that would:

  . not be consistent with the merger agreement, the merger or the other transactions contemplated by the merger agreement,

  .  result in a material delay of the merger, or

  . materially and adversely impact the likelihood of obtaining any consent which is necessary to satisfy the closing conditions under the merger agreement.

  These transactions are referred to as "conflicting acquisition transactions" in the rest of this section.

  Restricted actions include engaging in any discussions with or furnishing any information to a potential bidder, or knowingly taking any other action designed to facilitate a conflicting acquisition transaction. Netrix is permitted to take these actions in response to an unsolicited offer, however, if the unsolicited offer is made prior to the time that the Netrix stockholder approval is obtained and if prior to taking any of these actions:

  . the Netrix board determines in good faith, based on the advice of a financial advisor of nationally recognized reputation, that taking any of these actions is reasonably likely to result in a superior proposal,

  . the Netrix board determines in good faith, based on a written opinion of outside legal counsel, that not taking any of these actions would violate the Netrix board's fiduciary duties to the Netrix stockholders, and

  . Netrix receives from such person an executed confidentiality agreement substantially similar to the existing confidentiality agreement between OpenROUTE and Netrix.

  Netrix must keep OpenROUTE reasonably informed of the status and details of any acquisition proposal it receives, regardless of whether the acquisition proposal offer would be a conflicting acquisition transaction.

  Netrix Board's Covenant to Recommend. The Netrix board has agreed to recommend the approval of the merger agreement to Netrix's stockholders. However, the Netrix board is permitted to withdraw or to modify in a manner adverse to OpenROUTE this recommendation if (1) the Netrix board determines in good faith, based in part on the advice of a nationally recognized financial advisor, that an unsolicited acquisition proposal is superior to the merger with OpenROUTE and (2) the Netrix board determines in good faith, based on a written opinion of outside legal counsel, that not taking any of these actions would violate the Netrix board's fiduciary duties to the Netrix stockholders.

  Covenant to Hold Stockholder Meetings. Netrix and OpenROUTE have agreed to submit their respective merger proposals to their stockholders at the special meetings even if their boards of directors no longer recommend that their stockholders approve such proposals.

  Indemnification and Insurance of OpenROUTE Directors and Officers. After the merger, the surviving corporation will, for a period of six years after the effective time of the merger:

  . maintain the current provisions regarding elimination of liability of directors and indemnification of officers, directors and employees contained in the certificate of incorporation, by-laws or indemnification or employment agreements of OpenROUTE; and

  . provide directors' and officers' liability insurance for acts and omissions occurring before the merger no less favorable in coverage or amount than the insurance maintained by OpenROUTE prior to the merger, provided, that if OpenROUTE's current liability insurance terminates for any reason, the surviving corporation will use its reasonable best efforts to obtain comparable insurance; and

  . if the measures outlined above are insufficient to indemnify a director or officer, Netrix will indemnify such director or officer to the fullest extent permissible under applicable law.

  Employee benefits. After the merger, Netrix will arrange for each OpenROUTE employee participating in any of the OpenROUTE employee benefit plans to participate in any counterpart Netrix benefit plan in accordance with Netrix's eligibility criteria. In this regard, OpenROUTE participants will:

  . receive full credit for years of service with OpenROUTE, to the extent recognized for the purposes of OpenROUTE's plans, and

  . participate in Netrix plans on terms no less favorable than those offered by Netrix to its own similarly situated employees.

  In addition, Netrix will give full credit under its employee welfare benefit plans for all co-payments, deductibles and out-of-pocket maximums satisfied by OpenROUTE employees and their dependents in the calendar year in which the merger is consummated. Also, Netrix may cause the surviving corporation and its subsidiaries to continue one or more of the OpenROUTE plans if those plans provide benefits which are no less favorable than the benefits provided under the counterpart plans of Netrix.

  Certain Other Covenants. The merger agreement contains other mutual covenants of the parties that are typical for a transaction similar to the merger.

Conditions to the Completion of the Merger

  The obligations of Netrix to complete the merger are subject to the satisfaction or waiver of all of the following conditions:

  .  approval of the merger by Netrix stockholders,

  . approval of the amendment to Netrix's certificate of incorporation to increase the authorized common stock,

  . receipt by each party of consents or approvals from any person, including any relevant regulatory bodies, required for completion of the merger, except for those which the failure to obtain would not have a material adverse effect on Netrix or OpenROUTE,

  . accuracy, in all material respects, as of closing of the representations and warranties made by OpenROUTE to the extent specified in the merger agreement, except for representations and warranties which address matters only as of a particular date,

  . performance in all material respects by OpenROUTE of the obligations required to be performed by it at or prior to closing,

  .  absence of a legal prohibition on completion of the merger,

  . absence of an imposition by any regulatory authority of any condition, requirement or restriction which:

    -- prohibits Netrix's ownership or operation of, or which compels
       Netrix to dispossess, all or any significant portion of OpenROUTE's business as a result of the merger,

    -- imposes material limitations on the ability of Netrix to acquire or hold or exercise effectively all rights with respect to the OpenROUTE shares it acquires in the merger, or

    -- imposes any limitation on the ability of Netrix effectively to control in any material respect the business and operations of OpenROUTE,

  . receipt of an opinion from Kelley Drye & Warren, LLP that the merger will qualify as a tax-free reorganization,

  . approval for the listing on the Nasdaq National Market of the shares of Netrix common stock to be issued in the merger, and

  . absence of an order suspending the effectiveness of the registration statement of which this document is a part and the absence of any SEC proceedings, or threatened SEC proceedings, for that purpose.

  The obligations of OpenROUTE to complete the merger are subject to the satisfaction or waiver of all of the following conditions:

  .  approval of the merger by the OpenROUTE stockholders,

  . receipt by each party of consents or approvals from any person, including any relevant regulatory bodies, required for completion of the merger, except for those that the failure to obtain would not have a material adverse effect on Netrix or on Netrix and OpenROUTE as combined after the merger,

  . accuracy, in all material respects, as of closing of the representations and warranties made by Netrix to the extent specified in the merger agreement, except for those representations and warranties which address matters only as of particular date,

  . performance in all material respects by Netrix of the obligations required to be performed by it at or prior to closing,

  .  absence of a legal prohibition on completion of the merger,

  . absence of an imposition by any regulatory authority of any condition, requirement or restriction which prohibits Netrix's ownership or operation of, or which compels Netrix to dispossess, all or any significant portion of its or OpenROUTE's business or assets as a result of the merger or which makes the purchase of, or payment for, OpenROUTE's shares illegal,

  . receipt of an opinion from Swidler Berlin Shereff Friedman, LLP that the merger will qualify as a tax-free reorganization,

  . approval for the listing on the Nasdaq National Market of the shares of Netrix common stock to be issued in the merger, and

  . absence of an order suspending the effectiveness of the registration statement of which this document is a part and the absence of any SEC proceedings, or threatened SEC proceedings, for that purpose.

Termination of the Merger Agreement

  Right to Terminate. The merger agreement may be terminated by mutual written consent of Netrix and OpenROUTE at any time prior to its becoming effective. In addition, either Netrix or OpenROUTE can terminate the merger agreement and abandon the merger if any of the following occurs:

  . the merger has not become effective by February 29, 2000 and the failure to complete the merger by that date is not due to the action or failure to act by the party seeking to terminate; or

  . a governmental authority takes a final and nonappealable action that prohibits the merger or results in a condition to the closing obligations of the terminating party becoming incapable of being satisfied by February 29, 2000; or

  . in the event that the merger agreement, merger and related transactions fail to receive the requisite stockholder approval at either the Netrix or OpenROUTE special meeting; or

  . OpenROUTE's stockholders exercise their appraisal rights with respect to more than $2,500,000 in value of OpenROUTE common stock.

  In addition, Netrix may terminate the merger agreement and abandon the merger if:

  . the OpenROUTE board enters into or publicly announces its intention to enter into an alternative acquisition proposal;

  . the OpenROUTE board withdraws its recommendation to OpenROUTE stockholders to approve the merger proposal;

  . the OpenROUTE board, after receipt of an alternative acquisition proposal, fails to confirm publicly, within ten days of a request by Netrix for public confirmation, its recommendation to OpenROUTE stockholders that they adopt and approve the merger agreement and merger;

  . OpenROUTE or any of its representatives, except as explicitly permitted in the merger agreement, takes any of the actions proscribed in Section 5(h) of the merger agreement; or

  . in the event that OpenROUTE breaches any of its representations, warranties or covenants under the merger agreement and the breach results in the failure of a condition under the merger agreement and the breach cannot be or is not cured within thirty days after written notice is given by Netrix to OpenROUTE of the breach, as long as Netrix is not then in material breach of any representation, warranty or covenant under the merger agreement.

  Finally, OpenROUTE may terminate the merger agreement and abandon the merger if:

  . the Netrix board enters into or publicly announces its intention to enter into an acquisition transaction that is inconsistent with the merger;

  . the Netrix board withdraws its recommendation to Netrix stockholders to approve the merger proposal, including amendment of the Netrix charter to authorize additional shares of capital stock or the issuance of shares of Netrix common stock in connection with the merger;

  . the Netrix board, after receipt of an alternative acquisition proposal, fails to confirm publicly, within ten days of a request by Netrix for public confirmation, its recommendation to OpenROUTE stockholders that they adopt and approve the merger agreement and merger;

  . in the event that Netrix breaches any of its representations, warranties or covenants under the merger agreement and the breach results in the failure of a condition under the merger agreement and the breach cannot be or is not cured within thirty days after written notice is given by OpenROUTE to Netrix of the breach, as long as OpenROUTE is not then in material breach of any representation, warranty or covenant under the merger agreement; or

  . Netrix or any of its representatives, except as explicitly permitted in the merger agreement, takes any of the actions prescribed in Section 5(i) of the merger agreement.

  Although the Netrix and OpenROUTE boards may withdraw their recommendations of the merger in response to a superior acquisition proposal, neither Netrix nor OpenROUTE is permitted to terminate the merger agreement to accept a superior acquisition proposal made by a third party. Accordingly, it is expected that the Netrix and OpenROUTE special meetings will be held even if Netrix or OpenROUTE receives a superior acquisition proposal from a third party.

  Termination Fees. OpenROUTE has agreed to pay Netrix a termination fee of $1 million in cash if:

  .  Netrix terminates the merger agreement because the OpenROUTE board:

    -- enters into or publicly announces its intention to enter into an alternative acquisition proposal,

    -- withdraws its recommendation of the approval of the merger, or

    -- after receiving an alternative acquisition proposal, fails to publicly confirm its recommendation of the merger within ten days after Netrix requests that a public confirmation be made.

  . Netrix terminates the merger agreement because OpenROUTE or its representatives solicit, negotiate or enter into an alternative acquisition proposal; or

  . any person proposes an alternative acquisition proposal that remains in effect on December 31, 1999, and the OpenROUTE stockholders do not approve the merger prior to termination of the merger agreement as a result of the failure to complete the merger by February 29, 2000.

  Netrix has agreed to pay OpenROUTE a termination fee of $1 million in cash if:

  .  OpenROUTE terminates the merger agreement because the Netrix board:

    -- enters into or publicly announces its intention to enter into an acquisition transaction that is inconsistent with the merger,

    -- withdraws its recommendation of the approval of the merger, or

    -- after receiving an alternative acquisition proposal, fails to publicly confirm its recommendation of the merger within ten days after OpenROUTE requests that a public confirmation be made,

  . OpenROUTE terminates the merger agreement because Netrix or its representatives solicit, negotiate or enter into an acquisition transaction that is inconsistent with the merger agreement, or

  . any person proposes an acquisition transaction that is inconsistent with the merger and remains in effect on December 31, 1999, and the Netrix stockholders do not approve the merger prior to termination of the merger agreement as a result of the failure to complete the merger by February 29, 2000.

Other Expenses

  Expenses incurred by Netrix and OpenROUTE in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring such expenses, except that expenses incurred in connection with the printing of this joint proxy statement/prospectus and the filing of the registration statement in which this joint proxy statement/prospectus is included will be shared equally by Netrix and OpenROUTE.

Amendments and Waivers

  Amendments. Any provision of the merger agreement may be amended prior to the effective time of the merger if the amendment is approved by the board of directors of Netrix and OpenROUTE. After the approval of the merger agreement by the stockholders of either Netrix or OpenROUTE, any amendment is subject to the restrictions contained in the Massachusetts Business Corporation Law, and the Delaware General Corporation Law. No amendment is valid unless such amendment is in writing and is signed by Netrix and OpenROUTE.

  Waiver. At any time before the effective time of the merger, by a waiver in writing and signed by the party against whom the waiver is to be effective, any party may waive compliance with any of the agreements or conditions contained in the merger agreement provided, however, that no waiver of any default, representation or breach of warranty or covenant under the merger agreement should be deemed to extend to any part or subsequent default misrepresentation or breach of warranty or covenant.

Voting Agreements

  Netrix has entered into a voting agreement with its Chairman of the Board of Directors and Chief Executive Officer, Steven T. Francesco. Pursuant to the agreement, Mr. Francesco has agreed to vote his shares of Netrix common stock in favor of approval of the merger agreement, the merger and related transactions and against any proposal made in opposition to the merger and has granted to Netrix an irrevocable proxy to vote any shares in such manner. At November 16, 1999, Mr. Francesco owned immediately exercisable options to acquire 400,000 shares of Netrix common stock but he did not own any shares directly.

  OpenROUTE has entered into voting agreements with its Chairman of the Board of Directors, Howard Salwen, and its Chief Executive Officer, Bryan R. Holley. Pursuant to these agreements, Mr. Salwen and Mr. Holley have agreed to vote all of their respective shares of OpenROUTE common stock, and any additional shares acquired by them prior to the merger, in favor of approval of the merger agreement, the merger and related transactions and against any proposal made in opposition to the merger. Each has granted to OpenROUTE an irrevocable proxy to vote his shares in such manner. Currently, Mr. Salwen holds 1,001,264 shares of OpenROUTE common stock and Mr. Holley holds 6,000 shares of OpenROUTE common stock.

                           II. FINANCIAL INFORMATION

          COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

  Netrix common stock and OpenROUTE common stock are each listed on The Nasdaq National Market. Netrix's ticker symbol on The Nasdaq National Market is "NTRX" and OpenROUTE's ticker symbol is "OPEN." The following table shows, for the calendar quarters indicated, based on published financial sources (1) the high and low last reported closing prices per share of Netrix common stock as reported on NASDAQ Composite Tape and (2) the high and low last reported closing prices per share of OpenROUTE common stock as reported on NASDAQ Composite Tape. Netrix and OpenROUTE have not paid any cash dividends on their common stock to date. The payment of dividends, if any, in the future is within the discretion of the Netrix and OpenROUTE boards and will depend on each company's earnings, capital requirements and financial condition, and may be restricted by credit arrangements entered into by either company. It is the present intentions of the Netrix board to retain all earnings, if any, for use in business operations and accordingly, the Netrix board does not expect to declare or pay any dividends in the foreseeable future.

                                  Netrix                 OpenROUTE
                               Common Stock             Common Stock
                               -------------------      -------------------
                                High         Low         High         Low
                               ------       ------      ------       ------
   1997
     First Quarter............ $    7       $   2 1/2   $   3 11/16  $   1 5/16
     Second Quarter...........      3           1 7/16      2 15/16      1 7/16
     Third Quarter............     2 11/16      1 3/4       2 1/2        1 9/16
     Fourth Quarter...........     2 11/16        5/8       3 1/2        1 1/32
   1998
     First Quarter............     2 1/2         1          1 1/2         31/32
     Second Quarter...........     3 1/2         2          2 1/8        1 1/32
     Third Quarter............     3 7/16         29/32     1 11/16        9/16
     Fourth Quarter...........     2 7/8         1          2 5/16         9/16
   1999
     First Quarter............     3 3/8        1 9/16      3 3/4        1 5/8
     Second Quarter...........     4 3/8        2 1/4       5 5/16       2 1/8
     Third Quarter............     5 1/16       2 1/2       4 1/2        2 1/2
     Fourth Quarter (through
      November 16, 1999)......     6 3/16       2 3/8       6 5/8        2 1/32

  On August 26, 1999, the last full trading day prior to the public announcement by Netrix and OpenROUTE of their intention to merge, the last reported closing prices per share of Netrix common stock and OpenROUTE common stock were $4 1/8 and $3 1/8, respectively. On September 29, 1999, the last full trading day prior to the announcement of the signing of the merger agreement, the last reported closing prices per share of Netrix and OpenROUTE stock were $2 1/2 and $2 7/8, respectively. On November 17, 1999, the most recent practicable date prior to the mailing of this joint proxy statement/prospectus, the last reported closing prices per share of Netrix and OpenROUTE stock were $6 5/16 and $6 1/8, respectively. Stockholders are urged to obtain current market quotations prior to making any decision with respect to the merger.

                  NETRIX SELECTED CONSOLIDATED FINANCIAL DATA

  The following selected consolidated financial data should be read in conjunction with Netrix's "Management's Discussion and Analysis of Financial Condition and Results of Operations," its consolidated financial statements, including the notes thereto, and the other financial data of Netrix included elsewhere in this joint proxy statement/prospectus. The statement of operations data and balance sheet data as of and for the years ended December 31, 1994, 1995, 1996, 1997 and 1998 are derived from the consolidated financial statements of Netrix and the notes related thereto, which were audited by Arthur Andersen, LLP, independent certified public accountants. The consolidated financial statements as of December 31, 1997 and 1998 and for each of the years in the three-year period ended December 31, 1998, and the report of Arthur Andersen, LLP thereon, are included elsewhere in this joint proxy statement/prospectus. The selected consolidated statement of operations data and balance sheet data as of and for the nine month periods ended September 30, 1998 and 1999 are derived from the unaudited consolidated financial statements of Netrix included elsewhere in this joint proxy statement/prospectus, which, in the opinion of management, include all adjustments necessary for a fair presentation of the financial condition and results of operations of Netrix for such periods. The results of operations for interim periods are not necessarily indicative of a full year's operations. Net loss per share is computed on the basis described in the notes to Netrix's consolidated financial statements.

                                                                      Nine Months Ended
                                Years Ended December 31,                September 30,
                         -------------------------------------------  ------------------
                          1994     1995     1996     1997     1998      1999      1998
                         -------  -------  -------  -------  -------  --------  --------
                                 (In Thousands, Except Per Share Amounts)
Statement of operations
 data:
  Total revenues........ $53,021  $48,891  $43,635  $33,087  $31,482  $ 21,388  $ 23,383
  Gross profit..........  27,557   25,225   21,572   14,647   15,388    10,238    11,816
  Operating expenses:
    Sales and
     marketing..........  12,572   14,162   11,632   10,120    9,292     4,621     7,774
    Research and
     development........  10,073   10,776   11,079    8,323    6,771     5,337     4,939
    General and
     administrative.....   4,982    4,787    4,266    4,002    4,324     3,683     3,080
    Stock compensation
     expense............                                                   763       --
    Restructuring
     charge.............     910      --       900      875      --        900       --
    Bad debt expense....     --       --       --       100    1,489       --        --
                         -------  -------  -------  -------  -------  --------  --------
  Loss from operations..    (980)  (4,500)  (6,305)  (8,773)  (6,488)   (5,066)   (3,977)
  Comprehensive loss....    (579)  (3,795)  (5,968)  (8,577)  (6,517)   (5,324)   (4,167)
  Basic and diluted net
   loss per share.......   (0.06)   (0.40)   (0.63)   (0.89)   (0.60)    (0.51)    (0.37)
Balance sheet data (end
 of period):
  Working capital.......  25,055   21,790   17,782   10,271    7,600     8,676     9,407
  Total assets..........  45,343   41,985   34,493   24,024   20,241    20,269    21,391
  Total long-term
   liabilities..........     843      943      614       97      --        --        --
  Stockholders' equity..  33,632   30,396   24,847   16,480   12,117    12,170    14,495

                 OPENROUTE SELECTED CONSOLIDATED FINANCIAL DATA

  The following selected consolidated financial data should be read in conjunction with OpenROUTE's "Management's Discussion and Analysis of Financial Conditions and Results of Operations," its consolidated financial statements, including the notes thereto, and the other financial data of OpenROUTE included elsewhere in this joint proxy statement/prospectus. The statement of operations data and balance sheet data as of and for the years ended December 31, 1994, 1995, 1996 and 1997 are derived from the consolidated financial statements of OpenROUTE and the notes related thereto, which were audited by PricewaterhouseCoopers, LLP, independent certified public accountants. The statement of operations data and balance sheet data as of and for the year ended December 31, 1998 are derived from the consolidated financial statements of OpenROUTE and the notes related thereto, which were audited by BDO Seidman, LLP, independent public accountants. The consolidated financial statements as of December 31, 1997 and 1998 and for each of the years in the three-year period ended December 31, 1998, and the reports of BDO Seidman, LLP and PricewaterhouseCoopers, LLP thereon, are included elsewhere in this joint proxy statement/prospectus. The selected consolidated statement of operations data and balance sheet data as of and for the nine-month periods ended September 26, 1998 and September 25, 1999 are derived from the unaudited consolidated financial statements of OpenROUTE included elsewhere in this joint proxy statement/prospectus, which, in the opinion of management, include all adjustments necessary for a fair presentation of the financial condition and results of operations of OpenROUTE for such periods. The results of operations for interim periods are not necessarily indicative of a full year's operations. Net loss per share is computed on the basis described in the notes to OpenROUTE's consolidated financial statements.

                                                                            Nine Months Ended
                                 Years Ended December 31,              September 25, September 26,
                         --------------------------------------------  ------------- --------------
                          1994     1995     1996     1997      1998        1999           1998
                         -------  ------- --------  -------  --------  ------------- --------------
                                        (In Thousands, Except Per Share Amounts)
Statement of operations
 data:
  Total revenues........ $93,912  $75,323 $ 45,296  $26,944  $ 14,326     $10,611       $11,181
  Gross profit..........  45,764   38,659   19,626   11,604     5,730       4,366         4,448
  Operating expenses:
    Sales and
     marketing..........  23,955   17,903   15,486   10,703     8,018       3,181         6,653
    Research and
     development........  11,162    8,802    9,353    5,987     4,610       2,935         3,532
    General and
     administrative.....   7,065    4,683    4,590    3,870     5,376       2,418         4,561
    Restructuring
     charge.............   6,330      --     3,312     (241)      --          243           --
                         -------  ------- --------  -------  --------     -------       -------
  Income (loss) from
   operations...........  (2,748)   7,271  (13,115)  (8,715)  (12,274)     (4,411)      (10,298)
  Comprehensive income
   (loss)...............  (1,177)   8,384  (11,955)  (7,914)  (11,858)     (4,024)       (9,985)
  Basic and diluted net
   income (loss) per
   share................   (0.09)    0.52    (0.77)   (0.51)    (0.77)      (0.28)        (0.65)
Balance sheet data (end
 of period):
  Working capital.......  27,550   39,006   30,597   23,620    12,436       8,847        14,030
  Total assets..........  56,911   59,029   45,571   33,403    20,278      14,440        22,480
  Total long-term
   liabilities..........     --       --       --       --        --          --            --
  Stockholders' equity..  37,679   47,323   35,191   26,892    15,151      11,127        17,023

                 NETRIX MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion should be read in conjunction with our financial statements, the notes thereto and the other financial data included later in this joint proxy statement/prospectus. The following discussion contains certain forward-looking statements, or statements that are not statements of historical fact. The words "believes," "anticipates," "plans," "expects" and similar expressions are intended to identify forward-looking statements. For a discussion of important factors, including, but not limited to, the continued development of our business, actions of regulatory authorities and competitors, price declines and other factors that could cause actual results to differ materially from the results referred to in the forward-looking statements, see the section in this joint proxy statement/prospectus entitled "Risk Factors."

Recent Developments

  In early 1999, Netrix initiated significant changes in its management and business in an effort to return to sustained profitability. Steven J. Francesco joined the company as Chairman and Chief Executive Officer, Peter J. Kendrick joined the company as Chief Financial Officer and Sean Rooney joined the company as Vice President--Sales. In addition, five new directors joined the Netrix board of directors, leaving only one carry-over director from the board at December 31, 1998.

  In April 1999, the new management of Netrix implemented a restructuring of operations to reduce and economize its work force. Restructuring charges of approximately $0.9 million have been incurred through September 30, 1999, resulting from approximately $0.8 million of approximately 36 employees across all functional areas of Netrix, and approximately $57,000 of accrued facility costs resulting from the consolidation of facilities and premature termination of office leases. The reduction in force and payment of severance will continue over approximately an additional six-month period. In addition to these initiatives, Netrix subleased a substantial portion of its headquarters facility, resulting in a reduction of approximately $50,000 of monthly expenses and contracted out its manufacturing and inventory control functions.

  With respect to revenues, Netrix has reinvigorated its sales and marketing functions and is transitioning from the enterprise market to the carrier market, to take advantage of perceived market opportunities. In addition, Netrix is undertaking an evaluation of many business relationships, and it is in the process of renegotiating or terminating certain low margin projects.

  To help finance these activities and strengthen its balance sheet, in May 1999 Netrix completed a private placement of Series A convertible preferred stock which provided approximately $4.0 million of net proceeds. In addition, Netrix renegotiated the terms of the line of credit agreement with Coast Business Credit. The new terms include a significantly lower quarterly tangible net worth covenant and an extension through May 2001. Concurrently, the lending institution granted Netrix a waiver of the past covenant violations and waived its right to call the line of credit for these covenant violations.

  During 1996 and 1997, Netrix implemented a restructuring of operations to reduce and economize its work force in response to declining revenues and the discontinuance of its micro.pop product. The restructuring resulted in an overall reduction of personnel and related compensation and other associated operating costs of Netrix for these years. The 1996 restructuring charges of $0.9 million resulted from approximately $0.5 million of accrued severance and outplacement costs associated with a reduction-in-force of approximately 41 employees across all functional areas of Netrix, and approximately $0.4 million of accrued facility costs resulting from the consolidation of facilities and premature termination of various office leases. The reduction-in-force occurred over approximately a one-year period and severance payments were made in a lump sum in April and June 1996, and February 1997. As a result of the 1996 restructuring, estimated cost savings of approximately $2.5 million annually has been realized. The 1997 restructuring charges of $0.9 million resulted from approximately $0.4 million of accrued severance and outplacement costs associated with a reduction-in-force of approximately 37 employees across all functional areas of Netrix, approximately $0.4 million of fixed-asset write-offs and facility relocation charges for unrecoverable lease obligations associated with the consolidation of the Longmont, Colorado, and Herndon, Virginia, operations facilities into one facility leased in Charlotte, North Carolina, and other associated costs of approximately $0.1 million. Severance payments were made in April 1997. As a result of the 1997 restructuring, estimated cost savings of approximately $2.5 million annually has been realized.

Results of Operations

 Nine Months Ended September 30, 1999 Compared to Nine Months Ended September 30, 1998

  Background. The results for the first nine months of 1999 reflect an overall decrease in the revenues and increase in expenses of Netrix from the comparable period in 1998. The increase in expenses is due primarily to an increase in general and administrative expense for legal and accounting fees associated with the changes in capital structure and management. During the first nine months of 1999, Netrix continued to experience a decline in revenues in the product line it acquired from Republic Telcom and a net increase in its new product, the 2210, which combines the Republic technology with Netrix switching capability. Geographically, during the first nine months of 1999, Netrix continued to experience declining revenues from international customers, which was partially offset by an increase in revenues from domestic customers.

  In April 1999, Netrix implemented a restructuring of operations to reduce and economize its work force as part of an overall plan to return to profitability. The restructuring charges of $0.9 million resulted from approximately $0.8 million of accrued severance and benefit costs associated with a reduction-in-force of approximately 36 employees across all functional areas of Netrix, and approximately $57,000 of accrued facility costs resulting from the consolidation of facilities and premature termination of various office leases. The reduction-in-force and payment of severance will occur over approximately a six-month period.

  Revenues. For the nine months ended September 30, 1999, revenues decreased $2.0 million, or 8.5%, to $21.4 million, from $23.4 million for the nine months ended September 30, 1998. Product sales remained essentially the same compared to the nine months ended September 30, 1998. Service revenues decreased $1.8 million or 25% to $5.3 million from $7.1 million for the nine months ended September 30, 1998. The decrease is a result of cancellations and non-renewals of maintenance contracts by various customers using legacy equipment.

  Gross Profit. For the nine months ended September 30, 1999, gross profit for product decreased $0.2 million or 2% to $8.5 million from $8.7 million for the nine months ended September 30, 1998. Gross profit for service revenue decreased $1.4 million or 58% to $1.3 million from $3.1 million for the nine months ended September 30, 1998. Gross profit decreased $1.6 million or 13% to $10.2 million from $11.8 million for the nine months ended September 30, 1998. The nine month gross profit is primarily the combined result of a lower-margin product mix, a greater proportion of sales made through distributors, which generally have higher discounts than direct retail sales, and competitive pricing pressures. The gross profit in any particular quarter is dependent upon the mix of products sold and the channels of distribution. As a result, the gross profit on a quarter to quarter basis can vary within a wide range. The nine month decrease in service gross profit is primarily the result of lower service revenues from cancellations and non-renewals of maintenance contracts by various customers using legacy equipment.

  Sales and Marketing. Sales and marketing expenses decreased $3.2 million, or 41%, to $4.6 million for the nine months ended September 30, 1999 from $7.8 million for the nine months ended September 30, 1998. The year over year decrease is the result of a decrease in bad debt expense of $1.1 million, and other reductions totaling $1.8 million in personnel, trade show initiatives, and advertising and marketing materials.

  Research and Development. For the nine months ended September 30, 1999, research and development expenses increased $0.3 million or 8% to $5.3 million from $4.9 million for the nine months ended September 30, 1998. The year over year increase in research and development expense is due primarily to an increase in personnel costs of $0.1 million and an increase in consulting fees of $0.3 million. All of Netrix's research and development costs were charged to operations as incurred during the periods reported.

  General and Administrative. For the nine months ended September 30, 1999 general and administrative expenses increased $0.6 million or 20% to $3.7 million from $3.1 million for the nine months ended September 30, 1998. The increase in general and administrative was the result of higher accounting and legal expenses associated with the restructuring of operations, changes in Netrix's capital structure, the renegotiation of the line of credit and default waiver with Netrix's lending institution, and costs associated with the renewal of the headquarters office lease.

  Stock Compensation. Netrix incurred stock compensation expense of approximately $0.8 million associated with stock options issued to Mr. Steven Francesco, Chairman and Chief Executive Officer in July of 1999.

  Restructuring Reserve. In April 1999, Netrix implemented a restructuring of operations to reduce and economize its work force as part of an overall plan to return to profitability. The restructuring charges of $0.9 million resulted from $0.8 million of accrued severance and benefit costs associated with a reduction-in-force of approximately 36 employees across all functional areas of the Company, and $57,000 of accrued facility costs resulting from the consolidation of facilities and premature termination of various office leases. The reduction-in-force and payment of severance will occur over a six-month period.

  Interest and Other Income, Net. For the nine months ended September 30, 1999, net interest expense was $0.2 million, compared to $20,000 for the nine months ended September 30, 1998. The year over year increase in net interest expense is the combined result of a $97,000 charge related to the fair value of warrants issued to Netrix's lending institution, $43,000 lower interest income due to less cash available for overnight investments, and higher interest costs resulting from higher rates and loan balances during 1999.

  Foreign Exchange Gain or Losses. For the nine months ended September 30, 1999, Netrix had no foreign exchange gains or losses, compared to a foreign exchange gain of $87,000 for the nine months ended September 30, 1998.

  Net Loss Attributable to Common Stock. For the nine months ended September 30, 1999, Netrix had a net loss attributable to common stock of $5.8 million, compared to $3.9 million for the nine months ended September 30, 1998. The increase in net loss attributable to common stock is due primarily to an increase in general and administrative costs associated with legal and accounting expenses of $0.3 million, research and development cost of $0.3 million, stock compensation expense of $0.8 million and a dividend on preferred stock of $0.5 million.

 Year Ended December 31, 1998 Compared to Year Ended December 31, 1997; Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

  Background. The results of operations for the year ended December 31, 1998 reflect a 5% decrease in revenues, a 13% decrease in cost of revenues, and a 7% decrease in operating expenses from 1997. Netrix continued to experience a decline in revenues in the product line it acquired from Republic Telcom during 1998, but experienced an increase in revenues from sales of the 2210, which combines the Republic technology with Netrix switching capability, the 2550, the Netrix enhanced switching platform and from sales of Netrix's new products.

  Revenues. Total revenues decreased $1.6 million or 5% from 1997 to 1998 and $10.5 million or 24% from 1996 to 1997. Product revenues in 1998 of $21.8 million decreased 3% from 1997 product revenues of $22.5 million, which decreased $10.0 million or 31% from product revenues in 1996 of $32.4 million. The decreased sales for both 1996 and 1997 were most prominent in the United States which saw a decrease in product revenues of $3.7 million or 32% from 1996 to 1997. The International sales regions also experienced decreased sales to a lesser extent from 1996 to 1997. The mix of products sold contributed significantly to the decrease in revenues in 1998 and 1997. The Telecom products acquired in the Republic Telcom acquisition saw a steady decrease of 57% from 1996 to 1997, and 42% from 1997 to 1998. Netrix Exchange products, some of which still incorporate the Republic technology, utilize more current technology and have been developed through significant investments in R&D. Netrix Exchange products generated a revenue increase of 248% and 88% respectively, over the same periods. This trend of declining sales of older Telcom products and increasing sales of Netrix Exchange products is the result of technological advances that offer improved performance and greater functionality in the current generation of products, and thus enhanced value to customers. Netrix Exchange product sales are generated by new customers as well as existing customers who are upgrading their networks to modern technology.

  Service revenues decreased $1.0 million or 9% from 1997 to 1998, and $0.6 million or 5% from 1996 to 1997. Service revenues are primarily the result of the renewal of existing maintenance contracts as well as the negotiation of new equipment service contracts. Overall, service revenues have decreased as a result of the elimination of older product servicing which is partially offset by new product and customer contracts.

  Gross Profit. Total gross profit increased $0.7 million or 5% from 1997 to 1998, and decreased $6.9 million or 32% from 1996 to 1997. Gross profit as a percentage of total revenues was 49% in 1998, 44% in 1997, and 49% in 1996. The product gross margin decreased from 55% in 1996 to 49% in 1997 because of lower introductory pricing offered on the new 2550 product and a greater proportion of sales made through distributors, which generally have higher discounts, than direct retail sales. Product margins increased by 1% in 1998 from 1997 as a result of higher-margin product mix, and decreased 6% in 1997 from 1996.

  The service gross margin was 34% in 1996 and 1997, and 47% in 1998. The increase in the service margin from 1997 to 1998 was approximately 13%, or $1.5 million. This net margin improvement was the combined result of a decrease of approximately $0.8 million in personnel and infrastructure costs resulting from the 1997 restructuring and the elimination of approximately $1.0 million in support service costs outsourced to contract maintenance organizations, which was partially offset by a decrease in margin of approximately $0.3 million resulting from the $1.0 million decrease in service revenue volume from 1997 to 1998.

  Sales and Marketing. Sales and marketing expenses increased $0.6 million or 5% from 1997 to 1998, and decreased $1.4 million or 12% from 1996 to 1997. The 1998 increase of $0.6 million is the combined result of a net increase of approximately $0.4 million of consignment inventory reserves for obsolete equipment and $1.5 million of bad debt expense, which was partially offset by a decrease of approximately $1.1 in personnel and infrastructure costs attributed to the 1997 restructuring discussed above. The net decrease from 1996 to 1997 resulted primarily from a decrease of approximately $1.8 million in personnel and infrastructure costs resulting from the restructuring in 1996 and 1997, which was partially offset by an increase of approximately $0.4 million in costs for marketing material and advertising initiatives. For the years 1998, 1997, and 1996, the increase in the provision for consignment equipment expense was approximately $1.8 million, $1.5 million, and $0.3 million, respectively. During 1998, 1997, and 1996, approximately $1.7 million, $0.6 million, and $0.2 million of consignment equipment was charged to the reserve account.

  Research and Development. Research and development expenses decreased $1.5 million or 19% from 1997 to 1998, and $2.8 million or 25% from 1996 to 1997. As a percentage of revenues, R&D expenses decreased from 25% of revenues in 1996 and 1997 to 22% of revenues in 1998. The decreases in R&D expenses for 1998 and 1997 were primarily the result of the restructurings discussed above. The 1998 decrease of $1.5 million was the result of decreases of approximately $0.9 million in personnel and infrastructure costs and approximately $0.6 million in materials and contract engineering services due to fewer R&D projects. The 1997 decrease of $2.8 million was the result of decreases of approximately $1.9 million in personnel and infrastructure costs and approximately $0.9 million in materials and contract engineering services due to fewer R&D projects.

  General and Administrative. General and administrative expenses increased $0.3 million or 8% from 1997 to 1998, and decreased $0.2 million or 6% from 1996 to 1997. The 1998 increase was primarily the result of an increase in professional fees of approximately $0.2 million, and increases of approximately $0.1 million in other expenses. The 1997 decrease was the combined result of a decrease of approximately $0.3 million of personnel costs due to the restructuring discussed above, which was partially offset by an increase of approximately $0.1 million in outside purchased services.

  Provision for Bad Debts. For the years 1998, 1997, and 1996, the provision for bad debts expense was approximately $1.5 million, $0.1 million, and $0, respectively. As a percentage of revenues, the provision for bad debts was approximately 5% in 1998, and negligible in 1997 and 1996. The increase of $1.4 million in the 1998 provision for bad debts was the result of writing off aged accounts receivable that were previously deemed collectible, but which had continued to age beyond a period deemed reasonable for realization.

Liquidity and Capital Resources

  At September 30, 1999, Netrix had $4.7 million of cash and cash equivalents and net working capital of $8.7 million, compared to $2.5 million of cash and cash equivalents and net working capital of $7.6 million at December 31, 1998. For the nine months ended September 30, 1999, total cash used by operations was $0.5 million compared to $2.4 million, for the nine months ended September 30, 1998. The cash used by operations was primarily due to continued net losses from operations. The decrease in cash used in operating activities during the nine months ended September 30, 1999 was primarily the result of a decrease in accounts receivable of $0.5 million compared to an increase in accounts receivable of $1.2 million for the nine months ended September 30, 1998. During the first nine months of 1999, Netrix used cash to pay-down the line of credit by $1.0 million.

  In May 1999, Netrix received net proceeds of $4.0 million from a private placement of Series A Convertible Preferred Stock. In April 1998, Netrix received net proceeds of $2.1 million through a private placement of Common Stock.

  Capital acquisitions during the nine months ended September 30, 1999 were $0.4 million compared to $0.9 million in the nine months ended September 30, 1998. These acquisitions were primarily equipment used for research and development purposes and computer and test equipment.

  In November 1997, Netrix negotiated as $3.0 million line of credit agreement with a lending institution to be used for working capital. This agreement provided for interest at a per annum rate equal to the lender's prime rate plus 2%, subject to a minimum monthly interest based on 40% utilization of $3.0 million. In August 1998, as a result of concerns about the deterioration of aged international accounts receivable, Netrix's lending institution eliminated international receivables as qualified accounts receivable for borrowing base collateral. The lending institution also increased the interest rate for outstanding loan amounts to prime plus 3 1/2% from prime plus 2%. In October 1998, the lending institution reinstated a sub-line of credit up to an amount of $0.6 million for selected foreign accounts receivable. Borrowings under the line are based on qualified domestic accounts receivable and are collateralized by Netrix assets. At September 30, 1999, Netrix had $4.7 million in cash and cash equivalents with $1.2 million outstanding of the $1.5 million available under the line of agreement. At December 31, 1998, Netrix had $2.4 million of eligible borrowing availability and $2.2 million outstanding under the line of credit. As of September 30, 1999, Netrix's domestic accounts receivable have generated adequate borrowing for operations, and Netrix has not had to use the foreign sub-line of credit.

  As a result of the combination of the net loss for the quarter and the proceeds of the private placement, Netrix's tangible net worth increased from $10.0 million at March 31, 1999 to $11.8 million at September 30, 1999. The line of credit agreement negotiated in November 1997 required Netrix to maintain a tangible net worth of at least $13.5 million measured at the end of each month. Since October 31, 1998 Netrix has been in violation of this covenant. This covenant violation allowed Netrix's lending institution to call for collection of the outstanding loan balance. On April 12, 1999 the lending institution granted Netrix a waiver of past covenant violations and waived its right to call the line of credit for these covenant violations. Concurrent with the April 1999 waiver of default, the lending institution extended the line of credit agreement to May 31, 2001. The lending institution amended the line of credit agreement to measure Netrix's tangible net worth on a quarterly basis effective January 1999, and set the minimum tangible net worth covenant of $9.8 million as of March 31, 1999 and $9.0 million for all subsequent quarters. As of September 30, 1999, Netrix was in compliance with the new covenant, and management believes that this new covenant will be adequate for Netrix to operate under in the forseeable future. However, there can be no assurances that Netrix will not violate the new covenant or that the outstanding loan balance will not be called by the lending institution upon violation of the new covenant.

  The success of Netrix is dependent on its ability to generate adequate cash for operations and capital needs. Its ability to generate adequate cash for such needs is in part dependent on its success in increasing sales of its products. Netrix's plan is to increase revenues through sales of its Network Exchange product line; however, due to market conditions and other factors beyond its control, there can be no assurance Netrix will be able to adequately increase product sales. Therefore, Netrix may have to generate additional cash through the sale of assets including technologies or the sale of debt or equity securities. Although Netrix believes it has the ability to generate additional cash through such sales, such sales may be dilutive and there can be no assurances that adequate funds will be available or available on terms that are reasonable or acceptable to Netrix. If Netrix is unable to generate adequate cash, there could be a material and adverse effect on the business and financial condition of Netrix. Netrix has implemented cost control measures and is continually evaluating expense levels to mitigate its liquidity risk.

Year 2000

  The year 2000 presents concerns for business and consumer computing. Netrix has divided the year 2000 task into three areas of concern, Netrix product, Netrix suppliers and Netrix internal systems. Netrix's core products have been tested for year 2000 compliance and all required corrective measures to ensure no year 2000 issues have been implemented. Netrix suppliers are being asked to respond to the year 2000 issue. This will be an ongoing process and, given the responses to date, is considered a low risk to Netrix. Netrix internal systems have been audited and corrective measures have been taken to correct identified year 2000 issues.

  At the present time internal systems represent the largest area of concern for Netrix. The Internal Systems category has been further broken down into hardware and software areas, business/operations applications, engineering applications, Unix based technologies and PC based technologies. Netrix has identified all major hardware and software components that need to be assessed and has updated its hardware in use and converted all software applications that are known to have year 2000 issues.

  Vendors or other third parties that could affect Netrix's operations include suppliers of utility services, travel and hotel services, office supply vendors, equipment and technology vendors, mail, telephone, Internet and other communications services. Each of Netrix's departmental directors has communicated with their major suppliers with respect to their year 2000 compliance status. All of Netrix's departments have been directed to make arrangements with an alternative vendor if it appears that the current vendor will not achieve compliance by the year 2000. There can be no guarantee, however, that the systems of Netrix's major vendors, including providers of public utilities, will be timely converted, or that a failure to convert by another company or organization, or a conversion that is incompatible with Netrix's systems, would not have an adverse effect on Netrix.

  Although Netrix anticipates that minimal business disruptions will occur as a result of year 2000 issues, possible consequences include loss of communications with members, inability to conduct marketing efforts and on-site seminars as a result of travel and communications disruptions, delay in the production and distribution of studies and reports, inability to conduct research and surveys, and disruption of similar normal business activities. Netrix believes that the conversion and modification efforts by Netrix and its vendors will mitigate the risks associated with year 2000 issues. If, however, Netrix or its essential vendors do not complete the necessary modifications or conversions in a timely manner or if such modifications or conversions fail to achieve the proper results, Netrix's operations may be adversely effected.

  Netrix does not intend to develop any contingency plans to address possible failures by Netrix or its vendors to the year 2000 compliant with respect to information technology systems. Netrix does not believe that such contingency plans are required because it believes that Netrix and its information technology suppliers will be year 2000 compliant before January 2000. Netrix currently does not have any contingency plans to address possible failures by its vendors to be year 2000 compliant with respect to non-information technology systems. Management currently believes that any possible failures will not have a material effect on the operations of Netrix.

  While year 2000 issues present a potential risk to Netrix's internal systems, distribution and supply chain, and facilities, Netrix is minimizing its risk with a concentrated effort. Netrix has performed an extensive assessment and has tested and continues to test mission critical components. Management currently believes that all critical systems will be ready by January 1, 2000 and that the costs to address these issues will not exceed the budgeted amounts. Management estimates the total cost during the year to address and resolve year 2000 issues will approximate $0.5 million, and these costs have been included in Netrix's operating activities for 1999. Expenses for the fourth quarter of 1999 are expected to be minimal.

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

               OPENROUTE MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion and analysis should be read in conjunction with the consolidated financial statements, the notes thereto and the other financial data included later in this joint proxy statement/prospectus. The following discussion contains certain forward-looking statements, or statements that are not statements of historical fact. The words "believes," "anticipates," "plans," "expects" and similar expressions are intended to identify forward-looking statements. For a discussion of important factors, including, but not limited to, the continued development of our business, actions of regulatory authorities and competitors, price declines and other factors that could cause actual results to differ materially from the results referred to in the forward-looking statements, see the section in this joint proxy statement/prospectus entitled "Risk Factors."

Recent Developments

  On July 6, 1998, Bryan R. Holley was appointed President and Chief Executive Officer of OpenROUTE. Mr. Holley brought a new focus to OpenROUTE and hired a new management team to implement it. OpenROUTE focuses on providing small and mid-size business customers with networking equipment. More specifically, OpenROUTE develops and manufactures customer premise equipment (CPE) that is installed on the "edge of the network"--the point at which businesses connect to their Internet service provider (ISP) or telephone company. The growth of the Internet as a business tool has led to the increased need for secure and affordable network equipment, and OpenROUTE believes that it is positioned to meet this need.

  The Internet's growth and advances in network security have brought the introduction of a new type of network called a Virtual Private Network (VPN). OpenROUTE believes the emergence of the VPN will help its customers build cost-effective networks that allow them to communicate with vendors and suppliers over the Internet. In short, VPNs will increase the number of small and mid-size businesses who use the Internet to grow their companies. In 1998, OpenROUTE introduced the GT900 and GTX1500 Secure Internet products. Both of these products include the security features, performance and the interoperability that OpenROUTE believes businesses will need to establish their VPNs. OpenROUTE believes that the GT900 and the GTX1500 will assist OpenROUTE in positioning itself as a leader in facilitating the development of VPNs.

Results of Operations

 Nine Months Ended September 25, 1999 Compared to Nine Months Ended September 26, 1998

  Revenues. Total revenues for the nine months ended September 25, 1999 decreased $0.6 million or 5.1%, to $10.6 million from total revenues of $11.2 million for the nine months ended September 26, 1998. This decrease resulted primarily from the decrease in the software licensing revenue for the nine months ended September 25, 1999 as compared to the same period in 1998.

  Product sales for the nine months ended September 25, 1999 increased $0.7 million, or 8.9%, to $8.4 million from product sales of $7.7 million for the nine months ended September 26, 1998.

  Internet access product revenue increased by $2.3 million, or 42.7%, for the nine months ended September 25, 1999 as compared with the nine months ended September 26, 1998. Internet access product revenue contributed 89.8% of the total product sales for the nine months ended September 25, 1999. This reflects OpenROUTE's transition from LAN to Internet access products.

  The total number units of Internet access products sold increased by 93.2% for the nine months ended September 25, 1999 as compared to the nine months ended September 26, 1998. This reflects OpenROUTE's strategy to focus its sales efforts on the ISP and telephone company marketplace and the growth in demand for Internet access products within this marketplace.

  Software licensing revenue for the nine months ended September 25, 1999 decreased $0.9 million, or 52.8%, to $0.8 million from software licensing revenue of $1.7 million for the nine months ended September 26,

1998. OpenROUTE expects future software licensing revenue to be at varying and uncertain levels. Software licensing revenue is an ancillary component of OpenROUTE's core revenue stream, but is strategic in its promotion of the OpenROUTE routing technology in its markets.

  For the nine months ended September 25, 1999, service and other revenues decreased $0.4 million, or 21.5%, to $1.4 million from service and other revenues of $1.8 million for the nine months ended September 26, 1998. This decrease was primarily due to the reduction in service contracts worldwide resulting from OpenROUTE's decision to focus on Internet access products, which require fewer support services.

  Gross Profit. Total gross profit for the nine months ended September 25, 1999 decreased $0.1 million or 1.8%, to $4.4 million from gross profit of $4.5 million for the nine months ended September 26, 1998. Gross profit margin as a percentage of net sales increased to 41.1% for the nine months ended September 25, 1999 from 39.8% for the same period in 1998. OpenROUTE's product gross profit for the nine months ended September 25, 1999 was 40.0% compared with 31.7% for the nine months ended September 26, 1998. The margin improvement was primarily due to the sale of certain higher margin products and purchasing efficiencies.

  Sales and Marketing. Sales and marketing expenses for the nine months ended September 25, 1999 decreased $3.5 million, or 52.2%, to $3.2 million or 30.0% of net sales for that period from $6.7 million or 59.5% of net sales for the nine months ended September 26, 1998. This decrease was primarily due to lower fixed personnel related costs in line with OpenROUTE's selling strategy.

  Research and Development. Research and development expenses for the nine months ended September 25, 1999 decreased $0.6 million, or 16.9%, to $2.9 million from $3.5 million for the nine months ended September 26, 1998. Research and development expenses represented 27.7% of net sales for the nine months ended September 25, 1999 compared with 31.6% of net sales for the nine months ended September 26, 1998. The decrease was primarily due to a reduction in depreciation and occupancy related costs. OpenROUTE considers investments in research and development to be critical to future revenues and intends to focus these expenditures on Internet access products.

  General and Administrative. General and administrative expenses for the nine months ended September 25, 1999 decreased $2.2 million, or 47.6%, to $2.4 million from $4.6 million for the nine months ended September 26, 1998. General and administrative expenses were 22.8% of net sales for the nine months ended September 25, 1999, compared with 40.8% of net sales for the nine months ended September 26, 1998. The decrease was due primarily to cost containment measures implemented and lower personnel related costs after restructuring in the same period last year.

  Provision for Bad Debt. Provision for bad debt decreased $0.3 million, or 55.3%, for the nine months ended September 25, 1999 to $0.2 million from $0.5 million for the nine months ended September 26, 1998.

  Interest Income, Net. Interest income decreased $0.4 million, or 77.5%, for the nine months ended September 25, 1999 to $0.1 million from $0.5 million for the nine months ended September 26, 1998.

  Provision for Income Taxes. Provision for income taxes decreased $0.2 million, or 93.8%, for the nine months ended September 25, 1999 to $10,000, from $0.2 million for the nine months ended September 26, 1998. The nine months ended September 26, 1999 represents an income tax adjustment in OpenROUTE's foreign subsidiaries; whereas, the nine months ended September 26, 1998 represents the effect of foreign taxes withheld from software licensing fees received from a foreign corporation.

 Year Ended December 31, 1998 Compared to Year Ended December 31, 1997; Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

  The results of operations for the year ended December 31, 1998 reflect a 46.8% decrease in revenues, a 44.0% decrease in cost of revenues, and a 11.4% decrease in operating expenses, from 1997. LAN revenues declined from 32.4% of total revenue in 1997 to 19.9% of total revenue in 1998. The number of LAN units shipped was reduced from 73% in 1997 to 31% in 1998 of total units shipped. Internet access products grew from 50.2% of total revenue in 1997 to 52.8% of total revenue in 1998 and reached 71% of OpenROUTE's total revenue in the fourth quarter of 1998. Internet access product unit shipments represented 27% of the total units shipped in 1997 and 68% in 1998, reflecting the focus of OpenROUTE in the growing Internet access marketplace. Overall Internet access product unit shipments increased by 12.7% in 1998 from 1997, while LAN unit shipments declined by 80.9%.

  OpenROUTE's management continually reviews methods to reduce its expense base in response to decreased revenue streams. As a result, OpenROUTE has implemented a series of restructurings, the most recent of which occurred in 1996. This restructuring of operations was necessary to reestablish the strategic direction of OpenROUTE and better align its operating expenses with anticipated revenues.

  In the fourth quarter of 1996, OpenROUTE recorded a $3.3 million restructuring charge in connection with its strategic redirection of its business to the Internet access marketplace. This charge included $0.4 million of severance costs, $0.8 million to reduce its occupancy requirements, $1.9 million associated with the disposal of fixed assets, and $0.2 million of other costs. During 1996, the cash impact for restructuring was insignificant and as of December 31, 1996 there was an accrual of $1.7 million relating to future spending.

  During 1997, OpenROUTE incurred cash expenditures in connection with the 1996 restructuring of $0.5 million for severance and payroll related costs, $0.7 million as a result of reducing its occupancy costs, and $0.3 million in other restructuring related costs. Management has determined that all of OpenROUTE's obligations from the 1996 restructuring and prior restructurings have been settled. Accordingly, OpenROUTE reversed its remaining restructuring provision of $0.2 million in the third quarter of 1997.

  During 1998 OpenROUTE completed its corporate repositioning from the LAN business environment to the Internet access marketplace.

  Revenues. Total revenues decreased $12.6 million, or 46.8%, from 1997 to 1998 and $18.4 million, or 40.5%, from 1996 to 1997. Product revenues in 1998 of $10.4 million decreased 53.2% from 1997 product revenues of $22.2 million, which decreased from $32.2 million, or 30.9%, from product revenues in 1996. These declines reflect the completion of OpenROUTE's planned corporate repositioning from LAN products to Internet access products.

  Although overall product revenue declined in 1998 compared with 1997, Internet access product unit sales increased 12.7% from 1997. Internet access product revenue declined by 44.7% in 1998, primarily due to a 75% drop in average selling prices of certain older corporate Internet access products. Average selling prices for OpenROUTE's GT Internet access products, although declining 25% for the year, remained relatively stable after the first quarter of 1998. LAN product revenue declined to $2.9 million in 1998, or by 67.2%, from 1997 levels. Software licensing revenue in 1998 increased to $1.7 million from $0.9 million in 1997, primarily reflecting the revenue produced from a single software licensing agreement with a major international telecommunications company. Service and other sales in 1998 decreased by 40.9% to $2.2 million from $3.8 million in 1997. This decrease was primarily due to the reduction in service contracts and upgrade revenue worldwide resulting from OpenROUTE's transition to Internet access products which require fewer support services.

  Although overall product revenue declined in 1997 compared with 1996, GlobeTrotter product revenue increased 76.5% from 1996 as a result of increased unit sales. Corporate enterprise and LAN product revenue declined in 1997 by 43.3% from 1996 levels. Software licensing revenue in 1997 decreased by 88.1% to $0.9 million from $7.5 million in 1996, reflecting the declining revenue produced from the IBM and Digital Equipment software licensing agreements. Service and other sales in 1997 decreased by 32.0% to $3.8 million from $5.6 million in 1996. This decrease was primarily due to the reduction in service contracts and upgrade revenue worldwide resulting from OpenROUTE's transition to Internet access products which require fewer support services.

  International sales accounted for approximately 30.9%, 35.4% and 38.3% of net sales in 1998, 1997 and 1996, respectively. The decreases in the international sales as a percentage of OpenROUTE's net sales were primarily the result of the economic crisis in the Asia Pacific region. OpenROUTE expects that international sales will continue to be a significant portion of its business.

  Gross Profit. Total gross profit decreased $5.9 million, or 50.6%, from 1997 to 1998 and $8.0 million, or 40.9%, from 1996 to 1997. Total gross profit margin decreased in 1998 to 40.0% from 43.1% in 1997 and from 43.3% in 1996. Gross margin on product revenue decreased to 34.4% in 1998 from 42.8% in 1997 principally due to the drop in the average selling prices of OpenROUTE's Internet access products and certain inventory write-downs. Gross margin on product revenue improved significantly to 42.8% in 1997 from 35.3% in 1996 principally due to the expansion of the GT product line into a number of higher margin models as well as to reductions in manufacturing overhead expenses. Gross margin on service and other revenues declined to 21.7% in 1998 from 31.1% in 1997, primarily due to a decline in service revenue. The decline in the service margin was offset by high software licens-ing margins. Gross margin on service and other revenues increased to 31.1% in 1997 from 23.0% in 1996, primarily due to improved efficiencies in the customer service area. However, these improvements were not sufficient to offset the substantial decline in the highly profitable software licensing revenue.

  Sales and Marketing. Sales and marketing expenses were $8.0 million or 56.0%, $10.7 million or 39.7% and $15.5 million or 34.2% of net sales in 1998, 1997 and 1996, respectively. The decrease in expenses in 1998 from 1997 of $2.7 million was primarily the result of lower personnel and personnel-related costs, including sales commis-sions due to the decline in revenues in 1998 from 1997. The selling and marketing cost reduction in 1998 as compared to 1997 is also attributable to OpenROUTE's repositioning to focus mainly on the Internet access products which resulted in the achieve-ment of marketing cost efficiencies. In 1997, sales and marketing expenses decreased by $4.8 million when compared to 1996. This decrease was due mainly to lower personnel and personnel-related costs.

  Research and Development. OpenROUTE considers product development expenditures to be critical to future revenues. These activities are closely related to product enhancement and new product development. OpenROUTE's strategy also includes joint development partnerships to bring new technologies and products to market. All of OpenROUTE's research and development costs to date have been expensed as incurred.

  Research and development expenses were $4.6 million or 32.2%, $6.0 million or 22.2%, and $9.4 million or 20.6% of net sales in 1998,1997 and 1996, respectively. The decrease in research and development expenses of $1.4 million in 1998 from 1997 was primarily due to lower personnel and personnel-related costs. The decrease in research and development expenses of $3.4 million in 1997 from 1996 was also primarily due to lower personnel and personnel-related costs as well as a more defined focus on the Internet access products only.

  In 1998, OpenROUTE continued to focus its efforts on enhancement of existing products and the development of new products.

  Major efforts in 1997 included the continuing development of the GlobeTrotter series of products with the introduction of several new models during the year.

  General and Administrative. General and administrative expenses were $5.4 million, $3.9 million and $4.6 million in 1998, 1997 and 1996, respectively. The increase in expenses of $1.5 million in 1998 from 1997 was primarily due to severance payments and accruals that were made as a result of cost containment measures imple-mented during the year. Also, additional legal expenses were incurred during 1998 that resulted from an ongoing lawsuit, initiated by OpenROUTE, against two companies and relating to the transfer of OpenROUTE software licensing rights without OpenROUTE's required consent. The decrease in expenses of $0.7 million in 1997 from 1996 was largely due to lower personnel and personnel-related costs.

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

  Provision for Bad Debt. Provision for bad debt was $0.5 million, $0.4 million and $0 for 1998, 1997 and 1996, respectively.

  Interest Income, Net. Interest income, net was $0.6 million, $1.1 million and $1.3 million for 1998, 1997 and 1996, respectively.

  Provision for Income Taxes. In 1998, OpenROUTE recorded an income tax provision of $0.1 million, primarily due to foreign taxes on income earned outside the United States. The difference between the effective tax rate and the statutory tax rate for 1998 is mainly due to net operating loss carryforwards whose future realization is uncertain.

  In 1997, OpenROUTE recorded an income tax provision of $0.2 million primarily due to foreign taxes on income earned outside the United States. The difference between the effective tax rate and the statutory tax rate for 1997 is mainly due to net operating loss carryforwards whose future realization is uncertain.

  In 1996, OpenROUTE recorded an income tax provision of $0.2 million, primarily due to foreign taxes on income earned outside the United States. The difference between the effective tax rate and the statutory tax rate for 1996 is also due primarily to net operating loss carry forwards whose future realization is uncertain.

Newly Issued Accounting Standards

  In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivatives Instruments and Hedging Activities" ("SFAS No. 133"). SFAS No. 133 requires companies to recognize all derivatives contracts as either assets or liabilities on the balance sheet and to measure them at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged assets or liability or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. Historically, OpenROUTE has not entered into derivative contracts either to hedge existing risks or for speculative purposes. Accordingly, OpenROUTE does not expect adoption of the new standard to affect its financial statements.

Liquidity and Capital Resources

  As of September 25, 1999, OpenROUTE's ratio of current assets to current liabilities was 3.67:1, compared to 3.43:1 at December 31, 1998. As of September 25, 1999, OpenROUTE's quick assets ratio of cash, cash equivalents, marketable securities and accounts receivable to current liabilities was 1.89:1, compared to 1.66:1 at December 31, 1998. During the first nine months of 1999, the net increase in cash and cash equivalents was $0.8 million, as compared to a net decrease of $3.0 million for the same period in 1998.

  During the first nine months of 1999, OpenROUTE used $2.5 million of cash for operating activities as compared to $8.9 million used for the same period in 1998. This was due primarily in the net operating loss of $4.3 million and a decrease in accounts payable and accrued expenses of $1.8 million, offset by a decrease in inventories of $3.0 million and depreciation and amortization charge of $0.6 million.

  Investing activities for the first nine months of 1999 provided net proceeds of $3.0 million principally from the sales of marketable securities. Net cash provided by financing activities provided $0.3 million, all of which resulted from the issuance of common stock.

  As of September 25, 1999, OpenROUTE's principal sources of liquidity consisted of $2.8 million of cash and cash equivalents, and a $5.0 million working capital line of credit from Silicon Valley Bank. The $5.0 million working capital line was established to provide short-term working capital financing on an "as needed" basis and also to fund planned growth. Availability under the working capital line is based on eligible accounts receivable. At September 25, 1999, availability was approximately $1.2 million and there were no outstanding borrowings.

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

  OpenROUTE's management believes that if it achieves its twelve month operating plan, then OpenROUTE's current levels of cash, cash equivalents, and marketable securities, as well as its borrowing capability, will be sufficient to satisfy its expected working capital and capital expenditure requirements through the next twelve months.

Year 2000

  OpenROUTE has initiated a program to review the year 2000 readiness of its internal systems, its product line and its third party suppliers and vendors. The program consists of:

  . inventory of products and suppliers to determine systems which may encounter date processing problems;

  .  assessment of the year 2000 issues presented;

  . remediation, if necessary, of products owned or manufactured by OpenROUTE;

  .  testing of systems; and

  .  contingency plans.

  In 1998, OpenROUTE conducted an inventory of its internal business systems to determine whether any year 2000 processing problems existed in critical equipment or systems. As a result, and as part of a corporate program intended to reduce cycle time and improve efficiency, OpenROUTE purchased new business operations systems that operate its financial, administrative, business, manufacturing and customer service functions. The software vendor has indicated these systems are year 2000 compliant. OpenROUTE completed the installation of these systems in January 1999 and successfully closed the fiscal months January and February 1999. OpenROUTE has a one year limited warranty on these systems commencing from the date of delivery, which would expire before January 1, 2000.

  OpenROUTE also has installed a new telephone system under a long-term lease which it understands is year 2000 compliant. However, if testing demonstrates unexpected year 2000 problems in these new systems, there would be no assurance that the year 2000 problems would not have a material impact on OpenROUTE's internal operations and would not materially impact its business, financial conditions, or results of operations.

  OpenROUTE spent $340,000 in year 2000 system costs in 1998. Some of these costs have been capitalized under generally accepted accounting practices. OpenROUTE has incurred approximately $72,000 in year 2000 system costs through September 25, 1999 and expects to incur additional expenditures of $35,000 in 1999 related to year 2000 equipment purchases and leases, including consulting fees, license agreements and lease payments.

  OpenROUTE relies on third party suppliers, service providers and contractors for critical services, including utility power and telephone, parts and supplies. In addition, OpenROUTE sells its products to customers, including Internet service providers and others, which customers are highly dependent on computers, and which could be adversely affected by their own or their suppliers' lack of year 2000 readiness. OpenROUTE has conducted an inventory of its critical suppliers, service providers, and contractors to determine the extent to which its operations could be affected by those third parties' failure to remedy their own year 2000 issues. This exercise was substantially completed in March 1999. Most of OpenROUTE's critical suppliers, service providers, and contractors are also in the high technology field, which is already focused on year 2000 compliance. OpenROUTE's major contract manufacturer, U.S. Assemblies, has recently completed implementation of the year 2000 compliant version of MAPICS for its material resource planning (MRP) efforts.

  Following completion of its inventory and assessment of third party readiness, OpenROUTE will determine whether testing, verification, or contingency plan procedures are necessary. The most reasonably likely worst-case-scenario if suppliers or customers were not year 2000 compliant would be interruption in OpenROUTE's ability to manufacture or deliver its products through loss of power, supply shortages or disruption of delivery systems, or a material decrease in the sale of products if customers lose substantial business or divert substantial resources to uncorrected Internet year 2000 problems. The year 2000 readiness of outside suppliers or customers is beyond OpenROUTE's control. There can be no assurance that the failure of third party suppliers or OpenROUTE's customers to effectively remedy year 2000 defects would not have a material adverse impact on OpenROUTE's business, results of operations or financial condition.

  OpenROUTE's main business since its formation has consisted primarily of the manufacture and sale of: (i) Remote Access Routers used to access the Internet;
(ii) LAN equipment used to link together computers and peripheral devices; and
(iii) Network Interface Cards (NIC), which connect computer workstations to a network. OpenROUTE has installed its own proprietary software in all of its manufactured Remote Access Routers and LANs, and at times has licensed this software to third parties. OpenROUTE's installed proprietary software and the products manufactured and sold by it, now and in the past, do not track or report dates, are not date dependent, and are year 2000 compliant. OpenROUTE's manufactured NIC cards do not contain any date-dependent functions, and thus also are year 2000 compliant. Therefore, OpenROUTE does not expect that year 2000 processing problems will occur in products sold by OpenROUTE, or that year 2000 product problems would have a material effect on OpenROUTE's business, financial condition or the results of operations.

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

                           COMPARATIVE PER SHARE DATA

Netrix Corporation Comparative Share Information

  The average common shares outstanding used in calculating pro forma loss per common share are calculated assuming that the estimated number of shares of Netrix common stock to be issued in the merger were outstanding from the beginning of the periods presented. Options and warrants to purchase shares of common stock were excluded in computing pro forma diluted loss per common share as this would have been antidilutive.

  The historical loss per common share amounts of Netrix and OpenROUTE were calculated by dividing income (loss) available to common stockholders by the weighted average number of shares of common stock outstanding during the period. These share amounts are based on the number of Netrix and OpenROUTE shares outstanding on September 30, 1999. The book value per share amounts of Netrix and OpenROUTE were calculated by dividing stockholders' equity (deficit) by the number of common shares outstanding at the end of period. The common stock outstanding used in calculating pro forma combined book value per share are 11,609,217 of Netrix common stock outstanding at September 30, 1999 plus 15,916,000 shares representing the estimated number of common shares to be issued in the merger. See Netrix's Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

  OpenROUTE pro forma equivalent amounts are calculated by multiplying the respective Netrix pro forma combined per share amounts by the exchange ratio of one to one.

                                    Nine Months Ended          Year Ended
                                    September 30, 1999     December 31, 1998
                                    ---------------------  ---------------------
      Historical                    Netrix     OpenROUTE   Netrix     OpenROUTE
      ----------                    --------   ----------  --------   ----------
Basic and diluted loss per common
 share............................  $   (.51)    $   (.28) $   (.60)    $   (.77)
Cash dividend declared per common
 share............................  $    --      $    --   $    --      $    --
Book value per common share at end
 of period........................  $   1.05     $    .70  $   1.05     $    .96

Pro Forma and Pro Forma Equivalent per        Netrix            OpenROUTE
Share Data                              Pro Forma Combined Pro Forma Equivalent
--------------------------------------  ------------------ --------------------
Basic and diluted loss per common
 share:
  Year ended December 31, 1998.........       $(1.23)             $(1.23)
  Nine months ended September 30,
   1999................................       $ (.77)             $ (.77)

Cash dividends declared per common
 share:
  Year ended December 31, 1998.........       $  --               $  --
  Nine months ended September 30,
   1999................................       $  --               $  --

Netrix Corporation Capitalization Table

  The following table sets forth the capitalization of Netrix as of September 30, 1999 (i) as reported, and (ii) on a pro forma basis as adjusted to reflect its merger with OpenROUTE. The table should be read in conjunction with the consolidated financial statements of Netrix and OpenROUTE and the related notes thereto included elsewhere in this joint proxy statement/prospectus and the unaudited pro forma combined condensed financial information, which appears elsewhere in the document.

                                              As of September 30, 1999
                                      ------------------------------------------
                                       Netrix   OpenROUTE  Adjustments Pro Forma
                                      --------  ---------  ----------- ---------
                                                   (In Thousands)
Cash and cash equivalents............ $  4,698  $  2,804     $   --    $  7,502
                                      --------  --------     -------   --------
Marketable securities................ $    --   $    --          --    $    --
                                      --------  --------     -------   --------
Long-term liabilities, excluding
 current installments................ $    --   $    --      $   --    $    --
                                      --------  --------     -------   --------
Stockholders' equity
  Preferred stock, $0.5 par value;
   1,000,000 shares authorized,
   298,187 issued and outstanding,
   preference in liquidation.........    4,424       --          --       4,424
  Common stock, $.05 par value;
   15,000,000 shares authorized;
   11,609,217 shares issued and
   outstanding, actual, 27,509,217
   shares issued and outstanding, on
   a pro forma basis.................      581       160         636      1,377
  Warrants...........................      862       --          --         862
  Additional paid-in capital.........   59,231    49,689      18,227    127,147
  Deferred compensation..............     (637)      --          --        (637)
  Accumulated other comprehensive
   (loss) income.....................     (160)      123        (123)      (160)
  Less treasury stock, at cost.......      --     (1,010)      1,010        --
  Accumulated deficit................  (52,131)  (37,835)     37,835    (52,131)
                                      --------  --------     -------   --------
    Total stockholders' equity.......   12,170    11,127      57,585     80,882
                                      --------  --------     -------   --------
      Total capitalization........... $ 12,170  $ 11,127     $57,585   $ 80,882
                                      ========  ========     =======   ========

Netrix Corporation Unaudited Pro Forma Condensed Consolidated Financial
Statements

  The following Unaudited Pro Forma Condensed Consolidated Balance Sheet of Netrix as of September 30, 1999 and Unaudited Pro Forma Condensed Consolidated Statement of Operations of Netrix for the nine months ended September 30, 1999 and the year ended December 31, 1998 illustrate the effect of the merger with OpenROUTE. The Unaudited Pro Forma Condensed Consolidated Balance Sheet assumes that the merger with OpenROUTE had been completed as of September 30, 1999 and the Unaudited Pro Forma Condensed Consolidated Statements of Operations assume that the merger with OpenROUTE was completed as of the beginning of the periods presented. Certain reclassifications have been made to OpenROUTE's financial statements to conform with Netrix's presentation.

  Under the terms of the transaction, the holders of OpenROUTE common stock will receive one share of Netrix common stock for each OpenROUTE share converted.

Accounting Treatment

  Netrix will account for the merger under the purchase method of accounting, with Netrix being the acquiror for accounting purposes. Immediately following the merger, Netrix shares held by Netrix stockholders will represent approximately 45% of the outstanding shares of Netrix. The board of directors of the combined companies will consist of five former Netrix directors and four OpenROUTE directors with the Chief Executive Officer of Netrix, Steven T. Francesco, serving as Chairman of the Board of the combined companies' board of directors. Additionally, the members of the Nominating Committee of the Board of Directors will be Steven T. Francesco, Bryan R. Holley, Chief Executive Officer of OpenROUTE, and a current director of Netrix.

  Under the purchase method of accounting, the assets and liabilities of Netrix will be brought forward at their net book values, a new basis will be established for OpenROUTE's assets and liabilities and any excess of the consideration over the fair value of OpenROUTE's assets and liabilities will be accounted for as goodwill. The revenues and expenses of Netrix and OpenROUTE will be consolidated from the date of consummation of the merger.

  The pro forma adjustments are based upon currently available information and assumptions that Netrix management believes are reasonable and certain information provided by OpenROUTE management. Netrix will account for the merger based upon the estimated fair market value of the net tangible assets, intangible assets and liabilities acquired at the date of acquisition. The adjustments included in the Unaudited Pro Forma Condensed Consolidated Financial Statements represent the preliminary determination of these adjustments based upon available information. Netrix cannot assure you that the actual adjustments will not differ significantly from the pro forma adjustments reflected in the Unaudited Pro Forma Condensed Consolidated Financial Statements.

  The Unaudited Pro Forma Condensed Consolidated Financial Statements are not necessarily indicative of either future results of operations or results that might have been achieved if the merger with OpenROUTE had been consummated as of the indicated dates. The Unaudited Pro Forma Condensed Consolidated Financial Statements should be read in conjunction with the historical financial statements of Netrix and OpenROUTE, together with the related notes thereto, which are included elsewhere in this joint proxy statement/prospectus.

                               Netrix Corporation

  Unaudited Pro Forma Condensed Consolidated Balance Sheet as of September 30,
                                      1999

                                                                     Netrix Pro
                              Netrix       OpenROUTE    Pro Forma      Forma
                           Historical(1) Historical(2) Adjustments    Combined
                           ------------- ------------- -----------   ----------
                                             (In Thousands)
Assets
Current assets:
  Cash and cash
   equivalents............   $  4,698      $  2,804      $   --       $  7,502
  Marketable securities...        --            --           --            --
  Accounts receivable,
   net....................      6,957         3,450          --         10,407
  Inventories.............      4,761         5,563          --         10,324
  Other current assets....        359           343          --            702
                             --------      --------      -------      --------
    Total current assets..     16,775        12,160          --         28,935
                             --------      --------      -------      --------
  Property and equipment,
   net....................      3,043         2,239          --          5,282
  Goodwill and
   intangibles, net.......        330           --        58,085 (3)    58,415
  Other assets............        121            41          --            162
                             --------      --------      -------      --------
    Total assets..........   $ 20,269      $ 14,440      $58,085      $ 92,794
                             ========      ========      =======      ========
Liabilities and
 Stockholders' Equity
Current liabilities:
  Line of credit..........   $  1,174      $    --       $   --       $  1,174
  Accounts payable........      3,907         1,226          --          5,133
  Accrued expenses........      3,018         2,087          500 (4)     5,605
                             --------      --------      -------      --------
    Total current
     liabilities..........      8,099         3,313          500        11,912
                             --------      --------      -------      --------
Stockholders' equity:
  Preferred stock.........      4,424           --           --          4,424
  Common stock............        581           160          636 (5)     1,377
  Additional paid-in
   capital................     59,231        49,689       18,227 (5)   127,147
  Deferred compensation...       (637)          --           --           (637)
  Accumulated deficit.....    (52,131)      (37,835)      37,835 (5)   (52,131)
  Warrants................        862           --           --            862
  Less Treasury stock at
   cost...................        --         (1,010)       1,010 (5)       --
  Accumulated other
   comprehensive (loss)
   income.................       (160)          123         (123)(5)      (160)
                             --------      --------      -------      --------
    Total stockholders'
     equity...............     12,170        11,127       57,585        80,882
                             --------      --------      -------      --------
    Total liabilities and
     stockholders'
     equity...............   $ 20,269      $ 14,440      $58,085      $ 92,794
                             ========      ========      =======      ========


              The accompanying notes are an integral part of this unaudited pro forma condensed consolidated financial statement.

                               Netrix Corporation

       Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet
                               September 30, 1999

(1) Information obtained from the historical unaudited condensed consolidated balance sheet of Netrix.

(2) Information obtained from the historical unaudited consolidated balance sheet of OpenROUTE.

(3) Reflects goodwill resulting from the purchase of all of the outstanding stock of OpenROUTE and the allocation of the purchase price using the purchase method of accounting for the transaction after adjusting the assets acquired and the liabilities assumed to their respective fair values.

  For illustrative purposes, Netrix has made a preliminary allocation of excess cost over estimated net assets acquired to goodwill as OpenROUTE's assets and liabilities are estimated to approximate fair value. The final allocation of purchase price to assets and liabilities acquired will depend upon the final purchase price and final estimates of fair values of assets and liabilities of OpenROUTE at the closing date, Netrix will undertake a study to determine the fair values of assets and liabilities acquired and will allocate the purchase price accordingly. Netrix believes that the carrying value of current assets and current liabilities approximates fair value and that the excess of cost over historical net assets acquired will be allocated to property and equipment, goodwill and other identifiable intangibles. However, there can be no assurance that the actual allocation will not differ significantly from the pro forma allocation.

(4) Reflects the transaction costs, primarily investment banking, legal and accounting fees, directly incurred related to the acquisition and is shown as a pro forma adjustment to accrued expenses and the purchase price.

(5) Eliminate the equity of OpenROUTE upon consolidation with Netrix; reflect the issuance of 15.9 million shares of Netrix common stock using an exchange ratio of one share of Netrix for each share of OpenROUTE common stock; reflect the value of OpenROUTE stock options. Such value has been determined using the Black-Scholes method assuming 98% volatility, a risk free interest rate of 5.0% and an exercise period of three years.

                               Netrix Corporation

       Unaudited Pro Forma Condensed Consolidated Statement of Operations
                  for the Nine Months Ended September 30, 1999

                                                      Pro Forma     Netrix Pro
                            Netrix       OpenROUTE     Merger         Forma
                         Historical(1) Historical(2) Adjustments     Combined
                         ------------- ------------- -----------    ----------
                              (In Thousands, Except Per Share Amounts)
Revenues:
  Product...............    $16,079       $ 8,425     $    --        $ 24,504
  Service and other.....      5,309         1,401          --           6,710
  Software licensing....        --            785          --             785
                            -------       -------     --------       --------
    Total revenues......     21,388        10,661          --          31,999
                            -------       -------     --------       --------
Cost of revenues:
  Product...............      7,512         5,058          --          12,570
  Service and other.....      3,638         1,187          --           4,825
  Software licensing....        --            --           --             --
                            -------       -------     --------       --------
    Total cost of
     revenues...........     11,150         6,245          --          17,395
                            -------       -------     --------       --------
      Gross profit......     10,238         4,366          --          14,604
                            -------       -------     --------       --------
Operating expenses
  Sales and marketing...      4,621         3,181          --           7,802
  General and
   administrative.......      3,683         2,418       10,891 (5)     17,002
  Research and
   development..........      5,337         2,935          --           8,272
  Stock compensation
   expense..............        763           --           --             763
  Restructuring
   reserve..............        900           243          --           1,143
                            -------       -------     --------       --------
    Loss from
     operations.........     (5,066)       (4,411)     (10,891)       (20,368)
  Interest and other
   income, net..........       (218)          112          --            (106)
                            -------       -------     --------       --------
    Loss before income
     taxes..............     (5,284)       (4,299)     (10,891)       (20,474)
  Provision for income
   taxes................        --             10          --              10
                            -------       -------     --------       --------
    Net loss............     (5,284)       (4,309)     (10,891)       (20,484)
  Dividends on preferred
   stock................       (574)          --           --            (574)
                            -------       -------     --------       --------
  Net loss attributable
   to common
   stockholders.........    $(5,858)      $(4,309)    $(10,891)      $(21,058)
                            =======       =======     ========       ========
  Basic and diluted loss
   per common share.....     $(0.51)       $(0.28)                     $(0.77)(6)
                            =======       =======                    ========
  Weighted average
   common shares
   outstanding, basic
   and diluted..........     11,513        15,461                      27,413
                            =======       =======                    ========

              The accompanying notes are an integral part of this unaudited pro forma condensed consolidated financial statement.

                               Netrix Corporation

       Unaudited Pro Forma Condensed Consolidated Statement of Operations
                      for the Year Ended December 31, 1998

                                                      Pro Forma     Netrix Pro
                            Netrix       OpenROUTE     Merger         Forma
                         Historical(3) Historical(4) Adjustments     Combined
                         ------------- ------------- -----------    ----------
                              (In Thousands, Except Per Share Amounts)
Revenues:
  Product...............    $21,840      $ 10,416     $    --        $ 32,256
  Service and other.....      9,642         2,247          --          11,889
  Software licensing....        --          1,663          --           1,663
                            -------      --------     --------       --------
    Total revenues......     31,482        14,326                      45,808
                            -------      --------     --------       --------
Cost of revenues:
  Product...............     10,939         6,836          --          17,775
  Service and other.....      5,155         1,760          --           6,915
  Software licensing....        --            --           --             --
                            -------      --------     --------       --------
    Total cost of
     revenues...........     16,094         8,596          --          24,690
                            -------      --------     --------       --------
      Gross profit......     15,388         5,730          --          21,118
Operating expenses
  Sales and marketing...     10,781         8,018          --          18,799
  General and
   administrative.......      4,324         5,376       14,521 (5)     24,221
  Research and
   development..........      6,771         4,610          --          11,381
  Restructuring
   reserve..............        --            --           --             --
                            -------      --------     --------       --------
    Loss from
     operations.........     (6,488)      (12,274)     (14,521)       (33,283)
  Interest and other
   income, net..........        (29)          589          --             560
                            -------      --------     --------       --------
    Loss before income
     taxes..............     (6,517)      (11,685)     (14,521)       (32,723)
  Provision for income
   taxes................        --            175          --             175
                            -------      --------     --------       --------
    Net loss............     (6,517)      (11,860)     (14,521)       (32,898)
  Dividends on preferred
   stock................        --            --           --             --
                            -------      --------     --------       --------
  Net loss attributable
   to common
   stockholders.........    $(6,517)     $(11,860)    $(14,521)      $(32,898)
                            =======      ========     ========       ========
  Basic and diluted loss
   per common share.....     $(0.60)       $(0.77)                     $(1.23)(6)
                            =======      ========                    ========
  Weighted average
   common shares
   outstanding, basic
   and diluted..........     10,891        15,312                      26,791
                            =======      ========                    ========

              The accompanying notes are an integral part of this unaudited pro forma condensed consolidated financial statement.

                               Netrix Corporation

  Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations For the Year Ended December 31, 1998 and the Nine Months Ended September 30,
                                      1999

(1) Information obtained from the historical unaudited condensed consolidated statement of operations of Netrix.

(2) Information obtained from the historical unaudited consolidated statement of operations of OpenROUTE.

(3) Information obtained from the historical consolidated statement of operations of Netrix.

(4) Information obtained from the historical statement of operations of OpenROUTE.

(5) Reflects the amortization expense of the excess of cost over historical net assets acquired in the merger by use of the straight-line method over 4 years.

(6) The average common shares outstanding used in calculating basic and diluted pro forma loss per common share are calculated assuming that the estimated number of shares of Netrix common stock to be issued in the merger were outstanding from the beginning of the periods presented. Options and warrants to purchase shares of common stock were not included in computing pro forma diluted earnings per common share because their inclusion would result in a smaller loss per common share.

                                NETRIX BUSINESS

  Netrix is a worldwide provider of voice and data networking products. Netrix products are designed to deliver multi-service networks for the transport of voice and data that enable Netrix customers to provide a wide variety of voice and data services. Netrix combines patented, switched, compressed voice technology and advanced networking capabilities to provide networking solutions that improve network performance and deliver an array of tangible network services. Netrix was incorporated in Virginia in 1985 and reincorporated in Delaware in 1987. Netrix conducts operations in the United Kingdom and Hong Kong through its wholly owned subsidiary, Netrix International Corporation (a Delaware corporation), and in Germany and Italy through its wholly owned subsidiaries Netrix GmbH and Netrix S.r.l., respectively.

Background

  Recent trends in network equipment investment have shown that network infrastructures have been consolidated, resulting in fewer networks and protocols to support an increasing number of applications. The Internet Protocol (IP) for the LAN, along with Frame Relay and Asynchronous Transfer Mode (ATM) for the Wide Area (WAN) has displaced most of the previous networking technologies in this market space. These technological trends, combined with the proliferation of global trade, have created a growing reliance on telecommunications to facilitate commerce. In an environment in which wide area networking is critical to daily operations, voice and data communications represent a significant and increasing component of operating costs for enterprises. Netrix has re-focused its new products to support the "voice over' needs of this new network model.

  The varying traffic characteristics of different types of networking applications, together with the need to transmit voice and image as well as data, has created the need for vendors to supply multi-service platforms to meet the user requirements within a single network fabric. Technologies in use today include IP, Frame Relay, Integrated Services Digital Network (ISDN), and ATM. Multi-service platforms, such as Netrix Network Exchange products, enable Netrix's customers to support multiple applications across a single network, thereby resulting in improved connectivity, reduced communications costs, and improved network performance.

  The increasing availability of IP and Frame Relay services on the public networks has fueled a trend toward building corporate networks that access these services on an as-needed basis. Netrix products can be used to implement voice and data networks based upon private lines, public services, or a combination of private and public services. Netrix believes that the trend toward the use of services will continue to grow, especially with global telecommunications deregulation. The use of the Internet will also expand voice and fax applications.

  In 1998, Netrix entered the voice/data/fax-over-IP gateway market with the introduction of Vodex software for the Network Exchange 2210. Today, the Network Exchange is still one of the industry's few voice gateways to simultaneously deliver high quality voice over IP and voice over Frame Relay with the ability to gateway between the two.

  Also in 1998, Netrix introduced a low-end version of its Network Exchange 2210 gateway, the Network Exchange 2201. Designed for the remote/branch office environment, the product gives customers a range of alternatives from which to choose.

  Netrix software, common to both platforms, positions Netrix firmly in the IP telephony market space, which is emerging as the next wave of network consolidation and which leverages the vast worldwide IP infrastructures being deployed. It also positions the gateways for the emerging service provider space by enabling them to offer low cost telephony while realizing a short-term return on the equipment investment.

  On March 19, 1999, Steven T. Francesco was appointed as Chairman of the Board of Directors to reposition Netrix as an end to end solution provider for internet-based networking of voice/data/fax for the service provider market. Mr. Francesco has begun an in-depth reworking of Netrix's strategic objectives.

  Management believes that the international toll market, in particular, represents a short-term opportunity to gain substantial service provider market share. Management believes that Netrix's current product offering provides several advantages over existing competing products in the areas of scalability, flexibility, cost, channel capacity and band width efficiency. Netrix has recently been able to offer carrier quality voice over packet switch transmission to service providers over wide area networks at significant reductions in per minute operating costs. Particularly with regard to bandwidth allocation, Netrix's capability to bundle multiple voice samples from different calls in a single packet allows exceptional transmission management over long distances. Management believes Netrix is positioned to be among the leaders in IP voice/data wide area networking equipment in 1999.

  With the introduction and continued development of the Network Exchange 2200 range, Netrix is moving toward the ability to deliver voice and data integration over almost any carrier infrastructure, with the goal of making the products as easy to configure and provision as possible. In addition the products ability shape traffic and prioritize applications (ATM, Frame Relay, Ethernet etc.) and to customize bandwidth utilization on demand to suit end users needs make the 2200 an ideal platform for service providers looking to deliver next generation services with which to differentiate themselves. Whether provisioning service or selling customer premise equipment (CPE) to end users, the range of products will be well positioned for the service provider market.

Netrix Products

  Netrix currently offers products that focus on providing voice over packet solutions, which leverage the emerging IP Telephony space as well as the Frame Relay space. Netrix has two platforms which comprise the Network Exchange product line, the 2200 and the 2500. The products scale from a gateway consisting of as few as four voice ports to large central sites via the largest Network Exchange switches--the 2500 family. This scaleable product offering permits the customer to choose the most appropriate platform for each site based upon functionality and performance requirements. All are designed to enhance the efficiency and cost-effectiveness of the communications infrastructure.

  Network Exchange 2210. The Network Exchange 2210 is a voice gateway that combines switched compressed voice and data switching in a single platform. The 2210 incorporates Netrix's Vodex voice gateway software, one of the industry's first voice gateways to simultaneously deliver high quality voice over IP and voice over Frame Relay with the ability to gateway between the two. This scaleable product, designed to take advantage of available IP and frame relay facilities/services, is based upon enhanced voice over frame capabilities developed by Netrix. The 2210 has a complete set of features which support switched compressed voice, LAN traffic as well as the traditional capabilities found in typical access level products. The 2210 can process up to 180 simultaneous voice calls, which makes it one of the largest VoIP/VoFR gateways currently on the market and can be interconnected to incrementally add to the overall capacity at a given site. For a fully redundant large site, Network Exchange 2210s can be augmented by Network Exchange 2550s.

  Network Exchange 2201. Netrix Network Exchange 2201 was introduced mid-1998 as the entry-level product in the 2200 range. The 2201 is a voice over data switching platform that delivers the benefits of Internet Telephony and Wide Area Network switching together with multi-protocol data support. The 2201 offers a unique combination of switched compressed voice and data switching support in a single compact platform. As a stand-alone voice and data access switch, or in conjunction with the other Netrix Network Exchange 2000 series products, it gives networks flexibility, scalability, and efficiency.

  Network Exchange 2550. The 2550 performs as a central site voice/data switch to provide a resilient fault-tolerant hub. The 2550 interworks with the 2210 to provide complete multi-service networking support for compressed voice traffic as well as all existing network technologies. With the 2550, networks can be constructed to provide support for voice over IP, Frame Relay, and ATM using narrowband or high speed broadband interfaces running at speeds up to DS3 (45
Mbps) and E3 (34 Mbps) rates.

  Network Exchange 2510. Netrix Network Exchange 2510 is the entry-level switch in the Network Exchange 2500 series of high-performance, multi-service switching platforms. It combines ATM, Frame Relay, X.25, TDM, and ISDN for data, voice and image applications. Functioning as either an enterprise backbone or a carrier edge switch, the 2510 provides cost-effective bandwidth management of public, private, and hybrid networks, with extensive network management and diagnostic capabilities.

  Netrix Network Exchange products provide flexible and scaleable network solutions for small to large voice/data networks. The products are used together to provide coverage from the access level through to the network backbone. Netrix products provide integrated voice and data network solutions that use state of the art networking technology. In addition to the Network Exchange product line, other Netrix products include the Series 10 (S10), the Series 100 (S100), the Series 1000 (S1000), and Netrix Telecom Products. (Telecom products consist of the RLX, RNET, RIO, and RDC).

  Netrix Network Management System (NMS). Each of the products listed above is managed by Netrix' Network Management System (NMS). The NMS provides a full graphical user interface and remote diagnostics, allowing nodes at several different locations to be viewed and managed by the network manager at one central location. The NMS has the capability to monitor attached SNMP devices, such as a router, and to participate in global network management architecture with other SNMP managers. Built into the NMS is the capability to support Virtual Private Networks, remote diagnostics, and extensive "gatekeeper" functionality such as call detail records for accounting and performance statistics for on-going capacity planning/tuning. The NMS provides extensive capabilities to insure non-stop operation with the lowest personnel costs. Netrix supplies network management software for operation with Windows 95 and Sun Sparc platforms.

Marketing and Sales

  Netrix's primary target customers are service providers (ISP's, CLECs and emerging growth carriers). To address these markets throughout the world, Netrix has established a multi-channel distribution and sales network. Netrix's products are designed to provide voice/data solutions and are marketed through a direct sales force or indirect channels via resellers. In November 1998, Netrix gateways were certified to interoperate with NEC PBXs. The Network Exchange 2210 is the first Internet telephony/gateway to be so certified by NEC. As a result, NEC America has promoted the Network Exchange to NEC resellers; Netrix continues to work with numerous sales opportunities provided by NEC resellers who are in the process of becoming Netrix resellers.

  Management is exploring the possibility of offering products for sale on the internet as a way of achieving additional global distribution with no incremental sales costs. Other companies in Netrix's market space have successfully integrated e-commerce into their sales cycle.

Customer Support and Service

  A significant element of Netrix's strategy has been to provide service, repair, and technical support for its customers throughout the world. A substantial portion of Netrix' service and support activities relates to software and network configuration and is provided by 24-hour per day, 7 days per week telephone support through the Netrix Technical Assistance Center ("TAC"). Netrix's products are designed to allow the TAC to be on line with any Netrix network in the world to diagnose problems and to respond with solutions. In addition, Netrix hardware is designed to facilitate replacement of failed boards; in many cases, the customer's personnel can replace a board themselves under the direction of the TAC. TAC service is provided directly to end users and as a backup service to Netrix's international distributors.

  Netrix personnel and third party providers perform most domestic hardware maintenance and installation. For customers outside the United States, these services are generally provided by Netrix's international Value

Added Resellers (VARs). Netrix typically offers its customers a hardware warranty ranging from 90 days to one year and offers an optional annually renewable hardware maintenance and software support contract with the network.

  Netrix's support contracts with its customers offer a variety of levels of support, with each option being priced as a percentage of the purchase price of the installed equipment. In addition, Netrix provides technical consulting and training both to end-users and to distributors. Many of Netrix's customers currently have support and maintenance contracts with Netrix. Customer service as a percent of revenue was 24% for the nine-months ended September 30, 1999, 31% in 1998, 32% in 1997 and 26% in 1996.

Research and Development

  Netrix believes its future success depends on its ability to continue to enhance its products to improve performance and functionality and to develop new products that address emerging networking market niches. Research and development as a percent of revenue was 22% in 1998, and 25% in 1997 and 1996.

Manufacturing Outsourcing

  Effective October 1, 1999, Netrix entered into an agreement with The SMT Centre (SMTC) to outsource all manufacturing and test operations for current products. SMTC is a contract manufacturer that offers a cost-effective, high volume, manufacturing, distribution and repair capabilities worldwide. Historically SMTC has produced various sub-assemblies for Netrix, but the new agreement calls for them to manufacture, test and ship final products. Netrix employees associated with manufacturing, distribution and repair operations were transferred to SMTC effective October 1, 1999.

Competition

  Netrix encounters substantial competition in the marketing of its products, and many of its competitors have greater financial, marketing and technical resources. Important competitive factors in Netrix's product markets are established customer base, product performance and features, service and support, as well as price. Netrix believes that it competes favorably with respect to these factors. There can be no assurance that Netrix's products will compete successfully with competitive products that may be offered in the future or that aggressive pricing will not adversely impact the profitability of Netrix.

Proprietary Rights

  Netrix relies on a combination of patents, trade secret, copyright and trademark law, non-disclosure agreements, and technical measures to establish and protect their proprietary rights in their products. Despite these precautions, it may be possible for unauthorized third parties to copy aspects of Netrix's products or to obtain and use information that Netrix regards as proprietary. The laws of some foreign countries in which Netrix sells or may sell its products do not protect Netrix's proprietary rights to the same extent as do the laws of the United States.

  Netrix believes that because of the rapid pace of technological change in the networking industry, patent and copyright protection, while important, are less significant to Netrix's competitive position than factors such as the knowledge, ability, and experience of Netrix's personnel, new product development, market recognition, and ongoing product maintenance and support. Netrix believes that its products and trademarks do not infringe upon the proprietary rights of third parties. There can be no assurance, however, that third parties will not assert infringement claims in the future.

  To protect Netrix's intellectual property rights in the "voice over" market space, the prime patents held by Netrix in packetized compressed voice networking have been brought to the attention of both the Voice over IP and Frame Relay forum organizations.

  Netrix also uses various licensed products of other companies in certain of its products.

Employees

  Netrix had 129 employees at September 30, 1999. None of the employees are represented by collective bargaining agreements. Netrix has never experienced any work stoppage. Netrix believes that its employee relations are satisfactory.

Properties

  Netrix's principal administrative and research and development facility consists of approximately 45,000 square feet located in Herndon, Virginia. These premises are occupied under a lease agreement that was negotiated for an additional ten-year term beginning May 1, 1999. In connection with its cost savings initiatives, Netrix has subleased approximately 22,000 square feet of the Herndon facility, thereby reducing rent expense by approximately $50,000 per month. A separate facility of 8,600 square feet is under lease in Longmont, Colorado for product development operations. Additionally Netrix maintains an international sales office in London. Netrix believes its facilities are in all material respects suitable, adequate and well utilized.

Litigation

  Netrix is periodically a party to disputes arising from normal business activities. In the opinion of Netrix management, resolution of these matters will not have a material adverse effect upon the financial position or future operating results of Netrix, and adequate provision for any potential losses has been made in the accompanying financial statements.

                              NETRIX'S MANAGEMENT

Directors and Executive Officers

  Set forth below are the names, ages, position and business experience of the executive officers and directors of Netrix. Upon completion of the merger, Bryan R. Holley will become a director of Netrix, together with three other persons, not yet designated, who are currently directors of OpenROUTE. See "OpenROUTE's Management."

                           Age of
Name of Director or       Director
Executive Officer        or Officer            Position of Director or Officer
-------------------      ---------- -----------------------------------------------------
Steven T. Francesco.....     42     Director, Chairman of the Board of Directors
                                    and Chief Executive Officer
John M. Faccibene (2)...     53     Director
Lynn C. Chapman.........     45     Director, President and Chief Operating Officer
Gregory C. McNulty......     43     Director
Richard Yalen (1).......     54     Director
Douglas J. Mello (2)....     56     Director
Peter J. Kendrick.......     45     Vice President, Chief Financial Officer and Secretary

--------
(1) Member of the Audit Committee of the Board of Directors.
(2) Member of the Compensation Committee of the Board of Directors.
(3) Member of the Nominating Committee of the Board of Directors.

  Steven T. Francesco. Mr. Francesco has been a Director and Chairman of the Board since March 1999. Mr. Francesco is founder and President of Darien Corporation, and was founder and former President and COO of SmartServ Online, Inc. From 1989 to 1991, he was Senior Vice President of Strategic Planning and Operations for a division of Cantor-Fitzgerald Securities. Mr. Francesco has served as a senior strategic advisor to GTE Advanced Network Services, KeyTrade and e-Tel. Mr. Francesco has served as a consultant to numerous companies, including AT&T, GTE, Citibank, Chemical Bank, Chase Manhattan Bank, J.J. Kenny, ADP, Telerate, and the Chicago Mercantile Exchange. Mr. Francesco founded the Market Technology Group, a computer and technology service company providing financial systems and market data retrieval to the financial services industry.

  John M. Faccibene. Mr. Faccibene has been a director of Netrix since March 1999. Since January 1999, Mr. Faccibene has been Managing Director, Americas, for ixNet, a subsidiary of IPC Information Systems, Inc. From 1997 to 1998, he was Executive Director of CIBC/Oppenheimer & Co. From 1973 to 1998, he was a senior member of the Security Industry Association (SIA), and for two years served as Chairman of the SIATechnology Management Committee. For 22 years, Mr. Faccibene has been a senior member of the Wall Street Telecommunications Association (WSTA) Executive Committee, and for three years served as President of the WSTA. He has previously served as Chairman of the NYNEX Executive Forum, Newbridge Worldwide User Group, Ascom/Timeplex User Group, and is a Director of the New York Technical College. Mr. Faccibene also serves as a Director of ADVESTA, a software company, Bridgewater Systems, a software company, and Timestep, a software security company.

  Lynn C. Chapman. Mr. Chapman joined Netrix in December 1992 and was named Vice President in February 1993. During 1996 Mr. Chapman assumed additional responsibility as Vice President--Network Products, and was named President and CEO and a director of Netrix in February 1997. Prior to joining NETRIX, Mr. Chapman served in various management positions at Data General Corporation from 1989 to November 1992.

  Gregory C. McNulty. Mr. McNulty has been the Senior Group Manager, Business Development at Microsoft Corporation since 1997. Mr. McNulty also served as Major Accounts Executive for Microsoft. From 1996 to 1997, Mr. McNulty was Vice President of Sales at CIDCO, Inc., a manufacturer of intelligent network terminal devices. From 1993 to 1996, Mr. McNulty served as Director of Major Accounts for Wind River Systems, Inc., the leading supplier of real time operating systems software and related software development tools. From 1992 to 1993, Mr. McNulty was cofounder of Rugged Digital Systems, Inc., the leading manufacturer of military standard, ruggedized computer systems and served in various high-level executive positions from 1982 to 1992. Prior to that, Mr. McNulty was employed by ROLM Corporation and by FMC Corporation.

  Richard Yalen. Mr. Yalen became a director of Netrix in April, 1999. Mr. Yalen is the Chief Executive Officer of Dynamic Telcom Engineering LLC, a telecommunications company. From 1992 to 1998, prior to joining Dynamic Telcom, Mr. Yalen served in various positions at Cable & Wireless USA, including that of Chief Executive Officer.

  Douglas J. Mello. Mr. Mello became a director of Netrix in April, 1999. Mr. Mello was employed by Bell Atlantic and its predecessor corporations from 1965 until March, 1999. From 1997 to 1999, he served as President, Large Business Sales-North for Bell Atlantic. From 1996 to 1997, he was NYNEX Vice President-Business Marketing and Amp Sales, responsible for all business customers in the New York and New England areas. From 1994 to 1996, he served as Vice President-Sales for NYNEX Corporation. Prior to 1994, Mr. Mello was the Group Vice President-Manhattan Market Area for New York Telephone, where he was responsible for the provisioning of telecommunications technology. From 1985 to 1991, he was President of Business Information Systems Corp. Mr. Mello is a director of IXnet, Inc. and of Telexis Co.

  Peter J. Kendrick. Mr. Kendrick joined the company in August, 1999 as Vice President, Chief Financial Officer and Secretary. Prior to joining Netrix, he served as Vice President and Chief Financial Officer of PACI, a Nasdaq listed company. From 1991 to 1996, he was Vice President and Chief Financial Officer of Capital-Carousel, Inc. Mr. Kendrick also served as Senior Vice President-Corporate Finance for Johnston, Lemon and Company and Vice President and Chief Financial Officer of VSC, Inc. In addition he has held senior executive roles with C3, Inc., The Source and SCS.

Executive Compensation

  The Chief Executive Officer of Netrix at December 31, 1998, and the other most highly compensated executive officers of Netrix who earned at least $100,000 during the year ended December 31, 1998, were Messrs. Chapman, Wilson and Finkelnburg. The following table summarizes all compensation awarded to, earned by or paid to Messrs. Chapman, Wilson and Finkelnburg for the fiscal years ended December 31, 1998, 1997 and 1996.

                           SUMMARY COMPENSATION TABLE

                                                                     Long-Term
                                                                    Compensation
                                          Annual Compensation          Awards
                                     ------------------------------ ------------
         Name/Position          Year Salary($) Bonus($) Other($)(1)  Options(#)
         -------------          ---- --------- -------- ----------- ------------
Lynn C. Chapman (2)............ 1998  160,000    6,593     2,400      100,000
 President and Chief            1997  156,546   21,750     2,375       29,000
 Executive Officer              1996  140,578      --      1,125       75,000
G. Brent Wilson................ 1998  126,000    6,583       --        45,000
 Vice President, Engineering    1997  114,815   14,500       --        12,000
 Services                       1996  109,701      --        --        25,000
Karl W. Finkelnburg............ 1998  163,658      --        900       10,000
 Vice President, Sales          1997  197,230      --      1,544       13,000
 American Operations            1996  219,180      --        750       13,000

--------
(1) Represents matching 401(k) plan contributions by Netrix.
(2) Mr. Chapman was appointed President and Chief Executive Officer of Netrix in February 1997.

Option Grants

  The following table summarizes option grants during 1998 to Messrs. Chapman, Wilson and Finkelnburg:

                    STOCK OPTION GRANTS IN LAST FISCAL YEAR

                                     Percent                                    Potential Realizable
                                     of Total                                     Value at Assumed
                                     Options                                       Annual Rates of
                                    Granted to            Market              Stock Price Appreciation
                          Options   Employees  Exercise    Price                 for Option Term (C)
                          Granted   In Fiscal    Price   ($/Share) Expiration ---------------------------
          Name            (#)(A)       Year    ($/Share)    (B)       Date    0%($)   5%($)     10%($)
          ----           ---------  ---------- --------- --------- ---------- ---------------- ----------
Lynn C. Chapman......... 100,000(D)     15%      $3.13     $3.13    5/07/08      --    197,000 $  499,000
G. Brent Wilson.........  45,000(D)      7        2.33      2.33     5/7/08      --     66,000    167,000
Karl W. Finkelnburg.....  10,000(D)      2        3.13      3.13    3/12/07      --     20,000     50,000

--------
(A) Under the terms of Netrix's incentive stock option plan, the board of directors retains discretion, subject to plan limits, to modify the terms of the outstanding options and to reprice the options. The options were granted for a term of 10 years, subject to earlier termination in the event of termination of employment. The options were granted with tandem tax withholding rights.
(B) Equals fair market value of common stock on the date of grant.
(C) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 0%, 5% and 10% compounded annually from the date of grant to their expiration date. Actual gains, if any, on stock option exercises will depend upon the future performance of Netrix's common stock and the date on which the options are exercised.
(D) Identified options were granted May 8, 1998, and 20% of the options become exercisable at the end of one year and the balance becomes exercisable in equal monthly installments on the 30th day of each calendar month following the date of grant, with full vesting occurring on the fourth anniversary date.

Option Exercises and Year-End Values

  The following table summarizes option exercises during 1998 by Messrs. Chapman, Wilson and Finkelnburg:

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES

                          Shares                   Number of           Value of Unexercised
                         Acquired             Unexercised Options      In-the-Money Options
                            On     Value    at Fiscal Year-End (#)   at Fiscal Year-End ($)(A)
                         Exercise Realized ------------------------- -------------------------
          Name             (#)      ($)    Exercisable Unexercisable Exercisable Unexercisable
          ----           -------- -------- ----------- ------------- ----------- -------------
Lynn C. Chapman.........   --       --       66,996       74,004       143,539      158,554
G. Brent Wilson.........   --       --       31,247       36,779        66,947       78,799
Karl W. Finkelnburg.....   --       --          --        20,908        23,282       55,783

Compensation of Directors

  In 1998 Netrix paid each non-employee member of the board a retainer of $12,000 plus $250 for each day of attendance at a meeting of the full board or any committee thereof other than the Executive Committee and $500 for each day of attendance at meetings of the Executive Committee. In 1999, Netrix eliminated the cash payments and instead provides equity compensation to its non-employee directors. Given the reconstitution of the board in 1999, Netrix made to each non-employee director a one-time grant of 50,000 options in 1999. In 2000 and subsequent years Netrix expects to grant 25,000 options to each director then serving. The exercise price for all of these options is and will be equal to the fair market value of Netrix common stock on the grant date, except that with respect to the initial grant of 50,000 options in 1999 the exercise price was reset to $2.50 per share on September 30, 1999. In addition, Netrix reimburses directors for all reasonable expenses incurred by them in connection with their attendance at board or committee meetings.

Employment and Severance Arrangements

  Steven T. Francesco, the Chairman and Chief Executive Officer of Netrix, entered into an employment agreement effective as of March 22, 1999. The term of Mr. Francesco's agreement is through March 21, 2002. Under the agreement, Mr. Francesco is paid a base salary of $160,000 per annum, and he is eligible for an annual bonus to be established in the sole discretion of the compensation committee of the Netrix board. In addition, Mr. Francesco has been issued options to purchase 1,600,000 shares of Netrix common stock. The first 400,000 options have an exercise price of $1.50 per share and vested upon grant. The remaining 1,200,000 options are exercisable at $2.75 per share and 400,000 vest on each anniversary of the agreement, subject to acceleration if certain performance criteria are met. To date, no such criteria have been attained. Pursuant to the stock option plan under which the options were granted, as more fully described below, all options vest immediately upon a change in control of Netrix. The merger will be a change of control for this purpose, and all 1,200,000 options will vest immediately upon consummation of the merger. Mr. Francesco's employment agreement also provides that, in the event of a change in control of Netrix, Mr. Francesco will be issued 1,000,000 shares of Netrix common stock. In the event Mr. Francesco's employment is terminated by Netrix without cause or by Mr. Francesco for good reason, as these terms are described in the employment agreement, he will be entitled to:
(1) receive an amount equal to three times his base salary, (2) accelerated vesting of all of his stock options and (3) participation in Netrix benefit plans for up to three years. Mr. Francesco's employment agreement also contains non-compete provisions for between one and three years after termination of his employment, that relate to the manner in which his employment is terminated; provided, that if Mr. Francesco voluntarily resigns from Netrix, there will be no non-compete covenant unless Netrix pays him an amount equal to one year's salary, in which case the non-compete period will be one year. If the payment to Mr. Francesco upon termination or a change of control results in the imposition of an excise tax pursuant to Section 280G of the Internal Revenue Code, Netrix will pay to Mr. Francesco a tax "gross-up" payment equal to the amount of his resulting tax liability. No such payment will be made in connection with the merger.

  Peter J. Kendrick, the Chief Financial Officer of Netrix, entered into an employment agreement effective as of August 2, 1999. The term of Mr. Kendrick's employment agreement extends until August 1, 2002. Under the agreement, Mr. Kendrick is paid a base salary of $100,000 per annum, and he is eligible to receive a bonus in an amount to be determined by the Netrix board. In addition, Mr. Kendrick has been granted options to purchase 100,000 shares of Netrix common stock at an exercise price of $2.50 per share. Half of these options will vest on December 31, 1999, and half will vest on August 3, 2000. Pursuant to the stock option plan under which the options were granted, as more fully described below, all options vest immediately upon a change of control of Netrix. The merger will be a change of control for this purpose, and all 100,000 options will vest immediately upon consummation of the merger. In the event Mr. Kendrick's employment is terminated by Netrix without cause or by Mr. Kendrick for good reason, as these terms are described in the employment agreement, he will be entitled to: (1) receive an amount equal to one year of his base salary, (2) accelerated vesting of all of his stock options and (3) participation in Netrix benefit plans for up to one year. Mr. Kendrick's employment agreement also contains non-compete provisions for one year after his employment terminates; provided, that if Mr. Kendrick voluntarily resigns from Netrix, there will be no non-compete covenant unless Netrix pays him an amount equal to his base salary, in twelve monthly installments, in which case the non-compete period will be one year.

  Netrix entered into retention agreements on February 1, 1999 with each member of its then senior management. Mr. Chapman is the only current executive officer of Netrix who is a party to one of these agreements. The agreements provide severance benefits if the employee's employment is terminated by Netrix without cause or by the employee for good reason, as these terms are described in the retention agreements. The severance benefits generally are either six or twelve months of base salary, depending on the employee, plus continued participation in Netrix's benefit plans during the period salary is paid. The retention agreements also provide non-compete provisions which also correspond to the period salary is paid. The term of the agreements is until December 31, 2000, and the agreements will automatically renew on that date and each anniversary of that date for additional one-year periods unless notice of termination is provided at least 90 days prior to the expiration of the term.

Security Ownership of Certain Beneficial Owners and Management

  The following table sets forth certain information, as of November 1, 1999, with respect to the beneficial ownership of common stock by:

  . each person known by Netrix to beneficially own more than 5% of the outstanding shares of common stock;

  .  each director of Netrix;

  .  each executive officer of Netrix; and

  .  all directors and executive officers of Netrix as a group:

                                                     Number of
                                                       Shares    Percentage of
                                                    Beneficially  Common Stock
        Beneficial Owner                              Owned(1)   Outstanding(2)
        ----------------                            ------------ --------------
Special Situations Fund III, L.P.(3)..............   1,334,200        10.8
 153 E. 53 St., 51st Floor
 New York, NY 10022
Arthur J. Marks(4)................................     803,039         6.7
 c/o New Enterprise Associates IV, L.P.
 1119 St. Paul Street
 Baltimore, MD 21202
Steven T. Francesco(5)............................     400,000         3.2
Lynn C. Chapman(5)................................     172,596         1.4
Peter J. Kendrick*(5).............................      50,000          *
John M Faccibene*(5)..............................      25,000          *
Gregory C. McNulty*(5)............................      25,000          *
Richard Yalen*(5).................................      25,000          *
Dougles J. Mello*(5)..............................      25,000          *
All directors and executive officers as a group (7
 persons)(6)......................................     722,596         6.0

--------
 * Less than 1%.
(1) The number of shares of Netrix common stock beneficially owned by each person is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares of Netrix common stock which the individual has the right to acquire within 60 days after November 1, 1999 through the exercise of any stock option or other right. The inclusion herein of any shares of Netrix common stock deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. Unless otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares of Netrix common stock shown as beneficially owned by them.
(2) Number of shares deemed outstanding includes 11,976,821 shares outstanding as of November 1, 1999 plus any shares subject to options held by the person or entity in question that are currently exercisable or exercisable within 60 days after November 1, 1999.
(3) This information is based on a Schedule 13G dated February 12, 1999. Includes 40,000 shares of common stock underlying Series A 8% Convertible Preferred Stock that is currently convertible.
(4) Includes 582,009 shares held by New Enterprise Associates IV, Limited Partnership and 200,000 shares held by New Enterprise Associates V, Limited Partnership. Mr. Marks is a general partner of the general partners of New Enterprise Associates IV, LP and New Enterprise Associates V, LAP, respectively. Mr. Marks disclaims beneficial ownership of such shares.
(5) Represents shares underlying currently exercisable stock options or stock options that will become exercisable within 60 days.
(6) All of these shares underlie currently exercisable stock options or stock options that will become exercisable within 60 days.

                               OPENROUTE BUSINESS

  OpenROUTE develops, manufactures, markets and supports hardware and software networking products that transport data over the Internet. OpenROUTE's routing products are designed to make it safe, affordable and easy for people to access information via corporate networks and the Internet. OpenROUTE was incorporated in Massachusetts in 1974 as Proteon Associates, Inc. and changed its name to Proteon, Inc. in 1983 and to OpenROUTE Networks, Inc. in 1998. OpenROUTE conducts operations in the Americas, Europe and Asia.

  OpenROUTE's operations are subject to certain risks and uncertainties including, among others, rapidly changing technology and markets, current and potential competitors with greater financial, technological, production and marketing resources, reliance on certain sole source suppliers and third party contract manufacturers, and dependence on key management personnel.

Background

  For more than 18 years, OpenROUTE Networks has developed and shipped network connectivity products. During this period, OpenROUTE co-authored both the Simple Network Management Protocol network management standard and the Open Shortest Path First internetwork routing standard. OpenROUTE also developed and shipped the first router.

  On July 6, 1998, OpenROUTE appointed Bryan R. Holley as its President and Chief Executive Officer. Mr. Holley brought a new focus on small and mid-size businesses to OpenROUTE and hired a new management team to implement this focus.

  OpenROUTE aims to provide small and mid-size business customers with networking equipment. Specifically, OpenROUTE develops and manufactures customer premise equipment that is installed on the "edge of the network"--the point at which businesses connect to their telephone company or Internet service provider. We refer to Internet service providers as ISPs. The growth of the Internet as a business tool has led to the increased need for secure and affordable network equipment. OpenROUTE is positioned to meet this need.

  The Internet's growth and advances in network security have also brought the introduction of a new type of network called a virtual private network, or VPN. OpenROUTE believes the emergence of the VPN will help its customers build cost-effective networks that allow them to communicate with vendors and suppliers over the Internet. In short, the VPN will increase the number of small and mid-size companies who use the Internet to grow their businesses. In 1998, OpenROUTE introduced the GT900 and GTX1500 secure Internet products. Both of these products will assist OpenROUTE in positioning itself as a leader in the VPN marketplace. OpenROUTE's products include the security features, performance and the interoperability that businesses will need to establish a VPN.

  OpenROUTE's internetworking software suite is the foundation of its internetworking solutions. OpenROUTE ships all of its routing products with this software technology. OpenROUTE has been developing this software suite for more than 13 years. In the second half of 1994, OpenROUTE began licensing its internetworking software. Since then, OpenROUTE has completed two significant internetworking software-licensing agreements, with International Business Machines and Digital Equipment Corporation. OpenROUTE has also licensed its software to Motorola's Information Systems Group and TELDAT, S.A., a European networking product vendor headquartered in Madrid, Spain. In late 1997, OpenROUTE licensed a subset of its software to Ascend Communications, which is now a part of Lucent Technologies.

  In 1998, OpenROUTE continued its commitment to open, standards-based product offerings. OpenROUTE believes that the way to develop products that will operate with other products is to develop open networking standards. These standards will continue to expand future market opportunities.

  OpenROUTE contributes significant technical expertise to the development and adoption of key industry standards. OpenROUTE continues to be an active member of the Open Shortest Path First Interoperability Group, an industry consortium formed to ensure interoperability and further the acceptance of the Open Shortest Path First standard. OpenROUTE has also continued to execute standards activity as it has marketed its data link switching technology. Data link switching technology, an industry standard, allows OpenROUTE's routers to encapsulate system network architecture traffic in Internet protocol, thus eliminating the need to have separate backbone networks for system network architecture and local area network traffic.

OpenROUTE Products

  GT & GTX Series. OpenROUTE's routers provide affordable, secure and fast access to the Internet. The routers in the GT series are fixed while the routers in the GTX series are modular.

  During 1998, OpenROUTE introduced its GT 900 and GTX 1500 routers. In addition, OpenROUTE introduced a number of enhancements across its entire GT and GTX product lines. All of these enhancements increased the security of the router and strengthened OpenROUTE's position in the VPN marketplace. A brief description of these security enhancements appears below:

  .  Encryption and authentication for RSA Rivert Control Four (RC4);

  . Simplified address management and translation with double network address translation and dynamic host configuration protocol services; and

  .  A security processor that speeds encryption capabilities.

  OpenROUTE also introduced a number of wide area networking service interface cards in 1998. These cards integrated services previously available only as separate external devices. The interface cards included:

  .  Digital Data Services 56/64kb CSU/DSU;

  . T1/E1 CSU/DSU with fractional services, 56k bps modem and multiple 10BaseT Ethernet interfaces; and

  . 45mb High Speed Serial Interface (HSSI) router for high demand applications.

  OpenROUTE 3.1, OpenROUTE 3.2 Routing Software. During 1998, OpenROUTE released two new versions of its routing software, OpenROUTE 3.1 and OpenROUTE 3.2:

  OpenROUTE 3.1 enhancements included:

  . A browser-based configuration that allows users to configure OpenROUTE's routers via Netscape or Microsoft Explorer;

  . Features designed to better manage wide area network connectivity and increase traffic priority with Internet based networks; and

  .  The ability to service IBM SNA customers.

  OpenROUTE 3.2 enhancements include all of the enhancements of the OpenROUTE
3.1 software as well as support for the GTX1500 hardware assisted encryption router.

Marketing and Sales

  OpenROUTE continues to focus its marketing and distribution efforts on cultivating relationships with ISPs, value added resellers, or "VARs," and original equipment manufacturers. OpenROUTE believes that the security, performance, scalability and interoperability of its products will contribute to continued success in these arenas. Specifically, its products combine performance with the encryption, authentication and tunneling capabilities needed to design a cost-effective VPN. OpenROUTE believes that it has the expertise, products and pricing strategy needed for growth in the VPN marketplace.

  OpenROUTE continues to focus on business partnerships with ISPs. OpenROUTE believes that ISPs offer a solid path of wide-scale distribution for its GT and GTX products. As ISPs have evolved, their equipment needs have changed as well. In many cases where ISPs are connecting businesses to the Internet or Intranet, the installation of an Internet access router is a necessity. By solidifying its presence with ISPs on a global basis, OpenROUTE believes it can expand its distribution and increase the potential to grow its business. During 1998, OpenROUTE established a relationship with UUNET/Worldcom to provide its router products and continued its relationship with PSINet. OpenROUTE's strategy is to increase the number of ISPs that carry its products.

  During 1998, OpenROUTE signed premier VAR agreements with Atrion Communications Resources, Inc., Westron Communications and Synergy Networks, each of whom actively markets GT and GTX products in their respective regions. Through its VAR partners, OpenROUTE is targeting sales in markets such as government, financial services, health care, education, publishing, manufacturing, insurance, professional services, libraries and entertainment.

  OpenROUTE's field sales force is primarily responsible for providing sales support and training to OpenROUTE's systems integrators, original equipment manufacturers, ISPs, VARs and telecommunications carriers. The field sales force has a number of offices in the United States and international offices in Lockington Derby, England, Toronto, Paris and Hong Kong. OpenROUTE also has strong sales associations in Tokyo and Beijing.

  OpenROUTE sells a large number of units through systems integrators and original equipment manufacturers. These organizations typically have technical expertise and an installed customer base in either telecommunications or computer communications, and are experienced in the sale and support of complex networking solutions. In 1998, OpenROUTE increased its shipments through telecommunications providers who install customer premise equipment.

  OpenROUTE also sells its complete product line through VARs, which include premier access partners and smaller regional VARs in markets around the world. OpenROUTE selects many of these VARs for their capability to sell to and to service small to mid-size organizations, as well as for their expertise in vertical industries or technologies. No VAR was responsible for more than 10% of OpenROUTE's revenues in 1998.

  OpenROUTE's products are currently marketed, sold and serviced internationally by over 30 distributors, VARs and original equipment manufacturers. These resellers have non-exclusive agreements that cover a countrywide territory. International sales accounted for approximately 30.9% of OpenROUTE's net sales in 1998.

Customer Support and Service

  OpenROUTE's customer service organization provides service and support programs for resellers and end-users. OpenROUTE provides end-users with alternatives for acquiring services for their networking requirements. Users can contact OpenROUTE directly for service. Additionally, OpenROUTE offers multiple maintenance contract options designed to match the servicing capabilities and needs of the customer. The service offerings consist of technical support, both remote and on-site; maintenance contracts; hardware and software upgrades; product exchange; spare parts; depot repair and professional services.

  OpenROUTE's customers include companies that provide various types of telecommunications services to end-users, as well as the end-users themselves. ISPs, such as UUNET/Worldcom and PSINet, and VARs, such as Atrion Communications Resources, Inc., Westron Communications and Synergy Networks, are several of the telecommunications service providers that purchase OpenROUTE's products. Small and mid-size businesses are end users who use OpenROUTE's networking equipment in their offices. Two customers accounted for approximately 22% of OpenROUTE's revenues in 1998.

Research and Development

  OpenROUTE is developing new products to improve price/performance ratios, enhance network management capabilities and security, simplify ease of use, and ensure interoperability with other vendors' standards-based products. OpenROUTE is also helping to define and support emerging industry standards that underlie the use of new technological capabilities. OpenROUTE is currently participating in a variety of Internet engineering task force working groups.

  In 1998, 1997 and 1996, OpenROUTE's research and product development expenditures were 32.2%, 22.2% and 20.6% of net sales, respectively. All of OpenROUTE's expenditures for hardware and software research and development costs have been expensed as incurred.

Business Partnering

  During 1998 OpenROUTE entered into an agreement with Merlot Communications, Inc. This technology transfer agreement allows for incorporation of both OpenROUTE's hardware and software into Merlot's converged voice and data solutions for small to mid-size businesses. The goal is to combine OpenROUTE's expertise in secure Internet access with Merlot's innovative local area network and voice technology, to assist competitive local exchange carriers to provide completely integrated voice, video and data services from the edge of the carrier's network to the desktop.

Manufacturing

  OpenROUTE's manufacturing operations consist of systems level integration and testing. OpenROUTE has strategic relationships with two companies that manufacture, distribute and repair OpenROUTE products. OpenROUTE has subcontracted much of its manufacturing operations to U.S. Assemblies of Taunton, Massachusetts, a manufacturer with access to cost-effective, high volume manufacturing, distribution and repair capability worldwide. U.S. Assemblies manufactures OpenROUTE's board assemblies for its router, hub and adapter card product lines and specific, turnkey manufacturing for a number of OpenROUTE's products. OpenROUTE subcontracted with Venture Manufacturing Ltd. of Singapore in October of 1998 to provide it with similar services. OpenROUTE believes that in the event of an interruption in manufacturing by either of its subcontractors, OpenROUTE will be able to shift its production needs to the unaffected facility as necessary, and continue to meet its expected demand. Both U.S. Assemblies and Venture Manufacturing operate a number of other plants within the United States and Asia.

  OpenROUTE performs some final assembly and testing of its routers at its Westborough, Massachusetts facility. A repair depot and logistics operation is also located at its Westborough facility, coordinating global service requirements for all OpenROUTE products.

  The reduced instruction set computer processor presently used in OpenROUTE's CNX 600 and CNX 500 bridging routers is available solely from Advanced Micro Devices, Inc. OpenROUTE believes, however, that other available reduced instruction set computer processors for the Advanced Micro Devices chip would suffice as substitutes, if necessary, with some product modifications. Certain logic semiconductors, signal processors and subassembly components used in OpenROUTE's products are also available only from limited sources. OpenROUTE has not experienced any significant problems in obtaining required supplies of such limited source components and believes that alternative sources could be developed quickly if needed. However, such shortages could result in production delays that might adversely affect OpenROUTE's business. The line of GTX and GT Business Series products incorporates microprocessors supplied by Motorola. OpenROUTE is not aware of any shortages of chips from Motorola, and believes that supplies will be adequate through the foreseeable future.

Competition

  OpenROUTE encounters substantial competition in the marketing of its products, and many of its competitors have greater research and development capability, marketing and financial resources, manufacturing capability, customer support organizations and name recognition than does OpenROUTE. Important competitive factors in OpenROUTE's product markets are established customer base, product performance and features, service and supports, as well as price. There can be no assurance that OpenROUTE's products will compete successfully with competitive products that may be offered in the future or that aggressive pricing will not adversely impact the profitability of OpenROUTE.

Proprietary Rights

  OpenROUTE relies on a combination of contractual rights, trade secrets and copyright laws to establish and protect its proprietary rights in its products. Despite these precautions, it may be possible for unauthorized third parties to copy aspects of OpenROUTE's products or to obtain and use information that OpenROUTE regards as proprietary.

  OpenROUTE was granted a patent on February 18, 1992, for its Token Ring synchronization technology, commonly referred to as JitterBuster. On July 21, 1992, OpenROUTE was granted a patent for its Token Ring Equalizer. Each of these patents has a life of 17 years from the date of grant. In September 1997, OpenROUTE applied for a U.S. patent for its GTX modular Internet access router.

  Certain technology used in OpenROUTE's products is licensed by OpenROUTE from third parties, generally on a non-exclusive basis. These license agreements generally require OpenROUTE to pay royalties and to fulfill confidentiality obligations in order to maintain the licenses. One of OpenROUTE's license agreements is an exclusive license for a portion of the software incorporated in OpenROUTE's routers. In order to maintain the exclusivity of this license, OpenROUTE must make minimum annual royalty or other payments in addition to those required to maintain the license. The sum of these payments for each year is relatively insignificant to OpenROUTE. The maximum royalties payable under this license are limited in accordance with a formula. Generally, if OpenROUTE does not pay minimum royalties or make other minimum payments each year under this license, the license may be terminated. Absent a breach of this license agreement by OpenROUTE, the license may be continued indefinitely at OpenROUTE's option. The termination of this license would have a material adverse effect on its operations because the technology licensed under this agreement is included in the software incorporated into OpenROUTE's router products, which provide a significant portion of its revenues.

Employees

  OpenROUTE had 81 employees at November 1, 1999, including 34 in sales, marketing and customer support, 24 in engineering and product development, 9 in manufacturing and 14 in finance and administration. OpenROUTE has never experienced any work stoppages and believes its employee relations are satisfactory.

Properties

  OpenROUTE's principal administrative, marketing, manufacturing and product development facilities are located in one building in Westborough, Massachusetts and as of October 1, 1999, occupied a total of approximately 44,000 square feet. OpenROUTE occupies these facilities under a lease agreement that expires in April 2002. OpenROUTE has the option to extend the term of the lease for two five-year periods commencing on May 1, 2002 and May 1, 2007. In addition, OpenROUTE leases four sales and support offices elsewhere in the United States and abroad. OpenROUTE believes that its existing facilities are adequate for its current needs.

Litigation

  OpenROUTE periodically is a party to disputes arising from normal business activities. In the opinion of OpenROUTE management, resolution of these matters will not have a material adverse effect upon the financial position or future operating results of OpenROUTE, and adequate provision for any potential losses has been made in the accompanying financial statements.

                              OPENROUTE MANAGEMENT

Directors and Executive Officers

  Set forth below are the names, ages, position and business experience of the directors and executive officers of OpenROUTE.

                            Age of
  Name of Director or     Director or
   Executive Officer        Officer           Position of Director or Officer
  -------------------     ----------- -----------------------------------------------
Bryan R. Holley.........       38     Director, Chief Executive Officer and President
Howard C. Salwen(1)(2)..       62     Director, Chairman of the Board of Directors
Dr. David Clark(1)......       55     Director
Dr. Robert M.                  59     Director
 Glorioso(2)............
Thomas Liebermann.......       50     Director
James Norrod............       51     Director, Vice President, Strategic Alliance
Thomas A. Aucella.......       48     Vice President, Asia Pacific
Henry Barber............       44     Vice President, Finance, Chief Financial
                                      Officer, Treasurer and Clerk
Robert A. Koch..........       47     Vice President, Engineering Support
Bruce MacAloney.........       46     Vice President, Sales
Richard E. Sterry.......       48     Vice President, Marketing

--------
(1) Member of the Audit Committee of the Board of Directors.
(2) Member of the Compensation Committee of the Board of Directors.

  Bryan R. Holley. Mr. Holley joined OpenROUTE as Chief Executive Officer and President on July 7, 1998. Mr. Holley also has served as a director of OpenROUTE since July 1998. Prior to joining OpenROUTE, Mr. Holley was President and Chief Executive Officer of ITK Telecommunications Inc. from 1997 to 1998. Prior to his position to ITK, Mr. Holley held several executive positions, including President of Riverbend Press from 1995 to 1997 and Senior Vice President of Summagraphics Corporation from 1993 to 1995.

  Howard C. Salwen. Mr. Salwen founded OpenROUTE as a partnership in 1972 and served as its President until 1984. Since OpenROUTE's incorporation in 1974 he has been Chairman of its Board of Directors. He served as OpenROUTE's Chief Technical Officer from February 1984 to April 1991 and as its Clerk and Treasurer from 1984 to April 1991. Mr. Salwen currently sits on the board of directors of Marathon Technologies Corp., a company which designs and manufactures fault-tolerant computers, and of the Mass Telecommunications Council. Mr. Salwen is also an Overseer of the DeCordova Museum and the Computer Museum.

  Dr. David Clark. Dr. Clark has been a member of OpenROUTE's board of directors since 1984. He has been employed since 1973 at Massachusetts Institute of Technology Laboratory Computer Science, where he is a senior research Scientist.

  Dr. Robert M. Glorioso. Dr. Glorioso has been a member of OpenROUTE's board of directors since March 1997. Since April 1993, Dr. Glorioso has held the position of President and Chief Executive Officer of, and has served as a board member of, Marathon Technologies Corp. From January 1976 to December 1992, Dr. Glorioso held several senior executive positions at Digital Equipment Corporation, including Vice President of Information Systems Business and Vice President of Executive Consulting.

  Thomas Liebermann. Mr. Liebermann has been a member of OpenROUTE's board of directors since July 1998. Mr. Liebermann has been Chairman and Chief Executive Officer of Advanced Frequency Products, LLC, which develops specialized subsystems and components for the wireless communications and motion sensing markets, since 1997. Prior to that Mr. Liebermann was President and Chief Executive Officer of Kaye

Instruments from 1989 until 1996. Mr. Liebermann serves as a director on several boards of directors and holds a leadership role in the Young President's Organization.

  James Norrod. Mr. Norrod has been a member of OpenROUTE's board of directors since December 1998. From 1998 to 1999 Mr. Norrod served as the Chief Executive Officer of Biztravel.com. Prior to joining Biztravel.com, Mr. Norrod was Chief Executive Officer of ITK International from 1997 to 1998 and of Telebit from 1993 to 1997. Mr. Norrod is also Chairman of the board of directors of Cignal Global Communications, Inc.

  Henry Barber. Mr. Barber has served as Vice President, Finance, Chief Financial Officer, Treasurer and Clerk at OpenROUTE since June 1999. Prior to joining OpenROUTE, Mr. Barber was Vice President, Finance & Administration of LANart Corporation from 1996 to 1999. Beginning in 1993 until 1995, Mr. Barber held the position of Controller/Treasurer of Ascent Pharmaceuticals, Inc.

  Thomas A. Aucella. Mr. Aucella joined OpenROUTE in October 1998 as Vice President, Asia Pacific Operations. Prior to joining OpenROUTE, Mr. Aucella held the position of Vice President of Asia/Pacific Sales for Software.com from 1996 to 1998. Beginning in 1991 until 1996, Mr. Aucella directed international business development for Bay Networks, Inc.

  Robert A. Koch. Mr. Koch joined OpenROUTE in April 1993 as Product Marketing Director and held that position until April 1997. In April 1997, Mr. Koch became Vice president of Product Planning for OpenROUTE. Since September 1997, Mr. Koch has held the position of Vice President, Engineering and Customer Support.

  Bruce G. MacAloney. Mr. MacAloney joined OpenROUTE in January 1999 as Vice President, Sales. Prior to joining OpenROUTE, Mr. MacAloney served as Vice President, Sales for GigaNet, Inc. beginning in 1996. He held a senior executive position with Racor beginning in 1994 until 1996. Mr. MacAloney has also held executive positions with Standard Microsystems, Artel Communications and Interlan.

  Richard E. Sterry. Mr. Sterry joined OpenROUTE in September 1998 as Vice President, Marketing. Prior to joining OpenROUTE, Mr. Sterry held executive marketing positions with networking and communications companies, including Netaccess from 1996 to 1998, Computervision Corporation in 1995 and Sales & Intelligence At Large in 1994. Mr. Sterry has also held executive positions at Extension Technology, Avatar, Microcom and Prime Computer.

Executive Compensation

  The Chief Executive Officer of OpenROUTE and the four other most highly compensated executive officers of OpenROUTE who earned at least $100,000 during the year ended December 31, 1998, were Messrs. Holley, Koch, Capone, Shedd and Hovaldt (the "Named OpenROUTE Executives"). The following table sets forth information concerning the compensation and paid to the Named OpenROUTE Officers for the fiscal years ended December 31, 1998, 1997 and 1996.

                           SUMMARY COMPENSATION TABLE

                                                                    Long-Term
                                                                   Compensation
                                         Annual Compensation          Awards
                                   ------------------------------- ------------
        Name/Position         Year Salary($) Bonus($) Other($)(1))  Options(#)
        -------------         ---- --------- -------- ------------ ------------
Bryan R. Holley(2)........... 1998  125,000   91,193     2,820       459,000
 Chief Executive Officer and
  President
Robert A. Koch............... 1998  145,289   44,664         0       130,000
 Vice President, Engineering  1997  122,847   16,090         0        40,000
 and
 Customer Support
Daniel J. Capone, Jr.(4)..... 1998  286,154        0     3,200       473,000
 Former President             1997  241,324   43,899     3,200        77,500
 Chief Executive Officer      1996  241,405   39,719     3,000       120,555
Steven T. Shedd(3)........... 1998  150,385   44,892     3,008        90,000
 Former Vice President,
  Finance                     1997   64,615    5,517         0        60,000
 and Chief Financial Officer
Kenneth V. Hovaldt(5)........ 1998  174,577        0     1,257             0
 Former Vice President, Sales 1997   26,507    2,299         0        90,000

--------
(1) Represents matching 401(k) plan contributions by OpenROUTE.
(2) Mr. Holley was appointed Chief Executive Officer and President of OpenROUTE on July 7, 1998.
(3) Mr. Shedd's employment with OpenROUTE terminated on June 11, 1999.
(4) Mr. Capone's employment with OpenROUTE terminated on July 6, 1998.
(5) Mr. Hovaldt's employment with OpenROUTE terminated on November 7, 1998.

Option Grants

  The following table summarizes option grants during 1998 to the Named OpenROUTE Officers:

                    STOCK OPTION GRANTS IN LAST FISCAL YEAR

                                     Percent                                    Potential Realizable
                                     of Total                                     Value at Assumed
                                     Options                                      Annual Rates of
                                    Granted to            Market              Stock Price Appreciation
                         Options    Employees  Exercise    Price                for Option Term (C)
                         Granted    In Fiscal    Price   ($/Share) Expiration --------------------------
          Name           (#)(A)        Year    ($/Share)    (B)       Date    0%($)   5%($)     10%($)
          ----           -------    ---------- --------- --------- ---------- ---------------- ---------
Bryan R. Holley......... 350,000(D)   14.51      1.13      1.13       7/6/08     --    247,627   627,536
                         109,000(E)    4.52      0.81       .81      11/3/08     --     55,731   141,233
Steven T. Shedd.........  50,000(F)    2.07      1.25      1.16      7/22/08     --     31,650    87,418
                          40,000(G)    1.66      0.81       .81      11/3/08     --     20,452    51,829
Robert A. Koch..........  15,000(H)    0.62      1.90      1.31      2/11/08     --      3,581    22,584
                           5,000(I)    0.21      1.90      1.31      2/11/08     --      1,194     7,528
                           2,000(J)    0.08      1.90      1.31      2/11/08     --        477     3,011
                          10,000(K)    0.41      1.90      1.31      2/11/08     --      2,387    15,056
                           5,000(L)    0.21      1.90      1.31      2/11/08     --      1,194     7,528
                          10,000(M)    0.41      1.90      1.31      2/11/08     --      2,387    15,056
                          10,000(N)    0.41      1.90      1.31      2/11/08     --      2,387    15,056
                          25,000(O)    1.04      1.25      1.16      7/22/08     --     15,825    43,709
                          48,000(P)    1.99      0.81       .81      11/3/08     --     24,542    62,191
Daniel J. Capone, Jr....  18,837(Q)   .7808      1.90      1.31      2/11/08     --      4,497    28,361
                          34,986(R)    1.45      1.90      1.31     02/11/08     --      8,353    52,674
                          21,163(S)     .88      1.90      1.31     02/11/08     --      5,052    31,863
                         315,250(T)   13.07      1.90      1.31     02/11/08     --     75,262   474,635
                          15,250(U)     .63      1.90      1.31     02/11/08     --      3,641    22,960
                          15,014(V)     .62      1.90      1.31     02/11/08     --      3,584    22,605
                          13,275(W)     .55      1.90      1.31     02/11/08     --      3,169    19,987
                           8,600(X)     .36      1.90      1.31     02/11/08     --      2,053    12,948
                           2,500(Y)     .10      1.90      1.31     02/11/08     --        597     3,764
                          28,125(Z)    1.17      1.90      1.31     02/11/08     --      6,715    42,345
Kenneth S. Hovaldt......       0       0.00      0.00       --           --      --          0         0

--------
(A) Under the terms of the OpenROUTE 1991 Restated Stock Option Plan, the board of directors retains discretion, subject to plan limits to modify the terms of the outstanding options and to reprice the options. The options were granted for a term of ten years, subject to earlier termination in the event of termination of employment.
(B) Equals fair market value of the OpenROUTE common stock on the date of grant.
(C) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 0%, 5% and 10% compounded annually from the date of grant to their expiration date. Actual gains, if any, on stock option exercises will depend upon the future performance of OpenROUTE common stock and the date on which the options are exercised.
(D) All options are incentive stock options that were granted on July 6, 1998, of which options to purchase 20,400 shares were exercisable on the grant date and the balance become exercisable in 16 equal quarterly installments commencing 90 days from the date of grant.
(E) All options are incentive stock options that were granted on November 3, 1998, of which options to purchase 66,266 shares were exercisable on the grant date and the balance become exercisable in 16 quarterly installments commencing 90 days from the date of grant.

(F) All options are incentive stock options that were granted on July 22, 1998 and become exercisable in 16 equal quarterly installments commencing 90 days from the date of grant. Following the termination of Mr. Shedd's employment on June 11, 1999, 40,625 of such options expired unexercised.
(G) All options are incentive stock options that were granted on November 3, 1998 and become exercisable in 16 equal quarterly installments commencing 90 days from the date of grant. Following the termination of Mr. Shedd's employment on June 11, 1999, 35,000 of such options expired unexercised.
(H) All options are incentive stock options that were granted on February 11, 1998 in exchange for cancellation of options with an exercise price greater than $1.90 per share. These substitute options were exercisable for 3,750 shares on the date of grant and for an additional 3,750 share each on February 22, 1999; February 22, 2000 and February 22, 2001.
(I) All options are incentive stock options that were granted on February 11, 1998 in exchange for cancellation of options with an exercise price greater than $1.90 per share. These substitute options were exercisable for 2,500 shares on the date of grant and for an additional 1,250 shares each on August 7, 1999 and August 7, 2000.
(J) All options are non-qualified stock options that were granted on February 11, 1998 in exchange for cancellation of options with an exercise price greater than $1.90 per share. These substitute options were fully exercisable on the date of grant.
(K) All options are non-qualified stock options that were granted on February 11, 1998 in exchange for cancellation of options with an exercise price greater than $1.90 per share. These substitute options were exercisable for 7,500 shares on the date of grant and become exercisable for an additional 2,500 shares on May 15, 1999.
(L) All options are non-qualified stock options that were granted on February 11, 1998 in exchange for cancellation of options with an exercise price greater than $1.90 per share. These substitute options were exercisable for 2,500 shares on the grant date and become exercisable for an additional 1,250 shares each on April 25, 1999 and April 25, 2000.
(M) All options are incentive stock options that were granted on February 11, 1998 in exchange for cancellation of options with an exercise price greater than $1.90 per share. These substitute options were exercisable for 2,500 shares on the grant date and become exercisable for an additional 2,500 shares each on July 3, 1999; July 3, 2000 and July 3, 2001.
(N) All options are incentive stock options that were granted on February 11, 1998 in exchange for cancellation of options with an exercise price greater than $1.90 per share. These substitute options were exercisable for 2,500 shares on the grant date and become exercisable for an additional 2,500 shares each on August 10, 1999; August 10, 2000 and August 10, 2001.
(O) All options are incentive stock options that were granted on July 22, 1998. All such options are exercisable at a rate of 25% per year commencing on July 22, 1999.
(P) All options are incentive stock options that were granted on November 3, 1998. All such options are exercisable in 16 equal quarterly installments commencing 90 days from the date of grant.
(Q) All options are incentive stock options that were granted on February 11, 1998 in exchange for cancellation of options with an exercise price greater than $1.90 per share. These substitute options were exercisable for 1,337 shares on the grant date and would have become exercisable for an additional 17,500 shares on January 24, 2001. Following the termination of Mr. Capone's employment by OpenROUTE on July 6, 1998, 18,837 of such options expired unexercised.
(R) All options are incentive stock options that were granted on February 11, 1998 in exchange for cancellation of options with an exercise price greater than $1.90 per share. These substitute options were exercisable for 28,125 shares on the grant date and would have become exercisable for an additional 3,125 shares on August 23, 1998; 3,125 shares on November 23, 1998 and 611 shares on February 23, 1999. Following the termination of Mr. Capone's employment by OpenROUTE on July 6, 1998, 14,986 of such options expired unexercised.
(S) All options are non-qualified stock options that were granted on February 11, 1998 in exchange for cancellation of options with an exercise price greater than $1.90 per share. These substitute options were exercisable for 13,663 shares on the grant date and would have become exercisable for an additional 2,500 shares each on October 24, 1998; January 24, 1999 and April 24, 1999. Following the termination of Mr. Capone's employment by OpenROUTE on July 6, 1998, 21,163 of such options expired unexercised.
(T) All options are non-qualified stock options that were granted on February 11, 1998 in exchange for cancellation of options with an exercise price greater than $1.90 per share. These substitute options were exercisable in full on the date of grant. Following the termination of Mr. Capone's employment by OpenROUTE on July 6, 1998, 315,250 of such options expired unexercised.
(U) All options are incentive stock options that were granted on February 11, 1998 in exchange for cancellation of options with an exercise price greater than $1.90 per share. These substitute options were exercisable in full on the date of grant. Following the termination of Mr. Capone's employment by OpenROUTE on July 6, 1998, 250 of such options expired unexercised.
(V) All options are incentive stock options that were granted on February 11, 1998 in exchange for cancellation of options with an exercise price greater than $1.90 per share. These substitute options would have become exercisable for 2,514 shares on February 23, 1999 and 3,125 shares quarterly commencing on May 23, 1999. Following the termination of Mr. Capone's employment by OpenROUTE on July 6, 1998, 15,014 of such options expired unexercised.
(W) All options are non-qualified stock options that were granted on February 11, 1998 in exchange for cancellation of options with an exercise price greater than $1.90 per share. These substitute options were exercisable for 7,475 shares on the grant date and would have become exercisable for an additional 2,675 shares on February 10, 1999 and 3,125 shares on May 10, 1999. Following the termination of Mr. Capone's employment by OpenROUTE on July 6, 1998, 13,275 of such options expired unexercised.
(X) All options are non-qualified stock options that were granted on February 11, 1998 in exchange for cancellation of options with an exercise price greater than $1.90 per share. These substitute options were exercisable for 5,025 shares on the grant date and would have become exercisable for an additional 3,125 shares each on November 10, 1998 and 450 shares on February 10, 1999. Following the termination of Mr. Capone's employment by OpenROUTE on July 6, 1998, 8,600 of such options expired unexercised.
(Y) All options are incentive stock options that were granted on February 11, 1998 in exchange for cancellation of options with an exercise price greater than $1.90 per share. These substitute options would have been exercisable in four annual installments of 625 shares each commencing on April 22, 1999. Following the termination of Mr. Capone's employment by OpenROUTE on July 6, 1998, 2,500 of such options expired unexercised.
(Z) All options are incentive stock options that were granted on February 11, 1998 in exchange for cancellation of options with an exercise price greater than $1.90 per share. These substitute options would have become exercisable quarterly commencing on August 10, 1999. Following the termination of Mr. Capone's employment by OpenROUTE on July 6, 1998, 28,125 of such options expired unexercised

Option Exercises and Year-End Values

  The following table summarizes option exercises during 1998 by the Named OpenROUTE Officers and the value of the options held by such persons at the end of 1998:

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES

                          Shares                   Number of           Value of Unexercised
                         Acquired             Unexercised Options      In-the-Money Options
                            On     Value    at Fiscal Year-End (#)   at Fiscal Year-End ($)(A)
                         Exercise Realized ------------------------- -------------------------
          Name             (#)      ($)    Exercisable Unexercisable Exercisable Unexercisable
          ----           -------- -------- ----------- ------------- ----------- -------------
Bryan R. Holley.........      0       0      107,266      351,734      84,391       222,263
Robert A. Koch..........      0       0       28,250      121,750           0        55,213
Daniel J. Capone, Jr....  4,687     966      386,125            0           0             0
Steven T. Shedd.........      0       0       18,125      131,875       1,466        58,224
Kenneth W. Hovaldt......      0       0            0            0           0             0

Compensation of Directors

  During 1998, OpenROUTE paid Dr. Clark and Dr. Glorioso, two of its nonemployee directors, an annual fee of $10,000 for their services as directors. OpenROUTE's current policy is to pay this fee, on an annual basis, to all of its nonemployee directors. In addition, during 1998, Dr. Clark, Dr. Glorioso, Mr. Liebermann and Mr. Salwen received, and it is OpenROUTE's current policy that all of its nonemployee directors will receive, $1,000 for each board of directors meeting attended and $1,000 for each Audit Committee and/or Compensation Committee meeting attended if such committee meeting was not on the same day as a board of directors meeting. During 1998, OpenROUTE also reimbursed those directors who requested such reimbursement for the expense of attending meetings, including airfare, hotel and auto/travel mileage.

  Pursuant to the OpenROUTE 1991 Restated Stock Option Plan, all nonemployee directors who first become directors on or after May 14, 1992 are entitled to be granted an option to purchase 5,000 shares of OpenROUTE common stock at the then calculated fair market value (a "Director Option"). Director Options become exercisable over four years at the rate of 25% per year and terminate ten years after the grant date, so long as the individual remains a director. Director Options terminate 90 days after the individual ceases to be a director, unless the directorship is terminated as a result of the director's removal from the boards of directors for cause (as defined), in which event the options terminate immediately. Pursuant to an amendment to the OpenROUTE 1991 Restated Stock Option Plan adopted in November 1998, directors may be granted non-qualified Options pursuant to the OpenROUTE 1991 Restated Stock Option Plan in addition to the Director Options.

Employment and Severance Arrangements

  Bryan R. Holley was appointed President and Chief Executive Officer of OpenROUTE on July 6, 1998. In accordance with Mr. Holley's employment contract, Mr. Holley currently receives a base salary of $275,000 per year. Mr. Holley was paid a base salary of $125,000 and received a bonus of $63,693 in fiscal year 1998. In 1998, Mr. Holley was eligible to participate in OpenROUTE's Incentive Bonus Plan, which provides for the payment of cash bonuses as a function of achievement by OpenROUTE of goals developed by the board of directors. Mr. Holley's participation in the Incentive Bonus Plan is at the 50% level. The Incentive Bonus Plan also provides for higher or lower bonuses corresponding to the extent to which OpenROUTE achieves more or less than 100% of the goals established by the board of directors. During 1998, Mr. Holley was also granted options to purchase a total of 459,000 shares of OpenROUTE common stock pursuant to the OpenROUTE 1991 Restated Stock Option Plan. Stock options were granted at fair market value on the date of grant. In the event Mr. Holley's employment is terminated by OpenROUTE for any reason other than "cause," he will be entitled to receive his then current base compensation for an additional 12 months as well as the continuation of certain benefits for a ten month period and certain placement services. Mr. Holley's employment contract also contains a 12-month noncompete provision.

  For additional information concerning the severance arrangements applicable to OpenROUTE's directors and executive officers, see "The Merger-Interests of Officers and Directors in the Merger-Interests of OpenROUTE Board" and "Interests of OpenROUTE Management."

Option Repricing

  As a result of the diminution of the market price of the OpenROUTE common stock in 1997 and the resulting deep reduction in the perceived value of stock options held by employees, the Compensation Committee of the Board of Directors determined that many previously granted stock options had lost much of their value motivating employees to remain with OpenROUTE and share in its overall financial goals. Consequently, the Compensation Committee of the Board of Directors, in February 1998, pursuant to the authority granted under the OpenROUTE 1991 Restated Stock Option Plan, voted to allow OpenROUTE employees holding options to purchase shares with an option exercise price greater than $1.90 per share to exchange those options for substitute options having a reduced exercise price. On February 11, 1998, options for a total of 799,575 shares were surrendered by employees and exchanged for new options at the new option exercise price.

  The following table sets forth information regarding all repricings of options held by the Named OpenROUTE Officers during the last ten fiscal years.

                                  Number Of                    Exercise                Original
                                 Securities                     Price                   Option
                                 Underlying  Market Price Of  At Time Of                 Term
                                   Options    Stock At Time  Repricing Or    New      Remaining
                                 Repriced Or Of Repricing Or  Amendment   Exercise   And Time Of
Name                      Date   Amended (#)  Amendment ($)      ($)      Price ($)   Repricing
----                     ------- ----------- --------------- ------------ --------- --------------
Robert A. Koch.......... 2/11/98    15,000        1.31           2.92       (1.90)  8 yrs. 6 mos.
                         2/11/98     5,000        1.31           3.63       (1.90)  8 yrs. 7 mos
                         2/11/98    10,000        1.31           2.66       (1.90)  8 yrs. 11 mos.
                         2/11/98    10,000        1.31           2.53       (1.90)  9 yrs.
                         2/11/98     5,000        1.31           3.63       (1.90)  8 yrs. 7 mos.
                         2/11/98    10,000        1.31           3.63       (1.90)  8 yrs. 7 mos.
                         2/11/98     2,000        1.31           3.63       (1.90)  8 yrs. 7 mos.
                         9/16/96     5,000        3.63           6.63       (3.63)  9 yrs. 5 mos.
                         9/16/96     2,000        3.63           6.21       (3.63)  8 yrs. 2 mos.
                         9/16/96    10,000        3.63           6.21       (3.63)  8 yrs. 2 mos.
                         9/16/96     5,000        3.63           8.69       (3.63)  9 yrs. 1 mo.

Daniel J. Capone, Jr.... 2/11/98   315,250        1.31           3.13       (1.90)  6 yrs. 5 mos.
                         2/11/98    18,837        1.31           2.99       (1.90)  8 yrs. 5 mos.
                         2/11/98    21,163        1.31           2.99       (1.90)  8 yrs. 5 mos.
                         2/11/98    15,250        1.31           3.63       (1.90)  8 yrs. 7 mos.
                         2/11/98    15,014        1.31           3.63       (1.90)  8 yrs. 7 mos.
                         2/11/98    34,986        1.31           3.63       (1.90)  8 yrs. 7 mos.
                         2/11/98    13,275        1.31           2.53       (1.90)  8 yrs. 11 mos.
                         2/11/98     8,600        1.31           2.53       (1.90)  8 yrs. 11 mos.
                         2/11/98    28,125        1.31           2.53       (1.90)  8 yrs. 11 mos.
                         2/11/98     2,500        1.31           2.56       (1.90)  9 yrs. 8 mos.
                         9/16/96     7,000        3.63          11.80       (3.63)  5 yrs. 10 mos.
                         9/16/96     3,500        3.63          10.16       (3.63)  6 yrs. 4 mos.
                         9/16/96     5,250        3.63           6.00       (3.63)  6 yrs. 10 mos.
                         9/16/96     5,099        3.63           6.00       (3.63)  6 yrs. 10 mos.
                         9/16/96     4,250        3.63          12.05       (3.63)  6 yrs. 10 mos.
                         9/16/96     4,901        3.63           6.00       (3.63)  4 yrs. 10 mos.
                         9/16/96       500        3.63          12.05       (3.63)  6 yrs. 10 mos.
                         9/16/96    15,014        3.63           6.65       (3.63)  8 yrs. 11 mos.
                         9/16/96    34,986        3.63           6.65       (3.63)  8 yrs. 11 mos.
                         7/28/93     5,250        3.88          12.05       (6.00)  8 yrs. 6 mos.
                         7/28/93    10,000        3.88          15.68       (6.00)  8 yrs. 6 mos.

Security Ownership of Certain Beneficial Owners and Management

  The following table sets forth certain information, as of November 1, 1999, with respect to the beneficial ownership of OpenROUTE common stock by:

  . each person known by OpenROUTE to own beneficially more than 5% of the outstanding shares of OpenROUTE common stock;

  .  each director of OpenROUTE;

  .  each executive officer of OpenROUTE; and

  .  all directors and executive officers of OpenROUTE as a group.

                                                Number of
                                                  Shares     Percentage of
                                               Beneficially  Common Stock
        Beneficial Owner (1)                    Owned (2)   Outstanding (3)
        --------------------                   ------------ ---------------
Howard C. Salwen (4)..........................  1,011,264         6.5%
 C/o OpenROUTE Networks, Inc.
 9 Technology Drive
 Westborough, MA 01581
Bryan R. Holley (5)...........................    206,520         1.3
Dr. David Clark (6)...........................     55,000          *
Dr. Robert M. Glorioso (7)....................     11,250          *
Thomas R. Liebermann (8)......................     30,000          *
James Norrod (9)..............................     35,625          *
Thomas A. Aucella (10)........................     28,500          *
Henry Barber (11).............................     18,750          *
Robert A. Koch (12)...........................     77,222          *
Bruce McAloney (13)...........................     29,125          *
Richard E. Sterry (14)........................     62,875          *
All current executive officers and directors
 as a group
 (11 persons) (15)............................  1,566,131         9.8

--------
  * Less than 1%
 (1) Addresses are given only for beneficial owners of more than five percent of the OpenROUTE common stock. The stock ownership information has been furnished to OpenROUTE by the named persons. Share ownership includes shares of OpenROUTE common stock issuable upon exercise of certain outstanding options as described in the footnotes below.
 (2) The number of shares of common stock beneficially owned by each person is determined under the rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares of OpenROUTE common stock which the individual has the right to acquire within 60 days after November 1, 1999 through the exercise of any stock option or other right. The inclusion herein of any shares of OpenROUTE common stock deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. Unless otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares of OpenROUTE common stock shown as beneficially owned by them.
 (3) The number of shares outstanding includes 15,526,939 shares outstanding as of November 1, 1999, plus any shares subject to options held by the person or entity in question that are currently exercisable or exercisable within 60 days after November 1, 1999.
 (4) Includes 125,164 shares owned by trusts of which Mr. Salwen is a trustee for the benefit of his adult children, David J. Salwen and Andrea G. Salwen. Mr. Salwen disclaims beneficial ownership of the 125,164 shares held in trust, as to which he has no investment power. Also includes 10,000 shares which Mr. Salwen, Chairman of the OpenROUTE's board of directors, may acquire upon the exercise of options within 60 days after November 1, 1999.

 (5) Includes 200,520 shares that Mr. Holley, OpenROUTE's President and Chief Executive Officer, may acquire upon the exercise of options within 60 days after November 1, 1999.
 (6) Includes 30,000 shares that Dr. Clark, a director of OpenROUTE, may acquire upon the exercise of options within 60 days after November 1, 1999.
 (7) Includes 5,625 shares that Dr. Glorioso, a director of OpenROUTE, may acquire upon the exercise of options within 60 days after November 1, 1999.
 (8) Includes 10,000 shares that Mr. Liebermann, a director of OpenROUTE, may acquire upon exercise of options within 60 days after November 1, 1999.
 (9) Includes 15,625 shares that Mr. Norrod, a director of OpenROUTE, may acquire upon the exercise of options within 60 days after November 1, 1999.
(10) Includes 12,500 shares that Mr. Aucella, OpenROUTE's Vice President, Asia Pacific Operations, may acquire upon the exercise of options within 60 days after November 1, 1999.
(11) Includes 18,750 shares that Mr. Barber, OpenROUTE's Chief Financial Officer, may acquire upon the exercise of options within 60 days after November 1, 1999.
(12) Includes 65,250 shares that Mr. Koch, OpenROUTE's Vice President, Engineering and Customer Support, may acquire upon the exercise of options within 60 days after November 1, 1999.
(13) Includes 28,125 shares that Mr. MacAloney, OpenROUTE's Vice President, Sales, may acquire upon the exercise of options within 60 days after November 1, 1999.
(14) Includes 46,875 shares that Mr. Sterry, OpenROUTE's Vice President, Marketing, may acquire upon the exercise of options within 60 days after November 1, 1999.
(15) Includes an aggregate of 443,270 shares that may be acquired upon the exercise of options within 60 days after November 1, 1999.

                         III. CERTAIN LEGAL INFORMATION

             COMPARISON OF OPENROUTE AND NETRIX STOCKHOLDER RIGHTS

  Upon consummation of the Merger, the stockholders of OpenROUTE will become stockholders of Netrix, a Delaware corporation, and their rights will be governed by Netrix's charter and by-laws which differ in certain material respects from OpenROUTE's charter and by-laws. As stockholders of Netrix, the rights of the former stockholders of OpenROUTE will be governed by the Delaware General Corporation Law. Copies of the OpenROUTE charter, the OpenROUTE by-laws, the Netrix charter and Netrix by-laws, in each case as in effect on the date of this joint proxy statement/prospectus, are incorporated by reference and will be sent to holders of shares of Netrix and OpenROUTE common stock upon request. See "Where You Can Find More Information." The summary contained in the following chart is not intended to be complete and is qualified by reference to Delaware law, the OpenROUTE charter, the OpenROUTE by-laws, the Netrix charter and the Netrix by-laws, in each case as in effect on the date of this joint proxy statement/prospectus.

Summary of Material Differences Between Current Rights of OpenROUTE and Netrix Stockholders and the Rights OpenROUTE Stockholders Will Have as Netrix Stockholders Following the Merger

                              Netrix Stockholder Rights     OpenROUTE Stockholder Rights
                              ----------------------------  ----------------------------
Authorized Capital Stock:     The authorized capital stock  The authorized capital stock
                              of Netrix consists of         of OpenROUTE consists of
                              29,000,000 shares of common   30,000,000 shares of common
                              stock and 15,249,599 shares   stock and 7,500,000 shares
                              of preferred stock. If        of preferred stock.
                              Netrix stockholders approve
                              the merger, the authorized
                              capital stock will be
                              increased to 55,000,000
                              shares of common stock.

Number of Directors:          The Netrix board currently    The OpenROUTE board
                              consists of six directors     currently consists of six
                              serving staggered three-year  directors serving one-year
                              terms.                        terms.

Classification of             The Netrix board is divided   OpenROUTE does not currently
 Board of Directors:          into three classes as nearly  have a classified board. The equal in number of directors  OpenROUTE by-laws currently
                              as possible, with each class  require that all directors
                              serving a staggered three-    be elected at each annual
                              year term.                    meeting of stockholders for
                                                            a term of one year.

Removal of Directors:         Netrix directors may be       OpenROUTE directors may be
                              removed at any time, with or  removed (i) for cause, on
                              without cause, on the vote    the vote of at least 80% of
                              of at least 66 2/3% of the    the outstanding capital
                              outstanding capital stock     stock entitled to vote for
                              then entitled to vote for     the election of directors,
                              the election of directors.    or (ii) with or without
                                                            cause, on the vote of at
                                                            least all but one of the
                                                            directors then serving other
                                                            than the director who is the
                                                            subject of the removal
                                                            action.

                              Netrix Stockholder Rights     OpenROUTE Stockholder Rights
                              ----------------------------  ----------------------------
Calling of Special Meetings   The Netrix by-laws provide    The OpenROUTE by-laws
 of Stockholders:             that a special meeting of     provide that a special
                              the Netrix stockholders may   meeting of the OpenROUTE
                              be called by the President,   stockholders may be called
                              the Chairman of the Board of  by the President, the
                              Directors or a majority of    Chairman of the Board of
                              the members of the board of   Directors or a majority of
                              directors.                    the members of the board of
                                                            directors or by the Clerk
                                                            upon application by one or
                                                            more stockholders entitled
                                                            to vote for the election of
                                                            directors if such
                                                            stockholder(s) hold (i) at
                                                            least 10% of the capital
                                                            stock entitled to vote at
                                                            the meeting if OpenROUTE
                                                            does not have a class of
                                                            voting stock registered
                                                            under the Securities
                                                            Exchange Act of 1934, as
                                                            amended, or (ii) at least
                                                            40% of the capital stock
                                                            entitled to vote at the
                                                            meeting if OpenROUTE has a
                                                            class of voting stock
                                                            registered under the
                                                            Securities Exchange Act of
                                                            1934.

Amendment of Charter and      The by-laws of Netrix may be  The by-laws of OpenROUTE may
 By-laws:                     amended by a majority of the  be amended by the vote of a
                              Netrix stockholders entitled  majority of the members of
                              to vote at any regular or     the board of directors
                              special meeting or by a       unless the charter, by-laws
                              majority of the Netrix        or law requires action by
                              board.                        stockholders, and by a
                                                            majority of the stockholders
                                                            entitled to vote except that
                                                            amendment or repeal of the
                                                            provision pertaining to the
                                                            removal of directors
                                                            requires approval by three-
                                                            fourths of the directors
                                                            then serving.

Board Approval of Certain     Netrix charter and by-laws    The OpenROUTE charter
 Transactions:                do not require board          requires board approval of a
                              approval of a vote by         vote by stockholders to
                              stockholders to sell, lease   sell, lease or exchange
                              or exchange substantially     substantially all or all of
                              all or all of the             OpenROUTE's property and
                              corporation's property and    assets, or to merge or
                              assets or to merge or         consolidate the corporation
                              consolidate Netrix or any     or any subsidiary into
                              subsidiary into any other     another corporation.
                              corporation.

                              Netrix Stockholder Rights     OpenROUTE Stockholder Rights
                              ----------------------------  ----------------------------
Higher Vote Required to       The Netrix charter does not   The OpenROUTE charter
 Approve Certain Business     require approval of business  requires, under certain
 Combinations:                combinations to be by a       circumstances, that approval
                              higher number of              of business combinations
                              stockholders than other       involving an Interested
                              matters submitted to          Stockholder be by at least
                              stockholders for a vote.      80% of the outstanding
                                                            shares of capital stock
                                                            entitled to vote for the
                                                            election of directors unless
                                                            certain approval, price and
                                                            procedural requirements are
                                                            met.

Stockholder Action by         The stockholders of Netrix    The stockholders of
 Written Consent:             may not take any action by    OpenROUTE may not take any
                              written consent in lieu of a  action by written consent in
                              meeting of stockholders.      lieu of a meeting of
                                                            stockholders.

                      DESCRIPTION OF NETRIX CAPITAL STOCK

  The following summary of the terms of the capital stock of Netrix prior to and after completion of the merger is not meant to be complete and is qualified by reference to the Netrix charter and Netrix by-laws. Copies of the Netrix charter and Netrix by-laws are incorporated by reference and will be sent to holders of shares of Netrix common stock and OpenROUTE common stock upon request. See "Where You Can Find More Information."

Authorized Capital Stock

  Under the Netrix charter, Netrix's authorized capital stock consists of 29,000,000 shares of Netrix common stock, $0.05 par value, and 15,249,599 shares of preferred stock, $0.05 par value. In conjunction with the merger, the number of shares of Netrix common stock will be increased to 55,000,000 shares and the number of shares of preferred stock will be reduced to 1,000,000.

Netrix Common Stock

  Netrix Common Stock Outstanding. The outstanding shares of Netrix common stock are, and the shares of Netrix common stock issued pursuant to the mergers will be, duly authorized, validly issued, fully paid and nonassessable. At November 16, 1999, there were 11,976,821 shares of Netrix common stock outstanding.

  Voting Rights. Each holder of Netrix common stock is entitled to one vote for each share of Netrix common stock held of record on the applicable record date on all matters submitted to a vote of stockholders.

  Dividend Rights; Rights Upon Liquidation. The holders of Netrix common stock are entitled to receive, from funds legally available for the payment thereof, dividends when and as declared by resolution of the Netrix board, subject to any preferential dividend rights granted to the holders of any outstanding Netrix preferred stock. In the event of liquidation, each share of Netrix common stock is entitled to share pro rata in any distribution of Netrix's assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding Netrix preferred stock.

  Preemptive Rights. Holders of Netrix common stock have no preemptive rights to purchase, subscribe for or otherwise acquire any unissued or treasury shares or other securities.

Netrix Preferred Stock

  Of the 15,249,599 shares of authorized preferred stock, only 1,000,000 shares may be issued. The remainder of the shares were previously outstanding shares of preferred stock which, by their terms, may not be reissued. Of the 1,000,000 shares of preferred stock available for issuance, 225,459 were outstanding on November 16, 1999.

  Blank check Preferred Stock. The 1,000,000 shares of preferred stock available for issuance may be issued from time to time by the Netrix board without stockholder approval. The Netrix board has the authority to create one or more classes or series within a class of preferred stock, to issue shares of preferred stock in such class or series up to the maximum number of shares of the relevant class or series of preferred stock authorized, and to determine the preferences, rights, privileges and restrictions of any such class or series, including the dividend rights, voting rights, the rights and terms of redemption, the rights and terms of conversion, liquidation preferences, the number of shares constituting any such class or series and the designation of such class or series. Acting under this authority, the Netrix board could create and issue a class or series of preferred stock with rights, privileges or restrictions, and adopt a stockholder rights plan, having the effect of discriminating against an existing or prospective holder of securities as a result of such stockholder beneficially owning or commencing a tender offer for a substantial amount of Netrix common stock. One of the effects of authorized but unissued and unreserved shares of capital stock may be to render more difficult or discourage an attempt by a potential acquiror to obtain control of Netrix by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of Netrix's management. The issuance of such shares of capital stock may have the effect of delaying, deferring or preventing a change in control of Netrix without any further action by the stockholders of Netrix. Netrix has no present intention to adopt a stockholder rights plan, but could do so without stockholder approval at any future time.

  The 225,459 shares of preferred stock outstanding have been designated as Series A 8% convertible preferred stock. The preferred stock is convertible into common stock at a conversion price of $2.75 per share. The conversion price of the Series A preferred stock will be proportionately adjusted if Netrix undertakes a stock split, stock consolidation or stock dividend with respect to the Netrix common stock. Each share of Series A preferred stock has a liquidation preference equal to its purchase price, plus accrued but unpaid dividends. Dividends are cumulative from May 14, 1999 and are payable semi-annually, in arrears, on April 30 and October 31 of each year. Dividends are payable in cash or in shares of Netrix common stock at Netrix's election. The Series A preferred stock is redeemable by Netrix at any time after the closing bid price for the Netrix common stock on the Nasdaq stock market has equaled or exceeded $6.00 per share for 10 consecutive trading days. The redemption price is $17.50 per share plus accrued but unpaid dividends to the redemption date. Except to the extent required by law, the preferred stock does not have voting rights.

Transfer Agent and Registrar

  Equiserve is the transfer agent and registrar for the Netrix common stock.

The Nasdaq National Market Listing; Delisting and Deregistration of OpenROUTE Common Stock

  It is a condition to the merger that the shares of Netrix common stock issuable in the merger be approved for quotation on The Nasdaq National Market, subject to official notice of issuance. If the merger is completed, OpenROUTE common stock will cease to be listed on The Nasdaq National Market.

                     DESCRIPTION OF OPENROUTE CAPITAL STOCK

  The following summary of the terms of the capital stock of OpenROUTE prior to completion of the merger is not meant to be complete and is qualified by reference to the OpenROUTE charter and OpenROUTE by-laws. Copies of the OpenROUTE charter and OpenROUTE by-laws are incorporated by reference and will be sent to holders of shares of OpenROUTE common stock and Netrix common stock upon request. See "Where You Can Find More Information."

Authorized Capital Stock

  Under the OpenROUTE charter, OpenROUTE's authorized capital stock consists of 30,000,000 shares of common stock, $0.01 par value, and 7,500,000 shares of preferred stock, $0.01 par value. If the merger is completed, the corporate existence of OpenROUTE will terminate and it will cease to have any authorized capital stock.

OpenROUTE Common Stock

  OpenROUTE Common Stock Outstanding. As of November 16, 1999, 15,527,189 shares of OpenROUTE common stock were outstanding. The outstanding shares of OpenROUTE common stock are duly authorized, validly issued, fully paid and nonassessable.

  Voting Rights. Each holder of OpenROUTE common stock is entitled to one vote for each share of OpenROUTE common stock held of record on the applicable record date on all matters submitted to a vote of stockholders.

  Dividend Rights; Rights Upon Liquidation. The holders of OpenROUTE common stock are entitled to receive, from funds legally available for the payment thereof, dividends when and as declared by resolution of the OpenROUTE board, subject to any preferential dividend rights granted to the holders of any outstanding OpenROUTE preferred stock. In the event of liquidation, each share of OpenROUTE common stock is entitled to share pro rata in any distribution of OpenROUTE's assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding OpenROUTE preferred stock.

  Preemptive Rights. Holders of OpenROUTE common stock have no preemptive rights to purchase, subscribe for or otherwise acquire any unissued or treasury shares or other securities.

OpenROUTE Preferred Stock

  OpenROUTE Preferred Stock Outstanding. As of November 16, 1999, no shares of OpenROUTE preferred stock were issued and outstanding.

  Blank Check Preferred Stock. Under the OpenROUTE charter, the OpenROUTE board has the authority, without stockholder approval, to create one or more classes or series within a class of preferred stock, to issue shares of preferred stock in such class or series up to the maximum number of shares of the relevant class or series of preferred stock authorized, and to determine the preferences, rights, privileges and restrictions of any such class or series, including the dividend rights, voting rights, the rights and terms of redemption, the rights and terms of conversion, liquidation preferences, the number of shares constituting any such class or series and the designation of such class or series. Acting under this authority, the OpenROUTE board could create and issue a class or series of preferred stock with rights, privileges or restrictions, and adopt a stockholder rights plan, having the effect of discriminating against an existing or prospective holder of securities as a result of such stockholder beneficially owning or commencing a tender offer for a substantial amount of OpenROUTE common stock. One of the effects of authorized but unissued and unreserved shares of capital stock may be to render more difficult or discourage an attempt by a potential acquiror to obtain control of OpenROUTE by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of

OpenROUTE's management. The issuance of such shares of capital stock may have the effect of delaying, deferring or preventing a change in control of OpenROUTE without any further action by the stockholders of OpenROUTE. OpenROUTE has no present intention to adopt a stockholder rights plan, but could do so without stockholder approval at any future time.

Transfer Agent and Registrar

  Equiserve is the transfer agent and registrar for the OpenROUTE common stock.

The Nasdaq National Market Listing; Delisting of OpenROUTE Common Stock

  The OpenROUTE common stock currently is listed on The Nasdaq National Market. If the merger is completed, OpenROUTE common stock will cease to be listed on The Nasdaq National Market.

                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

  The statements contained in this Joint Proxy Statement/Prospectus that are not historical facts are "forward-looking statements" (as such term is defined in the Private Securities Litigation Reform Act of 1995), which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should" or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. Management of Netrix and OpenROUTE wish to caution the reader that the forward-looking statements referred to above and contained in this Joint Proxy Statement/Prospectus regarding matters that are not historical facts involve predictions. No assurance can be given that the future results will be achieved as actual events or results may differ materially as a result of risks facing Netrix and OpenROUTE. Such risks include, but are not limited to, changes in business conditions, changes in the telecommunications industry and the general economy, competition, changes in service offerings and risks associated with Netrix's and OpenROUTE's limited operating history as a combined company, entry into developing markets (including that resulting from the merger), managing rapid growth (including that resulting from the merger), international operations (including that resulting from the merger), effects of natural disasters, dependence on sole or limited source suppliers, dependence on effective information systems and development networks, as well as regulatory developments that could cause actual results to vary materially from the future results indicated, expressed or implied in such forward-looking statements. See "Risk Factors."

                                 LEGAL MATTERS

  The validity of the Netrix common stock to be issued to OpenROUTE stockholders in the merger will be passed upon by Kelley Drye & Warren LLP, counsel to Netrix. It is a condition to the completion of the merger that Netrix and OpenROUTE each receive an opinion from its counsel that the merger will qualify as a tax-free reorganization.

                                    EXPERTS

  The consolidated financial statements and schedule of Netrix and its subsidiaries as of December 31, 1997 and 1998 and for each of the years in the three year period ended December 31, 1998, have been included herein and in the registration statement in reliance upon the report of Arthur Andersen, LLP, independent certified public accountants appearing elsewhere herein, and upon the authority of such firm as experts in accounting and auditing. The financial statements as of December 31, 1997 and 1998, and for the three years ended December 31, 1998, included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen, LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

  The consolidated financial statements of OpenROUTE and its subsidiaries as of December 31, 1998 and for the year then ended, have been audited by and included herein and elsewhere in the registration statement in reliance upon the report of BDO Seidman, LLP, independent certified public accountants and upon the authority of said firm as experts in accounting and auditing. The report of BDO Seidman, LLP includes an explanatory paragraph discussing an uncertainty as to the Company's ability to continue as a going concern.

  The consolidated financial statements and schedule of OpenROUTE and its subsidiaries as of December 31, 1996 and 1997, and for each year in the two year period ended December 31, 1997, (except as to the segment information for the years ended December 31, 1996 and 1997 presented in Note 8), have been included herein and in the registration statement in reliance upon the report of PricewaterhouseCoopers, LLP, independent certified public accountants appearing elsewhere herein, and upon the authority of such firm as experts in accounting and auditing. The financial statements as of December 31, 1996 and 1997, and for the two years ended December 31, 1997, included in this prospectus and elsewhere in the registration statement have been audited by PricewaterhouseCoopers, LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                  IV. ADDITIONAL INFORMATION FOR STOCKHOLDERS

                          FUTURE STOCKHOLDER PROPOSALS

Netrix

  Stockholder proposals submitted for inclusion in the proxy statement to be issued in connection with Netrix's 2000 annual meeting of stockholders must be mailed to the Secretary, Netrix Corporation, 13595 Dulles Technology Drive, Herndon, Virginia 20171, and must be received by the Secretary on or before March 29, 2000. In addition, stockholder proposals for presentation at the 2000 Annual Meeting must also be received on or before March 29, 2000.

  Netrix's by-laws provide, in general, that if a stockholder intends to propose business or make a nomination for the election of directors at an annual meeting, Netrix must receive notice of that intention at least 120 days prior to the first anniversary of the preceding year's annual meeting. If the date of the meeting is changed more than 30 days from the prior anniversary date, notice must be delivered ten days following the day on which notice of the annual meeting is first mailed to stockholders. The notice must include all information relating to the proposed nominee required by the SEC to be disclosed in solicitations of proxies for election of directors or, in the case of a proposal, a brief description of the proposal, and any material interest of the stockholder in the proposal. The notice must include:

  . the name and address of the stockholder giving the notice and any other stockholders known by such stockholder to be supporting the nominees or proposal, and

  . the class and number of shares of Netrix that are owned beneficially by the stockholder and by any other stockholders know by the stockholder to be supporting such nominee or proposal.

  The foregoing is only a summary of detailed provisions of Netrix's by-laws, and if you are considering making a nomination or proposal to be presented at the 2000 annual meeting, we urge you to review the Netrix bylaws in their entirety.

OpenROUTE

  OpenROUTE will hold an annual meeting in the year 2000 only if the merger has not already been completed. If such meeting is held, the deadline for receipt of a proposal to be considered for inclusion in OpenROUTE's proxy statement for the 2000 annual meeting is December 20, 1999. Any such notice of a proposal should be directed to the attention of the Clerk, OpenROUTE Networks, Inc., Nine Technology Drive, Westborough, Massachusetts 01581.

                      WHERE YOU CAN FIND MORE INFORMATION

  Netrix and OpenROUTE file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information Netrix and OpenROUTE file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Netrix and OpenROUTE SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

  Netrix filed a registration statement on Form S-4 to register with the SEC the Netrix common stock to be issued to OpenROUTE stockholders in the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Netrix in addition to being a proxy statement of Netrix and OpenROUTE for their respective meetings. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

  You may request a copy of Netrix's annual, quarterly and special reports, proxy statements and other information, at no cost, by writing or telephoning Netrix at the following address:

  Netrix Corporation                      OpenROUTE Networks, Inc.
  Attention: Investor Relations           Attention: Investor Relations
  13595 Dulles Technology Drive           Nine Technology Drive
  Herndon, VA 20171                       Westborough, MA 01581
  Telephone: (703) 742-6000               Telephone: (508) 898-2800

  Netrix has supplied all information contained in this joint proxy statement/prospectus relating to Netrix and OpenROUTE has supplied all such information relating to OpenROUTE.

  You should rely only on the information contained in this joint proxy statement/prospectus to vote on the Netrix proposals and the OpenROUTE proposal, as the case may be. Neither Netrix nor OpenROUTE has authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated November 19, 1999. You should not assume that the information contained in the joint proxy statement/prospectus is accurate as of any date other than that date, and neither the mailing of this joint proxy statement/prospectus to stockholders nor the issuance of Netrix common stock in the merger shall create any implication to the contrary.

                      INDEX TO NETRIX FINANCIAL STATEMENTS

NETRIX AND SUBSIDIARIES


Independent Auditors' Report............................................  FN-2


Netrix Consolidated Balance Sheets as of December 31, 1998 and 1997.....  FN-3


Netrix Consolidated Statements of Operations for the Years Ended
 December 31, 1998, 1997 and 1996.......................................  FN-4


Netrix Consolidated Statements of Changes in Stockholders' Equity for
 the Years Ended December 31, 1998, 1997 and 1996.......................  FN-5


Netrix Consolidated Statements of Cash Flows for the Years Ended
 December 31, 1998, 1997 and 1996.......................................  FN-6


Notes to Netrix Consolidated Financial Statements.......................  FN-7


Netrix Condensed Consolidated Balance Sheets (Unaudited)................ FN-17


Netrix Condensed Consolidated Statements of Operations for the Nine
 Months Ended September 30, 1999 and September 30, 1998 (Unaudited)..... FN-18


Netrix Condensed Consolidated Statements of Cash Flows for the Nine
 Months Ended September 30, 1999 and September 30, 1998 (Unaudited)..... FN-19


Notes to Netrix Condensed Consolidated Financial Statements
 (Unaudited)............................................................ FN-20

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and the Shareholders of Netrix Corporation:

  We have audited the accompanying consolidated balance sheets of Netrix Corporation (a Delaware corporation) and subsidiaries (together the "Company") as of December 31, 1998 and 1997, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Netrix Corporation and subsidiaries as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Washington, DC
April 14, 1999

                               NETRIX CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                               December 31,
                                                             ------------------
                                                               1998      1997
                                                             --------  --------
                                                               (In Thousands
                                                             Except Per Share
                                                                 Amounts)
                          ASSETS
Current assets:
  Cash and cash equivalents................................  $  2,488  $  2,758
  Accounts receivable, net of allowance for doubtful
   accounts of $796 and $1,505, respectively...............     7,499     6,212
  Inventory................................................     5,265     8,035
  Other assets.............................................       472       713
                                                             --------  --------
    Total current assets...................................    15,724    17,718
Property and equipment, net of accumulated depreciation and
 amortization of $20,473 and $18,016, respectively.........     3,823     4,969
Deposits and other assets..................................       165       543
Goodwill, net of accumulated amortization of $1,712 and
 $1,447, respectively......................................       529       794
                                                             --------  --------
                                                             $ 20,241  $ 24,024
                                                             ========  ========
           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Line of credit...........................................  $  2,167  $  1,147
  Accounts payable.........................................     3,011     3,002
  Accrued liabilities......................................     2,946     3,298
                                                             --------  --------
    Total current liabilities..............................     8,124     7,447
Other liabilities..........................................       --         97
                                                             --------  --------
    Total liabilities......................................     8,124     7,544
                                                             --------  --------
Commitments and contingencies
Stockholders' equity:
  Preferred stock, $0.05 par value; 1,000,000 shares
   authorized; none issued and outstanding.................       --        --
  Common stock, $0.05 par value; 15,000,000 shares
   authorized; 11,490,000 and 9,593,253 shares issued and
   outstanding, respectively...............................       575       480
  Warrants.................................................       257       --
  Additional paid-in capital...............................    57,679    55,774
  Accumulated comprehensive loss...........................      (120)      (17)
  Accumulated deficit......................................   (46,274)  (39,757)
                                                             --------  --------
    Total stockholders' equity.............................    12,117    16,480
                                                             --------  --------
                                                             $ 20,241  $ 24,024
                                                             ========  ========

  The accompanying notes are an integral part of these consolidated financial statements.

                               NETRIX CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                     Years Ended December
                                                              31,
                                                    -------------------------
                                                     1998     1997     1996
                                                    -------  -------  -------
                                                     (In Thousands, Except
                                                      Per Share Amounts)
Revenues:
  Product.......................................... $21,840  $22,474  $32,434
  Service..........................................   9,642   10,613   11,201
                                                    -------  -------  -------
    Total revenues.................................  31,482   33,087   43,635
                                                    -------  -------  -------
Cost of revenues:
  Product..........................................  10,939   11,395   14,700
  Service..........................................   5,155    7,045    7,363
                                                    -------  -------  -------
    Total cost of revenues.........................  16,094   18,440   22,063
                                                    -------  -------  -------
    Gross profit...................................  15,388   14,647   21,572
                                                    -------  -------  -------
Operating expenses:
  Sales and marketing..............................   9,292   10,120   11,632
  Research and development.........................   6,771    8,323   11,079
  General and administrative.......................   4,324    4,002    4,266
  Restructuring charge.............................     --       875      900
  Bad debt expense.................................   1,489      100        0
                                                    -------  -------  -------
    Loss from operations...........................  (6,488)  (8,773)  (6,305)
Interest and other, net............................     (29)     196      403
                                                    -------  -------  -------
    Loss before income taxes.......................  (6,517)  (8,577)  (5,902)
Provision for income taxes.........................     --       --       (66)
                                                    -------  -------  -------
Net loss........................................... $(6,517) $(8,577) $(5,968)
                                                    =======  =======  =======
Other comprehensive gain (loss)....................    (103)      35      (83)
                                                    -------  -------  -------
Comprehensive Loss................................. $(6,620) $(8,542) $(6,051)
                                                    =======  =======  =======
Basic and diluted net loss per share............... $ (0.60) $ (0.90) $ (0.63)
                                                    =======  =======  =======
Basic and diluted weighted average shares
 outstanding.......................................  10,891    9,553    9,468
                                                    =======  =======  =======

  The accompanying notes are an integral part of these consolidated financial statements.

                               NETRIX CORPORATION

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                 Additional           Accumulated
                          Common  Paid-in            Comprehensive Accumulated
                          Stock   Capital   Warrants     Loss        Deficit    Total
                          ------ ---------- -------- ------------- ----------- -------
                                                 (In Thousands)
Balance, January 1,
 1996...................   $472   $55,105     $--        $  31      $(25,212)  $30,396
                           ----   -------     ----       -----      --------   -------
Stock options
 exercised..............      2       218      --          --            --        220
Employee stock purchase
 plan...................      2       144      --          --            --        146
Retire escrow shares....    --        (36)     --          --            --        (36)
Compensation element of
 stock options..........    --        172      --          --            --        172
Net change in unrealized
 investment holding
 loss...................    --        --       --          (49)          --        (49)
Cumulative translation
 adjustment.............    --        --       --          (34)          --        (34)
Net loss................    --        --       --          --         (5,968)   (5,968)
                           ----   -------     ----       -----      --------   -------
Balance, December 31,
 1996...................    476    55,603      --          (52)      (31,180)   24,847
                           ----   -------     ----       -----      --------   -------
Stock options
 exercised..............      3       134      --          --            --        137
Employee stock purchase
 plan...................      1        37      --          --            --         38
Net change in unrealized
 investment holding
 gain...................    --        --       --            7           --          7
Cumulative translation
 adjustment.............    --        --       --           28           --         28
Net loss................    --        --       --          --         (8,577)   (8,577)
                           ----   -------     ----       -----      --------   -------
Balance, December 31,
 1997...................    480    55,774      --          (17)      (39,757)   16,480
                           ----   -------     ----       -----      --------   -------
Stock options
 exercised..............      2        59      --          --            --         61
Proceeds from private
 placement, net.........     88     1,988      --          --            --      2,076
Warrants issued in
 connection with private
 placement..............    --       (257)     257         --            --        --
Employee stock purchase
 plan...................      5       115      --          --            --        120
Cumulative translation
 adjustment.............    --        --       --         (103)          --       (103)
Net loss................    --        --       --          --         (6,517)   (6,517)
                           ----   -------     ----       -----      --------   -------
Balance, December 31,
 1998...................   $575   $57,679     $257       $(120)     $(46,274)  $12,117
                           ====   =======     ====       =====      ========   =======

  The accompanying notes are an integral part of these consolidated financial statements.

                               NETRIX CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                      Years Ended December
                                                               31,
                                                     -------------------------
                                                      1998     1997     1996
                                                     -------  -------  -------
                                                         (In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss...........................................  $(6,517) $(8,577) $(5,968)
Adjustments to reconcile net loss to net cash used
 in operating activities:
  Depreciation and amortization....................    2,722    3,338    3,602
  Stock compensation expense.......................      --       --       172
  Changes in assets and liabilities
    Accounts receivable............................   (1,287)   5,437     (597)
    Inventories....................................    2,770       82      505
    Other current assets...........................      241      298      (49)
    Deposits and other assets......................      378     (299)      38
    Accounts payable...............................        9     (457)  (1,485)
    Accrued liabilities............................     (352)  (1,280)     224
    Other liabilities..............................      (97)    (278)    (248)
                                                     -------  -------  -------
      Net cash used in operating activities........   (2,133)  (1,736)  (3,806)
                                                     -------  -------  -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of short-term investments..............      --    (2,473)  (9,395)
  Sales and maturities of short-term investments...      --     7,823   11,320
  Purchases of property and equipment..............   (1,311)  (1,665)  (2,059)
                                                     -------  -------  -------
      Net cash provided by (used in) investing
       activities..................................   (1,311)   3,685     (134)
                                                     -------  -------  -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowing under line of credit, net..............    1,020      393        4
  Principal payments of long-term debt.............      --      (481)     (80)
  Proceeds from private placement..................    2,076      --       --
  Proceeds from exercise of stock options..........       61      137      220
  Proceeds from employee stock purchase plan.......      120       38      146
                                                     -------  -------  -------
      Net cash provided by financing activities....    3,277       87      290
                                                     -------  -------  -------
Effect of foreign currency exchange rate changes on
 cash and cash equivalents.........................     (103)      35      (33)
Net increase (decrease) in cash and cash
 equivalents.......................................     (270)   2,071   (3,683)
Cash and cash equivalents, beginning of period.....    2,758      687    4,370
                                                     -------  -------  -------
Cash and cash equivalents, end of period...........  $ 2,488  $ 2,758  $   687
                                                     =======  =======  =======
Supplemental disclosure of cash flow information:
  Cash paid during the year for interest...........  $   183  $   117  $   139

  The accompanying notes are an integral part of these consolidated financial statements.

               NOTES TO NETRIX CONSOLIDATED FINANCIAL STATEMENTS

1. Significant Accounting Policies:

  Netrix develops, manufactures, markets, and supports networking equipment for voice, data, and image networks. Netrix's products are designed to transport voice over data networks to enable its customers to realize cost savings. Netrix was incorporated in 1985. Netrix conducts operations in the United Kingdom and Hong Kong through its wholly owned subsidiary, Netrix International Corporation (a Delaware corporation), and in Germany, and Italy through its wholly owned subsidiaries Netrix GmbH and Netrix S.r.l., respectively.

  These consolidated financial statements include the accounts of Netrix and its subsidiaries. All significant intercompany transactions have been eliminated.

  Risks and Other Important Factors. For the years ended December 31, 1998 and 1997, Netrix experienced declining revenues and net losses of approximately $6.5 million and $8.6 million respectively, due to declining sales of Netrix's mature products which were partially offset by increases in sales of new products, the Network Exchange product line. As a result, Netrix's tangible net worth decreased from $15.7 million at December 31, 1997 to $11.2 million at December 31, 1998. Netrix's line of credit agreement requires it to maintain a tangible net worth of at least $13.5 million measured at the end of each month. Since October 31, 1998 Netrix has been in violation of this covenant. This covenant violation allows Netrix's lending institution to call for collection of the outstanding loan balance. As of April 12, 1999 the lending institution had not exercised this right. On April 12, 1999 the lending institution granted Netrix a waiver of the current and past months' covenant violations and waived its right to call the line of credit for these covenant violations. The lending institution amended the line of credit agreement to measure Netrix's tangible net worth on a quarterly basis and set the minimum tangible net worth covenant at $9.8 million as of March 31, 1999 and $9.0 million for all subsequent quarters. Management believes that this new covenant will be adequate for Netrix to operate under in the foreseeable future. However, there can be no assurances that Netrix will not violate the new covenant or that the outstanding loan balance will not be called by the lending institution upon violation of the new covenant. See Note 4.

  The success and the future of Netrix is dependent on its ability to generate net income or to increase its net worth by the sale of additional equity. Netrix's ability to generate net income is in large part dependent on its success at increasing sales of its new products and/or controlling costs. Netrix's plan to increase revenues through sales of its Network Exchange product line is continuing to evolve in order to exploit new marketing channels; however, due to market conditions, competitive pressures, and other factors beyond its control, Netrix has been unable to achieve sufficient incremental growth in new product sales to replace the decline in mature product sales and there can be no assurances that Netrix will be able to adequately increase new product sales in the future.

  For the years ended December 31, 1998 and 1997, Netrix's operating activities used approximately $2.1 million and $1.7 million of cash, respectively. The cash used by operations was primarily due to continued net losses from operations. The success of Netrix is also dependent on its ability to generate adequate cash for operations and capital needs. At December 31, 1998, Netrix had approximately $2.5 million in cash and cash equivalents with approximately $2.2 million outstanding of the $2.4 million available under the line of credit agreement. Netrix is relying on future sales and the collection of the related accounts receivable to meet its cash obligations. Netrix may be unable to meet these obligations as they become due and may be required to curtail its operations. If Netrix is required to curtail its operations there can be no assurances that the carrying value of Netrix's assets will be fully realized.

  Netrix may have to generate additional equity or cash through other means, which may include the sale of assets, including intellectual property and proprietary technology, the sale of equity, additional borrowings, the sale of selected operations, or one or more strategic partnerships. Although Netrix believes it has the ability to generate additional equity and cash through sales, such sales may be dilutive and there can be no assurances that adequate funds will be available, or available on terms that are reasonable or acceptable to Netrix. If Netrix is unable to generate additional equity and adequate cash, there will be a material and adverse effect on the business and financial condition of Netrix, to the extent that a sale, liquidation or restructuring of Netrix will be required, in whole or in part.

  Netrix's operations are subject to certain risks and uncertainties including, among others, rapidly changing technology and markets, current and potential competitors with greater financial, technological, production and marketing resources, reliance on certain sole source suppliers and third party contract manufacturers, and dependence on key management personnel.

  Future operating results may be affected by a number of other factors including the timing of new products in the market place, competitive pricing pressures and global economic conditions. Because the market for Netrix's products is characterized by rapidly changing technology, the development, introduction, and evolution of competitive products may require a significant investment of financial resources. Additionally, Netrix relies on reseller channels that are not under its control for a significant portion of its revenues, particularly in its international regions. Also, while Netrix has generally been able to obtain adequate supplies of components to date, the interruption or termination of Netrix's current manufacturing relationships could have an adverse effect on Netrix's liquidity and operating results.

  Cash Equivalents. Cash equivalents are primarily bank deposits, commercial paper, and government agency securities with original maturities of three months or less. These investments are carried at cost which approximates market value.

  Short Term Investments. Under Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," debt securities that are classified as available-for-sale are reported at fair value, with unrealized gains and losses reported as a component of stockholders' equity. For the years ended December 31, 1998 there was no unrealized holding gain/loss as Netrix did not have any short-term investments. For the year ended December 31, 1997 Netrix had a short term investment gain of $7,000 and for the year ended December 31, 1996 there was a short term investment loss of approximately $49,000.

  Fair Value of Financial Instruments. Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments" ("SFAS No. 107"), requires disclosures of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from these disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of Netrix. The carrying amounts reported in the balance sheet approximate the fair value for cash and cash equivalents, accounts receivable, accounts payable and borrowings under the line of credit agreement.

  Inventories. Inventories are valued at the lower of cost or market, using the first-in, first-out ("FIFO") method.

  Property and Equipment. Property and equipment are recorded at cost and depreciated on a straight-line basis over the following estimated useful lives:

   Manufacturing and test
    equipment................. 3-5 years
   Office furniture and
    equipment................. 5 years
   Purchased software......... 3 years
   Leasehold improvements..... shorter of useful life or remaining lease term

  Goodwill. Goodwill represents the excess purchase price of net assets acquired and is amortized over a seven-year period.

  Revenue Recognition. Netrix receives revenue both from sales of products and from service contracts. Revenue from product sales is generally recognized upon shipment. If payment is contingent upon acceptance, revenue is recognized upon acceptance. If significant obligations or service contingencies exist, revenue is recognized under the percentage of completion method of accounting described below. Revenue from service contracts is recognized ratably over the period covered by the contract. Product sales accounted for 69% of total revenues in 1998, 68% of total revenues in 1997, and 74% of total revenues in 1996.

  Revenue on long-term contracts, or from product sales where significant obligations or service contingencies exist, are generally recognized under the percentage of completion method of accounting based upon the ratio of the costs incurred to total estimated costs. Estimates to complete are revised periodically based on changes in facts. Any losses on contracts are recognized in the period when the loss is estimated.

  Warranty. Netrix generally warrants its products for periods ranging from 90 days to one year and sells an optional, annually renewable, maintenance contract with most networks. Estimated future warranty obligations related to certain products are provided by charges to operations in the period in which the related revenue is recognized.

  Foreign Exchange Gain/Loss. Assets and liabilities denominated in foreign currencies are translated into US dollars at current exchange rates. Operating results are translated into US dollars using the average rates of exchange prevailing during the period. Gains or losses resulting from the translation of assets and liabilities are included in the cumulative translation adjustment account in stockholders' equity and other comprehensive income/loss on the statement of operations except for the translation effect of intercompany balances that are anticipated to be settled in the foreseeable future.

  Earnings Per Share. Netrix implemented Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share," at December 31, 1997. SFAS No. 128 replaces the presentation of primary and fully diluted earnings per share with basic and diluted earnings per share and requires a reconciliation of the numerator and denominator of basic earnings per share to fully diluted earnings per share. Options to purchase approximately 1,372,000, 1,225,000, and 1,486,000 shares of common stock were excluded from the computation of diluted loss per share in 1998, 1997 and 1996, respectively, and warrants to purchase approximately 140,0900 shares of common stock were excluded from the computation of diluted loss per share in 1998, because inclusion of these options and warrants would have an anti-dilutive effect on loss per share. Loss per share has been computed using the weighted-average number of common shares outstanding.

  Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Reclassifications. Certain amounts have been reclassified in the prior year financial statements to conform with current year presentation of these amounts.

  Long-Lived Assets. Netrix reviews its long-lived assets, including property and equipment, identifiable intangibles and goodwill for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. To determine recoverability of its long-lived assets, Netrix evaluates the future, undiscounted, net cash flows compared to the carrying amount of the assets.

  New Accounting Pronouncements. In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." SFAS No. 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in-capital in the equity section of a statement of financial position. Netrix implemented SFAS No. 130 in 1998. SFAS No. 131 requires Netrix to report financial and descriptive information about its reportable operating segments. Netrix has adopted SFAS No. 131 at its year-end December 31, 1998.

2. Balance Sheet Details:

 Inventories

                                                           December 31,
                                                         ------------------
                                                           1998      1997
                                                         --------  --------
   Raw materials........................................ $    350  $    462
   Work in process......................................      364       772
   Finished goods.......................................    4,551     6,801
                                                         --------  --------
   Total inventories.................................... $  5,265  $  8,035
                                                         ========  ========

 Property and Equipment

                                                             December 31,
                                                         -----------------------
                                                           1998      1997
                                                         --------  --------
   Manufacturing and test equipment..................... $ 14,634  $ 13,512
   Office furniture and equipment.......................    6,667     6,708
   Purchased software...................................    2,995     2,765
                                                         --------  --------
     Total property and equipment.......................   24,296    22,985
   Accumulated depreciation and amortization............  (20,473)  (18,016)
                                                         --------  --------
   Net.................................................. $  3,823  $  4,969
                                                         ========  ========

 Accrued Liabilities

                                                           December 31,
                                                         ------------------
                                                           1998      1997
                                                         --------  --------
   Deferred revenue..................................... $    --   $    699
   Payroll and related compensation.....................      627     1,207
   Taxes................................................      758       --
   Other................................................    1,561     1,392
                                                         --------  --------
                                                         $  2,946  $  3,298
                                                         ========  ========

3. Common Stock and Stock Plans:

  Netrix maintains three plans which are described below, whereby employees and directors of Netrix are granted the opportunity to acquire an equity interest in Netrix. A total of 2,925,000 shares of Common Stock have been reserved for issuance in aggregate under these plans. SFAS No. 123, "Accounting for Stock-Based Compensation" defines a "fair value based method" of accounting for an employee stock option or similar equity instrument. Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period. Netrix has historically accounted for employee stock options or similar equity instruments under the "intrinsic value method" as defined by APB Opinion No. 25, "Accounting for Stock Issued to Employees." Under the intrinsic value method, compensation cost is the excess, if any, of the quoted market price of the stock at the grant date or other measurement date over the amount an employee must pay to acquire the stock.

  SFAS No. 123 allows an entity to continue to use the intrinsic value method. However, entities electing to remain with the accounting in APB Opinion No. 25 must make pro forma disclosures of net income and earnings per share, as if the fair value based method of accounting had been applied. Netrix has elected to apply APB Opinion No. 25 and the related interpretations in accounting for its stock-based compensation. Had compensation cost for Netrix's three stock-based compensation plans been determined based upon the fair value method at the grant dates for award under those plans, Netrix's net loss and loss per share would have been increased to the pro forma amounts indicated below.

                                                     Years Ended December 31,
                                                     --------------------------
                                                      1998      1997     1996
                                                     -------  --------  -------
   Net loss............................. As reported $(6,517) $ (8,577) $(5,968)
                                         Pro forma   $(7,203) $(10,377) $(6,807)
   Net loss per share................... As reported $ (0.60) $  (0.90) $ (0.63)
                                         Pro forma   $ (0.66) $  (1.08) $ (0.72)

  The fair value of each option is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants in 1998, 1997 and 1996, respectively: no dividend yield; expected volatility of 98 percent, 98 percent, and 70 percent; risk free interest rates approximating 5.5 percent, 5.5 percent, and 5 percent; and an average expected life of approximately 5 years. The per share weighted average fair value of the options on the date of grant for shares issued in 1998, 1997 and 1996 was approximately $2.96, $2.30 and $5.89, respectively. The weighted average remaining contractual life for options outstanding as of December 31, 1998 is
8.5 years.

  1996 Stock Option Plan. Under the terms of Netrix's 1996 Stock Option Plan, either incentive stock options or nonstatutory options may be granted. Generally, the purchase price of shares subject to any incentive option granted will not be less than the fair market value at the date of grant. Stock options granted expire five to ten years from the grant date and typically vest 20% to 25% per year. Compensation expense recorded for options granted at less than the fair market value at the date of the grant is recognized on a straight-line basis over the performance period. The expense approximated $172,000 in 1996 with no expense in 1997 and 1998. At December 31, 1998 there is no remaining deferred compensation expense related to these grants.

  1996 Stock Option Plan. The following table summarizes the option activity under this plan:

                                                               Weighted Average
                                      Number     Option Price    Option Price
                                     Of Shares    Per Share       Per Share
                                     ---------  -------------- ----------------
   Outstanding, January 1, 1996.....   849,706  $1.680-$17.250      $5.90
     1996:
       Granted......................   820,055  $4.250-$ 9.625      $5.89
       Exercised....................   (43,113) $1.680-$ 6.250      $5.12
       Canceled.....................  (140,500) $1.680-$ 7.875      $5.88
                                     ---------
   Outstanding, December 31, 1996... 1,486,148  $1.680-$17.250      $5.92
     1997:
       Granted......................   396,940  $1.250-$ 3.250      $2.30
       Exercised....................   (63,077) $1.680-$ 6.250      $2.18
       Canceled.....................  (594,786) $1.680-$ 7.875      $5.57
                                     ---------
   Outstanding, December 31, 1997... 1,225,225  $1.250-$ 8.690      $2.93
     1998:
       Granted......................   659,200  $1.090-$ 3.130      $2.96
       Exercised....................    (3,441) $3.000-$ 3.125      $2.85
       Canceled.....................  (508,937) $1.680-$ 7.875      $3.65
                                     ---------
   Outstanding, December 31, 1998... 1,372,047  $1.250-$ 8.690      $2.92
                                     =========
   Exercisable, December 31, 1998...   599,418  $1.090-$ 8.690      $3.19
                                     =========

  Employee Stock Purchase Plan. Under the 1992 Employee Stock Purchase Plan (the "Plan"), Netrix is authorized to issue semi-annual offerings of up to 50,000 shares. The number of shares available for an offering may be increased at the election of the board of directors by the number of shares of Common Stock, if any, which were made available but not purchased during an earlier offering. Each offering is six months in length and commences on each July 1 and January 1. Under the terms of the Plan, employees can choose prior to each offering to have up to 10 percent of their annual base earnings withheld to purchase Netrix's common stock. The purchase price of the stock is 85 percent of the lower of its beginning-of-offering or end-of-offering market price. Under the Plan, Netrix sold 90,932 shares, 20,067 shares, and 36,556 shares to employees in 1998, 1997, and 1996, respectively.

  Director Option Plan. Under the terms of the Director Option Plan, directors of Netrix who are not officers or employees of Netrix each receive nonstatutory options to purchase 9,000 shares of Common Stock of Netrix. In 1998, 1997, and 1996, independent members of the board of directors were granted options to purchase a total of 9,000, 9,000, and 27,000, respectively, of common stock at $2.75, $2.19, and $4.69 per share, respectively, under the Director Option Plan

  Private Placement. In April 1998, Netrix completed a private placement by issuing and selling 1,750,000 shares of common stock at a price of $1.25 per share and by issuing warrants to purchase an additional 140,000 shares of common stock at an exercise price of $1.75 per share. In connection with the private placement, Netrix received net proceeds of approximately $2.1 million. The shares issued in the private placement and issuable upon exercise of the warrants were registered for resale pursuant to a registration statement declared effective by the Securities and Exchange Commission on June 12, 1998. The fair value of the warrants, $257,000, was estimated on the date of grant using the Black-Scholes pricing model. The warrants were issued to the underwriter of the private placement and are subject to adjustment under antidilution provisions of the warrant agreement. The offering costs were accounted for as a reduction to additional paid in capital in the accompanying consolidated statements of changes in stockholders' equity.

4. Commitments and Contingencies:

  Line of Credit. In November 1997, Netrix negotiated a $3 million line of credit agreement with a lending institution to be used for working capital. This agreement provided for interest at a per annum rate equal to the lender's prime rate plus 2.0%. In August 1998, as a result of concerns about the deterioration of aged international accounts receivable Netrix's lending institution eliminated international receivables as qualified accounts receivable for borrowing collateral. The lending institution also increased the interest rate for outstanding loan amounts to prime plus 3 1/2% from prime plus 2%. In October 1998, the lending institution reinstated a sub-line of credit up to an amount of $600,000 for selected foreign accounts receivable.

  Netrix's line of credit agreement requires it to maintain a tangible net worth covenant of at least $13.5 million measured at the end of each month. Since October 31, 1998 Netrix has been in violation of this covenant. This covenant violation allows Netrix's lending institution to call for collection of the outstanding loan balance. As of April 12, 1999 the lending institution had not exercised this right. On April 12, 1999 the lending institution granted Netrix a waiver of past covenant violations and waived its right to call the line of credit for these covenant violations. The lending institution amended the line of credit agreement to measure Netrix's tangible net worth on a quarterly basis and set the minimum tangible net worth covenant at $9.8 million as of March 31, 1999 and $9.0 million for all subsequent quarters. Management believes that this new covenant will be adequate for Netrix to operate under in the foreseeable future. However, there can be no assurances that Netrix will not violate the new covenant or that the outstanding loan balance will not be called by Netrix's lending institution upon violation of the new covenant. Concurrent with the April 1999 waiver of default, the lending institution extended the line of credit agreement to May 31, 2001. In connection with the waiver of default and extension of the line of credit agreement, Netrix granted the lending institution 50,000 warrants at an exercise price of $2.00 per share.

  Borrowings under the line are based on qualified domestic accounts receivable and are collateralized by Netrix's assets. At December 31, 1998, Netrix had approximately $2.2 million outstanding of the $2.4 million available under the line of credit agreement. At December 31, 1997, Netrix had approximately $1.1 million outstanding of the $2.0 million available under the line of credit.

  Long-term Debt. In conjunction with the working capital line of credit obtained in November 1997, Netrix repaid its equipment note payable in full. At December 31, 1996, Netrix had approximately $481,000 outstanding under the equipment note payable. Interest expense related to the above borrowings was approximately $117,000 and $125,000 for the years ended December 31, 1997 and 1996, respectively.

  Restructuring Charge. In both March of 1996 and April of 1997, Netrix implemented a restructuring of operations to reduce and economize its work force in response to declining revenues and the discontinuance of its micro.pop product. The restructuring resulted in an overall reduction of personnel and related compensation and other associated operating costs of the Netrix for these years. The 1996 restructuring charges of $.9 million resulted from approximately $.5 million of accrued severance and outplacement costs associated with a reduction-in-force of approximately 41 employees across all functional areas of the Netrix, and approximately $.4 million of accrued facility costs resulting from the consolidation of facilities and premature termination of various office leases. The reduction-in-force occurred over approximately a one-year period and severance payments were made in a lump sum in April and June 1996, and February 1997. As a result of the 1996 restructuring, estimated cost savings of approximately $2.5 million annually has been realized. The 1997 restructuring charges of $.9 million resulted from approximately $.4 million of accrued severance and outplacement costs associated with a reduction-in-force of approximately 37 employees across all functional areas of the Netrix, approximately $.4 million of fixed-asset write-offs and facility relocation charges for unrecoverable lease obligations associated with the consolidation of the Longmont, Colorado, and Herndon, Virginia, operations facilities into one facility leased in Charlotte, North Carolina, and other associated costs of approximately $.1 million. Severance payments were made in April 1997. As a result of the 1997 restructuring, estimated cost savings of approximately $2.5 million annually has been realized. At December 31, 1998, approximately $100,000 of the accrual remains, and will be used for severance payments in 1999.

  Leases. The Netrix has existing lease agreements for office space and equipment expiring through April 2009. The lease for the Netrix's headquarters facility in Herndon, Virginia, includes annual escalations of a fixed amount during each year of the lease. Additionally, the Netrix leases approximately 8,600 square feet in Longmont, Colorado, for the purpose of continuing certain product development activities and approximately 8,000 square feet of space from its main outsourcing manufacturer in Charlotte, North Carolina, for its operations facilities. The Netrix was relieved of its lease commitment for 48,000 square feet of space in Boulder, Colorado, in August 1997. The Netrix also leases space for sales offices in the US, the UK, Germany, Italy and Hong Kong. Netrix recognizes rent expense, net of any sublease revenue, on a straight-line basis. Net rent expense in 1998, 1997, and 1996 was approximately $1,821,000, $1,643,000, and $2,475,000, respectively.

  Through October 1998, Netrix subleased approximately 28,000 square feet in Herndon, Virginia. Sublease revenue for 1998, 1997 and 1996 was approximately $371,000, $223,000 and $380,000, respectively, and is presented as a reduction of rent expense in the accompanying consolidated statements of operations.

  Future minimum lease payments for office space and equipment under operating leases are as follows (in thousands):

                                                                          Net
   Years Ending December 31,                                            Payments
   -------------------------                                            --------
   1999................................................................   1,536
   2000................................................................   1,098
   2001................................................................   1,126
   2002................................................................   1,169
   2003 and thereafter.................................................   7,306
                                                                        -------
     Total............................................................. $12,235
                                                                        =======

  Employee Benefit Plan. Netrix has a 401(k) savings plan ("401(k) plan") covering all eligible employees. Netrix began contributing to the 401(k) plan effective July 1, 1996. Netrix matches employee contributions up to the first 6% of eligible income at a rate of 25%. The matching funds are subject to 20% vesting per year beginning with the employee's first day with Netrix; therefore, certain employees were 100% vested in Netrix matching contributions on July 1, 1996. In 1998, 1997 and 1996, Netrix contributed approximately $18,000, $86,000 and $44,000, respectively, to the 401(k) plan.

  Litigation. Netrix is periodically a party to disputes arising from normal business activities. In the opinion of management, resolution of these matters will not have a material adverse effect upon the financial position or future operating results of Netrix, and adequate provision for any potential losses has been made in the accompanying financial statements.

5. Segment Information:

  For the year ended December 31, 1998, Netrix adopted the Statement on Financial Accounting Standards ("SFAS") No. 131, "Disclosures about Segments of an Enterprise and Related Information". Netrix's two reportable segments are products and services. Netrix evaluates the performance of its segments based on gross profit. Under SFAS No. 131, Netrix is required to provide enterprise-wide disclosures about revenues by product and service revenues, long-lived assets by geographic area and revenues from major customers.

  Revenues. Revenues consisted of the following (in thousands):

                                                         Years Ended December
                                                                  31,
                                                        -----------------------
     Product Group                                       1998    1997    1996
     -------------                                      ------- ------- -------
   2200................................................ $ 8,343 $ 3,759 $ 1,995
   2500................................................   7,210   4,492     375
   S1000...............................................   1,076   1,976   4,261
   S10.................................................   3,357   9,064  18,437
   Telecom.............................................   1,854   3,183   7,366
                                                        ------- ------- -------
   Total product revenues..............................  21,840  22,474  32,434
   Service revenues....................................   9,642  10,613  11,201
                                                        ------- ------- -------
   Total revenues...................................... $31,482 $33,087 $43,635
                                                        ======= ======= =======

  Geographic Information. Netrix sells its products and services through its foreign affiliates in the United Kingdom, Germany and Italy. Information regarding revenues and long-lived assets attributable to the United States and to all foreign countries is stated below. The geographic classification of product and service revenues was based upon the location of the customer. Netrix's product and service revenues for 1998, 1997 and 1996 were generated in the following geographic regions (in thousands):

                                                         Years Ended December
                                                                  31,
                                                        -----------------------
                                                         1998    1997    1996
                                                        ------- ------- -------
   United States....................................... $14,933 $12,594 $16,115
   Europe, Middle East and Africa......................  13,149  14,753  17,871
   Pacific Rim, Latin America and South America........   3,400   5,740   9,649
                                                        ------- ------- -------
     Total............................................. $31,842 $33,087 $43,635
                                                        ======= ======= =======

  Included in domestic product revenues are sales through systems integrators and distributors to the Federal Government of approximately $486,000, $1,110,000, and $4,384,000 in 1998, 1997, and 1996 respectively.

  Netrix's long-lived assets were located as follows:

                                                                   Years Ended
                                                                  December 31,
                                                                  -------------
                                                                   1998   1997
                                                                  ------ ------
   United States................................................. $4,055 $5,367
   United Kingdom................................................    247    287
   Germany.......................................................    --      66
   Italy.........................................................     50     43
                                                                  ------ ------
     Total long-lived assets..................................... $4,352 $5,763
                                                                  ====== ======

  Significant Customers. Customers that accounted for greater than 10% of total revenues in 1998, 1997, and 1996 are described below (in thousands).

                                                            Years Ended December
                                                                    31,
                                                            --------------------
                                                             1998   1997   1996
                                                            ------ ------ ------
   Distributor 1........................................... $2,849 $3,640 $5,837
     Product...............................................  2,235  2,994  4,577
     Service...............................................    614    646  1,260
   Distributor 2...........................................  2,186      *      *
     Product...............................................  2,176      *      *
     Service...............................................     10      *      *

--------
  * Revenue accounted for less than 10% of total revenues for the period.

6. Income Taxes

  The components of income tax expense consist of the following (in thousands):

                                                      Years Ended December
                                                               31,
                                                     -------------------------
                                                      1998     1997     1996
                                                     -------  -------  -------
   Current provision:
     Federal........................................ $(1,982) $(2,105) $(1,534)
     State..........................................    (287)    (256)    (185)
     Foreign........................................     --       --        66
   Deferred (benefit) provision:
     Federal........................................     --       --       --
     State..........................................     --       --       --
     Increase in valuation allowance................   2,269    2,361    1,719
                                                     -------  -------  -------
                                                     $   --   $   --   $    66
                                                     =======  =======  =======

  The provision for income taxes results in effective rates that differ from the Federal statutory rate as follows:

                                Years Ended
                               December 31,
                             ---------------------
                             1998    1997    1996
                             -----   -----   -----
   Statutory Federal income
    tax rate...............  (35.0)% (35.0)% (35.0)%
   Effect of graduated
    rates..................    1.0     1.0     1.0
   State income taxes, net
    of Federal tax
    benefit................   (4.3)   (4.3)   (4.3)
   Losses without current
    tax benefit............   38.3    38.3    38.3
   Foreign income taxes....    --      --      1.11
   Effective rate..........    --      --      1.1

  As of December 31, 1998, Netrix had net operating losses of approximately $38.1 million available for carryforward to offset future income for Federal income tax purposes. Netrix has additional net operating loss carryforwards of $2.5 million as a result of the 1994 acquisition of Republic Telecom. Due to Internal Revenue Service rules regarding change in ownership, the use of these net operating losses is limited to $229,000 per year. These carryforwards expire in years 2002 through 2012 as follows:

   2002............................................................. $ 1,569,000
   2003.............................................................  14,317,781
   2004 and thereafter..............................................  32,190,219
                                                                     -----------
                                                                     $38,077,000
                                                                     ===========

  These carryforwards are subject to limitation of the amount available to be used in any given year due to significant changes in ownership interests. In addition, Netrix has research and development tax credit carryforwards of approximately $2.1 million which are available to offset future Federal income taxes with certain limitations. Temporary differences between financial reporting and income tax reporting result primarily from the treatment of deferred rent, depreciation expense, and capitalization of certain inventory costs for tax purposes.

  The components of the net deferred tax asset were as follows (in thousands):

                                                                Years Ended
                                                               December 31,
                                                             ------------------
                                                               1998      1997
                                                             --------  --------
   Federal regular tax operating loss carryforwards......... $ 14,583  $ 13,111
   Research and development tax credit carryforwards........    2,125     2,048
   Other....................................................    3,639     2,593
                                                             --------  --------
                                                             $ 20,347  $ 17,752
   Valuation allowance......................................  (20,347)  (17,752)
                                                             --------  --------
   Deferred tax asset....................................... $    --   $    --
                                                             ========  ========

                               NETRIX CORPORATION

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                      (In Thousands, Except Share Amounts)

                                                      September 30, December 31,
                                                          1999          1998
                                                      ------------- ------------
                                                       (Unaudited)
                       ASSETS
Current assets:
  Cash and cash equivalents.........................     $ 1,645      $  2,488
  Restricted cash...................................       3,053           --
  Accounts receivable, net of allowance for doubtful
   accounts of $788 and $796, respectively..........       6,957         7,499
  Inventories, net..................................       4,761         5,265
  Other current assets..............................         359           472
                                                         -------      --------
    Total current assets............................      16,775        15,724
Property and equipment, net of accumulated
 depreciation of $21,727 and $20,473, respectively..       3,043         3,823
Deposits and other assets...........................         121           165
Goodwill, net of accumulated amortization of $1,911
 and $1,712, respectively...........................         330           529
                                                         -------      --------
TOTAL ASSETS........................................     $20,269      $ 20,241
                                                         =======      ========
        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Line of credit....................................     $ 1,174      $  2,167
  Accounts payable..................................       3,907         3,011
  Accrued liabilities...............................       3,018         2,946
                                                         -------      --------
    Total current liabilities.......................       8,099         8,124
Stockholders' equity:
  Preferred stock, $0.05 par value; 1,000,000 shares
   authorized; 298,187 issued and outstanding,
   preference in liquidation........................       4,424           --
  Common stock, $0.05 par value; 15,000,000 shares
   authorized; 11,609,217 and 11,490,000 shares
   issued and outstanding, respectively.............         581           575
  Warrants..........................................         862           257
  Additional paid-in capital........................      59,231        57,679
  Deferred compensation.............................        (637)          --
  Accumulated other comprehensive loss..............        (160)         (120)
  Accumulated deficit...............................     (52,131)      (46,274)
                                                         -------      --------
    Total stockholders' equity......................      12,170        12,117
                                                         -------      --------
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY............     $20,269      $ 20,241
                                                         =======      ========

      See notes to unaudited condensed consolidated financial statements.

                               NETRIX CORPORATION

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                 Nine Months
                                                                    Ended
                                                                September 30,
                                                               ----------------
                                                                1999     1998
                                                               -------  -------
                                                                 (Unaudited)
                                                               (In Thousands,
                                                                 Except Per
                                                               Share Amounts)
Revenues:
  Product..................................................... $16,079  $16,272
  Service.....................................................   5,309    7,111
                                                               -------  -------
    Total revenues............................................  21,388   23,383
Cost of revenues:
  Product.....................................................   7,512    7,543
  Service.....................................................   3,638    4,024
                                                               -------  -------
    Total cost of revenues....................................  11,150   11,567
    Gross profit..............................................  10,238   11,816
Operating expenses:
  Sales and marketing.........................................   4,621    7,774
  Research and development....................................   5,337    4,939
  General and administrative..................................   3,683    3,080
  Stock compensation expense..................................     763      --
  Restructuring reserve.......................................     900      --
                                                               -------  -------
    Loss from operations......................................  (5,066)  (3,977)
Interest and other income, net................................    (218)     (20)
Foreign exchange gain (loss)..................................     --        87
                                                               -------  -------
Net Loss......................................................  (5,284)  (3,910)
Dividends on preferred stock..................................    (574)     --
                                                               -------  -------
Net loss attributable to common stock.........................  (5,858)  (3,910)
                                                               -------  -------

Other comprehensive losses...................................     (40)    (257)
Comprehensive loss........................................... $(5,324) $(4,167)
                                                              -------  -------

Basic and diluted loss per share............................... $(0.51) $(0.37)
                                                                ======  ======
Shares used in per share calculation........................... 11,513  10,702
                                                                ======  ======

      See notes to unaudited condensed consolidated financial statements.

                               NETRIX CORPORATION

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                Nine Months
                                                                   Ended
                                                               September 30,
                                                              ----------------
                                                               1999     1998
                                                              -------  -------
                                                                (Unaudited)
                                                              (In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss....................................................  $(5,284) $(3,910)
Adjustments to reconcile net loss to net cash used in
 operating activities:
  Depreciation and amortization.............................    1,453    1,876
  Non-Cash Interest Expense.................................      179      --
  Deferred Compensation Expense.............................      763      --
  Changes in assets and liabilities -
    Accounts receivable.....................................      542   (1,211)
    Inventories.............................................      504    1,439
    Other current assets....................................      290      314
    Deposits and other assets...............................       44      260
    Accounts payable........................................      896     (419)
    Accrued liabilities.....................................       72     (684)
    Other liabilities.......................................      --       (97)
                                                              -------  -------
    Net cash used in operating activities...................     (541)  (2,432)
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.......................     (474)    (918)
                                                              -------  -------
    Net cash used in investing activities...................     (474)    (918)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from private placement...........................    4,100    2,076
  Payments on line of credit, net...........................     (993)     553
  Proceeds from exercise of stock options...................      198       14
  Proceeds from employee stock purchase plan................       48       90
  Payment of private placement costs........................      (88)     --
                                                              -------  -------
  Net cash provided by financing activities.................    3,265    2,733
Effect of foreign currency exchange rate changes on cash and
 cash equivalents...........................................      (40)    (256)
                                                              -------  -------
                                                                2,210     (873)
Cash and cash equivalents, beginning of period..............    2,488    2,758
                                                              -------  -------
Cash and cash equivalents, end of period....................  $ 4,698  $ 1,885
                                                              =======  =======
Supplemental disclosure of cash flow information............
  Cash paid during the period for interest..................  $   293  $   136
  Cash paid during the period for income taxes..............      --       --

      See notes to unaudited condensed consolidated financial statements.

     NOTES TO NETRIX UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation

  Netrix Corporation (Netrix or the "Company") is a worldwide provider of VoIP and data networking products. Netrix develops, manufactures, markets, and supports networking equipment for voice, data, and image networks. Netrix products are designed to transport voice over data networks to enable its customers to realize significant cost savings. Netrix was incorporated in 1985. Netrix conducts operations in the United Kingdom and Hong Kong through its wholly owned subsidiary, Netrix International Corporation (a Delaware corporation), and in Germany and Italy through its wholly owned subsidiaries Netrix GmbH and Netrix S.r.l., respectively. These condensed consolidated financial statements include the accounts of Netrix and its subsidiaries. All significant intercompany transactions have been eliminated.

  Netrix's operations are subject to certain risks and uncertainties including, among others, rapidly changing technology and markets, current and potential competitors with greater financial, technological, production and marketing resources, reliance on certain sole source suppliers and third party contract manufacturers, and dependence on key management personnel.

  The unaudited condensed financial statements included herein have been prepared by Netrix, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission and include, in the opinion of management, all adjustments, consisting of normal, recurring adjustments, necessary for a fair presentation of interim period results. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. Netrix believes, however, that its disclosures are adequate to make the information presented not misleading. The results for such interim periods are not necessarily indicative of results to be expected for the full year.

 Proposed Merger

  On September 30, 1999, Nextrix signed a definitive merger agreement with OpenROUTE Networks, Inc. (OpenROUTE) whereby OpenROUTE will merge with and into Netrix and Netrix will be the surviving corporation. As consideration for the merger, each holder of OpenROUTE common stock will receive one share of Netrix common stock for each share of OpenROUTE common stock that it holds. The agreement has been approved by the boards of directors of both companies and is subject to the approval of the stockholders of each company.

 Risks and Other Important Factors

  For the nine months ended September 30, 1999, revenues were $21.4 million and the net loss was $5.8 million, compared to revenues of $23.4 million and a net loss of $3.9 million for the nine months ended September 30, 1998.

  On May 14, 1999, Netrix completed a private placement by selling and issuing 298,187 shares of Series A 8% Convertible Preferred Stock, par value $.05 per share, at a price of $13.75 per share, and by issuing warrants to purchase an additional 49,818 share of common stock at an exercise price of $2.75 per share. Each share of preferred stock has a liquidation preference equal to its purchase price, plus accrued and unpaid dividends. Dividends are cumulative from May 14, 1999, and are payable semi-annually, in arrears, on April 30 and October 31 of each year, commencing October 31, 1999. Dividends are payable in cash or shares of common stock, at Netrix's election. The preferred stock is convertible at any time prior to redemption, at the option of the holder, into common stock at a conversion rate equal to five shares of common stock for each share of preferred stock, subject to adjustment in certain circumstances. The fair value of the preferred stock's beneficial conversion feature, reflective of the difference between the conversion price of the preferred stock and the market value of the underlying common stock on the date of issue, constitutes, for accounting purposes, a dividend by Netrix. The beneficial conversion feature is approximately $1.2 million and Netrix will reflect the dividend as a non-cash charge to earnings in its consolidated statement of operations in connection with the lapse of the transfer restrictions on the underlying common stock. The transfer restrictions lapse in May 2000 or in 25 percent installments when the average closing price for the common stock over a period of 10 consecutive trading days is at least 125 percent, 156 percent, 195 percent and 244 percent of the initial conversion price of the Preferred Stock, $2.75 per share. The preferred stock is redeemable at the option of the Company at any time after the closing bid price for the common stock on the NASDAQ Stock Market has equaled or exceeded $6.00 for 10 consecutive trading days. The redemption price is $17.50 per share plus accrued but unpaid dividends to the date of repurchase.

  In connection with the private placement, Netrix received net proceeds of $4.0 million which use is restricted for severance and other restructuring activities, and marketing and sales initiatives. On June 15, 1999, Netrix filed with the Securities and Exchange Commission (SEC) a registration statement covering the resale of the common stock underlying the preferred stock. Netrix is to undertake all reasonable efforts to cause the registration statement to be declared effective by the SEC.

  As a result of the combination of the net loss for the quarter and the proceeds of the private placement, Netrix's tangible net worth increased from $10.0 million at March 31, 1999 to $11.5 million at September 30, 1999. Netrix's initial line of credit agreement, negotiated in November 1997, required it to maintain a tangible net worth of at least $13.5 million measured at the end of each month. Between October 31, 1998 and March 31, 1999, Netrix was in violation of this covenant. This covenant violation allowed Netrix's lending institution to call for collection of the outstanding loan balance. On April 12, 1999 the lending institution granted Netrix a waiver of past covenant violations and waived its right to call the line of credit for these covenant violations. The lending institution amended the line of credit agreement to measure Netrix's tangible net worth on a quarterly basis effective January 1, 1999, and set the minimum tangible net worth covenant at $9.8 million as of March 31, 1999 and $9.0 million for all subsequent quarters. At March 31, 1999, June 30, 1999 and September 30,1999, Netrix was in compliance with the new covenant, and management believes that this new covenant will be adequate for Netrix to operate under in the foreseeable future. However, there can be no assurances that Netrix will not violate the new covenant or that the outstanding loan balance will not be called by the lending institution upon violation of the new covenant.

  The success and the future of Netrix is dependent on its ability to generate net income or to increase its net worth by the sale of additional equity. Netrix's ability to generate net income is in large part dependent on its success at increasing sales of its new products and/or controlling costs. Netrix's plan to increase revenues through sales of its Network Exchange product line is continuing to evolve in order to exploit new marketing channels; however, due to market conditions, competitive pressures, and other factors beyond its control, Netrix has been unable to achieve sufficient incremental growth in new product sales to generate net income and there can be no assurances that Netrix will be able to adequately increase new product sales and generate net income in the future.

  The success of Netrix is also dependent on its ability to generate adequate cash for operations and capital needs. Its ability to generate adequate cash for such needs is in part dependent on its success at increasing sales of its products. Netrix's plan is to increase revenues through sales of its Network Exchange product line; however, due to market conditions and other factors beyond its control, there can be no assurance that Netrix will be able to adequately increase product sales. Therefore, Netrix may have to generate additional cash through the sale of assets, including technologies or the sale of debt or equity securities. Although Netrix believes it has the ability to generate additional cash through such sales, such sales may be dilutive and there can be no assurances that adequate funds will be available or available on terms that are reasonable or acceptable to Netrix. If Netrix is unable to generate adequate cash, there could be a material and adverse effect on the business and financial condition of Netrix. Netrix has implemented cost control measures and is continually evaluating expense levels to mitigate its liquidity risk.

  For the nine months ended September 30, 1999, Netrix's operating activities used $541,000 and $2.4 million of cash, respectively. The cash used by operations was primarily due to continued net losses from operations. At September 30, 1999, Netrix had $4.7 million in cash and cash equivalents with $1.2 million outstanding of the $1.5 million available under the line of credit agreement. Netrix is relying on future sales and the collection of the related accounts receivable to meet its cash obligations. Netrix may be unable to meet these obligations as they become due and may be required to curtail its operations. If Netrix is required to curtail its operations there can be no assurances that the carrying value of Netrix's assets will be fully realized.

  Netrix may have to generate additional equity or cash through other means, which may include the sale of assets, including intellectual property and proprietary technology, the sale of equity, additional borrowings, the sale of selected operations, or one or more strategic partnerships. Although Netrix believes it has the ability to generate additional equity and cash through such sales, such sales may be dilutive and there can be no assurances that adequate funds will be available, or available on terms that are reasonable or acceptable to Netrix. If Netrix is unable to generate additional equity and adequate cash, there will be a material and adverse effect on the business and financial condition of Netrix, to the extent that a sale, liquidation or restructuring of Netrix will be required, in whole or in part.

  Future operating results may be affected by a number of other factors including the timing of new products in the market place, competitive pricing pressures and economic conditions. As the market for Netrix's products is characterized by rapidly changing technology, the development, introduction and evolution of competitive products may require a significant investment of financial resources. Additionally, Netrix relies on reseller channels that are not under its control for a significant portion of its revenues, particularly in its international regions. Also, while Netrix has generally been able to obtain adequate supplies of components to date, the interruption or termination of Netrix's current manufacturing relationships could have an adverse effect on Netrix's operating results.

2. New Accounting Pronouncements

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." SFAS No. 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in-capital in the equity section of a statement of financial position. Netrix implemented SFAS No. 130 in the first quarter of 1998, and it did not have a material impact on the financial statements. SFAS No. 131 requires Netrix to report financial and descriptive information about its reportable operating segments. Netrix adopted SFAS No. 131 for the year ended December 31, 1998.

3. Cash Equivalents

  Cash equivalents are primarily bank deposits, commercial paper, and government agency securities with original maturities of three months or less. These investments are carried at cost which approximates market value.

4. Inventories

  Inventories consisted of the following:

                                                      September 30, December 31,
                                                          1999          1998
                                                      ------------- ------------
                                                            (In Thousands)
   Raw materials.....................................    $  305        $  350
   Work in process...................................     1,016           364
   Finished goods....................................     3,440         4,551
                                                         ------        ------
     Total Inventories...............................    $4,761        $5,265
                                                         ======        ======

5. Commitments and Contingencies

  Line of Credit. In November 1997, Netrix negotiated a $3.0 million line of credit agreement with a lending institution to be used for working capital. This agreement provided for interest at a per annum rate equal to the lender's prime rate plus 2%, subject to a minimum monthly interest based on 40% utilization of $3.0 million. In August 1998, as a result of concerns about the deterioration of aged international accounts receivable, Netrix's lending institution eliminated international receivables as qualified accounts receivable for borrowing collateral. The lending institution also increased the interest rate for outstanding loan amounts to prime plus 3 1/2% from prime plus 2%. In October 1998, the lending institution reinstated a sub-line of credit up to an amount of $600,000 for selected foreign accounts receivable.

  Netrix's initial line of credit agreement negotiated in November 1997 required it to maintain a tangible net worth covenant of at least $13.5 million measured at the end of each month. Between October 31, 1998 and March 31, 1999 Netrix was in violation of this covenant. This covenant violation allowed Netrix's lending institution to call for collection of the outstanding loan balance. On April 12, 1999 the lending institution granted Netrix a waiver of past covenant violations and waived its right to call the line of credit for these covenant violations. The lending institution amended the line of credit agreement to measure Netrix's tangible net worth on a quarterly basis effective January 1, 1999, and set the minimum tangible net worth covenant at $9.8 million as of March 31, 1999 and $9.0 million for all subsequent quarters. At September 30, 1999, Netrix was in compliance with the new covenant, and management believes that this new covenant will be adequate for Netrix to operate under in the foreseeable future. However, there can be no assurances that Netrix will not violate the new covenant or that the outstanding loan balance will not be called by Netrix's lending institution upon violation of the new covenant. Concurrent with the April 1999 waiver of default, the lending institution extended the line of credit agreement to May 31, 2001. In connection with the waiver of default and extension of the line of credit agreement, Netrix granted the lending institution 50,000 warrants to purchase Common Stock at an exercise price of $2.00 per share. During the quarter ended March 31, 1999, Netrix recognized additional interest charges of $97,000 in relation to the fair value of these warrants.

  Borrowings under the line are based on qualified domestic accounts receivable and are collateralized by Netrix's assets. At September 30, 1999, Netrix had approximately $1.2 million outstanding of the approximately $1.5 million available under the line of credit agreement. At December 31, 1998, Netrix had approximately $2.2 million outstanding of the approximately $2.4 million available under the line of credit.

6. Segment Information

  For the year ended December 31, 1998, Netrix adopted the Statement on Financial Accounting Standards ("SFAS") No. 131, "Disclosures about Segments of an Enterprise and Related Information". Netrix's two reportable segments are products and services. Netrix evaluates the performance of its segments based on gross profit. Under SFAS No. 131, Netrix is required to provide enterprise-wide disclosures about revenues by segment, long-lived assets by geographic area and revenues from major customers.

  Revenues consisted of the following:

                                                                  Nine Months
                                                                     Ended
                                                                 September 30,
                                                                ---------------
                                                                 1999    1998
                                                                ------- -------
                                                                (In Thousands)
   Product group:
     2200...................................................... $ 8,780 $ 5,453
     2500......................................................   5,250   5,939
     S1000.....................................................     664     633
     S10.......................................................   1,173   3,221
     Telecom...................................................     212   1,026
                                                                ------- -------
       Total product revenues..................................  16,079  16,272
   Service revenues............................................   5,309   7,111
                                                                ------- -------
       Total revenues.......................................... $21,388 $23,383
                                                                ======= =======

 Geographic Information

  Netrix sells its products and services through its foreign affiliates in the United Kingdom, Germany and Italy. Information regarding revenues and long-lived assets attributable to the United States and to all foreign countries is stated below. The geographic classification of product and service revenues is based upon the location of the customer.

  Netrix's product and service revenues for 1999 and 1998 were generated in the following geographic regions (in thousands):

                                                                  Nine Months
                                                                Ended September
                                                                      30,
                                                                ---------------
                                                                 1999    1998
                                                                ------- -------
   United States............................................... $12,745 $12,384
   Europe, Middle East and Africa..............................   6,371   7,713
   Pacific Rim and Other.......................................   2,272   3,286
                                                                ------- -------
     Total..................................................... $21,388 $23,383
                                                                ======= =======

  Included in domestic product and service revenues are sales through systems integrators and distributors to the Federal Government of approximately $214,000 and $342,000 for the nine months ended September 30, 1999 and 1998, respectively.

  Netrix's long-lived assets were located as follows:

                                                                   Nine Months
                                                                      Ended
                                                                  September 30,
                                                                  -------------
                                                                   1999   1998
                                                                  ------ ------
   United States................................................. $3,135 $4,475
   United Kingdom................................................    205    268
   Germany.......................................................     15      5
   Italy.........................................................     18     68
                                                                  ------ ------
     Total long-lived assets..................................... $3,373 $4,805
                                                                  ====== ======

  Significant Customers.

  There were no customers that accounted for greater than 10% of total revenues for the nine months ended September 30, 1999 and 1998.

7. Restructuring Charge

  In April 1999, Netrix implemented a restructuring of operations to reduce and economize its work force as part of an overall plan to return to profitability. The restructuring charges of $900,000 resulted from approximately $843,000 of accrued severance and benefit costs associated with a reduction-in-force of 36 employees across all functional areas of Netrix, and approximately $57,000 of accrued facility costs resulting from the consolidation of facilities and premature termination of various office leases. As of September 30, 1999, severance of approximately $602,000 and lease termination costs of approximately $57,000 have been paid, and the remaining severance payments of approximately $241,000 will occur over approximately a six month period. Netrix also paid approximately $100,000 of final severance payments to certain international employees that resulted from an April 1997 restructuring of operations.

8. Foreign Currency Exchange Gain

  Generally, assets and liabilities denominated in foreign currencies are translated into US dollars at current exchange rates. Operating results are translated into US dollars using the average rates of exchange prevailing during the period. Gains or losses resulting from translation of assets and liabilities are included in the cumulative translation adjustment account in stockholders' equity, except for the translation effect of intercompany balances that are anticipated to be settled in the foreseeable future. Netrix had no foreign exchange gains or losses for the nine months ended September 30, 1999, and had a net foreign exchange gain of approximately $87,000 for the nine months ended September 30, 1998.

9. Basic and Diluted Earnings (Loss) Per Share

  Basic earnings (loss) per share amounts are computed using the weighted average number of common shares. Diluted earnings (loss) per share amounts are computed using the weighted average number of common shares and common equivalent shares having a dilutive effect during the periods; however, for the three and nine months ended September 30, 1999 and 1998, the effect of common stock equivalents has not been considered as they would have been antidilutive.

10. Stockholders' Equity

  On May 14, 1999 the Company completed a private placement by selling and issuing 298,187 shares of Series A 8% Convertible Preferred Stock, par value $0.05 per share, at a price of $13.75 per share, and by issuing warrants to purchase an additional 49,818 shares of Common Stock at an exercise price of $2.75 per share. Each share of Preferred Stock has a liquidation preference equal to its purchase price, plus accrued and unpaid dividends. Dividends are cumulative from May 14, 1999, and are payable semi-annually, in arrears, on April 30 and October 31 of each year, commencing October 31, 1999. Dividends are payable in cash or shares of Common Stock at the Company's election. The Preferred Stock is a convertible at any time prior to redemption, at the option of the holder, into Common Stock at a conversion rate equal to five shares of Common Stock for each share of Preferred Stock, subject to adjustment in certain circumstances. The fair value of the Preferred Stock's beneficial conversion feature, reflective of the difference between the conversion price of the Preferred Stock and the market value of the underlying Common Stock on the date of issue, constitutes, for accounting purposes, a dividend by the Company. The beneficial conversion feature is approximately $1.2 million and the Company will reflect the dividend as a non-cash charge to earnings in its consolidated statement of operations in connection with the lapse of the transfer restrictions on the underlying Common Stock. The transfer restrictions lapse in May 2000 or in 25 percent installments when the average closing price for the common stock over a period of 10 consecutive trading days is at least 125 percent, 156 percent, 195 percent and 24 percent of the initial conversion price of the Preferred Stock, $2.75 per share. The Preferred Stock is redeemable at the option of the Company at any time after the closing bid price for the Common Stock on the NASDAQ Stock market has equaled or exceeded $6.00 for 10 consecutive trading days. The redemption price is $17.50 per share plus accrued but unpaid dividends to the date of repurchase. In connection with the private placement, the Company received net proceeds of $4.0 million, which use is restricted for severance and other restructuring activities, and marketing and sales initiatives. On June 15, 1999 the Company filed with the Securities and Exchange Commission (SEC) a registration statement covering the resale of the Common Stock underlying the Preferred Stock. The Company is to undertake all reasonable efforts to cause the registration statement to be declared effective by the SEC.

                    INDEX TO OPENROUTE FINANCIAL STATEMENTS

Report of BDO Seidman, LLP, Independent Certified Public Accountants.....  FO-2

Report of PricewaterhouseCoopers, LLP, Independent Accountants...........  FO-3

OpenROUTE Consolidated Balance Sheets as of December 31, 1997 and 1998...  FO-4

OpenROUTE Consolidated Statements of Operations for the Years Ended
 December 31, 1996, 1997 and 1998........................................  FO-5

OpenROUTE Consolidated Statements of Stockholders' Equity for the Years
 Ended December 31, 1996, 1997 and 1998..................................  FO-6

OpenROUTE Consolidated Statements of Cash Flows for the Years Ended
 December 31, 1996, 1997 and 1998........................................  FO-7

Notes to OpenROUTE Consolidated Financial Statements.....................  FO-8

OpenROUTE Consolidated Balance Sheets as of December 31, 1998 (derived from audited financial statements) and September 25, 1999 (Unaudited)... FO-17

OpenROUTE Condensed Consolidated Statements of Operations for the Nine
 Months Ended September 26, 1998 and September 25, 1999 (Unaudited)......  FO-18

OpenROUTE Consolidated Statement of Stockholders' Equity for the Nine
 Months Ended September 25, 1999 (Unaudited).............................  FO-19

OpenROUTE Consolidated Statements of Cash Flows for the Nine Months Ended
 September 26, 1998 and September 25, 1999 (Unaudited)...................  FO-20

Notes to OpenROUTE Condensed Consolidated Financial Statements
 (Unaudited).............................................................  FO-21

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of OpenROUTE Networks, Inc. Westborough, Massachusetts

  We have audited the accompanying consolidated balance sheet of OpenROUTE Networks, Inc. (formerly Proteon, Inc.) and subsidiaries as of December 31, 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of OpenROUTE's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of OpenROUTE Networks, Inc. and subsidiaries at December 31, 1998, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

  The accompanying 1998 consolidated financial statements have been prepared assuming that OpenROUTE will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, OpenROUTE has incurred significant losses during each of the three years ended December 31, 1998. OpenROUTE's current business strategy is focused on the emerging Internet access market. As such, success of future operations is subject to a number of risks. Principal among these risks are the successful marketing of its Internet access products, rapidly changing technology, reliance on significant customers, intense competition from substitute products and significantly larger companies, and the ability to obtain financing to fund future operations. These factors raise substantial doubt about OpenROUTE's ability to continue as a going concern until OpenROUTE successfully obtains additional funding or establishes strategic relationships and achieves projected operating results. Management's plans are also described in Note 1. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          BDO SEIDMAN, LLP

Boston, Massachusetts February 12, 1999

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of OpenROUTE Networks, Inc.:

  We have audited the accompanying consolidated balance sheet of OpenROUTE Networks, Inc. as of December 31, 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 1997 and 1996. These financial statements are the responsibility of OpenROUTE's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of OpenRoute Networks, Inc. as of December 31, 1997, and the consolidated results of its operations and its cash flows for the years ended December 31, 1997 and 1996 in conformity with generally accepted accounting principles,

                                          PricewaterhouseCoopers L.L.P.

Boston, Massachusetts
February 11, 1998, except as to the segment information for the years ended December 31, 1997 and 1996 presented in Note 8, for which the date is March 26, 1999.

                            OPENROUTE NETWORKS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                              December 31,
                                                            ------------------
                                                              1998      1997
                                                            --------  --------
                                                             (In Thousands)
Assets
Current:
  Cash and cash equivalents................................ $  2,024  $  5,317
  Marketable securities (Note 3)...........................    3,128    12,443
  Accounts receivable less reserve for doubtful accounts of
   $1,424,000 and $927,000 at December 31, 1998 and 1997,
   respectively............................................    3,356     6,224
  Inventories (Note 4).....................................    8,546     5,710
  Deposits and other assets................................      509       437
                                                            --------  --------
    Total current assets...................................   17,563    30,131
Property and equipment, net (Note 5).......................    2,715     3,272
                                                            --------  --------
    Total assets........................................... $ 20,278  $ 33,403
                                                            ========  ========
Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable......................................... $  1,449  $  2,292
  Accrued compensation.....................................      353       765
  Accrued expenses.........................................    2,743     2,779
  Accrued warranty.........................................      582       675
                                                            --------  --------
    Total current liabilities..............................    5,127     6,511
                                                            --------  --------
Commitments and contingencies (Notes 6,7 and 11)
Stockholders' equity: (Note 7)
  Preferred stock, par value $.01 per share, authorized
   7,500,000 shares, none issued...........................      --        --
   Common stock, par value $.01 per share, authorized
    30,000,000 shares, issued 15,740,305 and 15,669,524
    shares at December 31, 1998 and 1997, respectively.....      157       157
  Capital in excess of par value...........................   49,418    49,347
  Accumulated deficit......................................  (33,526)  (21,666)
  Accumulated other comprehensive income...................      112       110
  Less treasury stock, at cost, 390,769 and 407,435 shares
   at December 31, 1998 and 1997, respectively.............   (1,010)   (1,056)
                                                            --------  --------
    Total stockholders' equity.............................   15,151    26,892
                                                            --------  --------
    Total liabilities and stockholders' equity............. $ 20,278  $ 33,403
                                                            ========  ========

   The accompanying notes are an integral part of the consolidated financial statements.

                            OPENROUTE NETWORKS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                  Years ended December 31,
                                                  ---------------------------
                                                    1998     1997      1996
                                                  --------  -------  --------
                                                  (In Thousands, Except Per
                                                       Share Amounts)
Sales:
  Product........................................ $ 10,416  $22,248  $ 32,175
  Service and other..............................    2,247    3,801     5,591
  Software licensing.............................    1,663      895     7,530
                                                  --------  -------  --------
    Net sales....................................   14,326   26,944    45,296
                                                  --------  -------  --------
Cost of sales:
  Product........................................    6,836   12,722    20,825
  Service and other..............................    1,760    2,618     4,307
  Software licensing.............................      --       --        538
                                                  --------  -------  --------
    Cost of sales................................    8,596   15,340    25,670
                                                  --------  -------  --------
Gross profit.....................................    5,730   11,604    19,626
                                                  --------  -------  --------
Operating expenses:
  Research and development.......................    4,610    5,987     9,353
  Selling and marketing..........................    8,018   10,703    15,486
  General and administrative.....................    5,376    3,870     4,590
  Restructure costs (Note 9).....................      --      (241)    3,312
                                                  --------  -------  --------
    Total operating expenses.....................   18,004   20,319    32,741
                                                  --------  -------  --------
Loss from operations.............................  (12,274)  (8,715)  (13,115)
Interest income, net of interest expense of
 $10,000 in 1996.................................      589    1,052     1,261
                                                  --------  -------  --------
Loss before provision for income taxes...........  (11,685)  (7,663)  (11,854)
Provision for income taxes (Note 10).............      175      184       160
                                                  --------  -------  --------
Net loss......................................... $(11,860) $(7,847) $(12,014)
                                                  --------  -------  --------
Net loss per share of Common Stock--basic and
 diluted......................................... $   (.77) $  (.51) $   (.77)
                                                  --------  -------  --------
Weighted average number of common shares
 outstanding--basic and diluted..................   15,312   15,301    15,630
                                                  --------  -------  --------


   The accompanying notes are an integral part of the consolidated financial statements.

                            OPENROUTE NETWORKS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                          Accum-
                                        Capital           ulated
                                          In               Other                   Total
                          Common Stock  Excess   Accum-   Compre- Treasury Stock   Stock-
                          ------------- of Par   ulated   hensive --------------  holders'
                          Shares Amount  Value  Deficit   Income  Shares Amount    Equity
                          ------ ------ ------- -------   ------- ------ -------  --------
                                                  (In Thousands)
Balance, December 31,
 1995...................  15,589  $156  $49,141 $ (1,805)  $118     81   $  (287)  $47,323
 Issuance of Common
  Stock.................      48   --       151      --     --     --        --        151
 Repurchase of stock as
  treasury stock........     --    --       --       --     --     130      (328)     (328)
 Comprehensive income
  (loss):
 Foreign currency
  translation...........     --    --       --       --      59    --        --         59
 Net loss...............     --    --       --   (12,014)   --     --        --    (12,014)
                          ------  ----  ------- --------   ----    ---   -------  --------
  Total comprehensive
   loss.................     --    --       --       --     --     --        --    (11,955)
                          ------  ----  ------- --------   ----    ---   -------  --------
Balance, December 31,
 1996...................  15,637   156   49,292  (13,819)   177    211      (615)   35,191
 Issuance of Common
  Stock.................      33     1       55      --     --     --        --         56
 Repurchase of stock as
  treasury stock........     --    --       --       --     --     196      (441)     (441)
 Comprehensive loss:
 Foreign currency
  translation...........     --    --       --       --     (67)   --        --        (67)
 Net loss...............     --    --       --    (7,847)   --     --        --     (7,847)
                          ------  ----  ------- --------   ----    ---   -------  --------
  Total comprehensive
   loss.................     --    --       --       --     --     --        --     (7,914)
                          ------  ----  ------- --------   ----    ---   -------  --------
Balance, December 31,
 1997...................  15,670   157   49,347  (21,666)   110    407    (1,056)   26,892
 Issuance of Common
  Stock.................      70   --        71      --     --     --        --         71
 Issuance of treasury
  stock.................     --    --       --       --     --     (17)       46        46
 Comprehensive income
  (loss):
 Foreign currency
  translation...........     --    --       --       --       2    --        --          2
 Net loss...............     --    --       --   (11,860)   --     --        --    (11,860)
                          ------  ----  ------- --------   ----    ---   -------  --------
  Total comprehensive
   loss.................     --    --       --       --     --     --        --    (11,858)
                          ------  ----  ------- --------   ----    ---   -------  --------
Balance, December 31,
 1998...................  15,740  $157  $49,418 $(33,526)  $112    390   $(1,010) $ 15,151
                          ======  ====  ======= ========   ====    ===   =======  ========


   The accompanying notes are an integral part of the consolidated financial statements.

                            OPENROUTE NETWORKS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                    Years ended December 31,
                                                   ----------------------------
                                                     1998      1997      1996
                                                   --------  --------  --------
                                                         (In Thousands)
Cash flows provided by operating activities:
Net loss.........................................  $(11,860) $ (7,847) $(12,014)
  Adjustments to reconcile net loss to net cash
   used by operating activities:
  Bad debt provision.............................       545       439       --
  Inventory provision............................       --        --      2,374
  Depreciation and amortization..................     1,191     1,550     3,401
  Restructuring cost.............................       --        --      1,922
  Loss (gain) on disposition of fixed assets.....        53       198      (117)
  Changes in operating assets and liabilities:
    Accounts receivable..........................     2,323       962     4,513
    Inventories..................................    (2,836)    3,027    (6,686)
    Deposits and other assets....................       (72)      768       372
    Accounts payable and accrued expenses........    (1,384)   (3,869)   (1,326)
                                                   --------  --------  --------
      Net cash used by operating activities......   (12,040)   (4,772)   (7,561)
                                                   --------  --------  --------
Cash flows from investing activities:
  Proceeds from the sale of fixed assets.........        23       182       117
  Capital expenditures...........................      (710)     (728)   (1,600)
  Marketable securities sales and maturities.....    16,980    19,428    15,456
  Purchase of marketable securities..............    (7,665)  (24,953)  (15,511)
                                                   --------  --------  --------
      Net cash provided (used) by investing
       activities................................     8,628    (6,071)   (1,538)
                                                   --------  --------  --------
Cash flows from financing activities:
  Proceeds from the issuance of Common Stock.....        71        56       151
  Proceeds from issuance of treasury stock.......        46       --        --
  Purchase of treasury stock.....................       --       (441)     (328)
                                                   --------  --------  --------
      Net cash provided (used) by financing
       activities................................       117      (385)     (177)
                                                   --------  --------  --------
Effect of exchange rate changes on cash..........         2       (67)       59
                                                   --------  --------  --------
Net decrease in cash and cash equivalents........    (3,293)  (11,295)   (9,217)
Cash and cash equivalents, at beginning of year..     5,317    16,612    25,829
                                                   --------  --------  --------
Cash and cash equivalents, at end of year........  $  2,024  $  5,317  $ 16,612
                                                   ========  ========  ========
Supplemental cash flow information:
  Cash paid for:
    Income taxes.................................  $     69  $    230  $    321
    Interest.....................................  $    --   $    --   $     10
  Non-cash financing activities:
    Note receivable on sale of fixed assets......  $     15  $    120  $    --

   The accompanying notes are an integral part of the consolidated financial statements.

              NOTES TO OPENROUTE CONSOLIDATED FINANCIAL STATEMENTS

1. Operations and Management's Plans

  OpenROUTE Networks, Inc. (formerly Proteon, Inc.) and its subsidiaries ("OpenROUTE") develop, market, and support a wide range of networking products. OpenROUTE is engaged principally in one business segment in the computer networking industry having two lines of business; (i) Internet access and (ii) local area network access. OpenROUTE is positioned to focus on the Internet access market. OpenROUTE's principal geographic markets include the Americas, Europe and the Far East.

  OpenROUTE's consolidated financial statements have been prepared on the basis that it will continue as a going concern. OpenROUTE has incurred net losses of approximately $11,860,000, $7,847,000 and $12,014,000 for the years ended
December 31, 1998, 1997 and 1996, respectively. OpenROUTE's current business strategy is focused on the emerging Internet access market. As such, success of future operations is subject to a number of risks. Principal among these risks are the successful marketing of its products, rapidly changing technology, reliance on significant customers, intense competition from substitute products and significantly larger companies, and the ability to obtain financing to fund future operations. The above factors raise substantial doubt about OpenROUTE's ability to continue as a going concern.

  Management's plans include a continued effort to gain market share and increase its Internet access product revenues. OpenROUTE has also continued to monitor cost containment and has a plan to implement further operating expense reductions as it deems necessary. Additionally, OpenROUTE is pursuing working capital financing to fund future operating activities. OpenROUTE's ability to continue as a going concern depends on the success of management's plans, including obtaining additional funding or establishing strategic relationships and achieving projected operating results. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2. Summary of Significant Accounting Policies

  Principles of Consolidation. The consolidated financial statements include the accounts of OpenROUTE Networks, Inc. and its subsidiaries. Proteon, Inc. changed its name to OpenROUTE Networks, Inc. on June 10, 1998. OpenROUTE Networks, Inc. was previously the name of a wholly-owned subsidiary of Proteon, Inc. All intercompany transactions and balances have been eliminated in consolidation.

  Use of Estimates. The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. In particular, OpenROUTE records reserves for estimated product returns, collectability of accounts receivable, estimated inventory obsolescence and estimated warranty obligations. All estimates are based upon experience and actual results could differ from the estimates and assumptions used by management.

  Revenue Recognition. OpenROUTE recognizes revenue from product sales upon shipment of the product. Revenue from service agreements is recognized ratably over the term of the agreement. Revenue from software licensing is recognized upon performance of milestones when collectability is reasonably assured.

  Translation of Foreign Currencies. OpenROUTE has designated the local currency as the functional currency for all foreign locations. Accordingly, assets and liabilities of all foreign subsidiaries are translated at year-end rates of exchange, and income statement accounts are translated at the average rates of exchange during the year. The resulting translation adjustments are excluded from net earnings, and accumulated as a separate component of stockholders' equity. Foreign currency transaction gains and losses are included in results of operations in the periods in which they occur, and are immaterial for all periods presented.

  Hedging Activities. In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivatives Instruments and Hedging Activities" ("SFAS No. 133"). SFAS No. 133 requires companies to recognize all derivatives contracts as either assets or liabilities in the balance sheet and to measure them at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged assets or liability or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Historically, OpenROUTE has not entered into derivative contracts either to hedge existing risks or for speculative purposes. Accordingly, OpenROUTE does not expect adoption of the new standard to affect its financial statements.

  Comprehensive Income (Loss). In 1998, OpenROUTE adopted Statement of Financial Accounting Standards ("SFAS") No. 130 "Reporting Comprehensive Income". SFAS No. 130 established rules for the reporting of comprehensive income (loss) and its components. Comprehensive income (loss) consists of net income (loss) and foreign currency translation adjustments and is presented in the accompanying consolidated statements of stockholders' equity. The adoption of SFAS no. 130 had no impact on total stockholders' equity. Prior year financial statements have been reclassified to conform to the SFAS No. 130 requirements.

  Cash Equivalents and Marketable Securities. OpenROUTE considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents. Marketable securities consist of highly liquid investments with maturities of more than three months when purchased. Investments are stated at cost, plus accrued interest, which approximates fair market value. In addition, OpenROUTE classified all investments as available-for-sale securities. Realized gains and losses are determined on the specific identification method. The marketable securities portfolio at December 31, 1998 matures at various dates through September 8, 1999.

  Inventories. Inventories are stated at the lower of cost or market, with cost determined under the first-in, first-out method.

  Property and Equipment. Property and equipment are stated at cost. Depreciation and amortization of property and equipment are computed principally using the straight-line method over the estimated useful lives of the assets as follows:

   Category                          Years
   --------                          -----
   Machinery and equipment            3-5
   Furniture and fixtures              7
   Leasehold improvements   shorter of lease term or
                            estimated useful life

  Maintenance and repairs are charged to expense as incurred. Upon retirement or sale, the cost of the disposed assets and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is recorded in the consolidated statements of operations.

  Income Taxes. Deferred tax assets and liabilities reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for the net deferred tax assets if it is more likely than not that some or all of the deferred tax assets will not be realized.

  Accrued Warranty. OpenROUTE records a liability for future warranty costs based upon the relationship of prior years' sales to actual warranty costs which approximates expected future warranty costs.

  Research and Development. Costs incurred in the research and development of software products are expensed as incurred until the technological feasibility of the product has been established. After technological feasibility is established, any additional costs would be capitalized. OpenROUTE believes the current process for developing software is essentially completed concurrently with the establishment of technological feasibility. Accordingly, no software development costs have been capitalized to date.

  Concentrations of Credit Risk. Financial instruments, which potentially subject OpenROUTE to concentration of credit risk, are principally cash and cash equivalents, marketable securities and accounts receivable. OpenROUTE places its investments in highly rated financial institutions and, by policy, limits the amount of credit exposure to any one financial institution.

  Concentration of credit risk with respect to accounts receivable is limited to certain customers with whom OpenROUTE makes substantial sales. Four customers accounted for approximately 35% of OpenROUTE's outstanding accounts receivable at December 31, 1998 and two customers accounted for approximately 28% of OpenROUTE's outstanding accounts receivable at December 31, 1997. To reduce credit risk, OpenROUTE performs ongoing credit evaluation, account monitoring procedures and maintains reserves for potential losses. These losses have been within management's expectations.

  Net Loss Per Share. OpenROUTE follows SFAS No. 128 "Earnings per Share". Under SFAS No. 128, Basic Earnings Per Share (EPS) excludes the effect of any dilutive options, warrants or convertible securities and is computed by dividing the net income (loss) available to Common Stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue Common Stock were exercised. Diluted EPS is computed by dividing the net income (loss) available to Common Stockholders by the sum of the weighted average number of common shares and common share equivalents computed using the average market price for the period under the treasury stock method.

  The following table presents the numerator and the denominator of the basic and diluted EPS computations shown on the consolidated statements of operations:

                                                  Years ended December 31,
                                                  ---------------------------
                                                    1998     1997      1996
                                                  --------  -------  --------
                                                  (In Thousands, Except Per
                                                       Share Amounts)
   Basic and diluted EPS computation:
     Numerator:
       Net loss.................................. $(11,860) $(7,847) $(12,014)
     Denominator:
       Weighted average common shares
        outstanding..............................   15,312   15,301    15,630
   Basic and diluted EPS......................... $   (.77) $  (.51) $   (.77)

  Outstanding stock options of 2,269,463, 1,758,605 and 1,272,009 as of December 31, 1998, 1997 and 1996, respectively, were not included in the diluted EPS computation because their effect would be antidilutive.

  Segment Information. In 1998, OpenROUTE adopted SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information". SFAS No. 131 established standards for disclosures regarding products and services, geographic areas and major customers. Information for 1997 and 1996 has been restated to conform with the 1998 presentation (see Note 8).

3. Marketable Securities

  Marketable securities consists of the following:

                                                                  December 31,
                                                                 --------------
                                                                  1998   1997
                                                                 ------ -------
                                                                 (In Thousands)
   Fixed income securities...................................... $3,128 $ 7,074
   Repurchase agreements........................................    --      263
   Certificates of deposit......................................    --    1,291
   Commercial paper.............................................    --    2,557
   U.S. Government securities...................................    --    1,258
                                                                 ------ -------
                                                                 $3,128 $12,443
                                                                 ====== =======

4. Inventories

  Inventories consists of the following:

                                                                   December 31,
                                                                   -------------
                                                                    1998   1997
                                                                   ------ ------
                                                                        (In
                                                                    Thousands)
   Raw Materials.................................................. $2,270 $1,043
   Work in process................................................     15    373
   Finished goods.................................................  6,261  4,294
                                                                   ------ ------
                                                                   $8,546 $5,710
                                                                   ====== ======

5. Property and Equipment

  Property and equipment consist of the following:

                                                                 December 31,
                                                                ---------------
                                                                 1998    1997
                                                                ------- -------
                                                                (In Thousands)
   Machinery and equipment..................................... $11,791 $11,492
   Furniture and fixtures......................................     593     554
   Leasehold improvements......................................     884   1,188
                                                                ------- -------
                                                                 13,268  13,234
   Less accumulated depreciation and amortization..............  10,553   9,962
                                                                ------- -------
   Property and equipment, net................................. $ 2,715 $ 3,272
                                                                ======= =======

6. Commitments and Contingencies

  Letter of Credit. OpenROUTE has an outstanding letter of credit of approximately $288,000 at December 31, 1998, 1997 and 1996. This letter of credit which matures on April 30, 2002, automatically renews annually on December 31. This letter of credit collateralized OpenROUTE's obligation to a third party for a certain lease transaction.

  Operating Leases. OpenROUTE leases its office and manufacturing facilities under operating leases expiring at various dates through 2002. Under certain leases OpenROUTE is obligated to pay taxes, repairs, and other operating costs. OpenROUTE has the option to extend the term of the lease of its primary office and manufacturing facility for two five-year periods commencing on May 1, 2002 and May 1, 2007. Rental expense amounted to approximately $1,119,000, $1,128,000, $1,556,000 in 1998, 1997 and 1996, respectively. At December 31,
1998, future rental commitments are approximately as follows:

   Years ended December 31,                                           Amount
   ------------------------                                         ----------
   1999............................................................ $  584,100
   2000............................................................    547,700
   2001............................................................    511,100
   2002............................................................    162,200
                                                                    ----------
                                                                    $1,805,100
                                                                    ==========

7. Capital Stock

  Common Stock. OpenROUTE has an Employee Stock Purchase Plan (the "Purchase Plan") available to most full time employees. Under this plan, 300,000 shares of common stock were reserved for issuance. Eligible employees may designate not more than 5% of their cash compensation to be deducted each pay period for the purchase of common stock under the Purchase Plan. The purchase price of the shares under the plan is equal to the lower of 85% of the fair market value per share of the stock on the grant date (first day of the exercise period) or 85% of the fair market value on the exercise date (the last day of the exercise period). The fair market value as of a given date is determined by averaging the last sales price of the stock for the ten trading days immediately proceeding the given date.

  OpenROUTE sold 66,084, 32,667 and 41,628 shares of common stock to employees in 1998, 1997 and 1996, respectively, under the Purchase Plan. At December 31, 1998, 186,316 shares remained unissued under the Purchase Plan. No compensation cost has been recognized for shares issued under the Purchase Plan in 1998, 1997 and 1996 since the amount was determined not to be material.

  Preferred Stock. In 1991, the shareholders approved the authorization of 7,500,000 shares of preferred stock. The board of directors is authorized, subject to any limitations prescribed by law, to issue from time to time such shares of preferred stock in one or more series. Each such series of preferred stock will have such number of shares, designations, preferences, voting power, qualifications, and special or private rights or privileges as shall be determined by the board of directors, which may include, among others, dividend rights, voting rights, preemptive and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights. No such shares have been issued to date.

  Stock Options. OpenROUTE's stock option plans generally provide for the granting to employees of incentive stock options to purchase shares of common stock at the fair market value as defined by the plan on the date of grant and of non-qualified stock options at no less than 50% of the fair market value as defined by the plan on the date of the grant. To date, OpenROUTE has never issued non-qualified stock options at an exercise price less than the fair market value on the date of the grant.

  Generally, options become exercisable at the rate of 25% at the end of each of the first four anniversaries of the grant. Options generally expire ten years from the date of grant, or ninety days from the date of termination of employment. At December 31, 1998, 2,545,083 shares of common stock were reserved under the plans and 275,620 shares were available for grant.

  In 1998 and 1996, the Compensation Committee of the Board of Directors, pursuant to the authority granted under OpenROUTE's 1991 Restated Stock Option Plan, voted to allow employees of OpenROUTE holding options with exercise prices greater than $1.90 and $3.625 per share in 1998 and 1996, respectively, to exchange those options for substitute options having an option exercise price of $1.90 and $3.625 per share in 1998 and 1996, respectively.

  In February 1998 and in 1996, 799,575 and 707,154 options, respectively, were surrendered by employees and exchanged for new options at the new option exercise price and vesting schedule. A summary of the status of OpenROUTE's stock plans as of December 31, 1998, 1997 and 1996, and changes during the years then ended is presented below:

                                1998:                 1997:                1996:
                         --------------------- -------------------- ---------------------
                                     Weighted-            Weighted-             Weighted-
                                      Average   Number     Average               Average
                           Number    Exercise     of      Exercise    Number    Exercise
                         of Options    Price    Options     Price   of Options    Price
                         ----------  --------- ---------  --------- ----------  ---------
Outstanding, at the be-
 ginning of year........  1,758,605    $2.70   1,272,009    $3.34    1,237,649    $5.52
  Granted...............  2,412,501     1.31   1,007,805     2.02    1,245,726     4.11
  Exercised.............     (4,687)    1.70         --       --        (6,712)    4.01
Cancelled............... (1,896,956)    2.51    (521,209)    3.18   (1,204,654)    6.23
Outstanding, at the end
 of year................  2,269,463    $1.38   1,758,605    $2.70    1,272,009    $3.34
                         ----------    -----   ---------    -----   ----------    -----
Options exercisable at
 year end...............    687,978    $1.87     685,270    $3.41      522,064    $3.41
                         ==========    =====   =========    =====   ==========    =====
Weighted average fair
 value of options
 granted during the
 year...................  2,412,501    $ .51   1,007,805    $1.34    1,245,726    $2.78
                         ==========    =====   =========    =====   ==========    =====

  The following tables summarize information concerning outstanding and exercisable options at December 31, 1998.

                                                    Options Outstanding
                                              --------------------------------
                                               Weighted-
                                                Average    Weighted-
                                               Remaining    Average
                                               Number of  Contractual Exercise
   Range of Exercise Prices                   Outstanding    Life      Price
   ------------------------                   ----------- ----------- --------
   $.81--$1.17...............................  1,264,926      9.5      $0.95
   $1.23--$1.68..............................    238,700      9.2       1.34
   $1.70--$2.10..............................    709,526      9.3       1.91
   $2.56--$3.63..............................     36,311      7.8       2.98
   $6.00--$7.50..............................     20,000      2.4       7.50
                                               ---------      ---      -----
                                               2,269,463      9.3      $1.38

                                                    Options Exercisable
                                              --------------------------------
                                               Weighted-
                                                Average    Weighted-
                                               Remaining    Average
                                               Number of  Contractual Exercise
   Range of Exercise Prices                   Exercisable    Life      Price
   ------------------------                   ----------- ----------- --------
   $.81--$1.17...............................   137,890       9.5      $ .93
   $1.23--$1.68..............................    25,075       8.7       1.43
   $1.70--$2.10..............................   494,826       9.4       1.90
   $2.56--$3.63..............................    10,187       7.5       3.12
   $6.00--$7.50..............................    20,000       2.4       7.50
                                                -------       ---      -----
                                                687,978       9.2      $1.87

  SFAS No. 123 "Accounting for Stock-Based Compensation" requires that companies either recognize compensation expense for grants of stock, stock options, and other equity instruments based on fair value, or provide pro forma disclosure of net income (loss) and net income (loss) per share in the notes to the financial statements. The Netrix adopted the disclosure provisions of SFAS No. 123 and has applied APB Opinion 25 and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its stock-based plans in 1998, 1997 and 1996.

  OpenROUTE's net loss and net loss per share for the years ended December 31, 1998, 1997 and 1996 would have increased to the pro forma amounts indicated below, if compensation cost for stock-based plans were recorded based on the fair value at grant dates.

                                   1998:            1997:           1996:
                               ---------------  --------------  ---------------
                                         Loss            Loss             Loss
                                 Net      Per     Net     Per     Net      Per
                                 Loss    Share   Loss    Share    Loss    Share
                               --------  -----  -------  -----  --------  -----
   As reported................ $(11,860) $(.77) $(7,847) $(.51) $(12,014) $(.77)
   Pro forma.................. $(12,007) $(.78) $(8,140) $(.53) $(12,627) $(.81)

  The fair value of each stock option is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: an expected life of six years, expected volatility of 46% in 1998, 75% in 1997 and 65% in 1996, and no dividends assumed. The weighted average assumptions for the risk-free interest rates for 1998, 1997 and 1996 were 5.52%, 6.11% and 6.32%, respectively.

  The effects of applying SFAS No. 123 in the above pro forma disclosure are not indicative of future amounts. SFAS No. 123 does not apply to awards prior to 1995, and additional awards in the future years are anticipated.

8. Segment Information and Significant Customers

  OpenROUTE is engaged principally in one business segment having two lines of business: (i) Internet access and (ii) local area network access. In 1998, 1997 and 1996, net sales to one customer accounted for approximately 12%, 11% and 14% of OpenROUTE's total net sales, respectively. A second significant customer accounted for approximately 10%, 8% and 14% of total net sales in 1998, 1997 and 1996, respectively.

  The geographic distribution of OpenROUTE's operating data is therefore summarized as follows:

                                             United    Asia
                                             States   Pacific  Europe    Total
                                             -------  -------  -------  -------
                                                     (In Thousands)
   Year ended December 31, 1998:
   Net sales................................ $ 9,894  $2,065   $ 2,367  $14,326
   Loss from operations..................... (10,914)   (896)     (464) (12,274)
    Loss before income taxes................ (10,325)   (896)     (464) (11,685)
   Total assets.............................  19,698     827       203   20,278
   Capital expenditures.....................     673      26        11      710
   Depreciation and amortization............   1,104      66        21    1,191
   Year ended December 31, 1997:
   Net sales................................ $17,403  $4,182   $ 5,359  $26,944
   Income (loss) from operations............  (9,472)   (942)    1,699   (8,715)
    Income (loss) before income taxes.......  (8,420)   (942)    1,699   (7,663)
   Total assets.............................  31,101   1,301     1,001   33,403
   Capital expenditures.....................     570     144        14      728
   Depreciation and amortization............   1,343      49       158    1,550
   Year ended December 31, 1996:
   Net sales................................ $27,941  $7,195   $10,160  $45,296
   Income (loss) from operations............ (13,958)    757        86  (13,115)
    Income (loss before income taxes)....... (12,697)    757        86  (11,854)
   Total assets.............................  41,420   2,386     1,765   45,571
   Capital expenditures.....................   1,387     137        76    1,600
   Depreciation and amortization............   2,853     141       407    3,401

9. Restructuring of Operations.

  During the fourth quarter of 1996, OpenROUTE's management announced a restructuring plan for the strategic redirection of OpenROUTE. The restructuring principally addressed the move toward the rapidly growing Internet/Intranet connectivity marketplace.

  As a result of the restructuring, OpenROUTE recorded a $3,312,000 charge in the fourth quarter of 1996. This included a reduction in OpenROUTE's work force of forty-two employees, or approximately 22%, accounting for approximately $410,000 of severance costs. OpenROUTE incurred a charge of approximately $785,000 in connection with the substantial reduction in its occupancy requirements. In addition, the charge included approximately $1,922,000 for disposal of fixed assets and approximately $195,000 of other costs.

  During 1997, OpenROUTE incurred cash expenditures relating to the 1996 restructuring of approximately $495,000 for severance and payroll related costs, approximately $672,000 as a result of reducing its occupancy costs and $253,000 in other restructuring related costs. Management has determined that all of OpenROUTE's obligations from the 1996 and prior restructurings have been settled. Accordingly, OpenROUTE reversed its remaining restructuring provision of $241,000 against operating expenses in the third quarter of 1997.

10. Income Taxes

  The provision for income taxes consists of the following:

                                                      Years ended December 31,
                                                     --------------------------
                                                       1998     1997     1996
                                                     -------- -------- --------
   Current:
     Foreign........................................ $    175 $    156 $    215
     Federal........................................      --       --       (65)
     State..........................................      --        28       10
                                                     -------- -------- --------
                                                     $    175 $    184 $    160

  A reconciliation between OpenROUTE's effective tax rate and the U.S. statutory rate is as follows:

                                Years ended
                               December 31,
                             ---------------------
                             1998    1997    1996
                             -----   -----   -----
   U.S. statutory rate.....  (34.0)% (34.0)% (34.0)%
   Foreign tax rate differ-
    ential.................    1.5     2.4     0.1
   Change in valuation al-
    lowance................   34.0    34.0    35.2
                             -----   -----   -----
   Effective tax rate......    1.5%    2.4%    1.3%

  A valuation allowance of $17,841,000 and $13,210,000 at December 31, 1998 and 1997, respectively has been recorded to offset the related net deferred tax assets due to the uncertainty of realizing the benefit of these assets.

  The following is a summary of the significant components of OpenROUTE's deferred tax assets and liabilities:

                                                             December 31,
                                                           ------------------
                                                             1998      1997
                                                           --------  --------
                                                            (In Thousands)
   Deferred tax assets:
     Bad debt reserve..................................... $    580  $    360
     Inventory reserves...................................      678       533
     Product warranty.....................................      270       262
     Federal tax benefit of net operating loss
      carryforwards.......................................   11,256     7,889
     State tax benefit of net operating loss
      carryforwards.......................................    2,301     1,827
     Tax credit carryforwards.............................    1,298       912
     Alternative minimum tax credit.......................      699       699
     Depreciation.........................................       76       144
     Other items..........................................      683       584
                                                           --------  --------
   Total deferred tax assets..............................   17,841    13,210
   Valuation allowance for deferred tax assets............  (17,841)  (13,210)
                                                           --------  --------
   Net deferred tax assets................................ $    --   $    --
                                                           --------  --------

  As of December 31, 1998, OpenROUTE had net operating loss carryforwards, subject to review by the Internal Revenue Service and state taxing authorities of approximately $33,000,000 and $48,000,000 for federal and state income tax purposes, respectively. The federal net operating losses begin to expire in 2010 and the state net operating losses began to expire in 1998. Similarly, research and development credit carryforwards of approximately $1,298,000 were available on December 31, 1998, expiring at various dates through 2005.

11.  Retirement Savings Plan

  Eligible employees are permitted to contribute to the 401(k) Plan through payroll deductions within statutory limitations and subject to any limitations included in the 401(k) Plan. The Plan provides for the matching contribution by OpenROUTE in an annual amount not to exceed 2% of a participant's compensation. OpenROUTE contributed approximately $116,000, $128,000 and $185,000 to the plan in 1998, 1997 and 1996, respectively.

12. Selected Quarterly Financial Data (Unaudited)

  Selected quarterly financial data for the years ended December 31, 1998 and 1997 is as follows:

                                                              Basic
                                                               and
                                                Net   Gross  Diluted   Net Loss
   Year ended December 31, 1998                Sales  Profit Net Loss  Per Share
   ----------------------------               ------- ------ --------  ---------
                                               (In Thousands, Except Per Share
                                                          Amounts)
   First Quarter............................. $ 4,188 $1,615 $ (2,513)   $(.17)
   Second Quarter............................   4,825  2,093   (3,876)    (.25)
   Third Quarter.............................   2,168    740   (3,573)    (.23)
   Fourth Quarter............................   3,145  1,282   (1,898)    (.12)
                                              ------- ------ --------    -----
                                              $14,326 $5,730 $(11,860)   $(.77)

                                                             Basic and
                                               Net    Gross   Diluted  Net Loss
   Year ended December 31, 1997               Sales  Profit  Net Loss  Per Share
   ----------------------------              ------- ------- --------- ---------
                                               (In Thousands, Except Per Share
                                                          Amounts)
   First Quarter............................ $ 9,125 $ 4,256  $  (313)   $(.02)
   Second Quarter...........................   7,748   3,748   (1,133)    (.07)
   Third Quarter............................   5,006   1,754   (2,894)    (.19)
   Fourth Quarter...........................   5,065   1,846   (3,507)    (.23)
                                             ------- -------  -------    -----
                                             $26,944 $11,604  $(7,847)   $(.51)

  The 1997 fourth quarter operating loss reflects approximately $880,000 or $.06 per share of certain adjustments and accruals relating to business operations in the Asia Pacific region, as well as certain employee incentive programs.

13. Valuation and Qualifying Accounts

                                      Balance
                                        at     Provision Write-Offs  Balance at
                                     Beginning    for     Accounts     End of
   Allowance for Doubtful Accounts   of Period Bad Debt  Written Off   Period
   -------------------------------   --------- --------- ----------- ----------
   Year ended December 31, 1998....  $926,608  $496,909   $       0  $1,423,517
   Year ended December 31, 1997....  $671,755  $346,833   $ (91,980) $  926,608
   Year ended December 31, 1996....  $889,276       --    $(217,521) $  671,755

                            OPENROUTE NETWORKS, INC.

                          CONSOLIDATED BALANCE SHEETS
                                 (In Thousands)

                                                      September 25, December 31,
                                                          1999          1998
                                                      ------------- ------------
                                                       (Unaudited)
                       ASSETS
Current assets:
  Cash and cash equivalents..........................   $  2,804      $  2,024
  Marketable securities..............................          0         3,128
  Accounts receivable, net...........................      3,450         3,356
  Inventories........................................      5,563         8,546
  Prepaids and other assets..........................        343           509
                                                        --------      --------
      Total current assets...........................     12,160        17,563
Trademarks, licenses.................................         41             0
Property and equipment, net..........................      2,239         2,715
                                                        --------      --------
      Total assets...................................   $ 14,440      $ 20,278
                                                        ========      ========
        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable...................................   $  1,226      $  1,449
  Accrued compensation...............................         88           353
  Accrued expenses...................................      1,417         2,743
  Accrued warranty...................................        582           582
                                                        --------      --------
    Total current liabilities........................      3,313         5,127
                                                        --------      --------
Stockholders' equity
  Preferred stock....................................        --            --
  Common stock.......................................        160           157
  Capital in excess of par value.....................     49,689        49,418
  Accumulated deficit................................    (37,835)      (33,526)
  Cumulative translation adjustments.................        123           112
  Less Treasury stock, at cost.......................     (1,010)       (1,010)
                                                        --------      --------
    Total stockholders' equity.......................     11,127        15,151
                                                        --------      --------
      Total liabilities and stockholders' equity.....   $ 14,440      $ 20,278
                                                        ========      ========


  The accompanying notes are an integral part of these consolidated financial statements.

                            OPENROUTE NETWORKS, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In Thousands, Except Per Share Amounts)

                                          For the Nine Months Ended
                                       -------------------------------
                                        September 25,       September 26,
                                            1999                1998
                                       ---------------     ----------------
                                                 (Unaudited)
Sales:
  Product.............................    $         8,425    $          7,733
  Software licensing..................                785               1,663
  Service and other...................              1,401               1,785
                                          ---------------    ----------------
    Net sales.........................             10,611              11,181
Cost of sales:
  Product.............................              5,058               5,281
  Software licensing..................                --                  --
  Service and other...................              1,187               1,452
                                          ---------------    ----------------
    Cost of sales.....................              6,245               6,733
                                          ---------------    ----------------
  Gross profit........................              4,366               4,448
                                          ---------------    ----------------
Operating expenses:
  Research and development............              2,935               3,532
  Selling and marketing...............              3,181               6,653
  General and administrative..........              2,418               4,561
  Restructure Costs...................                243                 --
                                          ---------------    ----------------
    Total operating expenses..........              8,777              14,746
                                          ---------------    ----------------
Loss from operations..................             (4,411)            (10,298)
Interest income, net..................                112                 498
                                          ---------------    ----------------
Loss before income taxes..............             (4,299)             (9,800)
Provision for income taxes............                 10                 162
                                          ---------------    ----------------
Net loss..............................    $        (4,309)   $         (9,962)
                                          ===============    ================
Loss per share--Basic and Diluted.....    $         (0.28)   $          (0.65)
                                          ===============    ================
Weighted average number of common
 shares outstanding--Basic and
 Diluted..............................             15,461              15,302
                                          ===============    ================

  The accompanying notes are an integral part of these consolidated financial statements.

                            OPENROUTE NETWORKS, INC.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                  (Unaudited)
                                 (In Thousands)

                                                                    Accumulated
                              Common Stock  Capital in                 Other
                              ------------- Excess of  Accumulated Comprehensive
                              Shares Amount Par Value    Deficit      Income
                              ------ ------ ---------- ----------- -------------
BALANCE, December 31, 1998..  15,740  $157   $49,418    $(33,526)      $112
  Issuance of common stock..     176     3       271         --         --
  Comprehensive income
   (loss)
    Foreign currency
     translation............     --    --        --          --          11
    Net loss................     --    --        --       (4,309)
                              ------  ----   -------    --------       ----
      Total comprehensive
       loss.................     --              --          --         --
                              ------  ----   -------    --------       ----
BALANCE, September 25,
 1999.......................  15,916  $160   $49,689    $(37,835)      $123
                              ------  ----   -------    --------       ----

                                                   Treasury Stock      Total
                                                   --------------  Stockholders'
                                                   Shares Amount      Equity
                                                   ------ -------  -------------
BALANCE, December 31, 1998........................  390   $(1,010)    $15,151
  Issuance of common stock........................  --        --          274
  Comprehensive income (loss)
    Foreign currency translation..................  --        --           11
    Net loss......................................  --        --       (4,309)
                                                    ---   -------     -------
      Total comprehensive loss....................                     (4,024)
                                                    ---   -------     -------
BALANCE, September 25, 1999.......................  390   $(1,010)    $11,127
                                                    ---   -------     -------

                            OPENROUTE NETWORKS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                           FOR THE NINE MONTHS ENDED
                                  (Unaudited)

                                                    September 25, September 26,
                                                        1999          1998
                                                    ------------- -------------
                                                          (In Thousands)
Cash flows provided by operating activities:
Net loss...........................................    $(4,309)      $(9,962)
  Adjustments to reconcile net loss to cash flows
   used by operating activities:
    Bad debt provision.............................        210           470
    Depreciation and amortization..................        565           890
    Loss on disposition of fixed assets............          8             4
  Changes in operating assets and liabilities:
    (Increase) decrease in accounts receivable.....       (304)        3,511
    (Increase) decrease in inventories.............      2,983        (2,795)
    Decrease in deposits and other assets..........        125             6
    Decrease in accounts payable and accrued
     expenses......................................     (1,814)       (1,054)
                                                       -------       -------
      Net cash used by operating activities........     (2,536)       (8,930)
                                                       -------       -------
Cash flows provided by investing activities:
  Sale of equipment and fixed asset proceeds.......        153             1
  Capital expenditures.............................       (250)         (616)
  Marketable securities sales and maturities.......      3,128        14,070
  Marketable securities purchases..................        --         (7,640)
                                                       -------       -------
      Net cash provided by investing activities....      3,031         5,815
                                                       -------       -------
Cash flows provided by financing activities:
  Proceeds from the issuance of common stock.......        274            70
                                                       -------       -------
      Net cash provided by financing activities....        274            70
                                                       -------       -------
Effect of exchange rate changes on cash............         11            23
                                                       -------       -------
Net increase (decrease) in cash and cash
 equivalents.......................................        780        (3,022)
Cash and cash equivalents at beginning of period...      2,024         5,317
                                                       -------       -------
Cash and cash equivalents at end of period.........    $ 2,804       $ 2,295
                                                       =======       =======


  The accompanying notes are an integral part of these consolidated financial statements.

                            OPENROUTE NETWORKS, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, UNAUDITED

Basis of Presentation

  The accompanying consolidated financial statements include the accounts of OpenROUTE Network, Inc. and its subsidiaries (collectively, "OpenROUTE"). The consolidated financial statements for OpenROUTE for the interim periods ended September 25, 1999 and September 26, 1998 have been prepared without an audit pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC").

  Certain information and footnote disclosures normally included in OpenROUTE's annual financial statements have been condensed or omitted. The interim financial statements, in the opinion of management, reflect all adjustments (including normal recurring accruals) necessary for a fair statement of the results for the interim periods ended September 25, 1999 and September 26, 1998. Operating results for the interim periods ended September 25, 1999 are not necessarily indicative of the results that may be expected for the full year ending December 31, 1999.

  These interim financial statements should be read in conjunction with the audited financial statements for the year ended December 31, 1998, which are contained in OpenROUTE's 1998 Annual Report to its shareholders and in its Form 10-K filed with the SEC.

Management's Estimates and Assumptions

  The accompanying financial statements were prepared by OpenROUTE in conformity with generally accepted accounting principles which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. OpenROUTE reviews all significant estimates affecting the financial statements on a recurring basis and records the effect of any necessary adjustments prior to their issuance. Actual results could differ from those estimates. The Articles of Organization of OpenROUTE were amended on June 10, 1998 to change OpenROUTE's name to OpenROUTE Networks, Inc. from its former name of Proteon, Inc.

Inventories

  Inventories are stated at the lower of cost or market, with cost determined under the first-in, first-out method.

                                                      September 25, December 31,
                                                          1999          1998
                                                      ------------- ------------
                                                            (In Thousands)
   Raw Materials.....................................    $1,056        $2,270
   Work In Process...................................        27            15
   Finished goods....................................     4,480         6,261
                                                         ------        ------
   Total Inventories.................................    $5,563        $8,546
                                                         ======        ======

Net Loss Per Common and Common Equivalent Share

  OpenROUTE follows SFAS No. 128 "Earnings per Share". Under SFAS No. 128, Basic Earnings Per Share ("EPS") excludes the effect of any dilutive options, warrants or convertible securities and is computed by dividing the net income
(loss) available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised. Diluted EPS is computed by dividing the net income (loss) available to common stockholders by the sum of the weighted average number of common shares and common share equivalents computed using the average market price for the period under the treasury stock method.

  The following table presents the numerator and the denominator of the basic and diluted EPS computations shown on the consolidated statements of operations:

                                                        Nine Months Ended
                                                   ---------------------------
                                                   September 25, September 26,
                                                       1999          1998
                                                   ------------- -------------
                                                    (In Thousands, Except Per
                                                         Share Amounts)
   Basic and diluted EPS Computation:
     Numerator: Net loss..........................    $(4,309)      $(9,962)
     Denominator: Weighted average common shares
      outstanding.................................     15,461        15,302
                                                      -------       -------
   Basic and diluted EPS..........................    $ (0.28)      $ (0.65)
                                                      =======       =======

  Outstanding stock options of 2,185,776 with an average exercise price of $1.69 as of September 25, 1999 and outstanding stock options of 2,078,263 with an average exercise price of $1.72 as of September 26, 1998 were not included in the diluted EPS computation because their effect would be anti-dilutive.

Comprehensive Income

  OpenROUTE has adopted SFAS No. 130, "Reporting Comprehensive Income", which requires that all components of comprehensive income and total comprehensive income be reported and that changes be shown in a financial statement displayed with the same prominence as other financial statements. OpenROUTE has elected to disclose this information in its statement of stockholders' equity.

Newly Issued Accounting Standards

  The FASB issued Statement No. 131 ("SFAS 131"),"Disclosures about Segments of an Enterprise and Related Information". This Statement, which supersedes Statement No. 14, "Financial Reporting for Segments of a Business Enterprise," changes the way public companies report information about segments. SFAS 131, which is based on the management approach to segment reporting, includes requirements to report segment information quarterly and entity-wide disclosures about products and services, major customers and the material countries in which the entity holds assets and reports revenues.

  OpenROUTE is engaged principally in one business segment having two lines of business: (i) Internet Access and (ii) local area network access. During the nine months ended September 25, 1999 and September 26, 1998, net sales to one customer accounted for approximately 10% and 13% of OpenROUTE's total net sales, respectively. A second significant customer accounted for approximately 9% of total net sales during the nine months ended September 25, 1999 and September 26, 1998. The geographic distribution of OpenROUTE's operating data is summarized as follows:

                             United States Asia Pacific Europe & Other  Total
                             ------------- ------------ -------------- --------
                                               (In Thousands)
   Nine Months ended Sep-
    tember 25, 1999
     Net sales.............     $ 7,728       $  656        $2,227     $ 10,611
     Loss from operations..      (3,275)        (561)         (575)      (4,411)
     Long-lived assets.....       2,212           10            17        2,239
     Capital expenditures..         250            0             0          250
     Depreciation and
      amortization.........         543           14             8          565
   Nine Months ended Sep-
    tember 26, 1998
     Net sales.............     $ 8,544       $1,039        $1,598     $ 11,181
     Loss from operations..      (9,082)        (693)         (523)     (10,298)
     Long-lived assets.....       2,859          105            29        2,993
     Capital expenditures..         604            2            10          616
     Depreciation and
      amortization.........         837           34            19          890

                                                                         ANNEX A

                              AMENDED AND RESTATED

                          AGREEMENT AND PLAN OF MERGER

                                    BETWEEN

                            OPENROUTE NETWORKS, INC.

                                      AND

                               NETRIX CORPORATION

                               TABLE OF CONTENTS

1.DEFINITIONS...............................................................   4

2.THE TRANSACTION...........................................................   8
  (a)The Merger.............................................................   8
  (b)The Closing............................................................   8
  (c)Actions at the Closing.................................................   9
  (d)Effect of Merger.......................................................   9
  (e)Procedure for Exchange.................................................  12
  (f)Closing of Transfer Records............................................  13

3.REPRESENTATIONS AND WARRANTIES OF THE COMPANY.............................  13
  (a)Organization, Qualification and Corporate Power........................  13
  (b)Capitalization.........................................................  13
  (c)Subsidiaries...........................................................  14
  (d)Voting Arrangements....................................................  14
  (e)Authorization of Transaction...........................................  14
  (f)Noncontravention.......................................................  14
  (g)Filings with the SEC...................................................  15
  (h)Financial Statements...................................................  15
  (i)Events Subsequent to January 1, 1999...................................  15
  (j)Compliance.............................................................  16
  (k)Brokers' and Other Fees................................................  16
  (l)Litigation and Liabilities.............................................  16
  (m)Taxes..................................................................  16
  (n)Fairness Opinion.......................................................  17
  (o)Employee Benefits......................................................  17
  (p)Massachusetts Business Corporation Law.................................  17
  (q)Year 2000..............................................................  17
  (r)Environmental Matters..................................................  18
  (s)Intellectual Property..................................................  18
  (t)Insurance..............................................................  19
  (u)Certain Contracts......................................................  19
  (v)Accounting and Tax Matters.............................................  19

4.REPRESENTATIONS AND WARRANTIES OF ACQUIROR................................  19
  (a)Organization, Qualification and Corporate Power........................  19
  (b)Capitalization.........................................................  19
  (c)Subsidiaries...........................................................  20
  (d)Voting Arrangements....................................................  20
  (e)Authorization of Transaction...........................................  20
  (f)Noncontravention.......................................................  20
  (g)Filings with the SEC...................................................  21
  (h)Financial Statements...................................................  21
  (i)Events Subsequent to January 1, 1999...................................  21
  (j)Compliance.............................................................  22
  (k)Brokers' and Other Fees................................................  22
  (l)Litigation and Liabilities.............................................  22
  (m)Taxes..................................................................  22
  (n)Fairness Opinion.......................................................  23
  (o)Employee Benefits......................................................  23
  (p)Year 2000..............................................................  23
  (q)Environmental Matters..................................................  24

  (r)Intellectual Property..................................................  24
  (s)Insurance..............................................................  24
  (t)Certain Contracts......................................................  24
  (u)Accounting and Tax Matters.............................................  25

5.COVENANTS.................................................................  25
  (a)General................................................................  25
  (b)Notices and Consents...................................................  25
  (c)Regulatory Matters and Approvals.......................................  25
  (d)Operation of the Company's Business....................................  27
  (e)Operation of Acquiror's Business.......................................  28
  (f)Access.................................................................  30
  (g)Notice of Developments.................................................  30
  (h)Company Exclusivity....................................................  30
  (i)Acquiror Exclusivity...................................................  31
  (j)Insurance and Indemnification..........................................  33
  (k)Financial Statements...................................................  34
  (l)Continuity of Business Enterprise......................................  35
  (m)Acquiror Board of Directors............................................  35
  (n)Rule 145 Affiliates....................................................  35
  (o)Nasdaq Listing.........................................................  35
  (p)Tax Free Treatment.....................................................  35
  (q)Company Employee Plans.................................................  35
  (r)Letter of the Company's Accountants....................................  36
  (s)Letter of Acquiror's Accountants.......................................  36

6.CONDITIONS TO OBLIGATION TO CLOSE.........................................  36
  (a)Conditions to Obligation of Acquiror...................................  36
  (b)Conditions to Obligation of the Company................................  37

7.TERMINATION...............................................................  38
  (a)Termination of Agreement...............................................  38
  (b)Effect of Termination..................................................  39

8.MISCELLANEOUS.............................................................  39
  (a)Survival...............................................................  39
  (b)Press Releases and Public Announcements................................  39
  (c)No Third-Party Beneficiaries...........................................  40
  (d)Entire Agreement.......................................................  40
  (e)Binding Effect; Assignment.............................................  40
  (f)Counterparts...........................................................  40
  (g)Headings...............................................................  40
  (h)Notices................................................................  40
  (i)Governing Law..........................................................  41
  (j)Amendments and Waivers.................................................  41
  (k)Severability...........................................................  41
  (l)Expenses...............................................................  41
  (m)Construction...........................................................  41
  (n)Incorporation of Exhibits..............................................  41
  (o)Definition of Knowledge................................................  42
  (p)Waiver of Jury Trial...................................................  42

Exhibit A--Form of Affiliate Letter

                               AMENDED & RESTATED
                          AGREEMENT AND PLAN OF MERGER

  AGREEMENT AND PLAN OF MERGER (the "Agreement") dated as of September 30, 1999 and as amended on November , 1999 by and between NETRIX CORPORATION, a Delaware corporation ("Acquiror"), and OPENROUTE NETWORKS, INC., a Massachusetts corporation (the "Company"). Acquiror and the Company are referred to collectively herein as the "Parties."

                                  WITNESSETH:

  WHEREAS, this Agreement contemplates a transaction in which Acquiror will acquire all of the outstanding capital stock of the Company through a merger of the Company with and into Acquiror (the "Merger");

  WHEREAS, the Board of Directors of each of Acquiror and the Company has approved the acquisition of the Company by Acquiror, including the Merger, upon the terms and subject to the conditions set forth herein;

  WHEREAS, the Board of Directors of the Company has determined that the Merger is advisable and is fair to and in the best interests of the holders of the Company's common stock, par value $.01 per share (the "Company Shares"), and has resolved to recommend the approval of the Merger and the adoption of this Agreement by the Company Stockholders (as defined in (S)1 below);

  WHEREAS, the Board of Directors of Acquiror has determined that the Merger is advisable and is fair to and in the best interests of the holders of Acquiror's common stock, par value $0.01 per share (the "Acquiror Shares"), and has resolved to recommend the approval of the Merger and the adoption of this Agreement by the Acquiror Stockholders (as defined in (S)1 below);

  WHEREAS, the Acquiror Shares are listed for trading on the Nasdaq National Market ("Nasdaq") and the Board of Directors of Acquiror has resolved to recommend the approval by the Acquiror Stockholders of (i) the issuance of Acquiror Shares in connection with the Merger as provided in this Agreement as required by the Rules of Nasdaq and (ii) an amendment to the certificate of incorporation of Acquiror to increase the authorized number of Acquiror Shares; and

  WHEREAS, this Agreement contemplates that for U.S. Federal income tax purposes the Merger will qualify as a reorganization within the meaning of Code
(S)368(a).

  NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein, and in consideration of the representations, warranties and covenants set forth herein, the Parties agree as follows:

  1. Definitions.

  "Acquiror" has the meaning set forth in the preambles.

  "Acquiror 10-K" has the meaning set forth in (S)4(h) below.

  "Acquiror 10-Q" has the meaning set forth in (S)4(h) below.

  "Acquiror Acquisition Proposal" means any proposal or offer (including, without limitation, any proposal or offer to Acquiror Stockholders) with respect to a merger, acquisition, consolidation, recapitalization, reorganization, liquidation, tender offer or exchange offer or similar transaction involving, or any purchase of 25% or more of the consolidated assets of, or any equity interest representing 25% or more of the outstanding shares of capital stock in, Acquiror.

  "Acquiror Benefit Plan" and "Acquiror Benefit Plans" have the respective meanings set forth in (S)4(o)(i) below.

  "Acquiror Board" means the board of directors of Acquiror.

  "Acquiror Contracts" has the meaning set forth in (S)4(t) below.

  "Acquiror Disclosure Letter" has the meaning set forth in (S)4(a) below.

  "Acquiror Employees" has the meaning set forth in (S)4(o)(i) below.

  "Acquiror ERISA Affiliate" has the meaning set forth in (S)4(o)(iii) below.

  "Acquiror Fairness Opinion" means an opinion of Kaufman Brothers, L.P., addressed to the Acquiror Board, as to the fairness of the Merger to Acquiror from a financial point of view.

  "Acquiror Intellectual Property" has the meaning set forth in (S)4(r) below.

  "Acquiror Material Adverse Effect" has the meaning set forth in (S)4(a) below.

  "Acquiror Pension Plan" has the meaning set forth in (S)4(o)(ii) below.

  "Acquiror Reports" has the meaning set forth in(S)4(g) below.

  "Acquiror Shares" has the meaning set forth in the preambles.

  "Acquiror Special Meeting" has the meaning set forth in (S)5(c)(ii) below.

  "Acquiror Stockholder" means any Person who or which holds any Acquiror
Shares.

  "Acquiror Superior Proposal" has the meaning set forth in (S)5(i)(ii) below.

  "Acquiror Third Party" means any Person (or group of Persons) other than the Company or its respective Affiliates.

  "Acquisition Proposal" means any proposal or offer (including, without limitation, any proposal or offer to the Company Stockholders) with respect to a merger, acquisition, consolidation, recapitalization, reorganization, liquidation, tender offer or exchange offer or similar transaction involving, or any purchase of 25% or more of the consolidated assets of, or any equity interest representing 25% or more of the outstanding shares of capital stock in, the Company.

  "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

  "Agreement" has the meaning set forth in the preambles.

  "Blue Sky Filings" has the meaning set forth in(S)5(c)(i) below.

  "Certificate of Merger" has the meaning set forth in (S)2(c) below.

  "Closing" has the meaning set forth in (S)2(b) below.

  "Closing Date" has the meaning set forth in (S)2(b) below.

  "Closing Sales Price" means with respect to an Acquiror Share or Company Share, as the case may be, on any day, the average of the last reported sale price of one such share on the Nasdaq Stock Market for each of the ten trading days immediately preceding such day.

  "Code" has the meaning set forth in (S)3(o)(ii) below.

  "Company" has the meaning set forth in the preambles.

  "Company 10-K" has the meaning set forth in (S)3(h) below.

  "Company 10-Q" has the meaning set forth in (S)3(h) below.

  "Company Benefit Plan" and "Company Benefit Plans" have the meanings set forth in (S)3(o)(i) below.

  "Company Board" means the board of directors of the Company.

  "Company Contracts" has the meaning set forth in (S)3(u) below.

  "Company Disclosure Letter" has the meaning set forth in (S)3(a) below.

  "Company Employees" has the meaning set forth in (S)3(o)(i) below.

  "Company ERISA Affiliate" has the meaning set forth in (S)3(o)(iii) below.

  "Company Fairness Opinion" means an opinion of Tucker Anthony Cleary Gull, addressed to the Company Board, as to the fairness of the Per Share Merger Consideration to the Company Stockholders (other than Acquiror) from a financial point of view.

  "Company Intellectual Property" has the meaning set forth in (S)3(s) below.

  "Company Material Adverse Effect" has the meaning set forth in (S)3(a) below.

  "Company Pension Plan" has the meaning set forth in (S)3(o)(ii) below.

  "Company Reports" has the meaning set forth in (S)3(g) below.

  "Company Shares" has the meaning set forth in the preambles.

  "Company Special Meeting" has the meaning set forth in (S)5(c)(ii) below.

  "Company Stockholder" means any Person who or which holds any Company Shares.

  "Confidentiality Agreement" means the Mutual Non-Disclosure Agreement dated August 11, 1999 between Acquiror and the Company, providing that, among other things, each Party would maintain confidential certain information of the other Party.

  "Confidential Information" means Information, as defined in the Confidentiality Agreement.

  "Delaware General Corporation Law" means Title 8, Chapter 1 of the Delaware Code, as amended.

  "Dissenting Holder" has the meaning set forth in (S)2(d)(viii) below.

  "Effective Time" has the meaning set forth in (S)2(d)(i) below.

  "Environmental Law" has the meaning set forth in (S)3(r) below.

  "ERISA" has the meaning set forth in (S)3(o)(i) below.

  "Exchange Agent" has the meaning set forth in (S)2(e)(i) below.

  "Exchange Fund" has the meaning set forth in (S)2(e)(i) below.

  "Foreign Competition Laws" means foreign statutes, rules, regulations, orders, decrees and administrative and judicial directives that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

  "GAAP" means United States generally accepted accounting principles as in effect from time to time.

  "Government Entity" has the meaning set forth in (S)3(f) below.

  "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

  "Hazardous Substance" has the meaning set forth in (S)3(r) below.

  "Indemnified Party" has the meaning set forth in (S)5(j)(ii) below.

  "Joint Proxy Statement/Prospectus" has the meaning set forth in (S)5(c)(i) below.

  "Massachusetts Business Corporation Law" means Chapter 156B of the General Laws of the Commonwealth of Massachusetts.

  "Merger" has the meaning set forth in the preambles.

  "Merger Consideration" has the meaning set forth in (S)5(d)(v) below.

  "Nasdaq" has the meaning set forth in the preambles.

  "Order" has the meaning set forth in (S)6(a)(v) below.

  "Outside Date" has the meaning set forth in (S)7(a)(ii) below.

  "Party" has the meaning set forth in the preambles.

  "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof).

  "Per Share Merger Consideration" has the meaning set forth in (S)2(d)(v) below.

  "Prior Consultation" means oral or written notice to the chief executive officer of the Company at least two (2) business days prior to the earlier of
(x) taking the action or (y) committing to take the action with respect to which Prior Consultation is necessary pursuant to (S)5(e) below and subsequent to such notice making the chief executive officer of Acquiror reasonably available to the chief executive officer of the Company to discuss such action prior to taking such action.

  "Prohibited Acquiror Acquisition Proposal" has the meaning set forth in
(S)5(i)(i) below.

  "Representatives" has the meaning set forth in (S)5(h)(i) below.

  "Registration Statement" has the meaning set forth in (S)5(c)(i) below.

  "Required Acquiror Consent" has the meaning set forth in (S)4(f) below.

  "Required Company Consent" has the meaning set forth in (S)3(f) below.

  "Requisite Stockholder Approval" means, with respect to the Company, the affirmative vote of a majority of the holders of the outstanding Company Shares in favor of the adoption of this Agreement in accordance with the Massachusetts Business Corporation Law or, with respect to Acquiror, the affirmative vote of a majority of the holders of the outstanding Acquiror Shares in favor of (a) approval of the issuance of Acquiror Shares in connection with the Merger as provided in this Agreement in accordance with the rules of Nasdaq and (b) an amendment to Acquiror's certificate of incorporation to increase the authorized capital stock of Acquiror in accordance with the Delaware General Corporation Law.

  "SEC" means the Securities and Exchange Commission.

  "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

  "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

  "Security Interest" means any mortgage, pledge, lien, encumbrance, charge or other security interest, other than (a) mechanic's, materialman's and similar liens; (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings; (c) purchase money liens and liens securing rental payments under capital lease arrangements; and (d) other liens arising in the ordinary course of business and not incurred in connection with the borrowing of money.

  "Stock Rights" means each option, warrant, purchase right, subscription right, conversion right, exchange right or other contract, commitment or security providing for the issuance or sale of any capital stock, or otherwise causing to become outstanding any capital stock.

  "Stockholder" has the meaning set forth in the preambles.

  "Subsidiary" of a specified Person means any corporation, limited liability company, partnership, joint venture or other legal entity of which the specified Person (either alone or together with any other Subsidiary of the specified Person) owns, directly or indirectly, more than 50% of the stock or other equity, partnership, limited liability company or equivalent interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity, or otherwise has the power to vote or direct the voting of sufficient securities to elect a majority of such board of directors or other governing body.

  "Superior Proposal" has the meaning set forth in (S)5(h)(ii) below.

  "Surviving Corporation" has the meaning set forth in (S)2(a) below.

  "Tax Return" means any report, return, declaration or other information required to be supplied to a taxing authority in connection with Taxes.

  "Taxes" means all taxes or other like assessments including, without limitation, income, withholding, gross receipts, excise, ad valorem, real or personal property, asset, sales, use, license, payroll, transaction, capital, net worth and franchise taxes imposed by or payable to any federal, state, county, local or foreign government, taxing authority, subdivision or agency thereof, including interest, penalties, additions to tax or additional amounts thereto.

  "Third Party" means any Person (or group of Persons) other than Acquiror or its respective Affiliates.

  "Year 2000 Compliant" has the meaning set forth in (S)3(q) below.

  2. The Transaction.

  (a) The Merger. On and subject to the terms and conditions of this Agreement, the Company will merge with and into Acquiror at the Effective Time. Acquiror shall be the corporation surviving the Merger (the "Surviving Corporation").

  (b) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Kelley Drye & Warren LLP, 101 Park Avenue, New York, New York, commencing at 9:00 a.m. local time on the third business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the "Closing Date").

  (c) Actions at the Closing. At the Closing, (i) the Company will deliver to Acquiror the various certificates, instruments and documents referred to in
(S)6(a) below; (ii) Acquiror will deliver to the Company the various certificates, instruments and documents referred to in (S)6(b) below; (iii) the Company and Acquiror will file with the Secretary of State of the State of Delaware a Certificate of Merger in such form as required by and executed in accordance with the relevant provisions of the Delaware General Corporation Law (the "Certificate of Merger"); (iv) the Company and Acquiror will file with the Secretary of State of the Commonwealth of Massachusetts Articles of Merger in such form as required by and executed in accordance with the relevant provisions of the Massachusetts Business Corporation (the "Articles of Merger") and (v) Acquiror will deliver or cause to be delivered the Exchange Fund to the Exchange Agent in the manner provided below in this (S)2.

  (d) Effect of Merger.

    (i) General. The Merger shall become effective at the time (the "Effective Time") the Company and Acquiror file the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as the Parties may agree and specify in the Certificate of Merger. The Merger shall have the effects set forth in the Delaware General Corporation Law and the Massachusetts Business Corporation Law. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either the Company or Acquiror in order to carry out and effectuate the transactions contemplated by this Agreement.

    (ii) Certificate of Incorporation. The certificate of incorporation of Acquiror shall continue as the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by law, except that Article Fourth thereof shall be amended to read in its entirety as follows:

      FOURTH: I. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 56,000,000 shares, consisting of (i) 55,000,000 shares of Common Stock, $.05 par value (the "Common Stock") and (ii) 1,000,000 shares of Preferred Stock, $.05 par value ("Preferred Stock").

      II. The designations, powers, preferences and relative, participating, optional or other special rights of, and the qualifications, limitations or restrictions upon, each class or series of the Corporation's capital stock shall be as follows:

  A. Common Stock.

  1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors upon any issuance of the Preferred Stock of any series.

  2. Voting. The holders of the Common Stock are entitled to one vote for each share held at all meetings of stockholders (and written actions in lieu of meetings). There shall be no cumulative voting.

  The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

  3. Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Preferred Stock.

  4. Liquidation. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential rights of any then outstanding Preferred Stock.

  B. Preferred Stock.

  Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation as hereinafter provided. Any shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly provided.

  Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the General Corporation Law of the State of Delaware. Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock of any other series to the extent permitted by law. Except as otherwise provided in this Restated Certificate of Incorporation, no vote of the holders of the Preferred Stock or Common Stock shall be a prerequisite to the designation or issuance of any shares of any series of the Preferred Stock authorized by and complying with the conditions of this Restated Certificate of Incorporation, the right to have such vote being expressly waived by all present and future holders of the capital stock of the Corporation.

    (iii) By-laws. The by-laws of Acquiror in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation until thereafter amended in accordance with their terms and as provided by law.

    (iv) Directors and Officers. Except as provided in (S)6(m) with respect to the directors of the Surviving Corporation, the directors and officers of Acquiror immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation at and as of the Effective Time (retaining their respective positions and terms of office), until the earlier of their respective resignation, removal or otherwise ceasing to be a director or officer, respectively, or until their respective successors are duly elected and qualified, as the case may be.

    (v) Conversion of Company Shares. At and as of the Effective Time, (A) each issued and outstanding Company Share (other than any Company Shares owned by Acquiror, the Company or any Dissenting Holder) shall be converted into the right to receive one Acquiror Share (the "Per Share Merger Consideration"), and all such Company Shares shall no longer be outstanding, shall be canceled and shall cease to exist, and each holder of a certificate representing any such Company Shares shall thereafter cease to have any rights with respect to such Company Shares, except the right to receive the Per Share Merger Consideration for each such Company Share and any unpaid dividends and distributions, if any, to which the holder of such Company Shares is entitled pursuant to (S)2(e) upon the surrender of such certificate in accordance with (S)2(e) below (collectively, the "Merger Consideration"), provided, however, that the Per Share Merger Consideration shall be subject to proportionate adjustment in the event of any stock split, stock dividend or reverse stock split, and (B) each Company Share owned by Acquiror or the Company shall be canceled without payment therefor. No Company Share shall be deemed to be outstanding or to have any rights other than those set forth above in this (S)2(d)(v) after the Effective Time. Notwithstanding anything to the contrary in this
  (S)2(d)(v), no fractional Acquiror Shares shall be issued to then former holders of Company Shares. In lieu thereof, each then former holder of a Company Share who would otherwise have been entitled to receive a fraction of a Acquiror Share (after taking into account all certificates delivered by such then former holder at any one time) shall receive an amount in cash equal to such fraction of a Acquiror Share multiplied by the Closing Sales Price per Acquiror Share on the date of the Effective Time.

    (vi) Conversion of Stock Rights. Each of the Parties shall take all such action as may be necessary to cause, at the Effective Time, each Stock Right granted by the Company to purchase Company Shares which is outstanding and unexercised immediately prior thereto (whether or not vested or exercisable), to be converted automatically into an equivalent Stock Right to purchase Acquiror Shares in an amount and at an exercise price determined as follows:

      (x) The number of Acquiror Shares to be subject to the new Stock Right shall be equal to the number of Company Shares subject to the original Stock Right; and

      (y) The exercise price per Acquiror Share under the new Stock Right shall be equal to the exercise price per Company Share under the original Stock Right.

  The adjustments provided herein with respect to any original Stock Rights which are "incentive stock options" (as defined in Section 422 of the Code) shall be and are intended to be effected in a manner which is consistent with
Section 424(a) of the Code. The option plan of the Company under which the original Stock Rights were issued shall be assumed by Acquiror, and the duration and other terms of the new Stock Rights shall be the same as the original Stock Rights, except that all references to the Company shall be deemed to be references to Acquiror. At the Effective Time, Acquiror shall deliver to then former holders of original Stock Rights appropriate agreements representing the right to acquire Acquiror Shares on the terms and conditions set forth in this (S) 2(d)(vi).

  Acquiror shall take all corporate action necessary to reserve for issuance a sufficient number of Acquiror Shares for delivery upon exercise of the new Stock Rights in accordance with this (S) 2(d)(vi). Acquiror shall file a registration statement on Form S-8 (or any successor form) or another appropriate form, and use its reasonable best efforts to cause such Form S-8 to become effective at or as soon as practicable after the Effective Time, with respect to Acquiror Shares subject to new employee stock options included in the Stock Rights and shall use reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. Acquiror shall promptly take any action required to be taken under state securities or Blue Sky laws in connection with the issuance of Acquiror Shares in connection with new employee options included in the Stock Rights. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Securities Exchange Act, Acquiror shall administer the option plans assumed pursuant to this (S) 2(d)(vi) in a manner that complies with Rule 16b-3 promulgated under the Securities Exchange Act to the extent the Company option plan complied with such rule prior to the Merger.

    (vii) No Effect on Capital Stock of Acquiror. Each share of the outstanding capital stock of Acquiror issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall be unchanged after the Merger.

    (viii) Dissenter's' Rights.

      (A) No conversion under (S)2(d)(v) hereof shall be made with respect to the Company Shares held by a Dissenting Holder; provided, however, that each Company Share outstanding immediately prior to the Effective Time and held by a Dissenting Holder who shall, after the Effective Time, withdraw his demand for appraisal or lose his right of appraisal, in either case pursuant to the applicable provisions of the Massachusetts Business Corporation Law, shall be deemed to be converted, as of the Effective Time, into the Merger Consideration as set forth in (S)2(d)(v) hereof. The term "Dissenting Holder" shall mean a holder of Company Shares who has demanded appraisal rights in compliance with the applicable provisions of the Massachusetts Business Corporation Law concerning the right of such holder to dissent from the Merger and demand appraisal of such holder's Company Shares.

      (B) Any Dissenting Holder (x) who files with the Company a written objection to the Merger before the taking of the votes to approve this Agreement by the Company Stockholders and who states in such objection that he intends to demand payment for his Company Shares if the Merger is concluded and (y) whose Company Shares are not voted in favor of the Merger shall be entitled to demand payment from the Company for his Company Shares and an appraisal of the value thereof, in accordance with the provisions of Sections 86 through 98 of the Massachusetts Business Corporation Law.

  (e) Procedure for Exchange.

    (ix) At or prior to the Effective Time, (A) Acquiror will furnish to Equiserve, its transfer agent, or such other bank or trust company reasonably acceptable to the Company, to act as exchange agent (the "Exchange Agent") a corpus (the "Exchange Fund") consisting of Acquiror Shares and cash sufficient to permit the Exchange Agent to make full payment of the Merger Consideration to the holders of all of the issued and outstanding Company Shares (other than any Company Shares owned by Acquiror or the Company), and (B) Acquiror will cause the Exchange Agent to mail a letter of transmittal (with instructions for its use) in a form to be mutually agreed upon by the Company and Acquiror prior to Closing to each holder of issued and outstanding Company Shares (other than any Company Shares owned by Acquiror or the Company) for the holder to use in surrendering the certificates which, immediately prior to the Effective Time, represented his or its Company Shares against payment of the Merger Consideration to which such holder is entitled pursuant to (S)2(d)(v). Upon surrender to the Exchange Agent of such certificates, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, Acquiror shall promptly cause to be issued a certificate representing that number of whole Acquiror Shares and a check representing the amount of cash in lieu of any fractional shares and unpaid dividends and distributions, if any, to which such Persons are entitled, after giving effect to any required tax withholdings. No interest will be paid or accrued on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to recipients of Acquiror Shares. If payment is to be made to a Person other than the registered holder of the certificate surrendered, it shall be a condition of such payment that the certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the certificate surrendered or establish to the reasonable satisfaction of the Surviving Corporation or the Exchange Agent that such tax has been paid or is not applicable. In the event any certificate representing Company Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate the Merger Consideration deliverable in respect thereof; provided, however, the Person to whom such Merger Consideration is paid shall, as a condition precedent to the payment thereof, give the Surviving Corporation a bond in such sum as it may direct or otherwise indemnify the Surviving Corporation in a manner reasonably satisfactory to it against any claim that may be made against the Surviving Corporation with respect to the certificate alleged to have been lost, stolen or destroyed. No dividends or other distributions declared after the Effective Time with respect to Acquiror Shares and payable to the holders of record thereof shall be paid to the holder of any unsurrendered certificate until the holder thereof shall surrender such certificate in accordance with this
  (S)2(e). After the surrender of a certificate in accordance with this
  (S)2(e), the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the Acquiror Shares represented by such certificate. No holder of an unsurrendered certificate shall be entitled, until the surrender of such certificate, to vote the Acquiror Shares into which his or its Company Shares shall have been converted into the right to receive.

    (x) The Company will cause its transfer agent to furnish promptly to Acquiror a list, as of a recent date, of the record holders of Company Shares and their addresses, as well as mailing labels containing the names and addresses of all record holders of Company Shares and lists of security positions of Company Shares held in stock depositories. The Company will furnish Acquiror with such additional information (including, but not limited to, updated lists of holders of Company Shares and their addresses, mailing labels and lists of security positions) and such other assistance as Acquiror or its agents may reasonably request.

    (xi) Acquiror may cause the Exchange Agent to invest the cash included in the Exchange Fund in one or more investments selected by Acquiror; provided, however, that the terms and conditions of the investments shall be such as to permit the Exchange Agent to make prompt payment of the Merger Consideration as necessary. Acquiror may cause the Exchange Agent to pay over to the Surviving Corporation any net earnings with respect to the investments, and Acquiror will replace promptly any portion of the Exchange Fund which the Exchange Agent loses through investments.

    (xii) Acquiror may cause the Exchange Agent to pay over to the Surviving Corporation any portion of the Exchange Fund (including any earnings thereon) remaining 180 days after the Effective Time, and thereafter all former stockholders of the Company shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) as general creditors thereof with respect to the Merger Consideration and any cash payable upon surrender of their certificates.

    (xiii) Acquiror shall pay, or shall cause the Surviving Corporation to pay, all charges and expenses of the Exchange Agent.

  (f) Closing of Transfer Records. After the Effective Time, no transfer of Company Shares outstanding prior to the Effective Time shall be made on the stock transfer books of the Surviving Corporation. If, after the Effective Time, certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for certificates representing Acquiror Shares, cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, as provided in (S)2(e).

  3. Representations and Warranties of the Company. The Company represents and warrants to Acquiror:

    (a) Organization, Qualification and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of Massachusetts. If applicable to such country, each of the Company's Subsidiaries operating in such country has been duly incorporated or otherwise organized and is validly existing. Each of the Company and its Subsidiaries is duly authorized to conduct business and, if applicable to such country, is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification or failure to be in good standing would not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated by this Agreement (a "Company Material Adverse Effect"). Each of the Company and its Subsidiaries has full corporate power and corporate authority, and all foreign, federal, state and local governmental permits, licenses and consents, required to carry on the businesses in which it is engaged and to own and use the properties owned and used by it, except for such permits, licenses and consents the failure of which to have would not reasonably be expected to have a Company Material Adverse Effect. The Company does not own any equity interest in any corporation, partnership, limited liability company, joint venture or other legal entity other than the Subsidiaries listed in (S)3(a) of the Company Disclosure Letter accompanying this Agreement (the "Company Disclosure Letter"). The Company has delivered to the Acquiror a true, complete and correct copy of the articles of incorporation (or comparable charter document) and by-laws, each as amended to date, of Company and all of its Subsidiaries. Neither Company nor any of its Subsidiaries is in violation of any provision of its articles of incorporation (or comparable charter document) or by-laws.

    (b) Capitalization. The entire authorized capital stock of the Company consists of 7,500,000 shares of preferred stock, $.01 par value per share, none of which are issued and outstanding as of September 25, 1999, 30,000,000 Shares, of which 15,916,570 Shares were issued and outstanding as of September 25, 1999 and 390,769 Shares were held in treasury as of September 25, 1999. All of the issued and outstanding Company Shares have been duly authorized and are validly issued, fully paid and nonassessable, and none have been issued in violation of any preemptive or similar right. As of September 25, 1999, no warrants of the Company were outstanding. As of September 25, 1999, 2,185,776 Shares were subject to issuance pursuant to employee stock options issued under Company Benefit Plans. Except as set forth above or in (S)3(b) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any outstanding or authorized Stock Rights. Except for stock appreciation rights authorized under Company Benefit Plans, of which none are outstanding, there are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company or any of its Subsidiaries. Except as set forth in (S)3(b) of the Company Disclosure Letter, there are no rights, contracts, commitments or arrangements obligating the Company to redeem, purchase or acquire, or offer to purchase, redeem or acquire, any outstanding shares of, or any outstanding options, warrants or rights of any kind to acquire any shares of, or any outstanding securities that are convertible into or exchangeable for any shares of, capital stock of the Company.

    (c) Subsidiaries. Except as set forth in (S)3(c) of the Company Disclosure Letter, the Company owns, directly or indirectly, 100% of the outstanding shares of capital stock of each of its Subsidiaries free and clear of any Security Interest and each such share of capital stock has been duly authorized and is validly issued, fully paid and nonassessable, and none of such shares of capital stock has been issued in violation of any preemptive or similar right. No shares of capital stock of, or other equity interests in, any Subsidiary of the Company are reserved for issuance, and there are no contracts, agreements, commitments or arrangements obligating the Company or any of its Subsidiaries (i) to offer, sell, issue, grant, pledge, dispose of or encumber any shares of capital stock of, or other equity interests in, or any options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interests in, any of the Subsidiaries of the Company or (ii) to redeem, purchase or acquire, or offer to purchase or acquire, any outstanding shares of capital stock of, or other equity interests in, or any outstanding options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interest in, or any outstanding securities that are convertible into or exchangeable for, any shares of capital stock of, or other equity interests in, any of the Subsidiaries of the Company.

    (d) Voting Arrangements. Except as set forth in (S)3(d) of the Company Disclosure Letter or in Company Reports filed prior to the date hereof, there are no voting trusts, proxies or other similar agreements or understandings to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of the Company or any of its Subsidiaries or with respect to the registration of the offering, sale or delivery of any shares of capital stock of the Company or any of its Subsidiaries under the Securities Act. There are no issued or outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote on any matters on which stockholders of the Company may vote.

    (e) Authorization of Transaction. The Company has full power and authority (including full corporate power and corporate authority), and has taken all required action, necessary to properly execute and deliver this Agreement and to perform its obligations hereunder, and this Agreement constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms and conditions, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law; provided, however, that the Company cannot consummate the Merger unless and until it receives the Requisite Stockholder Approval of the Company Stockholders.

    (f) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree or other restriction of any government, governmental agency or court of competent jurisdiction (a "Government Entity") to which the Company or any of its Subsidiaries is subject or any provision of the charter or by-laws of the Company or any of its Subsidiaries or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which the Company or any of its Subsidiaries is a party or by which it is bound or to which any of its assets is subject, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, or failure to give notice would not reasonably be expected to have a Company Material Adverse Effect or except as set forth in (S)3(f) of the Company Disclosure Letter. Other than as required under the provisions of the Hart-Scott-Rodino Act, Foreign Competition Laws, the Massachusetts Business Corporation Law, the Delaware

  General Corporation Law, Nasdaq, the Securities Exchange Act, the Securities Act and state securities laws, neither the Company nor any of its Subsidiaries needs to give any notice to, make any filing with or obtain any authorization, consent or approval of any Government Entity in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file or to obtain any authorization, consent or approval would not reasonably be expected to have a Company Material Adverse Effect or except as set forth in (S)3(f) of the Company Disclosure Letter. "Required Company Consents" means any authorization, consent or approval of a Government Entity or other Third Party required to be obtained pursuant to any Foreign Competition Laws or state securities laws or so that a matter set forth in (S)3(f) of the Company Disclosure Letter would not be reasonably expected to have a Company Material Adverse Effect for purposes of this (S)3(f).

    (g) Filings with the SEC. The Company has made all filings with the SEC that it has been required to make under the Securities Act and the Securities Exchange Act (collectively, the "Company Reports"). Each of the Company Reports has complied with the Securities Act and the Securities Exchange Act in all material respects. None of the Company Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

    (h) Financial Statements.

      (i) The Company has filed an Annual Report on Form 10-K (the "Company 10-K") for the fiscal year ended December 31, 1998 and a Quarterly Report on Form 10-Q (the "Company 10-Q") for the fiscal quarter ended June 26, 1999. The financial statements included in the Company 10-K and the Company 10-Q (including the related notes and schedules) have been prepared from the books and records of the Company and its Subsidiaries in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, and present fairly in all material respects the financial condition of the Company and its Subsidiaries as of the indicated dates and the results of operations and cash flows of the Company and its Subsidiaries for the periods set forth therein (subject in the case of quarterly financial statements to the absence of complete footnotes and subject to normal year-end audit adjustments).

      (ii) From January 1, 1999 until the date of this Agreement, the Company and its Subsidiaries have not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of the Company and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than (A) liabilities incurred in the ordinary course of business that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or (B) liabilities disclosed in (S)3(h) of the Company Disclosure Letter or in Company Reports filed prior to the date hereof.

    (i) Events Subsequent to January 1, 1999. From January 1, 1999 to the date of this Agreement, except as disclosed in the Company Reports filed prior to the date hereof or except as set forth in (S)3(i) of the Company Disclosure Letter, (i) the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any transaction other than according to, the ordinary and usual course of such businesses, and (ii) there has not been (A) any change in the financial condition, business or results of operations of the Company or any of its Subsidiaries, or any development or combination of developments relating to the Company or any of its Subsidiaries of which management of the Company has knowledge, and which would reasonably be expected to have a Company Material Adverse Effect; (B) any declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of the Company, or any redemption, repurchase or other reacquisition of any of the capital stock of the Company; (C) any change by the Company in accounting principles, practices or methods materially affecting the reported consolidated assets, liabilities or results of operations of the Company;
  (D) any increase in the compensation of any officer of the Company or any of its Subsidiaries or grant of any general salary or benefits increase to the employees of the Company or any of its Subsidiaries other than in the ordinary course of business consistent with past practices; (E) any issuance or sale of any capital stock or other securities (including any Stock Rights) by the Company or any of its Subsidiaries of any kind, other than upon exercise of Stock Rights issued by or binding upon the Company; (F) any modification, amendment or change to the terms or conditions of any Stock Right; or (G) any split, combination, reclassification, redemption, repurchase or other reacquisition of any capital stock or other securities of the Company or any of its Subsidiaries.

    (j) Compliance. Except as set forth in (S)3(j) of the Company Disclosure Letter or in Company Reports filed prior to the date hereof, the Company and its Subsidiaries are in compliance with all applicable foreign, federal, state and local laws, rules and regulations and all court orders, judgments and decrees to which any of them is a party, except where the failure to be in compliance would not reasonably be expected to have a Company Material Adverse Effect.

    (k) Brokers' and Other Fees. Except as set forth in (S)3(k) of the Company Disclosure Letter, none of the Company and its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

    (l) Litigation and Liabilities. Except as disclosed in (S)3(l) of the Company Disclosure Letter or in Company Reports filed prior to the date hereof, there are (i) no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any facts or circumstances known to the Company which may give rise to an action, suit or proceeding against the Company or any of its Subsidiaries, which would reasonably be expected to have a Company Material Adverse Effect, and (ii) no obligations or liabilities of the Company or any of its Subsidiaries, whether accrued, contingent or otherwise, known to the Company which would reasonably be expected to have a Company Material Adverse Effect.

    (m) Taxes. Except as set forth in (S)3(m) of the Company Disclosure Letter or in Company Reports filed prior to the date hereof, the Company and each of its Subsidiaries have duly filed or caused to be duly filed on their behalf all federal, state, local and foreign Tax Returns required to be filed by them, and have duly paid, caused to be paid or made adequate provision for the payment of all Taxes required to be paid in respect of the periods covered by such Tax Returns, except where the failure to file such Tax Returns or to pay such Taxes would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in (S)3(m) of the Company Disclosure Letter, no claims for Taxes have been asserted against the Company or any of its Subsidiaries and no material deficiency for any Taxes has been proposed, asserted or assessed which has not been resolved or paid in full. To the knowledge of the Company, no Tax Return or taxable period of the Company or any of its Subsidiaries is under examination by any taxing authority, and neither the Company nor any of its Subsidiaries has received written notice of any pending audit by any taxing authority. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax Return for any period of the Company or any or its Subsidiaries. Except as set forth in (S)3(m) of the Company Disclosure Letter, there are no tax liens other than liens for Taxes not yet due and payable relating to the Company or any of its Subsidiaries. The Company has no reason to believe that any conditions exist that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Except as provided in (S)3(m) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any agreement or contract which would result in payment of any "excess parachute payment" within the meaning of Section 280G of the Code as of the date of this Agreement. Neither the Company nor any of its Subsidiaries has filed any consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset owned by the Company or any of its Subsidiaries. The Company has not been and is not a United Stated real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in
  Section 897(c)(1)(A)(ii) of the Code. None of the Company or its Subsidiaries (x) has been a member of an "affiliated group," within the meaning of Section 1504(a) of the Code, other than a group the common acquiror of which was the Company or (y) has any liability for the Taxes of any person, other than any of the Company or its Subsidiaries under Treasury Regulation (S)1.1502-6 (or any similar provision of state, local or foreign law) as a transferee, successor, by contract or otherwise.

    (n) Fairness Opinion. Tucker Anthony Cleary Gull has delivered the Company Fairness Opinion to the Company Board, and a true and complete copy thereof has been furnished to Acquiror.

    (o) Employee Benefits.

      (i) All material pension, profit-sharing, deferred compensation, savings, stock bonus and stock option plans, and all employee benefit plans, whether or not covered by the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which are sponsored by the Company, any Subsidiary of the Company or any Company ERISA Affiliate (as defined below) of the Company or to which the Company, any Subsidiary of the Company or any Company ERISA Affiliate of the Company makes contributions, and which cover employees of the Company or any Subsidiary (the "Company Employees") or former employees of the Company or any Subsidiary, all employment or severance contracts with employees of the Company or its Subsidiaries, and any applicable "change of control" or similar provisions in any plan, contract or arrangement that cover Company Employees (collectively, "Company Benefit Plans" and individually a "Company Benefit Plan") are accurately and completely listed in (S)3(o) of the Company Disclosure Letter. No Company Benefit Plan is a multi-employer plan, money purchase plan, defined benefit plan, multiple employer plan or multiple employer welfare arrangement and no Company Benefit Plan is covered by Title IV of ERISA. True and complete copies of all Company Benefit Plans have been provided to Acquiror.

      (ii) All Company Benefit Plans to the extent subject to ERISA, are in compliance in all material respects with ERISA and the rules and regulations promulgated thereunder. Each Company Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Company Pension Plan") and which is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), has received a favorable determination letter from the Internal Revenue Service, which determination letter is currently in effect, and there are no proceedings pending or, to the knowledge of the Company, threatened, or any facts or circumstances known to the Company, which are reasonably likely to result in revocation of any such favorable determination letter. There is no pending or, to the knowledge of the Company, threatened litigation relating to the Company Benefit Plans. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Company Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, is reasonably likely to subject the Company or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

      (iii) No liability under Title IV of ERISA has been or is reasonably likely to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated Company Benefit Plan that is a "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered a predecessor of the Company or one employer with the Company under Section 4001 of ERISA (a "Company ERISA Affiliate"). All contributions required to be made under the terms of any Company Benefit Plan have been timely made or reserves therefor on the balance sheet of the Company have been established, which reserves are adequate. Except as required by Part 6 of Title I of ERISA, the Company does not have any unfunded obligations for retiree health and life benefits under any Company Benefit Plan.

    (p) Massachusetts Business Corporation Law. The execution and delivery of this Agreement and consummation of transactions contemplated hereby will not be subject to Sections 110C-110F of the Massachusetts General Laws in the consummation of the Merger or this Agreement or the transactions contemplated by either thereof.

    (q) Year 2000. Except as disclosed in the previously filed Company Reports, the Company's products and information systems are Year 2000 Compliant except to the extent that their failure to be Year 2000 Compliant would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. For purposes of this Agreement, "Year 2000 Compliant" shall mean that a Person's products and information systems accurately process date/time data (including, but not limited to, calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries, and the years 1999 and 2000 and leap year calculations.

    (r) Environmental Matters. Except for such matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or would not otherwise require disclosure pursuant to the Securities Exchange Act, or are listed in (S)3(r) of the Company Disclosure Letter or described in Company Reports filed prior to the date hereof, (i) each of the Company and its Subsidiaries has complied and is in compliance with all applicable Environmental Laws (as defined below); (ii) the properties currently owned or operated by the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with Hazardous Substances (as defined below); (iii) neither the Company nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (iv) neither the Company nor any or its Subsidiaries has had any release or threat of release of any Hazardous Substance; (v) neither the Company nor any of its Subsidiaries has received any notice, demand, threat, letter, claim or request for information alleging that it or any of its Subsidiaries may be in violation of or liable under any Environmental Law (including any claims relating to electromagnetic fields or microwave transmissions); (vi) neither the Company nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any governmental or regulatory authority of competent jurisdiction or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and (vii) there are no circumstances or conditions involving the Company or any of its Subsidiaries that would reasonably be expected to result in any claims, liabilities, investigations, costs or restrictions on the ownership, use or transfer of any of its properties pursuant to any Environmental Law.

  As used herein, the term "Environmental Law" means any federal, state, local, foreign or other law (including common law), statutes, ordinances or codes relating to: (i) the protection, investigation or restoration of the environment, health, safety or natural resources, (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, or (iii) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to person or property in connection with any Hazardous Substance.

  As used herein, the term "Hazardous Substances" means any substance that is listed, classified or regulated pursuant to any Environmental Law, including any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon.

    (s) Intellectual Property. Except as disclosed in (S)3(s) of the Company Disclosure Letter or in the Company Reports filed prior to the date hereof, the Company and its Subsidiaries have all right, title and interest in, or a valid and binding license to use, all Company Intellectual Property (as defined below). Except as disclosed in (S)3(s) of the Company Disclosure Letter or in the Company Reports filed prior to the date hereof, the Company and its Subsidiaries (i) have not defaulted in any material respect under any license to use any Company Intellectual Property, (ii) are not the subject of any proceeding or litigation for infringement of any third party intellectual property, (iii) have no knowledge of circumstances that would be reasonably expected to give rise to any such proceeding or litigation and (iv) have no knowledge of circumstances that are causing or would be reasonably expected to cause the loss or impairment of any Company Intellectual Property, other than a default, proceeding, litigation, loss or impairment that is not having or would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

  For purposes of this Agreement, "Company Intellectual Property" means patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, copyrights and copyright rights, trade secret and trade secret rights, and other intellectual property rights, and all pending applications for and registrations of any of the foregoing that are individually or in the aggregate material to the conduct of the business of the Company and its Subsidiaries taken as a whole.

    (t) Insurance. Except as set forth in (S)3(t) of the Company Disclosure Letter, each of the Company and its Subsidiaries is insured with financially responsible insurers in such amounts and against such risks and losses as are customary for companies conducting the business as conducted by the Company and its Subsidiaries.

    (u) Certain Contracts. Except as set forth in (S)3(u) of the Company Disclosure Letter, all material contracts to which the Company or any of its Subsidiaries is a party or may be bound that are required by Item 610(b)(10) of Regulation S-K to be filed as exhibits to, or incorporated by reference in, the Company 10-K or the Company 10-Q have been so filed or incorporated by reference. All material contracts to which the Company or any of its Subsidiaries is a party or may be bound that have been entered into as of the date hereof and will be required by Item 610(b)(10) of Regulation S-K to be filed or incorporated by reference into the Company's Quarterly Report on Form 10-Q for the period ending September 30, 1999, but which have not previously been filed or incorporated by reference into any Company Report, are set forth in (S)3(u) of the Company Disclosure Letter. All contracts, licenses, consents, royalty or other agreements which are material to the Company and its Subsidiaries, taken as a whole, to which the Company or any of its Subsidiaries is a party (the "Company Contracts") are valid and in full force and effect on the date hereof except to the extent they have previously expired in accordance with their terms or, to the extent such invalidity would not reasonably be expected to have a Company Material Adverse Effect and, to the Company's knowledge, neither the Company nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under the provisions of, any Company Contract, except for defaults which individually and in the aggregate would not reasonably be expected to result in a Company Material Adverse Effect.

    (v) Accounting and Tax Matters. To the Company's knowledge, neither the Company nor any of its Affiliates has taken or agreed to take any action, or knows of any circumstances, that (without regard to any action taken or agreed to be taken or agreed to be taken by Acquiror or any of its Affiliates) would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

  4. Representations and Warranties of Acquiror. Acquiror represents and warrants to the Company:

    (a) Organization, Qualification and Corporate Power. Acquiror has been duly organized, validly existing and in good standing under the laws of the State of Delaware. If applicable to such country, each of Acquiror's Subsidiaries operating in such country has been duly incorporated or otherwise organized and is validly existing. Each of Acquiror and its Subsidiaries is duly authorized to conduct business and, if applicable to such country, is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification or failure to be in good standing would not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Acquiror and its Subsidiaries taken as a whole or on the ability of Acquiror to consummate the transactions contemplated by this Agreement (an "Acquiror Material Adverse Effect"). Each of Acquiror and its Subsidiaries has full corporate power and corporate authority, and all foreign, federal, state and local governmental permits, licenses and consents, required to carry on the businesses in which it is engaged and to own and use the properties owned and used by it, except for such permits, licenses and consents the failure of which to have would not reasonably be expected to have a Acquiror Material Adverse Effect. Acquiror does not own any equity interest in any corporation, partnership, limited liability company, joint venture or other entity other than the Subsidiaries listed in (S)4(a) of Acquiror's disclosure letter accompanying this Agreement (the "Acquiror Disclosure Letter"). Acquiror has delivered to the Company a true, complete and correct copy of its certificate of incorporation and by-laws, each as amended to date. Neither Acquiror nor any of its Subsidiaries is in violation of any provision of its certificate of incorporation (or comparable charter document) or by-laws.

    (b) Capitalization. The entire authorized capital stock of Acquiror consists of 15,249,599 shares of preferred stock, $.01 par value per share, of which 298,187 shares are issued and outstanding as of September 1, 1999 and no shares of Acquiror preferred stock were held in Treasury as of September 1, 1999, and 29,000,000 Acquiror Shares, of which 11,562,906 Acquiror Shares were issued and outstanding as of September 1, 1999 and no Acquiror Shares were held in treasury on September 1, 1999. All of the issued and outstanding Acquiror Shares have been duly authorized and are validly issued, fully paid and nonassessable, and none have been issued in violation of any preemptive or similar right. Except as set forth in
  (S)4(b) of the Acquiror Disclosure Letter, neither Acquiror nor any of its Subsidiaries has any outstanding or authorized Stock Rights. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to Acquiror or any of its Subsidiaries. There are no rights, contracts, commitments or arrangements obligating Acquiror or any of its Subsidiaries to redeem, purchase or acquire, or offer to purchase, redeem or acquire, any outstanding shares of, or any outstanding options, warrants or rights of any kind to acquire any shares of, or any outstanding securities that are convertible into or exchangeable for any shares of, capital stock of Acquiror. The Acquiror Shares to be issued in connection with the Merger (including the Acquiror Shares to be issued to the holders of Company Shares and the Acquiror Shares to be issued to holders of Stock Rights to purchase or otherwise acquire Company Shares upon the exercise and according to the terms of such Stock Rights) have been duly authorized by all necessary corporate action, and when issued in accordance with the terms of this Agreement, will be validly issued, full paid and nonassessable and not subject to any preemptive rights, and will be issued in compliance with the requirements of the Securities Act and applicable state securities or Blue Sky laws.

    (c) Subsidiaries. Except as set forth in (S)4(a) of the Acquiror Disclosure Letter, Acquiror, directly or indirectly, owns 100% of the outstanding shares of capital stock of each of its Subsidiaries free and clear of any Security Interest and each such share of capital stock has been duly authorized and is validly issued, fully paid and nonassessable, and none of such shares of capital stock has been issued in violation of any preemptive or similar right. No shares of capital stock of, or other equity interests in, any Subsidiary of Acquiror are reserved for issuance, and there are no contracts, agreements, commitments or arrangements obligating Acquiror or any of its Subsidiaries (i) to offer, sell, issue, grant, pledge, dispose of or encumber any shares of capital stock of, or other equity interests in, or any options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interests in, any of the Subsidiaries of Acquiror or (ii) to redeem, purchase or acquire, or offer to purchase or acquire, any outstanding shares of capital stock of, or other equity interests in, or any outstanding options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interest in, or any outstanding securities that are convertible into or exchangeable for, any shares of capital stock of, or other equity interests in, any of the Subsidiaries of Acquiror.

    (d) Voting Arrangements. There are no voting trusts, proxies or other similar agreements or understandings to which Acquiror or any of its Subsidiaries is a party or by which Acquiror or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of Acquiror or any of its Subsidiaries. There are no issued or outstanding bonds, debentures, notes or other indebtedness of Acquiror having the right to vote on any matters on which stockholders of Acquiror may vote.

    (e) Authorization of Transaction. Acquiror has full power and authority (including full corporate power and corporate authority), and has taken all required action, necessary to properly execute and deliver this Agreement and to perform its obligations hereunder, and this Agreement constitutes the valid and legally binding obligation of Acquiror, enforceable in accordance with its terms and conditions, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law; provided, however, that Acquiror cannot consummate the Merger unless and until it receives the Requisite Stockholder Approval of the Acquiror Stockholders.

    (f) Noncontravention. Except as disclosed in (S)4(h) of the Acquiror Disclosure Letter, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree or other restriction of any Government Entity to which Acquiror or any of its Subsidiaries is subject or any provision of the charter or by-laws of Acquiror or any of its Subsidiaries or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which either Acquiror or any of its Subsidiaries is a party or by which it is bound or to which any of its assets is subject, except in the case of clause (ii) where the violation, conflict, breach, default, acceleration, termination, modification, cancellation or failure to give notice would not reasonably be expected to have a Acquiror Material Adverse Effect. Other than as required under the provisions of the Hart-Scott-Rodino Act, Foreign Competition Laws, Nasdaq, the Securities Exchange Act, the Securities Act and state securities laws neither Acquiror nor any of its Subsidiaries needs to give any notice to, make any filing with or obtain any authorization, consent or approval of any Government Entity in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file or to obtain any authorization, consent or approval would not reasonably be expected to have a Acquiror Material Adverse Effect or except as set forth in (S)4(f) of the Acquiror Disclosure Letter. "Required Acquiror Consents" means any authorization, consent or approval of a Government Entity or other Third Party required to be obtained pursuant to any Foreign Competition Laws or state securities laws or so that a matter set forth in (S) 4(f) of the Acquiror Disclosure Letter would not be reasonably expected to have a Acquiror Material Adverse Effect for purposes of this (S)4(f).

    (g) Filings with the SEC. Acquiror has made all filings with the SEC that it has been required to make under the Securities Act and the Securities Exchange Act (collectively, the "Acquiror Reports"). Each of the Acquiror Reports has complied with the Securities Act and the Securities Exchange Act in all material respects. None of the Acquiror Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

    (h) Financial Statements.

      (i) Acquiror has filed an Annual Report on Form 10-K (the "Acquiror 10-K") for the fiscal year ended December 31, 1998 and a Quarterly Report on Form 10-Q (the "Acquiror 10-Q") for the fiscal quarter ended June 30, 1999. The financial statements included in the Acquiror 10-K and the Acquiror 10-Q (including the related notes and schedules) have been prepared from the books and records of Acquiror and its Subsidiaries in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, and present fairly in all material respects the financial condition of Acquiror and its Subsidiaries as of the indicated dates and the results of operations and cash flows of Acquiror and its Subsidiaries for the periods set forth therein (subject in the case of quarterly financial statements to the absence of complete footnotes and subject to normal year-end audit adjustments).

      (ii) From January 1, 1999 until the date of this Agreement, Acquiror and its Subsidiaries have not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of Acquiror and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than (A) liabilities incurred in the ordinary course of business that would not, individually or in the aggregate, reasonably be expected to have a Acquiror Material Adverse Effect or (B) liabilities disclosed in (S)4(h) of the Acquiror Disclosure Letter or in Acquiror Reports filed prior to the date hereof.

    (i) Events Subsequent to January 1, 1999. From January 1, 1999 to the date of this Agreement, except as disclosed in the Acquiror Reports filed prior to the date hereof or except as set forth in (S) 4(i) of the Acquiror Disclosure Letter, (i) Acquiror and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any transaction other than according to, the ordinary and usual course of such businesses, and (ii) there has not been (A) any change in the financial condition, business or results of operations of Acquiror or any of its Subsidiaries, or any development or combination of developments relating to Acquiror or any of its Subsidiaries of which management of Acquiror has knowledge, and which would reasonably be expected to have an Acquiror Material Adverse Effect; (B) any declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of Acquiror, or any redemption, repurchase or other reacquisition of any of the capital stock of Acquiror; (C) any change by Acquiror in accounting principles, practices or methods; (D) any increase in the compensation of any officer of Acquiror or any of its Subsidiaries or grant of any general salary or benefits increase to the employees of Acquiror or any of its Subsidiaries other than in the ordinary course of business consistent with past practices; (E) any issuance or sale of any capital stock or other securities (including any Stock Rights) by Acquiror or any of its Subsidiaries of any kind, other than upon exercise of Stock Rights issued by or binding upon Acquiror; (F) any modification, amendment or change to the terms or conditions of any Stock Right; or (G) any split, combination, reclassification, redemption, repurchase or other reacquisition of any capital stock or other securities of Acquiror or any of its Subsidiaries.

    (j) Compliance. Except as set forth in (S)4(j) of the Acquiror Disclosure Letter or in Acquiror Reports filed prior to the date hereof, Acquiror and its Subsidiaries are in compliance with all applicable foreign, federal, state and local laws, rules and regulations and all court orders, judgments and decrees to which any of them is a party except where the failure to be in compliance would not reasonably be expected to have a Acquiror Material Adverse Effect.

    (k) Brokers' and Other Fees. Except as set forth in (S)4(k) of the Acquiror Disclosure Letter, none of Acquiror and its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

    (l) Litigation and Liabilities. Except as disclosed in (S)4(l) of the Acquiror Disclosure Letter or in Acquiror Reports filed prior to the date hereof, there are (i) no actions, suits or proceedings pending or, to the knowledge of Acquiror, threatened against Acquiror or any of its Subsidiaries, or any facts or circumstances known to Acquiror which may give rise to an action, suit or proceeding against Acquiror or any of its Subsidiaries, which would reasonably be expected to have a Acquiror Material Adverse Effect and (ii) no obligations or liabilities of Acquiror or any of its Subsidiaries, whether accrued, contingent or otherwise, to Acquiror which would reasonably be expected to have an Acquiror Material Adverse Effect.

    (m) Taxes. Except as set forth in (S)4(m) of the Acquiror Disclosure Letter or in Acquiror Reports filed prior to the date hereof, Acquiror and each of its Subsidiaries have duly filed or caused to be duly filed on their behalf all federal, state, local and foreign Tax Returns required to be filed by them, and have duly paid, caused to be paid or made adequate provision for the payment of all Taxes required to be paid in respect of the periods covered by such Tax Returns, except where the failure to file such Tax Returns or pay such Taxes would not reasonably be expected to have an Acquiror Material Adverse Effect. Except as set forth in (S)4(m) of the Acquiror Disclosure Letter, no claims for Taxes have been asserted against Acquiror or any of its Subsidiaries and no material deficiency for any Taxes has been proposed, asserted or assessed which has not been resolved or paid in full. To the knowledge of Acquiror, no Tax Return or taxable period of Acquiror or any of its Subsidiaries is under examination by any taxing authority, and neither Acquiror nor any of its Subsidiaries has received written notice of any pending audit by any taxing authority. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax Return for any period of Acquiror or any or its Subsidiaries. Except as set forth in (S)4(m) of the Acquiror Disclosure Letter, there are no tax liens other than liens for Taxes not yet due and payable relating to Acquiror or any of its Subsidiaries. Acquiror has no reason to believe that any conditions exist that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Neither Acquiror nor any of its Subsidiaries is a party to any agreement or contract which would result in payment of any "excess parachute payment" within the meaning of Section 280G of the Code as a result of the transactions contemplated hereby. Neither Acquiror nor any of its Subsidiaries has filed any consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset owned by Acquiror or any of its Subsidiaries. Acquiror has not been and is not a United States real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. None of Acquiror or its Subsidiaries (x) has been a member of an "affiliated group," within the meaning of Section 1504(a) of the Code, other than a group the common acquiror of which was the Acquiror or (y) has any liability for the Taxes of any person, other than any of Acquiror or its Subsidiaries under Treasury Regulation (S)1.1502-6 (or any similar provision of state, local or foreign law) as a transferee, successor, by contract or otherwise.

    (n) Fairness Opinion. Kaufman Brothers, L.P. has delivered the Acquiror Fairness Opinion to the Acquiror Board, and a true and complete copy thereof has been furnished to the Company.

    (o) Employee Benefits.

      (i) All pension, profit-sharing, deferred compensation, savings, stock bonus and stock option plans, and all employee benefit plans, whether or not covered by ERISA which are sponsored by Acquiror, any Subsidiary of Acquiror or any Acquiror ERISA Affiliate (as defined below) of Acquiror or to which Acquiror, any Subsidiary of Acquiror or any Acquiror ERISA Affiliate of Acquiror makes contributions, and which cover employees of Acquiror or any Subsidiary of Acquiror (the "Acquiror Employees") or former employees of Acquiror or any Subsidiary of Acquiror, all employment or severance contracts with employees of Acquiror or any Subsidiary of Acquiror, and any applicable "change of control" or similar provisions in any plan, contract or arrangement that cover Acquiror Employees (collectively, "Acquiror Benefit Plans" and individually an "Acquiror Benefit Plan") are accurately and completely listed in (S)4(o) of the Acquiror Disclosure Letter. No Acquiror Benefit Plan is a multi-employer plan, money purchase plan, defined benefit plan, multiple employer plan or multiple employer welfare arrangement and no Acquiror Benefit Plan is covered by Title IV of ERISA. True and complete copies of all Acquiror Benefit Plans (other than medical and other similar welfare plans made generally available to all Acquiror Employees) have been made available to the Company.

      (ii) All Acquiror Benefit Plans to the extent subject to ERISA, are in compliance in all material respects with ERISA and the rules and regulations promulgated thereunder. Each Acquiror Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Acquiror Pension Plan") and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service, which determination letter is currently in effect, and there are no proceedings pending or, to the knowledge of Acquiror, threatened, or any facts or circumstances known to Acquiror, which are reasonably likely to result in revocation of any such favorable determination letter. There is no pending or, to the knowledge of Acquiror, threatened litigation relating to the Acquiror Benefit Plans. Neither Acquiror nor any of its Subsidiaries has engaged in a transaction with respect to any Acquiror Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, is reasonably likely to subject Acquiror or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

      (iii) No liability under Title IV of ERISA has been or is reasonably likely to be incurred by Acquiror or any of its Subsidiaries with respect to any ongoing, frozen or terminated Acquiror Benefit Plan that is a "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered a predecessor of Acquiror or one employer with Acquiror under Section 4001 of ERISA (an "Acquiror ERISA Affiliate"). All contributions required to be made under the terms of any Acquiror Benefit Plan have been timely made or reserves therefor on the balance sheet of Acquiror have been established, which reserves are adequate. Except as required by Part 6 of Title I of ERISA, Acquiror does not have any unfunded obligations for retiree health and life benefits under any Acquiror Benefit Plan.

      (iv) Acquiror and its Subsidiaries have not incurred any liability under, and have complied in all material respects with, the WARN Act, and no fact or event exists that could give rise to liability under such act.

    (p) Year 2000. Except as disclosed in the previously filed Acquiror Reports, Acquiror's products and information systems are Year 2000 Compliant except to the extent that their failure to be Year 2000 Compliant would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

    (q) Environmental Matters. Except for such matters that, individually or in the aggregate, would not reasonably be expected to have an Acquiror Material Adverse Effect or would not otherwise require disclosure pursuant to the Securities Exchange Act, or are listed in (S)4(q) of the Acquiror Disclosure Letter or described in Acquiror Reports filed prior to the date hereof, (i) each of Acquiror and its Subsidiaries has complied and is in compliance with all applicable Environmental Laws; (ii) the properties currently owned or operated by Acquiror or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with Hazardous Substances (as defined below); (iii) neither Acquiror nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (iv) neither Acquiror nor any or its Subsidiaries has had any release or threat of release of any Hazardous Substance; (v) neither Acquiror nor any of its Subsidiaries has received any notice, demand, threat, letter, claim or request for information alleging that it or any of its Subsidiaries may be in violation of or liable under any Environmental Law (including any claims relating to electromagnetic fields or microwave transmissions); (vi) neither Acquiror nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any governmental or regulatory authority of competent jurisdiction or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and (vii) there are no circumstances or conditions involving Acquiror or any of its Subsidiaries that would reasonably be expected to result in any claims, liabilities, investigations, costs or restrictions on the ownership, use or transfer of any of its properties pursuant to any Environmental Law.

    (r) Intellectual Property. Except as disclosed in (S)4(r) of the Acquiror Disclosure Letter or in the Acquiror Reports filed prior to the date hereof, Acquiror and its Subsidiaries have all right, title and interest in, or a valid and binding license to use, all Acquiror Intellectual Property (as defined below). Except as disclosed in (S)4(r) of the Acquiror Disclosure Letter or in the Acquiror Reports filed prior to the date hereof, Acquiror and its Subsidiaries (i) have not defaulted in any material respect under any license to use any Acquiror Intellectual Property, (ii) are not the subject of any proceeding or litigation for infringement of any third party intellectual property, (iii) have no knowledge of circumstances that would be reasonably expected to give rise to any such proceeding or litigation and (iv) have no knowledge of circumstances that are causing or would be reasonably expected to cause the loss or impairment of any Acquiror Intellectual Property, other than a default, proceeding, litigation, loss or impairment that is not having or would not be reasonably expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

    For purposes of this Agreement, "Acquiror Intellectual Property" means patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, copyrights and copyright rights, trade secret and trade secret rights, and other intellectual property rights, and all pending applications for and registrations of any of the foregoing that are individually or in the aggregate material to the conduct of the business of Acquiror and its Subsidiaries taken as a whole.

    (s) Insurance. Except as set forth in (S)4(s) of the Acquiror Disclosure Letter, each of Acquiror and its Subsidiaries is insured with financially responsible insurers in such amounts and against such risks and losses as are customary for companies conducting the business as conducted by Acquiror and its Subsidiaries.

    (t) Certain Contracts. Except as set forth in (S)4(t) of the Acquiror Disclosure Letter, all material to which Acquiror or any of its Subsidiaries is a party or may be bound that are required by Item 610(b)(10) of Regulation S-K to be filed as exhibits to, or incorporated by reference in, the Acquiror 10-K or the Acquiror 10-Q have been so filed or incorporated by reference. All material contracts to which Acquiror or any of its Subsidiaries is a party or may be bound that have been entered into as of the date hereof and will be required by Item 610(b)(10) of Regulation S-K to be filed or incorporated by reference into Acquiror's Quarterly Report on Form 10-Q for the period ending September 30, 1999, but which have not previously been filed or incorporated by reference into any Acquiror Reports, are set forth in (S)4(t) of the Acquiror Disclosure Letter. All contracts, licenses, consents, royalty or other agreements which are material to Acquiror and its Subsidiaries, taken as a whole, to which Acquiror or any of its Subsidiaries is a party (the "Acquiror Contracts") are valid and in full force and effect on the date hereof except to the extent they have previously expired in accordance with their terms or, to the extent such invalidity would not reasonably be expected to have an Acquiror Material Adverse Effect and, to Acquiror's knowledge, neither Acquiror nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under the provisions of, any Acquiror Contract, except for defaults which individually and in the aggregate would not reasonably be expected to result in an Acquiror Material Adverse Effect.

    Accounting and Tax Matters. To Acquiror's knowledge, neither Acquiror nor any of its Affiliates has taken or agreed to take any action, or knows of any circumstances, that (without regard to any action taken or agreed to be taken or agreed to be taken by the Company or any of its Affiliates) would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

  5. Covenants. The Parties agree as follows with respect to the period from and after the execution of this Agreement through and including the Effective Time (except for (S)5(j), (S)5(l) and (S)5(q), which will apply from and after the Effective Time in accordance with their respective terms and (S)5(p) which will apply from the date hereof and shall survive after the Closing).

    (a) General. Each of the Parties will use all reasonable efforts to take all actions and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in (S)6 below).

    (b) Notices and Consents. The Company and Acquiror will give any notices (and will cause each of their respective Subsidiaries to give any notices) to third parties, and will use all reasonable efforts to obtain (and will cause each of their respective Subsidiaries to use all reasonable efforts to obtain) any third-party consents, that may be required in connection with the matters referred to in (S)3(f) and (S)4(f) above (regardless of whether the failure to give such notice or obtain such consent would result in a Company Material Adverse Effect or a Acquiror Material Adverse Effect).

    (c) Regulatory Matters and Approvals. Each of the Parties, promptly after the date hereof, will (and the Company, promptly after the date hereof, will cause each of its Subsidiaries to) give any notices to, make any filings with and use all reasonable efforts to obtain any authorizations, consents and approvals of Government Entities in connection with the matters referred to in (S)3(f) and (S)4(f) above. Without limiting the generality of the foregoing:

      (i) Federal Securities Laws. As promptly as practicable following the date hereof, Acquiror shall, in cooperation with the Company, prepare and file with the SEC preliminary proxy materials which shall constitute the Joint Proxy Statement/Prospectus (such proxy statement/prospectus, and any amendments or supplements thereto, the "Joint Proxy Statement/Prospectus") and a registration statement on Form S-4 with respect to the issuance of Acquiror Shares in connection with the Merger (such registration statement, and any amendments or supplements thereto, the "Registration Statement"), and file with state securities administrators such registration statements or other documents as may be required under applicable blue sky laws to qualify or register such Acquiror Shares in such states as are designated by the Company (the "Blue Sky Filings"). The Joint Proxy Statement/Prospectus will be included in the Registration Statement as Acquiror's prospectus. The Registration Statement and the Joint Proxy Statement/Prospectus shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. Acquiror shall use all reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as practicable after filing with the SEC and to keep the Registration Statement effective as long as is necessary to consummate the Merger. Acquiror agrees that none of the information supplied or to be supplied by Acquiror for inclusion or incorporation by reference in the Registration Statement and/or the Joint Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the Company Special Meeting or the Acquiror Special Meeting, will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company agrees that none of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the Company Special Meeting or the Acquiror Special Meeting, will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. For purposes of the foregoing, it is understood and agreed that information concerning or related to Acquiror and the Acquiror Special Meeting will be deemed to have been supplied by Acquiror, and information concerning or related to the Company and the Company Special Meeting shall be deemed to have been supplied by the Company. Acquiror will provide the Company with a reasonable opportunity to review and comment on the Joint Proxy Statement/Prospectus and any amendment or supplement thereto prior to filing such with the SEC, will provide the Company with a copy of all such filings concurrent with their filing with the SEC and will notify the Company as promptly as practicable after the receipt of any comments from the SEC or its staff or from any state securities administrators and of any request by the SEC or its staff or by any state securities administrators for amendments or supplements to the Registration Statement or any Blue Sky Filings or for additional information, and will supply the Company and its legal counsel with copies of all correspondence between Acquiror or any of its representatives, on the one hand, and the SEC, its staff or any state securities administrators, on the other hand, with respect to the Registration Statement. No change, amendment or supplement to the information supplied by the Company for inclusion in the Joint Proxy Statement/Prospectus shall be made without the approval of the Company, which approval shall not be unreasonably withheld or delayed. If, at any time prior to the Effective Time, any event relating to the Company or Acquiror or any of their respective Affiliates, officers or directors is discovered by the Company or Acquiror, as the case may be, that is required by the Securities Act or the Securities Exchange Act to be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, the Company or Acquiror, as the case may be, will as promptly as practicable inform the other, and such amendment or supplement will be promptly filed with the SEC and disseminated to the stockholders of the Company and Acquiror, to the extent required by applicable securities laws. All documents which the Company or Acquiror files or is responsible for filing with the SEC and any other regulatory agency in connection with the Merger (including, without limitation, the Registration Statement and the Joint Proxy Statement/Prospectus) will comply as to form and content in all material respects with the provisions of applicable law. Notwithstanding the foregoing, the Company, on the one hand, and Acquiror, on the other hand, make no representations or warranties with respect to any information that has been supplied in writing by the other, or the other's auditors, attorneys or financial advisors, specifically for use in the Registration Statement or the Joint Proxy Statement/Prospectus, or in any other documents to be filed with the SEC or any other regulatory agency expressly for use in connection with the transactions contemplated hereby.

      (ii) State Corporation Law. The Company will take all action, to the extent necessary in accordance with applicable law, its certificate of incorporation and by-laws to convene a special meeting of its stockholders (the "Company Special Meeting"), as soon as reasonably practicable in order that its stockholders may consider and vote upon the adoption of this Agreement and the approval of the Merger in accordance with the Massachusetts Business Corporation Law. Acquiror will take all action, to the extent necessary in accordance with applicable law, its certificate of incorporation and by-laws to convene a special meeting of its stockholders (the "Acquiror Special Meeting"), as soon as reasonably practicable in order that its stockholders may consider and vote upon the adoption of this Agreement and the approval of the Merger in accordance with the Delaware Business Corporation Law, the issuance of Acquiror Shares in connection with the Merger as provided in this Agreement as required by the rules of Nasdaq and an amendment to the certificate of incorporation of Acquiror to increase the number of authorized Acquiror Shares. The Company and Acquiror shall mail the Joint Proxy Statement/Prospectus to their respective stockholders simultaneously and as soon as reasonably practicable. Subject to
    (S)5(h)(iv) and (S)5(i)(iv) below, the Joint Proxy Statement/Prospectus shall contain the affirmative unanimous recommendations of the Company Board in favor of the adoption of this Agreement and the approval of the Merger and of the Acquiror Board in favor of issuance of Acquiror Shares in connection with the Merger as provided in the Agreement as required by the rules of Nasdaq and the increase in the number of authorized Acquiror Shares in accordance with the Delaware General Corporation Law.

      (iii) Periodic Reports. Each of the Parties and its counsel shall be given an opportunity to review each Form 10-K and Form 10-Q (and any amendments thereto) to be filed by the other Party under the Securities Exchange Act prior to their being filed with the SEC and Nasdaq, and shall be provided with final copies thereof concurrently with their filing with the SEC.

    (d) Operation of the Company's Business. Except as set forth in (S)5(d) of the Company Disclosure Letter or as otherwise expressly contemplated by this Agreement, the Company will not (and will not cause or permit any of its Subsidiaries to), without the written consent of Acquiror, take any action or enter into any transaction other than in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, except as expressly provided in this Agreement or (S)5(d) of the Company Disclosure Letter, without the written consent of Acquiror:

      (i) none of the Company and its Subsidiaries will authorize or effect any change in its charter or by-laws or comparable organizational document;

      (ii) none of the Company and its Subsidiaries will grant any Stock Rights or issue, sell, authorize or otherwise dispose of any of its capital stock, (x) except upon the conversion or exercise of Stock Rights outstanding as of the date of this Agreement and (y) except for stock options issued to employees of the Company and its Subsidiaries in a manner consistent with past practice which (I) do not provide for the issuance of more than 200,000 Company Shares in any calendar quarter, (II) are issued only to new employees and employees promoted after the date hereof, (III) are issued at not less than the market price of the Company Stock on the date of grant, (IV) are not issued to any executive officer or director of the Company and (V) do not provide for accelerated vesting as a result of the Merger;

      (iii) none of the Company and its Subsidiaries will sell, lease, encumber or otherwise dispose of, or otherwise agree to sell, lease, encumber or otherwise dispose of, any of its assets which are material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole, other than equipment sales from inventory arising in the ordinary course of business consistent with past practice;

      (iv) none of the Company and its Subsidiaries (other than wholly-owned Subsidiaries) will declare, set aside or pay any dividend or distribution with respect to its capital stock (whether in cash or in kind);

      (v) none of the Company and its Subsidiaries will split, combine or reclassify any of its capital stock or redeem, repurchase or otherwise acquire any of its capital stock;

      (vi) none of the Company and its Subsidiaries will acquire or agree to acquire by merger or consolidation with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business of any Person or division thereof or otherwise acquire or agree to acquire any assets (other than assets used in the operation of the business of the Company and its Subsidiaries in the ordinary course consistent with past practice);

      (vii) none of Company or its Subsidiaries will incur or commit to any capital expenditures other than capital expenditures incurred or committed to in the ordinary course of business consistent with past practice and which, together with all such expenditures incurred or committed since January 1, 1999, are not in excess of the respective amounts by category or in the aggregate set forth in the Company's capital expenditure budget, as previously disclosed to Acquiror or, if the Closing Date has not occurred prior to December 31, 1999, such additional amounts for any subsequent period as may be consented to by Acquiror, such consent not to be unreasonably withheld, or, if Acquiror shall not have so consented, an amount not greater than an amount equal to a pro rata portion of the Company's 1999 capital expenditure budget;

      (viii) none of the Company or its Subsidiaries will (x) other than in connection with actions permitted by (S)5(d)(vi), make any loans, advances or capital contributions to, or investments in, any other Person, other than by the Company or a Subsidiary of the Company to or in the Company or any Subsidiary of the Company, (y) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than payments, discharges or satisfactions incurred or committed to in the ordinary course of business consistent with past practice or (z) other than in connection with actions permitted by (S)5(d)(vi), create, incur, assume or suffer to exist any indebtedness, issuances of debt securities, guarantees, Security Interests, loans or advances not in existence as of the date of this Agreement except pursuant to the credit facilities, indentures and other arrangements in existence on the date of this Agreement and incurred in the ordinary course of business consistent with past practice, and any other indebtedness existing on the date of this Agreement, in each case as such credit facilities, indentures, other arrangements and other existing indebtedness may be amended, extended, modified, refunded, renewed or refinanced after the date of this Agreement, but only if the aggregate principal amount thereof is not increased thereby, the term thereof is not extended thereby and the other terms and conditions thereof, taken as a whole, are not less advantageous to the Company and its Subsidiaries than those in existence as of the date of this Agreement;

      (ix) none of the Company and its Subsidiaries will make any change in employment terms for any of its directors, officers and employees other than (A) customary increases to employees whose total annual cash compensation is less than $120,000 awarded in the ordinary course of business consistent with past practices, and (B) customary employee bonuses (including to employees who are officers) approved by the Company Board and paid in the ordinary course of business consistent with past practices and (C) immaterial changes to Company Benefit Plans;

      (x) except as disclosed in the Company Reports filed prior to the date of this Agreement, the Company will not change its methods of accounting in effect at December 31, 1998 in a manner materially affecting the consolidated assets, liabilities or results of operations of the Company, except as required by changes in GAAP as concurred in by the Company's independent auditors, and the Company will not (i) change its fiscal year or (ii) make any material tax election, other than in the ordinary course of business consistent with past practice; and

      (xi) none of the Company and its Subsidiaries will resolve or commit to any of the foregoing.

    In the event the Company shall request Acquiror to consent in writing to an action otherwise prohibited by this (S)5(d), Acquiror shall use reasonable efforts to respond in a prompt and timely fashion (but in no event later than ten (10) business days following such request), but may otherwise respond affirmatively or negatively in its sole discretion.

    (e) Operation of Acquiror's Business. Except as set forth in (S)5(e) of the Acquiror Disclosure Letter or as otherwise contemplated by this
  Agreement:

      (i) none of Acquiror and its Subsidiaries will authorize or effect any change in its charter or by-laws or comparable organizational document except for such amendments to its charter, by-laws or other comparable charter or organizational documents that do not have an adverse affect on the Merger and the other transactions contemplated hereby;

      (ii) none of Acquiror and its Subsidiaries will grant any Stock Rights or issue, sell, authorize or otherwise dispose of any of its capital stock, except (x) upon the conversion or exercise of Stock Rights outstanding as of the date of this Agreement or issued pursuant to the following clauses (y) and (z); (y) stock options issued to employees of the Acquiror and its Subsidiaries in a manner consistent with past practice which (I) do not provide for the issuance of more than 200,000 Acquiror Shares in any calendar quarter, (II) are issued only to new employees and employees promoted after the date hereof,
    (III) are issued at not less than the market price of the Acquiror Stock on the date of grant, (IV) are not issued to any executive officer or director of the Acquiror and (V) do not provide for accelerated vesting as a result of the Merger; and (z) Stock Rights and capital stock issued as consideration for acquisitions as permitted by (S)5(e)(vi);

      (iii) none of Acquiror and its Subsidiaries will sell, lease, encumber or otherwise dispose of, or otherwise agree to sell or otherwise dispose of, any of its assets which are material, individually or in the aggregate, to Acquiror and its Subsidiaries taken as a whole, other than equipment sales from inventory arising in the ordinary course of business consistent with past practice;

      (iv) none of Acquiror and its Subsidiaries (other than wholly owned Subsidiaries) will declare, set aside or pay any dividend or distribution with respect to its capital stock (whether in cash or in kind);

      (v) none of Acquiror and its Subsidiaries will split, combine or reclassify any of its capital stock or redeem, repurchase or otherwise acquire any of its capital stock;

      (vi) without Prior Consultation, none of Acquiror and its Subsidiaries will acquire or agree to acquire by merger or consolidation with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business of any Person or division thereof or otherwise acquire or agree to acquire any substantial assets in a single transaction or series of related transactions;

      (vii) without Prior Consultation, none of Acquiror or its Subsidiaries will incur or commit to any capital expenditures other than capital expenditures incurred or committed to in the ordinary course of business consistent with past practice;

      (viii) without Prior Consultation, none of Acquiror or its Subsidiaries will (A) other than in connection with actions permitted by (S)5(e)(vii), make any loans, advances or capital contributions to, or investments in, any other Person, other than by Acquiror or a Subsidiary of Acquiror to or in Acquiror or any Subsidiary of Acquiror,
    (B) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than loans, advances, capital contributions, investments, payments, discharges or satisfactions incurred or committed to in the ordinary course of business consistent with past practice or (C) other than in connection with actions permitted by (S)5(e)(vii), create, incur, assume or suffer to exist any indebtedness, issuances of debt securities, guarantees, Security Interests, loans or advances not in existence as of the date of this Agreement except pursuant to the credit facilities, indentures and other arrangements in existence on the date of this Agreement and incurred in the ordinary course of business consistent with past practice, and any other indebtedness existing on the date of this Agreement, in each case as such credit facilities, indentures, other arrangements and other existing indebtedness may be amended, extended, exchanged, modified, refunded, renewed or refinanced after the date of this Agreement, but only if the aggregate principal amount thereof is not increased thereby, the term thereof is not extended thereby and the other terms and conditions thereof, taken as a whole, are not less advantageous to Acquiror and its Subsidiaries than those in existence as of the date of this Agreement;

      (ix) none of the Acquiror and its Subsidiaries will make any change in employment terms for any of its directors, officers and employees other than (A) customary increases to employees whose total annual cash compensation is less than $120,000 awarded in the ordinary course of business consistent with past practices, and (B) customary employee bonuses (including to employees who are officers) approved by the Acquiror Board and paid in the ordinary course of business consistent with past practices and (C) immaterial changes to Acquiror Benefit Plans;

      (x) Acquiror will not change its methods of accounting in effect at December 31, 1998 in a manner materially affecting the consolidated assets, liabilities or operating results of Acquiror, except as required by changes in GAAP as concurred in by Acquiror's independent auditors, and Acquiror will not (i) change its fiscal year or (ii) make any material tax election, other than in the ordinary course of business consistent with past practice; and

      (xi) none of Acquiror and its Subsidiaries will resolve or commit to any of the foregoing (A) which requires the Company's consent unless it has obtained such consent or (B) which requires Prior Consultation unless it has afforded Prior Consultation.

  In the event Acquiror shall request the Company to consent in writing to an action otherwise prohibited by this (S) 5(e), the Company shall use reasonable efforts to respond in a prompt and timely fashion (but in no event later than ten (10) business days following such request), but may otherwise respond affirmatively or negatively in its sole discretion.

    (f) Access. Each Party will (and will cause each of its Subsidiaries to) permit representatives of the other Party to have access at all reasonable times and in a manner so as not to materially interfere with the normal business operations of the Company and its Subsidiaries, or Acquiror and its Subsidiaries, as applicable, to all premises, properties, personnel, books, records (including without limitation tax and financial records), contracts and documents of or pertaining to such Party. Each Party and all of its respective representatives will treat and hold as such any Confidential Information it receives from the other Party or any of its representatives in accordance with the Confidentiality Agreement.

    (g) Notice of Developments. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of its own representations and warranties in (S)3 and (S)4 above. No disclosure by any Party pursuant to this (S)5(g), however, shall be deemed to amend or supplement the Company Disclosure Letter or Acquiror Disclosure Letter or to prevent or cure any misrepresentation, breach of warranty or breach of covenant.

    (h) Company Exclusivity.

      (i) The Company shall, and shall cause its Subsidiaries and Representatives to, immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any Persons conducted heretofore by the Company, its Subsidiaries or any of their respective Affiliates, officers, directors, employees, financial advisors, agents or representatives (each a "Representative") with respect to any proposed, potential or contemplated Acquisition Proposal.

      (ii) From and after the date hereof, without the prior written consent of Acquiror, the Company will not authorize or permit any of its Subsidiaries to, and shall cause any and all of its Representatives not to, directly or indirectly, (A) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, an Acquisition Proposal, or (B) engage in negotiations or discussions with any Third Party concerning, or provide any non-public information to any person or entity relating to, an Acquisition Proposal, or (C) enter into any letter of intent, agreement in principle or any acquisition agreement or other similar agreement with respect to any Acquisition Proposal; provided, however, that nothing contained in this (S)5(h)(ii) shall prevent the Company or the Company Board prior to receipt of the Requisite Stockholder Approval of the Company Stockholders, from furnishing non-public information to, or entering into discussions or negotiations with, any Third Party in connection with an unsolicited, bona fide written proposal for an Acquisition Proposal by such Third Party, if and only to the extent that (1) such Third Party has made a written proposal to the Company Board to consummate an Acquisition Proposal, (2) the Company Board determines in good faith, based upon the advice of a financial advisor of nationally recognized reputation, that such Acquisition Proposal is reasonably capable of being completed on substantially the terms proposed, and would, if consummated, result in a transaction that would provide greater value to the holders of the Company Shares than the transaction contemplated by this Agreement (a "Superior Proposal"), (3) the failure to take such action would, in the reasonable good faith judgment of the Company Board, based upon a written opinion of Company outside legal counsel, be a violation of its fiduciary duties to the Company's stockholders under applicable law, and (4) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such Person, the Company Board receives from such Person an executed confidentiality agreement with material terms no less favorable to the Company than those contained in the Confidentiality Agreement and provides prior notice of its decision to take such action to Acquiror. The Company agrees not to release any Third Party from, or waive any provision of, any standstill agreement to which it is a party or any confidentiality agreement between it and another Person who has made, or who may reasonably be considered likely to make, an Acquisition Proposal, unless the failure to take such action would, in the reasonable good faith judgment of the Company Board, based upon written opinion of Company outside legal counsel, be a violation of its fiduciary duties to the Company Stockholders under applicable law and such action is taken prior to receipt of the Requisite Stockholder Approval of the Company Stockholders. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any Representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this (S)5(h) by the Company.

      (iii) The Company shall notify Acquiror promptly after receipt by the Company or the Company's knowledge of the receipt by any of its Representatives of any Acquisition Proposal or any request for non-public information in connection with an Acquisition Proposal or for access to the properties, books or records of the Company by any Person that informs such party that it is considering making or has made an Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate the identity of the offeror and the terms and conditions of such proposal, inquiry or contact. The Company shall keep Acquiror informed of the status (including any change to the material terms) of any such Acquisition Proposal or request for non-public information.

      (iv) The Company Board may not withdraw or modify, or propose to withdraw or modify, in a manner adverse to Acquiror, the approval or recommendation by the Company Board of this Agreement or the Merger unless, following the receipt of a Superior Proposal but prior to receipt of the Requisite Stockholder Approval of the Company Stockholders, in the reasonable good faith judgment of the Company Board, based upon the written opinion of Company's outside legal counsel, the failure to do so would be a violation of the Company Board's fiduciary duties to the Company's stockholders under applicable law; provided, however, that, the Company Board shall submit this Agreement and the Merger to the Company's stockholders for adoption and approval, whether or not the Company Board at any time subsequent to the date hereof determines that this Agreement is no longer advisable or recommends that the stockholders of the Company reject it or otherwise modifies or withdraws its recommendation. Unless the Company Board has withdrawn its recommendation of this Agreement in compliance herewith, the Company shall use its best efforts to solicit from the Company's stockholders proxies in favor of the adoption and approval of this Agreement and the Merger and to secure the vote or consent of the Company's stockholders required by the Massachusetts Business Corporation Law and its articles of incorporation and by-laws to adopt and approve this Agreement and the Merger.

    (i) Acquiror Exclusivity.

      (i) Acquiror shall, and shall cause its Subsidiaries and Representatives to, immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any Persons conducted heretofore by Acquiror, its Subsidiaries or any of its Representatives with respect to any proposed, potential or contemplated Acquiror Acquisition Proposal the consummation of which would be reasonably expected to (x) result in a material delay in the Effective Time or (y) materially and adversely impact the likelihood of obtaining any Required Company Consent or Required Acquiror Consent other than those the failures to obtain would not result in either a Company Material Adverse Effect or a Acquiror Material Adverse Effect (a "Prohibited Acquiror Acquisition Proposal").

      (ii) From and after the date hereof, Acquiror will notify the Company of any Acquiror Acquisition Proposal of which notice is given to the Acquiror Board. Such notice to the Company will be made promptly after such notice to the Acquiror Board, but will be conditional upon an appropriate confidentiality Agreement. Without the prior written consent of the Company, Acquiror will not authorize or permit any of its Subsidiaries to, and shall cause any and all of its Representatives not to, directly or indirectly, (A) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a Prohibited Acquiror Acquisition Proposal, or (B) engage in negotiations or discussions with any Acquiror Third Party concerning, or provide any nonpublic information to any person or entity relating to, a Prohibited Acquiror Acquisition Proposal, or (C) enter into any letter of intent, agreement in principle or any acquisition agreement or other similar agreement with respect to any Prohibited Acquiror Acquisition Proposal; provided, however, that nothing contained in this (S)5(i)(ii) shall prevent Acquiror or the Acquiror Board from, prior to receipt of the Requisite Stockholder Approval of the Acquiror Stockholders, furnishing nonpublic information to, or entering into discussions or negotiations with, any Acquiror Third Party in connection with an unsolicited, bona fide written proposal for a Prohibited Acquiror Acquisition Proposal by such Acquiror Third Party, if and only to the extent that (1) such Acquiror Third Party has made a written proposal to the Acquiror Board to consummate a Prohibited Acquiror Acquisition Proposal, (2) the Acquiror Board determines in good faith, based upon the advice of a financial advisor of nationally recognized reputation, that such Prohibited Acquiror Acquisition Proposal is reasonably capable of being completed on substantially the terms proposed, and would, if consummated, result in a transaction that would provide greater value to the holders of the Acquiror Shares than the transaction contemplated by this Agreement (an "Acquiror Superior Proposal"), (3) the failure to take such action would, in the reasonable good faith judgment of the Acquiror Board, based upon a written opinion of Acquiror's outside legal counsel, be a violation of its fiduciary duties to the Acquiror's stockholders under applicable law, and (4) prior to furnishing such nonpublic information to, or entering into discussions or negotiations with, such Person, the Acquiror Board receives from such Person an executed confidentiality agreement with material terms no less favorable to Acquiror than those contained in the Confidentiality Agreement. Acquiror agrees not to release any Acquiror Third Party from, or waive any provision of, any standstill agreement to which it is a party or any confidentiality agreement between it and another Person who has made, or who may reasonably be considered likely to make, a Prohibited Acquiror Acquisition Proposal, unless the failure to take such action would, in the reasonable good faith judgment of the Acquiror Board, based upon the written opinion of Acquiror's outside legal counsel, be a violation of its fiduciary duties to the Acquiror's stockholders under applicable law and such action is taken prior to receipt of the Requisite Stockholder Approval of the Acquiror Stockholders. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any director or officer of Acquiror or any of its Subsidiaries or any investment bank, financial advisor, attorney, accountant or other representative of Acquiror or any of its Subsidiaries shall be deemed to be a breach of this (S)5(i)(ii) by Acquiror. A Acquiror Acquisition Proposal shall be deemed a Prohibited Acquiror Acquisition Proposal at the time (and not before) the Acquiror Board is first notified of such Acquiror Acquisition Proposal, and at any time that the Acquiror Board is notified of a significant development with respect to such Acquiror Acquisition Proposal, unless the Acquiror Board in good faith determines that such Acquiror Acquisition Proposal is not, and is not reasonably likely to become, a Prohibited Parent Acquisition Proposal.

      (iii) Acquiror shall notify the Company promptly after receipt by Acquiror or Acquiror's knowledge of the receipt by any of its Representatives of any Prohibited Acquiror Acquisition Proposal or any request for non-public information in connection with a Prohibited Acquiror Acquisition Proposal or for access to the properties, books or records of Acquiror by any Person that informs such party that it is considering making or has made a Prohibited Acquiror Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate the identity of the offeror and the terms and conditions of such proposal, inquiry or contact. Acquiror shall keep the Company informed of the status (including any change to the material terms) of any such Prohibited Acquiror Acquisition Proposal or request for nonpublic information.

      (iv) The Acquiror Board may not withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Company, the approval or recommendation by the Acquiror Board of this Agreement or the Merger unless, following the receipt of a Acquiror Superior Proposal but prior to receipt of the Requisite Stockholder Approval of the Acquiror stockholders, in the reasonable good faith judgment of the Acquiror Board, based upon the written opinion of Acquiror's outside legal counsel, the failure to do so would be a violation of the Acquiror Board's fiduciary duties to the

    Acquiror's stockholders under applicable law; provided, however, that the Acquiror Board shall submit the Merger to the Acquiror stockholders for adoption and approval, whether or not the Acquiror Board at any time subsequent to the date hereof determines that this Agreement is no longer advisable or recommends that the stockholders of the Acquiror reject the Merger or otherwise modifies or withdraws its recommendation. Unless the Acquiror Board has withdrawn its recommendation of the Merger in compliance herewith, Acquiror shall use its best efforts to solicit from the Acquiror stockholders proxies in favor of the adoption and approval of the Merger and to secure the vote or consent of the Acquiror's stockholders required by Nasdaq and the Delaware General Corporation Law.

      (v) Prior to taking any action with respect to a Acquiror Acquisition Proposal which is not a Prohibited Acquiror Acquisition Proposal equivalent to those permitted by clauses (A), (B) or (C) of
    (S)5(i)(ii), Acquiror shall notify each Acquiror Third Party which is the object of or a party to such action of the limitation on Prohibited Acquiror Acquisition Proposals set forth in this (S)5(i), and Acquiror shall not enter into any letter of intent, agreement in principle or any acquisition agreement or other similar agreement with respect to any Acquiror Acquisition Proposal unless such letter or agreement includes a covenant of the applicable Acquiror Third Party not to take any action which would cause such Acquiror Acquisition Proposal to become a Prohibited Acquiror Acquisition Proposal.

    (j) Insurance and Indemnification.

      (i) Surviving Corporation will provide each individual who served as a director or officer of the Company at any time prior to the Effective Time with liability insurance for a period of six years after the Effective Time no less favorable in coverage and amount than any applicable insurance of the Company in effect immediately prior to the Effective Time; provided, however, that if the existing liability insurance expires, or is terminated or canceled by the insurance carrier during such six-year period, the Surviving Corporation will use its reasonable best efforts to obtain comparable insurance for the remainder of such period on a commercially reasonable basis; provided further, however, that in the event any claim or claims are asserted within such period, all rights to indemnification in respect of such claim or claims shall continue until the final disposition thereof;

      (ii) After the Effective Time, Surviving Corporation (A) will not take or permit to be taken any action to alter or impair any exculpatory or indemnification provisions now existing in the certificate of incorporation, by-laws or indemnification and employment agreements of the Company or any of its Subsidiaries for the benefit of any individual who served as a director or officer of the Company or any of its Subsidiaries (an "Indemnified Party") at any time prior to the Effective Time (except as may be required by applicable law), and
    (B) shall cause the Surviving Corporation to honor and fulfill such provisions until the date which is six years from the Effective Time (except as may be required by applicable law); provided, however, that in the event any claim or claims are asserted within such period, all rights to indemnification in respect of such claim or claims shall continue until the final disposition thereof.

      (iii) To the extent clauses (i) and (ii) above shall not serve to indemnify and hold harmless an Indemnified Party, Surviving Corporation, subject to the terms and conditions of this clause (iii), will indemnify, for a period of six years from the Effective Time, to the fullest extent permitted under applicable law, each Indemnified Party from and against any and all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses and fees, including all court costs and reasonable attorneys' fees and expenses, resulting from, arising out of, relating to or caused by this Agreement or any of the transactions contemplated herein; provided, however, that in the event any claim or claims are asserted or threatened within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims. Any Indemnified Party wishing to claim indemnification under this clause (iii), notwithstanding anything to the contrary in the provisions set forth in the Company's or the Surviving Corporation's certificate of incorporation, by-laws or other agreements respecting indemnification of directors or officers, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Surviving Corporation thereof, but the failure to so notify shall not relieve Surviving Corporation of any liability it may have to such Indemnified Party if such failure does not materially prejudice Surviving Corporation. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (A) Acquiror or the Surviving Corporation shall have the right following the Effective Time to assume the defense thereof and Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Acquiror or the Surviving Corporation fails to assume such defense or counsel for the Indemnified Party advises that there are issues which raise conflicts of interest between Acquiror or the Surviving Corporation, on the one hand, and the Indemnified Parties, on the other hand, the Indemnified Parties may retain counsel satisfactory to them, and the Company, Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that Surviving Corporation shall be obligated to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, in which case Surviving Corporation need only pay for separate counsel to the extent necessary to resolve such conflict; (B) the Indemnified Parties will reasonably cooperate in the defense of any such matter; and (C) Surviving Corporation shall not be liable for any settlement effectuated without its prior written consent, which consent shall not be unreasonably withheld or delayed. Surviving Corporation shall not settle any action or claim identified in this (S)5(j)(iii) in any manner that would impose any liability or penalty on an Indemnified Party not paid by Acquiror or the Surviving Corporation without such Indemnified Party's prior written consent, which consent shall not be unreasonably withheld or delayed.

      (iv) Notwithstanding anything contained in clause (iii) above, Surviving Corporation shall not have any obligation hereunder to any Indemnified Party (A) if the indemnification of such Indemnified Party by Surviving Corporation in the manner contemplated hereby is prohibited by applicable law, (B) the conduct of the Indemnified Party relating to the matter for which indemnification is sought involved bad faith or willful misconduct of such Indemnified Party, or (C) with respect to actions taken by any such Indemnified Party in his or its individual capacity, including, without limitations, with respect to any matters relating, directly or indirectly, to the purchase, sale or trading of securities issued by the Company other than a tender or sale pursuant to a stock tender agreement or (D) if such Indemnified Party shall have breached its obligation to cooperate with Surviving Corporation in the defense of any claim in respect of which indemnification is sought and such breach (x) materially and adversely affects Surviving Corporation's defense of such claim or (y) will materially and adversely affect Surviving Corporation's defense of such claim if such breach is not cured within ten days after notice of such breach is delivered to the Indemnified Party and such breach is not cured during such period.

    (k) Financial Statements.

      (i) As soon as they are made available to and reviewed by senior management of the Company, the Company shall make available to Acquiror the internally generated monthly, quarterly (including quarterly statements for the three-month period ended September 25, 1999) and annual financial statements of the Company, consisting of consolidated balance sheets, and consolidated statements of income and of cash flows.

      (ii) As soon as they are made available to and reviewed by senior management of Acquiror, Acquiror shall make available to the Company the internally generated monthly, quarterly (including, quarterly statements for the three-month period ended September 30, 1999) and annual financial statements, consisting of consolidated balance sheets, and consolidated statements of income and of cash flows.

    (l) Continuity of Business Enterprise. Acquiror, Surviving Corporation or any other member of the qualified group (as defined in Treasury Regulation
  (S)1.368-1(d)) shall, for the foreseeable future, continue at least one significant historic business line of the Company or use at least a significant portion of the Company's historic business assets in a business, in each case within the meaning of Treasury Regulation (S)1.368-1(d).

    (m) Acquiror Board of Directors. At or before the Effective Time, the Board of Directors of Acquiror will take all action necessary to cause the number of directors constituting the Acquiror Board of Directors to be fixed at nine directors and to elect the Chief Executive Officer of the Company and three independent directors (as defined in National Association of Securities Dealers Rule 4200(a)(13)) designated by the Company Board to the Acquiror Board. In addition, at the next annual meeting of Acquiror's stockholders held after the Effective Time, Acquiror shall cause to be nominated, and Acquiror shall undertake its commercially reasonable efforts to cause to be elected:

      (i) the Chief Executive Officer of the Company as a Class II director, to serve until the annual meeting of the Acquiror
    Stockholders in 2003;

      (ii) two of such independent directors designated by the Company Board, as Class I directors, to serve until the annual meeting of the Acquiror's Stockholders in 2002; and

      (iii) the other such independent director designated by the Company Board as a Class III director, to serve until the annual meeting of the Acquiror Stockholders in 2001.

    (n) Rule 145 Affiliates. Prior to the Closing Date, the Company shall deliver to Acquiror a letter identifying all persons who were, at the date of the Company Special Meeting, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its reasonable efforts to cause each such person to deliver to Acquiror on or prior to the Closing Date a written agreement substantially in the form attached as Exhibit A.

    (o) Nasdaq Listing. Acquiror shall use all reasonable efforts to cause the Acquiror Shares to be issued in connection with the Merger and under the Company Benefit Plans to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Closing Date.

    (p) Tax Free Treatment. The Parties intend the Merger to qualify as a reorganization under Section 368(a) of the Code. Each Party shall use reasonable efforts, and shall undertake reasonable efforts to cause its Affiliates to use reasonable efforts, to cause the Merger to so qualify and to obtain the opinions referred to in (S) 6(a)(ix) and (S) 6(b)(vii). For purposes of the tax opinions described in (S) 6(a)(ix) and (S) 6(b)(vii), counsel may receive and rely upon representations, including those contained in this Agreement or in separate certificates, of the parties hereto and others. Acquiror and the Company and each of their respective Affiliates shall not take any action and shall not fail to take any action or suffer to exist any condition which action or failure to act or condition would prevent, or would be reasonably likely to prevent, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

    (q) Company Employee Plans. After the Effective Time, Surviving Corporation shall arrange for each employee participating in any of the Company Benefits Plans to participate in any counterpart benefit plans of Acquiror or its Subsidiaries (as appropriate) in accordance with the eligibility criteria thereof, provided that (i) such participants shall receive full credit for years of service with the Company or any of its Subsidiaries prior to the Effective Time for all purposes for which such service was recognized under the Company Benefit Plans and (ii) such participants shall participate in the Acquiror Benefit Plans on terms no less favorable than those offered by Acquiror to similarly situated employees of Acquiror or its Subsidiaries. Surviving Corporation shall give credit under its applicable employee welfare benefit plans for all copayments, deductibles and out-of-pocket maximums satisfied by employees (and their eligible dependents) of the Company (and its Subsidiaries), in respect of the calendar year in which the Closing Date occurs. Surviving Corporation shall waive all pre-existing conditions (to the extent waived under the applicable employee welfare benefit plans of the Company and its Subsidiaries) otherwise applicable to employees of the Company and its Subsidiaries under Acquiror's employee welfare benefit plans in which employees of the Company (and its Subsidiaries) become eligible to participate on or following the

  Closing. Notwithstanding the foregoing, Surviving Corporation may continue (or cause the Surviving Corporation to continue) one or more of the Company Benefit Plans, in which case Surviving Corporation shall have satisfied its obligations hereunder with respect to the benefits so provided if the terms of the Company Benefit Plans which are continued are no less favorable, as a whole, than the terms of the counterpart plans of Acquiror and its Subsidiaries (as applicable).

    (r) Letter of the Company's Accountants. The Company shall use all reasonable efforts to cause to be delivered to Acquiror a letter of BDO Seidman LLP, the Company's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to Acquiror, in form reasonably satisfactory to Acquiror and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

    (s) Letter of Acquiror's Accountants. Acquiror shall use all reasonable efforts to cause to be delivered to the Company a letter of Arthur Andersen LLP, Acquiror's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to the Company, in form reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

  6. Conditions to Obligation to Close.

    (a) Conditions to Obligation of Acquiror. The obligation of Acquiror to consummate the Merger is subject to satisfaction or waiver by Acquiror of the following conditions at or prior to the Closing Date:

      (i) this Agreement and the Merger shall have received the Requisite Stockholder Approvals;

      (ii) the Company and its Subsidiaries shall have obtained the Required Company Consents, other than those Required Company Consents the failure of which to obtain would not reasonably be expected to have a Company Material Adverse Effect and Acquiror shall have obtained the Required Acquiror Consents, other than those Required Acquiror Consents the failure of which to obtain would not reasonably be expected to have an Acquiror Material Adverse Effect;

      (iii) the representations and warranties set forth in (S)3 above shall be true and correct in all material respects at and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date);

      (iv) the Company shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

      (v) neither any statute, rule, regulation, order, stipulation or injunction (each an "Order") shall be enacted, promulgated, entered, enforced or deemed applicable to the Merger nor any other action shall have been taken by any Government Entity (A) which prohibits the consummation of the transactions contemplated by the Merger; (B) which prohibits Acquiror's ownership or operation of all or any material portion of their or the Company's business or assets, or which compels Acquiror to dispose of or hold separate all or any material portion of Acquiror's or the Company's business or assets as a result of the transactions contemplated by the Merger; (C) which makes the Merger illegal; (D) which imposes material limitations on the ability of Acquiror to consummate the Merger; or (E) which imposes any limitations on the ability of Acquiror or any of its Subsidiaries effectively to control in any material respect the business or operations of the Company or any of its Subsidiaries;

      (vi) the Company shall have delivered to Acquiror a certificate to the effect that each of the conditions specified above in (S)6(a)(i)-
    (S)6(a)(iv) is satisfied in all respects; provided, however, with respect to (S)6(a)(i), the Company shall only be required to certify that this Agreement and the Merger received the Requisite Stockholder Approval of the Company Stockholders;

      (vii) the Acquiror Shares to be issued in connection with the Merger shall have been approved upon official notice of issuance for quotation on Nasdaq, subject to official notice of issuance;

      (viii) the Registration Statement shall have been declared effective by the SEC under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC;

      (ix) Acquiror shall have received a written opinion, dated as of the Closing Date, from Kelley, Drye & Warren LLP, counsel to Acquiror, to the effect that the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that Acquiror and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the Code; such counsel shall be entitled to rely upon customary representations provided by the Parties; and

      (x) holders of not more than $2,500,000 in value of Company Shares (calculated based upon the Closing Price per Company Share as of the date preceding the scheduled Closing Date) shall have exercised and not withdrawn dissenters' rights with respect to their shares.

  Subject to the provisions of applicable law, Acquiror may waive, in whole or in part, any condition specified in this (S)6(a) if they execute a writing so stating at or prior to the Closing.

    (b) Conditions to Obligation of the Company. The obligation of the Company to consummate the Merger is subject to satisfaction or waiver by the Company of the following conditions at or prior to the Closing Date:

      (i) this Agreement and the Merger shall have received the Requisite Stockholder Approvals;

      (ii) Acquiror and its Subsidiaries shall have obtained the Required Acquiror Consents, other than those Required Acquiror Consents the failure of which to obtain would not reasonably be expected to have a Acquiror Material Adverse Effect, and the Company and its Subsidiaries shall have obtained the Required Company Consents other than those Required Company Consents the failure of which to obtain would not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Acquiror, the Surviving Corporation and their Affiliates taken as a whole;

      (iii) the representations and warranties set forth in (S)4 above shall be true and correct in all material respects at and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date);

      (iv) Acquiror shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

      (v) neither any Order shall be enacted, promulgated, entered, enforced or deemed applicable to the Merger nor any other action shall have been taken by any Government Entity (A) which prohibits the consummation of the transactions contemplated by the Merger; (B) which prohibits Acquiror's ownership or operation of all or any material portion of their or the Company's business or assets, or which compels Acquiror to dispose of or hold separate all or any material portion of Acquiror's or the Company's business or assets as a result of the transactions contemplated by the Merger; or (C) which makes the Merger illegal;

      (vi) Acquiror shall have delivered to the Company a certificate to the effect that each of the conditions specified above in (S)6(b)(i)-
    (iv) is satisfied in all respects; provided, however, with respect to
    (S)6(b)(i), Acquiror shall only be required to certify that this Agreement and the Merger received the Requisite Stockholder Approval of the Acquiror Stockholders;

      (vii) the Company shall have received a written opinion, dated as of the Closing Date, from Swidler Berlin Shereff Friedman LLP, counsel to the Company, to the effect that the Merger will be treated for U.S. Federal income tax purposes as a reorganization within the meaning of
    Section 368(a) of the Code and as to such other matters as are customary for transactions such as the Merger, and that Acquiror and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the Code; it being understood that in rendering such opinion, such tax counsel shall be entitled to rely upon customary representations provided by the Parties;

      (viii) the Acquiror Shares to be issued in connection with the Merger shall have been approved upon official notice of issuance for quotation on Nasdaq, subject to official notice of issuance;

      (ix) the Registration Statement shall have been declared effective by the SEC under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC; and

      (x) holders of not more than $2,500,000 in value of Company Shares (calculated based upon the Closing Price per Company Share as of the date preceding the scheduled Closing Date) shall have exercised and not withdrawn dissenters' rights with respect to their shares.

  Subject to the provisions of applicable law, the Company may waive, in whole or in part, any condition specified in this(S)6(b) if it executes a writing so stating at or prior to the Closing.

  7. Termination.

    (a) Termination of Agreement. The Parties may terminate this Agreement with the prior authorization of their respective board of directors as provided below:

      (i) The Parties may terminate this Agreement, and the Merger may be abandoned, by mutual written consent at any time prior to the Effective Time before or after the approval by the Company Stockholders or the Acquiror Stockholders;

      (ii) This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either Acquiror or the Company, before or after the approval by the Company Stockholders or the Acquiror Stockholders, (A) if the Effective Time shall not have occurred by February 29, 2000 (the "Outside Date") (unless the failure to consummate the Merger by such date is due to the action or failure to act of the Party seeking to terminate) or (B) if any condition to the obligation of the terminating Party to consummate the Merger shall have become incapable of being satisfied prior to the Outside Date as of a result of an Order that is final and non-appealable;

      (iii) This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the Company Stockholders or the Acquiror Stockholders, by action of the Company Board, in the event that Acquiror shall have breached any of its representations, warranties or covenants under this Agreement which breach (A) would give rise to the failure of a condition set forth in (S)6(b) above, and (B) cannot be or has not been cured within 30 days after the giving of written notice by the Company to Acquiror of such breach (provided that the Company is not then in material breach of any representation, warranty or covenant contained in this Agreement);

      (iv) This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the Company Stockholders or the Acquiror Stockholders, by action of the Acquiror Board, in the event that the Company shall have breached any of its representations, warranties or covenants under this Agreement which breach (A) would give rise to the failure of a condition set forth in (S)6(a) above, and (B) cannot be or has not been cured within 30 days after the giving of written notice by Acquiror to the Company of such breach (provided that Acquiror is not then in material breach of any representation, warranty or covenant contained in this Agreement);

      (v) This Agreement may be terminated by Acquiror, and the Merger may be abandoned, (A) if the Company Board (i) enters into or publicly announces its intention to enter into an agreement or agreement in principle with respect to an Acquisition Proposal, (ii) withdraws its recommendation to the Company Stockholders of this Agreement or the Merger or (iii) after the receipt of an Acquisition Proposal, fails to confirm publicly, within ten days after the request of Acquiror, its recommendation to the Company Stockholders that the Company Stockholders adopt and approve this Agreement and the Merger or (B) if the Company or any of its Representatives takes any of the actions that would be proscribed by (S)5(h) above, but for the exceptions therein allowing certain actions to be taken pursuant to the proviso in the first sentence of (S)5(h)(ii) above;

      (vi) This Agreement may be terminated by the Company, and the Merger may be abandoned, (A) if the Acquiror Board (i) enters into or publicly announces its intention to enter into an agreement or agreement in principle with respect to a Prohibited Acquiror Acquisition Proposal,
    (ii) withdraws its recommendation to the Acquiror Stockholders that the Acquiror Stockholders approve the issuance of Acquiror Shares in connection with the Merger as provided by the Agreement or, if necessary, that the Acquiror Stockholders approve an amendment to the certificate of incorporation of Acquiror to increase the authorized number of Acquiror Shares or (iii) after receipt of a Acquiror Acquisition Proposal, fails to publicly confirm, within ten days after the request of the Company, its recommendation to the Acquiror Stockholders described in the foregoing clause (ii) or (B) if Acquiror or any of its Representatives takes any of the actions that would be proscribed by (S)5(i) but for the exceptions therein allowing certain actions to be taken pursuant to the proviso in the first sentence of
    (S)5(i)(ii);

      (vii) Either Party may terminate this Agreement, and the Merger may be abandoned, by giving written notice to the other Party at any time after the Company Special Meeting in the event that (1) this Agreement and the Merger fail to receive the Requisite Stockholder Approval by the Company Stockholders or (2) or dissenters rights are exercised by the holders of Company Shares having an aggregate value (based upon the Closing Sales Price per Company Share on the date immediately prior to the scheduled Closing Date) in excess of $2,500,000; and

      (viii) Either Party may terminate this Agreement, and the Merger may be abandoned, by giving written notice to the other Party at any time after the Acquiror Special Meeting in the event that this Agreement and the Merger fail to receive the Requisite Stockholder Approval by the Acquiror Stockholders.

    (b) Effect of Termination.

      (i) Except as provided in clauses (ii) or (iii) of this (S)7(b), if any Party terminates this Agreement pursuant to (S)7(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of either Party to the other Party (except for any liability of any Party then in breach); provided, however, that the provisions of the Confidentiality Agreement, this (S)7(b) and (S)8 below, shall survive any such termination.

      (ii) If (A) this Agreement is terminated by Acquiror pursuant to
    (S)7(a)(v), or (B) any Person makes an Acquisition Proposal that remains in effect on the date 60 days prior to the Outside Date and the Requisite Stockholder Approval of the Company Stockholders is not obtained prior to termination of this Agreement pursuant to (S)7(a)(ii) or (S)7(a)(vii), then, within 60 days after such termination, the Company shall pay Acquiror the sum of $1,000,000 in immediately available funds.

      (iii) If (A) this Agreement is terminated by the Company pursuant to
    (S)7(a)(vi), or (B) any person makes a Prohibited Acquiror Acquisition Proposal that remains in effect on the date 60 days prior to the Outside Date and the Requisite Stockholder Approval of the Acquiror Stockholders is not obtained prior to termination of this Agreement pursuant to (S)7(a)(ii) or (S)7(a)(vii), then, within 60 days after such termination, Acquiror shall pay the Company the sum of $1,000,000 in immediately available funds.

  8. Miscellaneous.

    (a) Survival. None of the representations, warranties and covenants of the Parties (other than the provisions in (S)2 concerning payment of the Merger Consideration, the provisions in (S)5(j), (S)5(l), (S)5(m), (S)5(p) and (S)5(q) shall survive the Effective Time.

    (b) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use all reasonable efforts to advise the other Parties prior to making the disclosure).

    (c) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns; provided, however, that (i) the provisions in (S)2 above (A) concerning payment of the Merger Consideration are intended for the benefit of the Company Stockholders and
  (B) concerning the conversion of the stock options are intended for the benefit of the holders of such stock options, (ii) the provisions in
  (S)5(j) above concerning insurance and indemnification are intended for the benefit of the individuals specified therein and their respective legal representatives and (iii) the provisions of (S)5(l), (S)5(m) and (S)5(p) are intended for the benefit of the Company Stockholders.

    (d) Entire Agreement. This Agreement (including the Confidentiality Agreement and the other documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

    (e) Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign or delegate either this Agreement or any of its rights, interests or obligations hereunder, by operation of law or otherwise, without the prior written approval of the other Parties. Any purported assignment or delegation without such approval shall be void and of no effect.

    (f) Counterparts. This Agreement may be executed (including by facsimile) in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

    (g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

    (h) Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

    If to the Company:                  OpenROUTE Networks, Inc.
                                        Nine Technology Drive
                                        Westborough, Massachusetts 01581
                                        Attention: President
                                        Telephone: (508) 898-2121
                                        Facsimile: (508) 836-5396

    with a copy to:                     Swidler Berlin Shereff Friedman, LLP
                                        3000 K. Street, N.W., Suite 300
                                        Washington, D.C. 20007
                                        Attention: Sean P. McGuinness, Esq.
                                        Telephone: (202) 945-6979
                                        Facsimile: (202) 424-7643

    If to Acquiror:                     Netrix Corporation
                                        13595 Dulles Technology Drive
                                        Herndon, Virginia 20171
                                        Attention: Chairman
                                        Telephone: (703) 742-6000
                                        Facsimile: (703) 793-2060
    with a copy to:                     Kelley Drye & Warren LLP
                                        Two Stamford Plaza
                                        281 Tresser Boulevard
                                        Stamford, Connecticut 06901
                                        Attention: Jay R. Schifferli
                                        Telephone: (203) 351-8023
                                        Facsimile: (203) 327-2669

  Either Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using personal delivery, expedited courier, messenger service, telecopy or ordinary mail, but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Either Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Party notice in the manner set forth in this (S)8(h), provided that no such change of address shall be effective until it actually is received by the intended recipient.

    (i) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

    (j) Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time with the prior authorization of their respective boards of directors; provided, however, that any amendment effected subsequent to Requisite Stockholder Approval will be subject to the restrictions contained in the Massachusetts Business Corporation Law and the Delaware General Corporation Law, to the extent applicable. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

    (k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

    (l) Expenses. Except as expressly set forth elsewhere in this Agreement, each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

    (m) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word "including" shall mean including without limitation. The phrase "business day" shall mean any day other than a day on which banks in the State of New York are required or authorized to be closed. Disclosure of any matter in the Company Disclosure Letter or the Acquiror Disclosure Letter shall not be deemed an admission that such matter is material.

    (n) Incorporation of Exhibits. The Exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.

    (o) Definition of Knowledge. As used herein, the words "knowledge" or "known" shall, (i) with respect to the Company, mean the actual knowledge of the corporate executive officers of the Company, in each case after such individuals have made due and diligent inquiry as to the matters which are the subject of the statements which are "known" by the Company or made to the "knowledge" of the Company, and (ii) with respect to Acquiror, mean the actual knowledge of the corporate executive officers of Acquiror, in each case after such individuals have made due and diligent inquiry as to the matters which are the subject of the statements which are "known" by Acquiror or made to the "knowledge" of Acquiror.

    (p) WAIVER OF JURY TRIAL. EACH OF ACQUIROR AND THE COMPANY, AND EACH INDEMNIFIED PARTY, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

  In Witness Whereof, the Parties hereto have executed this Agreement as of the date first above written.

                                          Openroute Networks, Inc.

                                               /s/ Bryan R. Holley
                                          By: _________________________________
                                          Name: Bryan R. Holley
                                          Title:Chief Executive Officer and
                                           President

                                               /s/ Henry Barber
                                          By: _________________________________
                                          Name: Henry Barber
                                          Title:Vice President--Finance and
                                           Administration,
                                          Chief Financial Officer, Treasurer
                                           and Clerk

                                          Netrix Corporation

                                               /s/ Steven T. Francesco
                                          By: _________________________________
                                          Name: Steven T. Francesco
                                          Title:Chairman and Chief Executive
                                           Officer

                                                                        ANNEX B

September 30, 1999

To the Board of Directors of
Netrix Corporation
13595 Dulles Technology Drive
Herndon, VA 20171-3424

Gentlemen:

  We understand that Netrix Corporation (the "Company") and OpenROUTE Networks, Inc. ("OpenROUTE") propose to enter into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which OpenROUTE will merge with and into Company (the "Merger") with the Company as the surviving corporation. The Merger Agreement provides, among other things, that upon the closing of the Merger (the "Closing"), each outstanding share of OpenROUTE common stock, other than shares held in Treasury, will be converted into one share of Company common stock (the "Exchange Ratio"). In addition, all employee options to purchase OpenROUTE common stock that are granted and outstanding at the Closing (less any options that have expired or will expire as a result of a reorganization due to the Merger) will be converted into options to purchase the same number of shares of Company common stock, on comparable terms and with comparable vesting schedules. It is also contemplated that all other options, warrants or other rights or securities exercisable, convertible or exchangeable for OpenROUTE stock outstanding at the Closing (other than such options, warrants or other rights or securities which would, under their terms, expire upon consummation of the Merger) will be converted into substantially equivalent options, warrants or rights or securities exercisable, convertible or exchangeable for shares of Company common stock. The parties expect that the Merger will meet all necessary conditions in order to be accounted for as a tax free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended. The Merger is subject to, among other things, the approval of the shareholders of the Company.

  In connection with your review and analysis of the Merger, you have requested our opinion, as investment bankers, as to the fairness, from a financial point of view, of the Exchange Ratio to the shareholders of the Company.

  Kaufman Bros., L.P., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements of public and private companies and valuations for corporate and other purposes.

  In conducting our analysis and arriving at our opinion as expressed herein, we have reviewed, among other things, the following:

  . A draft of the Agreement and Plan of Merger dated September 29, 1999, by and between the Company and OpenROUTE;

  . certain documents and reports filed by the Company with the Securities and Exchange Commission;

  . certain internal information and documents relating to the Company and OpenROUTE provided to us by their respective managements, including historical financial information and financial forecasts;

  . the reported prices and trading activity of the Company's and OpenROUTE's common stock;

  . the financial and business prospects for the merged entity and the industry in which it competes;

  . certain publicly available information concerning certain other companies engaged in businesses which we believe to be reasonably comparable to the Company and OpenROUTE and the trading markets for such other companies' securities; and

  . information concerning certain other business transactions which we believe to be relevant to the Merger.

  We have also met with or spoken to certain officers and employees of the Company and OpenROUTE concerning their respective businesses and operations, assets, present condition and future prospects, and performed such analyses as we deemed appropriate.

  In arriving at our opinion, we have visited certain of the properties and facilities of the Company and OpenROUTE but have not conducted a physical inspection of such properties and facilities, nor have we made, obtained or been provided any independent evaluation or appraisal of such properties and facilities or of any the assets or liabilities of the Company or OpenROUTE (contingent or otherwise). We have assumed and relied upon the accuracy and completeness of the financial and other information used by us in arriving at our opinion, and upon the assurances of the respective managements of the Company and OpenROUTE that they are not aware of any information that would make the information provided to us incomplete or misleading, and have not attempted to independently verify such information. With respect to financial forecasts, we were advised by the respective managements of the Company and OpenROUTE, and we assumed without independent investigation, that they were reasonably prepared and reflected, as of the times they were delivered to us, the best currently available estimates and judgment as to the expected future financial performance of the Company or OpenROUTE, as the case may be.

  Our opinion is necessarily based upon financial, economic, market and other conditions as they exist, and the information available to us, as of the date hereof. We disclaim any undertakings or obligation to advise any person of any change in any fact or matter affecting this opinion which may come or be brought to our attention after the date hereof.

  In the ordinary course of our business, we may hold and actively trade securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

  This opinion does not constitute a recommendation as to any action the Board of Directors or any shareholder of the Company should take in connection with the Merger or any aspect thereof and is not a recommendation to any person on how such person should vote in the consideration of the Merger. This opinion relates solely to the fairness to the shareholders of the Company, as of the date hereof, from a financial point of view, of the Exchange Ratio to the shareholders of the Company. We express no opinion herein as to the structure, terms or effect of any other aspect of the Merger or as to the merits of the underlying decision of the Company to enter into the Merger. Without limiting the foregoing, we express no opinion as to the financial treatment, audit procedures or other financial aspects of the Merger or as to any aspect of any arrangements agreed to between the Company and its officers, directors or shareholders prior to or concurrent with the Merger.

  This opinion has been prepared at the request of, and for the information of, the Board of Directors of the Company solely for its use in evaluating the fairness, from a financial point of view, of the Exchange Ratio to the shareholders of the Company. It may not be used for any other purpose, published, reproduced, summarized, described or referred to or given to any other person or otherwise made public without our prior written consent.

  Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the shareholders of the Company.

                                          Very truly yours,

                                          KAUFMAN BROS., L.P.

                                                                         ANNEX C

September 30, 1999

Board of Directors
OpenROUTE Networks, Inc.
Nine Technology Drive
Westborough, MA 01581-1799

Gentlemen:

  You have requested our opinion (the "Opinion") as investment bankers as to the fairness, from a financial point of view, to OpenROUTE Networks, Inc. ("OpenROUTE") of the Exchange Ratio (as defined below) in connection with the proposed merger (the "Proposed Merger") of OpenROUTE with and into Netrix Corporation ("Netrix"), pursuant to the draft form of Agreement and Plan of Merger (the "Agreement") dated as of September 30, 1999, between OpenROUTE and Netrix.

  Pursuant to the Agreement, and subject to the terms and conditions thereof, each share of common stock, $0.01 par value per share of OpenROUTE ("OpenROUTE Common Stock") shall be converted into and exchanged for the right to receive
1.00 share (the "Exchange Ratio") share of common stock, par value $0.05 per share, of Netrix ("Netrix Common Stock"). Additionally, options to purchase shares of OpenROUTE Common Stock shall be exchanged for options to purchase a like number of shares of Netrix Common Stock. We understand and have assumed that the Proposed Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

  Tucker Anthony Cleary Gull ("Tucker Anthony"), as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for corporate and other purposes. In the ordinary course of our business, we may trade the securities of either of OpenROUTE or Netrix for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. Tucker Anthony has acted as OpenROUTE's financial advisor in connection with, and has participated in the negotiations leading to, the Proposed Merger. Tucker Anthony will receive fees for rendering this opinion and for acting as financial advisor, a substantial portion of such advisory fee is contingent upon the closing of the Proposed Merger. Tucker Anthony has not provided investment banking services to Netrix.

  In arriving at the Opinion, we have, among other things, reviewed and analyzed the following: (i) the most recent available draft form of the Agreement; (ii) certain publicly available information concerning OpenROUTE, including the annual reports on form 10-K of OpenROUTE for the three years ending December 31, 1998 and the Quarterly Report on Forms 10-Q for the quarterly periods ending March 27, 1999 and June 26, 1999; (iii) certain other internal information, primarily financial in nature, including projections and assumptions related thereto, concerning the business, assets and operations of OpenROUTE, furnished to us by OpenROUTE for purposes of our analysis; (iv) certain publicly available information concerning the trading of, and the trading market for OpenROUTE Common Stock; (v) certain publicly available information concerning Netrix, including the annual reports on form 10-K of Netrix for the three years ending December 31, 1998 and the Quarterly Report on Form 10-Q for the quarterly periods ending March 31, 1999 and June 30, 1999;
(vi) certain other internal information, primarily financial in nature, including projections and assumptions related thereto, concerning the business, assets and operations of Netrix, furnished to us by Netrix for purposes of our analysis; (vii) certain publicly available information concerning the trading of, and the trading market for the Netrix Common Stock; (viii) certain publicly available information with respect to certain other companies that we believe to be comparable to OpenROUTE and to Netrix and the trading markets for certain of such other companies' securities; and (ix) certain publicly available information concerning the nature and terms of certain other transactions that we consider relevant to the Proposed Merger and our analysis. We have considered such other information, financial studies, analyses, investigations and financial, economic and market conditions and criteria that we deemed relevant. We also met with the management of OpenROUTE and Netrix to discuss the foregoing, as well as other matters we believe relevant to OpenROUTE and Netrix.

  In our review and analysis and in arriving at the Opinion, we have assumed and relied upon the accuracy and completeness of all the financial and other information provided to us by OpenROUTE and Netrix or that is publicly available, and have not attempted to verify any of such information. We have assumed (i) the financial projections of OpenROUTE and Netrix have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of OpenROUTE's and Netrix's management as to future financial performance, (ii) that such projections will be realized in the amounts and time periods currently estimated by the respective managements and
(iii) that obtaining all regulatory and other approvals and third party consents required for consummation of the Proposed Merger will not have an adverse impact on OpenROUTE or Netrix or on the anticipated benefits of the Merger. We did not make or obtain any independent evaluation or appraisals of any assets or liabilities of OpenROUTE or Netrix.

  For the purposes of the Opinion, we have not been asked to consider, and our opinion does not address, the relative merits of the Proposed Merger as compared to any alternative business strategy that might exist for OpenROUTE. The Opinion is necessarily based upon prevailing market conditions and other circumstances and conditions as they exist and can be evaluated as of the date hereof. The Opinion does not represent an opinion as to what the actual value of the OpenROUTE Common Stock or Netrix Common Stock will be after the date hereof. Nor does our opinion constitute an opinion or imply any conclusion as to the likely trading range for OpenROUTE Common Stock following consummation of the Proposed Merger. This opinion does not constitute a recommendation of the Proposed Merger to OpenROUTE or a recommendation to any holder of OpenROUTE Common Stock as to how such holder should vote with respect to the Proposed Merger. Our opinion is, in any event, limited to the fairness, from a financial point of view, of the Exchange Ratio to OpenROUTE. We disclaim any undertakings or obligations to advise any person of any change in any fact or matter affecting the Opinion which may come or be brought to our attention after the date of the Opinion.

  This opinion is being furnished for the use and benefit of OpenROUTE's Board of Directors in evaluating the fairness, from a financial point of view, of the Exchange Ratio in connection with the Proposed Merger and may not be quoted or referred to in whole or in part, nor used for any other purpose without the prior written consent of Tucker Anthony, provided however, that this letter may be reproduced in full, with appropriate references made thereto, in the proxy or registration statement filed in connection with the Proposed Merger. The Opinion rendered herein is given as of the date hereof, and is limited in scope and subject matter as set forth herein. No other opinions should be inferred beyond the opinion expressly stated herein.

  Based upon and subject to the foregoing, we are of the opinion as investment bankers that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to OpenROUTE.

                                          Very truly yours,

                                          TUCKER ANTHONY CLEARY GULL

                                                                         ANNEX D

                            APPRAISAL RIGHTS STATUTE

                             Sections 85 Through 98
                                   Inclusive
                                     of the
                            Business Corporation Law
                                     of the
                         Commonwealth of Massachusetts

                               ----------------

SECTION 85. Payment for Stock of Dissenting Stockholder

  A stockholder in any corporation organized under the laws of Massachusetts which shall have duly voted to consolidate or merge with another corporation or corporations under the provisions of sections seventy-eight or seventy-nine who objects to such consolidation or merger may demand payment for his stock from the resulting or surviving corporation and an appraisal in accordance with the provisions of sections eighty-six to ninety-eight, inclusive, and such stockholder and the resulting or surviving corporation shall have the rights and duties and follow the procedure set forth in those sections. This section shall not apply to the holders of any shares of stock of a constituent corporation surviving a merger if, as permitted by subsection (c) of section seventy-eight, the merger did not require for its approval a vote of the stockholders of the surviving corporation.

SECTION 86. Right of Appraisal

  If a corporation proposes to take a corporate action as to which any section of this chapter provides that a stockholder who objects to such action shall have the right to demand payment for his shares and an appraisal thereof, sections eighty-seven to ninety-eight, inclusive, shall apply except as otherwise specifically provided in any section of this chapter. Except as provided in sections eighty-two and eighty-three, no stockholder shall have such right unless (1) he files with the corporation before the taking of the vote of the stockholders on such corporate action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) his shares are not voted in favor of the proposed action.

SECTION 87. Notice of Stockholders Meeting to Contain Statement as to Appraisal Rights

  The notice of the meeting of stockholders at which the approval of such proposed action is to be considered shall contain a statement of the rights of objecting stockholders. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock, and the directors may authorize the inclusion in any such notice of a statement of opinion by the management as to the existence or non-existence of the right of the stockholders to demand payment for their stock on account of the proposed corporate action. The notice may be in such form as the directors or officers calling the meeting deem advisable, but the following form of notice shall be sufficient to comply with this section:

    "If the action proposed is approved by the stockholders at the meeting and effected by the corporation, any stockholder (1) who files with the corporation before the taking of the vote on the approval of such action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) whose shares are not voted in favor of such action has or may have the right to demand in writing from the corporation (or, in the case of a consolidation or merger, the name or the resulting or surviving corporation shall be inserted), within twenty days after the date of mailing to him of notice in writing that the corporate action has become effective, payment for his shares and an appraisal of the value thereof. Such corporation and any such stockholder shall in such cases have the rights and duties and shall follow the procedure set forth in sections 88 to 98, inclusive, of chapter 156B of the General Laws of Massachusetts."

SECTION 88. Notice to Objecting Stockholder that corporate Action has Become Effective

  The corporation taking such action, or in the case of a merger or consolidation the surviving or resulting corporation, shall, within ten days after the date on which such corporate action became effective, notify each stockholder who filed a written objection meeting the requirements of section eighty-six and whose shares were not voted in favor of the approval of such action, that the action approved at the meeting of the corporation of which he is a stockholder has become effective. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock. The notice shall be sent by registered or certified mail, addressed to the stockholder at his last known address as it appears in the records of the corporation.

SECTION 89. Demand for Payment by Objecting Stockholder

  If within twenty days after the date of mailing of a notice under subsection
(e) of section eighty-two, subsection (f) of section eighty-three, or section eighty-eight, any stockholder to whom the corporation was required to give such notice shall demand in writing from the corporation taking such action, or in the case of a consolidation or merger from the resulting or surviving corporation, payment for his stock, the corporation upon which such demand is made shall pay to him the fair value of his stock within thirty days after the expiration of the period during which such demand may be made.

SECTION 90. Determination of Value of Stock by Superior Court

  If during the period of thirty days provided for in section eighty-nine the corporation upon which such demand is made and any such objecting stockholder fail to agree as to the value of such stock, such corporation or any such stockholder may within four months after the expiration of such thirty-day period demand a determination of the value of the stock of all such objecting stockholders by a bill in equity filed in the superior court in the county where the corporation in which such objecting stockholder held stock had or has its principal office in the commonwealth.

SECTION 91. Bill in Equity to Determine Value of Stock of Objecting
            Stockholders on Failure to Agree on Value Thereof etc; Parties to Bill etc; Service of Bill on Corporation; Notice to Stockholder Parties etc.

  If the bill is filed by the corporation, it shall name as parties respondent all stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof. If the bill is filed by a stockholder, he shall bring the bill in his own behalf and in behalf of all other stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof, and service of the bill shall be made upon the corporation by subpoena with a copy of the bill annexed. The corporation shall file with its answer a duly verified list of all such other stockholders, and such stockholders shall thereupon be deemed to have been added as parties to the bill. The corporation shall give notice in such form and returnable on such date as the court shall order to each stockholder party to the bill by registered or certified mail, addressed to the last known address of such stockholder as shown in the records of the corporation, and the court may order such additional notice by publication or otherwise as it deems advisable. Each stockholder who makes demand as provided in section eighty-nine shall be deemed to have consented to the provisions of this section relating to notice, and the giving of notice by the corporation to any such stockholder in compliance with the order of the court shall be a sufficient service of process on him. Failure to give notice to any stockholder making demand shall not invalidate the proceedings as to other stockholders to whom notice was properly given, and the court may at any time before the entry of a final decree make supplementary orders of notice.

SECTION 92. Bill in Equity to Determine Value of Stock of Objecting
            Stockholders on Failure to Agree on Value Thereof, etc; Entry of Decree Determining Value of Stock; Date on which Value is to be Determined

  After hearing the court shall enter a decree determining the fair value of the stock of those stockholders who have become entitled to the valuation of and payment for their shares, and shall order the corporation to make payment of such value, together with interest, if any, as hereinafter provided, to the stockholders entitled thereto upon the transfer by them to the corporation of the certificates representing such stock if certificated or, if uncertificated, upon receipt of an instruction transferring such stock to the corporation. For this purpose, the value of the shares shall be determined as of the day preceding the date of the vote approving the proposed corporate action and shall be exclusive of any element of value arising from the expectation or accomplishment of the proposed corporate action.

SECTION 93. Bill in Equity to Determine Value of Stock of Objecting
            Stockholders on Failure to Agree on Value Thereof, etc.; Court may Refer Bill, etc., to Special Master to Hear Parties, etc.

  The court in its discretion may refer the bill or any question arising thereunder to a special master to hear the parties, make findings and report the same to the court, all in accordance with the usual practice in suits in equity in the superior court.

SECTION 94. Bill in Equity to Determine Value of Stock of Objecting
            Stockholders on Failure to Agree on Value Thereof, etc.; Stockholder Parties may be Required to Submit their Stock Certificates for Notation Thereon of Pendency of Bill, etc.

  On motion the court may order stockholder parties to the bill to submit their certificates of stock to the corporation for the notation thereon of the pendency of the bill and may order the corporation to note such pendency in its records with respect to any uncertificated shares held by such stockholder parties, and may on motion dismiss the bill as to any stockholder who fails to comply with such order.

SECTION 95. Bill in Equity to Determine Value of Stock of Objecting
            Stockholders on Failure to Agree on Value Thereof, etc.; Taxation of Costs, etc.; Interest on Award, etc.

  The costs of the bill, including the reasonable compensation and expenses of any master appointed by the court, but exclusive of fees of counsel or of experts retained by any party, shall be determined by the court and taxed upon the parties to the bill, or any of them, in such manner as appears to be equitable, except that all costs of giving notice to stockholders as provided in this chapter shall be paid by the corporation. Interest shall be paid upon any award from the date of the vote approving the proposed corporate action, and the court may on application of any interested party determine the amount of interest to be paid in the case of any stockholder.

SECTION 96. Stockholder Demanding Payment for Stock not Entitled to Notice of
            Stockholders' Meetings or to Vote Stock or to Receive Dividends, etc.; Exceptions

  Any stockholder who has demanded payment for his stock as provided in this chapter shall not thereafter be entitled to notice of any meeting of stockholders or to vote such stock for any purpose and shall not be entitled to the payment of dividends or other distribution on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the date of the vote approving the proposed corporate action) unless:

    (1) A bill shall not be filed within the time provided in section ninety;

    (2) A bill, if filed, shall be dismissed as to such stockholder; or

    (3) Such stockholder shall with the written approval of the corporation, or in the case of a consolidation or merger, the resulting or surviving corporation, deliver to it a written withdrawal of his objections to and an acceptance of such corporate action.

  Notwithstanding the provisions of clauses (1) to (3), inclusive, said stockholder shall have only the rights of a stockholder who did not so demand payment for his stock as provided in this chapter.

SECTION 97. Certain Shares Paid for by Corporation to have Status of Treasury Stock, etc.

  The shares of the corporation paid for by the corporation pursuant to the provisions of this chapter shall have the status of treasury stock or in the case of a consolidation or merger the shares or the securities of the resulting or surviving corporation into which the shares of such objecting stockholder would have been converted had he not objected to such consolidation or merger shall have the status of treasury stock or securities.

SECTION 98. Enforcement by Stockholder of Right to Receive Payment for his
            Shares to be Exclusive Remedy; Exception

  The enforcement by a stockholder of his right to receive payment for his shares in the manner provided in this chapter shall be an exclusive remedy except that this chapter shall not exclude the right of such stockholder to bring or maintain an appropriate proceeding to obtain relief on the ground that such corporate action will be or is illegal or fraudulent as to him.

                                                                    Exhibit 99.1

                          PROXY CARD FOR COMMON STOCK

                        SOLICITED BY BOARD OF DIRECTORS

                              NETRIX CORPORATION

                           PROXY FOR SPECIAL MEETING

The undersigned hereby appoints Steven T. Francesco and Peter J. Kendrick and each of them, as attorneys of the undersigned, with full power of substitution, to vote all shares of Netrix common stock that the undersigned is entitled to vote at the Special Meeting of Stockholders of Netrix Corporation to be held on Wednesday, December 22, 1999, at 9:30 a.m. at the Yale Club, 50 Vanderbilt Avenue, New York, New York, and at any adjournment or postponement thereof, upon the applicable matters set forth in the Proxy Statement/Prospectus for such Special Meeting. The foregoing attorneys are authorized to vote, in their discretion, upon such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

To vote for a proposal, mark the "FOR" box relating to the proposal. To vote against a proposal, mark the "AGAINST" box relating to the proposal. To abstain from voting for a proposal, mark the "ABSTAIN" box relating to the proposal. To vote in accordance with the board's recommendation, just sign and return this Proxy. No boxes need to be checked.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSALS:

     1. To approve and adopt the Agreement and Plan of Merger dated as of September 30, 1999, between OpenROUTE Networks, Inc. and Netrix Corporation and to amend the Certificate of Incorporation of Netrix Corporation to increase the number of authorized shares of Netrix common stock from 29 million to 55 million.

          [   ] FOR     [   ] AGAINST     [   ] ABSTAIN

     2. In the discretion of the proxies, to vote upon such other business as may properly come before the meeting, including any adjournment or postponement thereof.

          [   ] FOR     [   ] AGAINST     [   ] ABSTAIN

Mark here if you plan to attend the Special Meeting [   ]

When shares are held by joint tenant, both should sign. When signing as attorney, executor, administrator, trustee, guardian, corporate officer or partner, please give full title as such. If a corporation, please sign in corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. This Proxy votes all shares held in all capacities.

Please be sure to sign and date this Proxy.

Signature:                           Signature:


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Print Name                           Print Name

Date            , 1999
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

                                                                    Exhibit 99.2

                          PROXY CARD FOR COMMON STOCK

                        SOLICITED BY BOARD OF DIRECTORS

                            OPENROUTE NETWORKS, INC.

                           PROXY FOR SPECIAL MEETING

The undersigned hereby appoints Bryan R. Holley and Henry Barber and each of them, as attorneys of the undersigned, with full power of substitution, to vote all shares of OpenROUTE common stock that the undersigned is entitled to vote at the Special Meeting of Stockholders of OpenROUTE Networks, Inc. to be held on Wednesday, December 22, 1999, at 11:00 a.m. at the Yale Club, 50 Vanderbilt Avenue, New York, New York, and at any adjournment or postponement thereof, upon the applicable matters set forth in the Proxy Statement/Prospectus for such Special Meeting. The foregoing attorneys are authorized to vote, in their discretion, upon such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

To vote for a proposal, mark the "FOR" box relating to the proposal. To vote against a proposal, mark the "AGAINST" box relating to the proposal. To abstain from voting for a proposal, mark the "ABSTAIN" box relating to the proposal. To vote in accordance with the board's recommendation, just sign and return this Proxy. No boxes need to be checked.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSALS:

     1. To approve and adopt the Agreement and Plan of Merger dated as of September 30, 1999, between OpenROUTE Networks, Inc. and Netrix Corporation.

          [   ] FOR     [   ] AGAINST     [   ] ABSTAIN

     2. In the discretion of the proxies, to vote upon such other business as may properly come before the meeting, including any adjournment or postponement thereof.

          [   ] FOR     [   ] AGAINST     [   ] ABSTAIN

Mark here if you plan to attend the Special Meeting [   ]

When shares are held by joint tenant, both should sign. When signing as attorney, executor, administrator, trustee, guardian, corporate officer or partner, please give full title as such. If a corporation, please sign in corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. This Proxy votes all shares held in all capacities.

Please be sure to sign and date this Proxy.

Signature:                           Signature:


------------------------------       --------------------------------
Print Name                           Print Name

Date            , 1999
    -----------